As filed with the Securities and Exchange Commission on June 17, 2015.

Registration No. 333-197085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Univar Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	5169	26-1251958
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

331-777-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Stephen N. Landsman, Esq.

Executive Vice President, General Counsel and Secretary

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

331-777-6000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Kirk A. Davenport II, Esq. Wesley C. Holmes, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, $0.01 par value per share	$885,500,000	$104,156

(1)	This amount represents the proposed maximum aggregate offering price of the securities registered hereunder. These figures are estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	This amount includes shares to be sold by Univar Inc. and the selling stockholders identified in this Registration Statement.
(3)	The registrant previously paid $60,058.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated June 17, 2015.

35,000,000 Shares

Univar Inc.

Common Stock

This is an initial public offering of shares of common stock of Univar Inc.

Univar Inc. is offering 20,000,000 shares of its common stock. The selling stockholders identified in this prospectus are offering 15,000,000 shares of our common stock.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $20.00 and $22.00. Our shares of common stock have been approved for listing on the New York Stock Exchange under the symbol “UNVR”.

See “Risk Factors” beginning on page 15 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	We refer you to “Underwriting (Conflict of Interest)” on page 167 of this prospectus for additional information regarding underwriter compensation.

Dahlia Investments Pte. Ltd., an indirect wholly owned subsidiary of Temasek Holdings (Private) Limited, has entered into a stock purchase agreement pursuant to which it has agreed to purchase $350 million of newly issued shares of our common stock from us and up to (at the sole discretion of Univar N.V.) $150 million of shares of our common stock from Univar N.V., an entity indirectly owned by funds advised by subsidiaries of CVC Capital Partners SICAV-FIS S.A. and certain other investors, and certain other of our stockholders, in each case at a price per share equal to the lower of the initial public offering price and $21.00 per share less the underwriting discounts and commissions (not to exceed     % per share) in separate private placement transactions that are expected to close concurrently with this offering. The amount of Univar N.V.’s option to sell up to $150 million of shares of our common stock to be sold to Dahlia Investments Pte. Ltd., if any, will be determined after the date of this prospectus but prior to the date of the closing of this offering. None of the shares of our common stock to be sold in these private placement transitions will be registered and sold in this offering.

To the extent that the underwriters sell more than 35,000,000 shares of our common stock, the underwriters have the option to purchase up to an additional 5,250,000 shares of our common stock from the selling stockholders at the initial public offering price less the underwriting discount. We will not receive any proceeds from any sale of shares of our common stock by the selling stockholders.

The underwriters expect to deliver the shares against payment in New York, New York on or about                 , 2015.

Deutsche Bank Securities	Goldman, Sachs & Co.	BofA Merrill Lynch

Barclays	Credit Suisse	J.P. Morgan	Jefferies	Morgan Stanley

Citigroup	HSBC	Moelis & Company	Wells Fargo Securities

Lazard		SunTrust Robinson Humphrey	William Blair

Prospectus dated                 , 2015.

UNIVAR®

Chemistry delivered

UNIVAR
Chemistry Delivered

We, the selling stockholders and the underwriters have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Through and including                 , 2015, the 25th day after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus contains forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth strategies and the industries in which we operate and including, without limitation, statements relating to our estimated or anticipated financial performance or results.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including those reflected in forward-looking statements relating to our operations and business and the risks and uncertainties discussed in “Risk Factors.” Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	whether the concurrent private placement is successfully consummated;

•	our ability to successfully complete the Anticipated Refinancings;

•	general economic conditions, particularly fluctuations in industrial production;

•	disruption in the supply of chemicals we distribute or our customers’ operations;

•	termination of contracts or relationships by customers or producers on short notice;

•	the price and availability of chemicals, or a decline in the demand for chemicals;

•	our ability to pass through cost increases to our customers;

•	trends in oil and gas prices;

•	our ability to execute strategic investments, including pursuing acquisitions and/or dispositions, and successfully integrating and operating acquired companies;

•	challenges associated with international operations, including securing producers and personnel, compliance with foreign laws and changes in economic or political conditions;

•	our ability to effectively implement our strategies or achieve our business goals;

•	exposure to interest rate and currency fluctuations;

•	competitive pressures in the chemical distribution industry;

•	our ability to implement and efficiently operate the systems needed to manage our operations;

•	the risks associated with security threats, including cybersecurity threats;

•	increases in transportation costs and changes in our relationship with third party carriers;

•	the risks associated with hazardous materials and related activities;

•	accidents, safety failures, environmental damage, product quality issues, major or systemic delivery failures involving our distribution network or the products we carry or adverse health effects or other harm related to the materials we blend, manage, handle, store, sell or transport;

•	evolving laws and regulations relating to hydraulic fracturing;

•	losses due to potential product liability claims and recalls and asbestos claims;

•	compliance with extensive environmental, health and safety laws, including laws relating to the investigation and remediation of contamination, that could require material expenditures or changes in our operations;

•	general regulatory and tax requirements;

•	operational risks for which we may not be adequately insured;

•	ongoing litigation and other legal and regulatory actions and risks;

•	potential impairment of goodwill;

•	inability to generate sufficient working capital;

•	loss of key personnel;

•	labor disruptions and other costs associated with the unionized portion of our workforce;

•	negative developments affecting our pension plans;

•	the impact of labeling regulations;

•	consolidation of our competitors; and

•	our substantial indebtedness and the restrictions imposed by our debt instruments and indenture.

You should read this prospectus, including the uncertainties and factors discussed under “Risk Factors” completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise and changes in future operating results over time or otherwise.

Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

MARKET AND INDUSTRY DATA

All statements made in this prospectus regarding our position in the markets in which we operate, including market data, certain economics data and forecasts, were based upon publicly available information, surveys or studies conducted by third parties and other industry or general publications and our own estimates based on our management’s knowledge and experience in the chemical distribution industry and end markets in which we operate. Unless otherwise indicated or unless the context so requires, all information on the markets in which we operate, including market data, certain economics data and forecasts, were based upon the report titled “Specialty Chemical Distribution—Market Update” published by The Boston Consulting Group, or BCG, in April 2014. Although we believe the information is accurate, we have not independently verified market and industry data from third party sources. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size.

TRADEMARKS, SERVICE MARKS AND BRAND NAMES

We use various trademarks, service marks and brand names, such as Univar, ChemPoint.com, Chemcare, Magnablend and the Univar logo that we deem particularly important to the advertising activities and operation of our business, and some of these marks are registered in the United States and, in some cases, other jurisdictions. This prospectus also refers to the trademarks, service marks and brand names of other companies. All trademarks, service marks and brand names cited in this prospectus are the property of their respective holders.

SUPPLEMENTAL INFORMATION

Unless the context otherwise indicates or requires, as used in this prospectus, (i) the terms “we,” “our,” “us,” “Univar” and the “Company,” refer to Univar Inc. and its consolidated subsidiaries, and (ii) the term “issuer” refers to Univar Inc. exclusive of its subsidiaries.

Unless the context otherwise indicates or requires, the term “selling stockholders” refers to Univar N.V., an entity indirectly owned by funds advised by subsidiaries of CVC Capital Partners SICAV-FIS S.A. and certain other investors, certain affiliates of Apollo Global Management, LLC, certain affiliates of GSO Capital Partners LP and certain affiliates of Goldman, Sachs & Co.

Our fiscal year ends on December 31, and references to “fiscal” when used in reference to any twelve month period ended December 31, refer to our fiscal years ended December 31.

The term “GAAP” refers to accounting principles generally accepted in the United States of America.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in shares of our common stock. You should read carefully this entire prospectus before making an investment decision.

Our Company

We are a leading global chemical distributor and provider of innovative value-added services. For the fiscal year ended December 31, 2014, we held the #1 market position in North America and the #2 market position in Europe. We source chemicals from over 8,000 producers worldwide and provide a comprehensive array of products and services to over 110,000 customer locations in over 150 countries. Our scale and broad geographic reach, combined with our deep product knowledge, end market expertise and our differentiated value-added services, provide us with a distinct competitive advantage and enable us to offer customers a “one-stop shop” for their chemical needs. As a result, we believe we are strategically positioned for growth and to increase our market share.

The global chemical distribution industry is large, fragmented and growing, as producers and customers increasingly realize the benefits of outsourcing. Chemical producers rely on us to improve their market access and geographic reach and to reduce complexity and costs within their organizations by outsourcing not only the distribution of their products but also many of the services that their customers require. Customers who purchase products and services from us benefit from a lower total cost of ownership, as they are able to simplify the chemical sourcing process and outsource a variety of functions such as packaging, inventory management, mixing, blending and formulating.

Since hiring our President and CEO, Erik Fyrwald, in May 2012, we have implemented a series of transformational initiatives to drive growth and operating performance. These initiatives include:

•	focusing increased efforts on strengthening our market, technical and product expertise in attractive, high-growth industry sectors;

•	increasing and enhancing our value-added services, which have higher margins and are growing at a faster rate than chemical product sales;

•	undertaking a series of measures to drive operational excellence, such as enhancing our supply chain and logistical expertise, our global sourcing capabilities and our working capital efficiency;

•	pursuing commercial excellence programs, including significantly increasing our global sales force and establishing a performance driven sales culture; and

•	continuing to improve upon our distribution industry leadership in safety performance, which serves as a differentiating factor for both producers and our customers.

As a result of these initiatives, we believe we are well-positioned to continue to capture market share and improve our margins. In the twelve months ended March 31, 2015, we generated $10.2 billion in net sales and $641.8 million in Adjusted EBITDA. For a reconciliation of Adjusted EBITDA to net income (loss), see “—Summary Consolidated Financial and Operating Data.”

While we seek to grow volumes across our business, our enhanced focus on end markets and regions with the most attractive growth prospects is a key element of our strategy, as demand within the majority of these end markets and regions is growing faster than overall global chemical distribution demand. We are focusing increased efforts on strengthening our market, technological and product expertise in these attractive, high-growth end markets, including oil, gas and mining, water treatment, agricultural sciences, food ingredients, pharmaceutical ingredients and personal care. We intend to grow our oil, gas and mining businesses in North America and internationally by increasing our customer base and leveraging our existing relationships with our largest oil, gas and mining customers, including the top three oil and gas service companies, to access other markets such as the Middle East and Mexico. We have improved our position in water treatment products and services in multiple end markets, including food ingredients and chemical manufacturing, by hiring highly experienced personnel with strong producer and customer relationships and expanding our product knowledge and service offerings. Our water treatment sales in 2014 represented over 5% of total sales and we believe that we are well positioned to capitalize on the expected 4% CAGR in global water consumption from 2013 to 2018. In addition, we continue to expand our presence within high-growth emerging markets such as China, Mexico and Brazil, as overall chemical consumption growth within these regions is expected to exceed global growth rate levels.

The following charts illustrate the geographical and end market diversity of our 2014 net sales:

2014 Net Sales by Region	2014 Net Sales by End Market

We maintain strong, long-term relationships with both producers and our customers, many of which span multiple decades. We source materials from thousands of producers worldwide, including global leaders such as Dow Chemical Company, ExxonMobil, Eastman Chemical Company, LyondellBasell, Dow Corning, BASF and Formosa Chemicals. Our 10 largest producers accounted for approximately 32% of our total chemical expenditures in 2014. Similarly, we sell products to thousands of customers globally, ranging from small and medium-sized businesses to large industrial customers, including Akzo Nobel, Dow Chemical Company, Henkel, Ecolab, PPG, Valero Energy, FMC Corporation, Georgia-Pacific and Kellogg Company. Our top ten customers accounted for approximately 13% of our consolidated net sales for the year ended December 31, 2014.

Our Segments

Our business is organized and managed in four geographical segments: Univar USA, or USA, Univar Canada, or Canada, Univar Europe and the Middle East and Africa, or EMEA, and Rest of the World, or Rest of World, which includes developing markets in Latin America, including Brazil and Mexico, and the Asia-Pacific region. The following table presents key operating metrics for each of these segments:

	USA		Canada	EMEA	Rest of World
2014 net sales(a)	$6,081 million		$1,512 million	$2,230 million	$550 million

2014 Adjusted EBITDA(b)	$438 million		$107 million	$85 million	$18 million

% margin(c)	7.2%		7.1%	3.8%	3.3%

2013 Est. addressable market size	$34 billion		$5 billion	$78 billion	$106 billion

2013 Est. market share(d)	17.9%		30.2%	2.9%	Various(e)

2013 Est. market position	#1(f)		#1(f)	#2	Various(e)

Top 3 as % of total market		39.8%(g)		12.1%	<10%(e)

Historical market growth (2008 – 2013)		2.6%(g)		4.7%	12.7%

Market growth outlook (2013 – 2018)		4.9%(g)		4.4%	6.7%

Network	498 distribution facilities 2,527 tractors, tankers, and trailers 104 rail / barge terminals 17 deep sea terminals		148 distribution facilities 76 tractors, tankers, and trailers 13 rail / barge terminals 1 deep sea terminal	192 distribution facilities 201 tractors, tankers, and trailers 9 rail/barge terminals 13 deep sea terminals	45 distribution facilities 197 tractors, tankers and trailers 1 rail/barge terminal 7 deep sea terminals

(a)	Amounts represent external sales, which exclude inter-segment sales.
(b)	For a reconciliation of Adjusted EBTIDA to net income (loss), see “—Summary Consolidated Financial and Operating Data.”
(c)	Percent margin is calculated as 2014 Adjusted EBITDA divided by 2014 net sales.
(d)	Estimated market share is calculated as 2014 net sales divided by estimated 2013 addressable market size.
(e)	Majority of emerging markets are highly fragmented with the top three producers accounting for less than 10% of total market.
(f)	We are #1 in North America according to BCG. We believe that we are #1 in each of the United States and Canada.
(g)	Metric represents figure for North America.

Industry Overview

The global chemical industry represents over $3.4 trillion in annual consumption. The industry is highly fragmented, with more than 100,000 producers supplying chemicals utilized in manufacturing a broad array of products in a diverse range of end markets. In order to supply the diversity of chemicals required in manufacturing chemical products, producers typically utilize a combination of direct sales and outsourced distribution, depending on the properties of their products and their customers’ requirements. The addressable market for chemical distributors, which excludes chemicals delivered through pipelines, is estimated to be $2.3 trillion, of which $223 billion, or 9.7%, is funneled through approximately 10,000 third-party chemical distributors. Between 2008 and 2013, overall chemical consumption grew at a 4.4% CAGR. As a result of the increased use of chemical distributors, which grew from 9.1% of the addressable chemical distribution market in 2008 to 9.7% in 2013, the amount of chemicals funneled through distributors grew at a 6.5% CAGR. As this trend continues, the global chemical distribution market is expected to expand at a 5.6% CAGR through 2018, which we expect will continue to outpace overall growth in the chemical industry.

The chemical distribution industry is characterized by high barriers to entry, including significant capital investments required for transportation and storage infrastructure, an increasingly complex regulatory, environmental and safety landscape and the need for specialized institutional product knowledge and market intelligence that require significant time and effort to cultivate. Additionally, scale provides significant advantages in the chemical distribution industry due to purchasing power derived from volume based discounts available to large distributors and the fact that most chemical producers and customers are seeking to streamline their supply chain and prefer established chemical distributors with the most comprehensive product and service offerings and broadest geographic reach.

Our Competitive Strengths

We believe that we benefit significantly from the following competitive strengths:

Leading global market position in a highly attractive, growing industry

We are well positioned to benefit from the anticipated growth of the chemical distribution market due to our scale, geographic reach, broad product offerings, product knowledge and market expertise, as well as our differentiated value-added service offerings. With a #1 market position in both the United States and Canada and a #2 market position in Europe, we are one of the world’s leading chemical distribution companies. We continue to focus on increasing our market share through organic growth, marketing alliances and strategic acquisitions in both established markets, such as the United States, which is experiencing a resurgence in chemical manufacturing, and high-growth emerging markets, such as the Asia-Pacific region, Latin America and the Middle East. We are also well positioned in attractive and high-growth end markets, including oil, gas and mining, water treatment, agricultural sciences, food ingredients, pharmaceutical ingredients and personal care.

Global sourcing and distribution network producing operational and scale efficiencies

With one of the most extensive chemical distribution networks in the world, we service an international customer base in both established and emerging markets, as well as in difficult-to-access areas such as wellsites in key oil and gas basins and the oil sands region of Northern Canada. Our purchasing power and global procurement relationships provide us with significant competitive advantages over local and regional competitors due to volume-based discounts we receive as well as our enhanced ability to manage our inventory and working capital.

Long-standing, strong relationships with a broad set of producers and customers

We believe that our scale, geographic reach, diversified distribution channels, broad product and value-added services offerings, as well as our deep technical expertise and knowledgeable sales force, have enabled us to develop strong, long-term relationships, often spanning several decades, with both producers and customers. We source chemicals from more than 8,000 producers, many of which are the premier global chemical producers, including Dow Chemical Company, ExxonMobil, Eastman Chemical Company, LyondellBasell, Dow Corning, BASF and Formosa Chemicals. We distribute products to over 110,000 customer locations, from small and medium-sized businesses to global industrial customers, including Akzo Nobel, Dow Chemical Company, Henkel, Ecolab, PPG, Valero Energy, FMC Corporation, Georgia-Pacific and Kellogg Company, across a diverse range of high-value and high-growth end markets.

Broad value-added service offerings driving customer loyalty

To complement our extensive product portfolio, we offer a broad range of value-added services, such as specialty product blending (Magnablend), automated tank monitoring and refill of less than truckload quantities (MiniBulk), chemical waste management (ChemCare) and digitally enabled marketing and sales (ChemPoint.com). Our deep technical expertise, combined with our knowledgeable sales force, allows us to provide tailored solutions to our customers’ specific needs. These value-added services have higher margins than our chemical product sales.

Strategically positioned assets and sales force focused on high-growth end markets.

We have successfully focused our sales organization and operating assets to target high-growth end markets, including oil, gas and mining, water treatment, agricultural sciences, food ingredients, pharmaceutical ingredients and personal care. We have dedicated sales teams composed of professionals with technical and industry specific expertise, allowing us to connect a broad set of chemical producers to a broad set of end-user markets. Along with our broad end market exposure, we touch a majority of the manufacturing and industrial production sectors in the United States. Our close proximity to customers serves as a competitive advantage and we believe that nearly 100% of U.S. manufacturing GDP is located within 150 miles of a Univar location. In addition, the resurgence of industrial water treatment requirements in the oil and gas, mining and power generation industries, combined with increased demand for drinking and waste water treatment, has driven an increase in demand for the water treatment chemicals we distribute. We believe our technical expertise and the value-added services we provide to municipalities and industrial users will continue to deliver market share gains in our water vertical.

Resilient business platform with significant growth potential

We believe that the combination of our large geographic footprint, end market diversity, fragmented producer and customer base and broad product offerings provides us with a resilient business platform that enhances our flexibility and ability to take advantage of growth opportunities. We buy thousands of different chemical products in bulk quantities, process them, repack them in quantities that are matched to the needs of our customers, sell them and deliver them to customer locations in over 150 countries. In addition to our vast geographic reach, we serve a wide range of end markets with over 30,000 products and have no major exposure to any single end market or customer. We believe that the combination of our disciplined approach to cost control, our active asset management strategy and our low capital expenditure requirements has resulted in a strong business platform that is well positioned for growth and adaptable to changing industry dynamics.

Experienced and proven management team

Our management team is led by our Chief Executive Officer, Erik Fyrwald, formerly the President and Chief Executive Officer of Nalco Holding Company and President of Ecolab, Inc., who has over 30 years of experience in the chemical and distribution industries. Since mid-2012, our senior management team has implemented an enhanced business strategy and successfully transformed our pricing structure, sales force, capital efficiency and acquisition and integration strategy.

Our Growth Strategy

The key elements of our growth strategy are to:

Leverage our market leading position to grow organically in existing and new geographies and end markets

We seek to build upon our position as a global market leader by leveraging our scale and global network to capitalize on market opportunities as major chemical producers outsource an increasing portion of their distribution operations and rationalize their distributor relationships. Because many producers and our customers look for distributors with specialized industry or product knowledge, we will continue to develop our technical and industry-specific expertise to become the preferred distributor for an even broader range of chemical producers and customers in existing and new markets.

Focus on continued development of innovative value-added services

We are focused on developing and offering a range of value-added services that provide efficiency gains for producers and lower the total cost of ownership for our customers. We will also continue to partner with customers to develop tailored solutions to meet their specific requirements. Our high-growth and value-added service offerings, including Magnablend, MiniBulk, ChemCare and ChemPoint.com, are key differentiators for us relative to our competitors and also enhance our profitability and growth prospects.

Pursue commercial excellence initiatives

We intend to continue to identify areas where we can improve our sales strategy to drive growth. We are currently focused on implementing a number of key commercial excellence programs which include strengthening our sales planning and execution process by investing in and developing our sales force talent, product knowledge and end market expertise, as well as focusing our sales force on high-growth, high-value end markets. We are also expanding our utilization of proprietary intelligent mobile sales force tools which provide market and customer insights and pricing analytics, to drive improved productivity and profitability for producers and us.

Continue to implement additional productivity improvements and operational excellence initiatives

We are committed to continued operational excellence and have implemented several initiatives to further improve operating performance and margins. We are focused on improving our procurement organization through the implementation of robust inventory planning and stocking systems, and we are in the process of centralizing and consolidating our indirect-spend, including third party transportation, in an effort to reduce costs and improve the reliability and level of service we offer customers. In EMEA, we are undertaking a commercial realignment of our business, from a country-based structure to a pan-European platform, with increased focus on key growth markets, local knowledge and local profitability.

Undertake selective acquisitions and ventures

We will continue to evaluate selective acquisitions and ventures in both developed and emerging markets to complement our organic growth initiatives. We seek acquisition opportunities to increase our market share in key regions and end markets, in addition to expanding our product portfolio and our value-added services capabilities.

Risk Factors

An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy, and you should carefully consider all of the information set forth in this prospectus in deciding whether to invest in shares of our common stock. These risks are discussed more fully under the caption “Risk Factors” and include, but are not limited to, the following:

•	potential disruption in the supply of chemicals we distribute or in the operations of our customers, which could negatively impact our relationships with producers and our customers and diminish our ability to grow organically in our end markets;

•	our inability to manage our international operations effectively, including managing the risks related to international activities and foreign currency exchange rates, which could undermine the strategic positioning of our assets and our strategy of growing in existing and new geographies;

•	accidents, safety failures, environmental damage, product quality issues, major or systemic delivery failures or adverse health effects or other harm related to the hazardous materials we blend, manage, store, sell, transport or dispose of, which could negatively impact the appeal of our value-added services and our ability to continue to develop our value-added services;

•	compliance with and changes to environmental, health and safety laws, including laws relating to the investigation and remediation of contamination;

•	negative developments affecting our pension plans;

•	despite our leading global market position, we have incurred net losses for each of the past five fiscal years, which could negatively impact our ability to pursue commercial excellence initiatives and to implement productivity improvements and operational excellence initiatives;

•	as of March 31, 2015, on an as adjusted basis, after giving effect to this offering, the concurrent private placement and the application of net proceeds as described under “Use of Proceeds,” we would have had $3,113.6 million of total indebtedness outstanding, which carries a significant interest payment burden and could negatively impact our ability to undertake selective acquisitions and ventures; and

•	litigation and other proceedings, including those related to asbestos.

Ownership

Because of our ownership structure, we expect to be a “controlled company” for the purposes of the New York Stock Exchange, or the NYSE, upon the consummation of this offering.

Clayton, Dubilier & Rice, LLC

Founded in 1978, Clayton, Dubilier & Rice, LLC, or CD&R, is a private equity firm composed of a combination of financial and operating executives pursuing an investment strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of more than $19 billion in 59 businesses with an aggregate transaction value of more than $90 billion. CD&R has a disciplined and clearly defined investment strategy with a special focus on multi-location services and distribution businesses. CD&R has a long history of investing in market-leading distribution businesses, including VWR International, a leading global distributor of laboratory supplies, US Foods, the second largest broadline foodservice distributor in the United States, Rexel, the leading distributor worldwide of electrical supplies, Diversey, a leading global manufacturer and distributor of commercial cleaning, sanitation and hygiene solutions, and AssuraMed, a specialty retailer and distributor of medical supplies.

CVC Capital Partners Advisory (U.S.), Inc.

Founded in 1981, CVC Capital Partners Advisory (U.S.), Inc., or CVC, is one of the world’s leading private equity and investment advisory firms. CVC is a private equity and investment advisory firm with approximately $50 billion of capital under management and a network of 22 offices throughout Europe, Asia and the United States. Since its founding in 1981, CVC has completed over 300 investments in a wide range of industries and countries. CVC’s current investments in the U.S. include Univar, Pilot Flying J, BJ’s Wholesale Club, Leslie’s Poolmart, AlixPartners and Cunningham Lindsey.

Concurrent Private Placement

Dahlia Investments Pte. Ltd., an indirect wholly owned subsidiary of Temasek Holdings (Private) Limited, or Temasek, has entered into a stock purchase agreement pursuant to which it has agreed to purchase $350 million of newly issued shares of our common stock from us and up to (at the sole discretion of Univar N.V.) $150 million of shares of our common stock from Univar N.V., an entity indirectly owned by funds advised by subsidiaries of CVC Capital Partners SICAV-FIS S.A. and certain other investors, and certain other of our stockholders including affiliates of Apollo Global Management, LLC, GSO Capital Partners LP, and Goldman, Sachs & Co. and certain former members of management, collectively the tagging stockholders, in each case at a price per share equal to the lower of the initial public offering price and $21.00 per share less the underwriting discounts and commissions (not to exceed     % per share) in separate private placement transactions that are expected to close concurrently with this offering. We refer to these private placement transactions as the “concurrent private placement” and we refer to Dahlia Investments Pte Ltd. as the “Temasek Investor.” The amount of Univar N.V.’s option to sell up to $150 million of shares of our common stock to be sold to the Temasek Investor, if any, will be determined after the date of this prospectus but prior to the date of the closing of this offering. None of the shares of our common stock to be sold in the concurrent private placement will be registered and sold in this offering.

Incorporated in 1974, Temasek is an investment company based in Singapore, with a S$223 billion (US$177 billion) portfolio as of March 31, 2014. Temasek’s portfolio encompasses companies across a broad spectrum of sectors, including financial services; transportation, logistics and industrials; telecommunications, media and technology; life sciences, consumer and real estate; and energy and resources. In addition to Singapore, Temasek has offices in 10 other cities around the world, including Beijing, Shanghai, Mumbai, São Paulo, Mexico City, London and New York.

Anticipated Refinancings

We have had preliminary discussions with potential financial intermediaries and advisors and prior to the completion of this offering we intend to opportunistically seek to refinance the $37.5 million of indebtedness under our ABL Term Facility (as defined herein) and the $2,812.7 million of indebtedness under our Senior Term Facility (as defined herein) that are expected to remain outstanding following the completion of this offering and the concurrent private placement. We refer to these refinancings as the “Anticipated Refinancings.” The Anticipated Refinancings are in addition to the repayment of our 2017 Subordinated Notes and our 2018 Subordinated Notes described in “Use of Proceeds.” Although we do not expect the Anticipated Refinancings to meaningfully impact the weighted average interest rate applicable to our indebtedness, we do expect that the maturity profile of our indebtedness will be extended. We also expect that our indebtedness following the completion of the Anticipated Refinancings will continue to require secured interests in certain of our assets and will contain covenants that impact our operations, including covenants relating to, among other things, limitations on indebtedness (including guarantees of additional indebtedness) and liens, mergers, consolidations and dissolutions, sales of assets, investments and acquisitions, dividends and other restricted payments, repurchase of shares of capital stock, options to purchase shares of capital stock and certain transactions with affiliates and certain financial covenants. These covenants may be different from the covenants in the facilities which are being refinanced. See “Description of Certain Indebtedness” elsewhere in this prospectus. We would incur fees associated with the Anticipated Refinancings. The Anticipated Refinancings may be impacted by economic, market, industry, geopolitical and other conditions, most of which are beyond our control. There can be no assurance that we will be able to complete the Anticipated Refinancings on terms and conditions favorable to us or at all, and we may decide to terminate the Anticipated Refinancings before their completion. See “Anticipated Refinancings” elsewhere in this prospectus.

Second Quarter Update

We expect net sales and Adjusted EBITDA for the quarter to end June 30, 2015 to be down relative to net sales and Adjusted EBITDA for the quarter ended June 30, 2014, primarily due to the US dollar strengthening relative to other currencies and decreases in sales to our oil and gas customers. However, on a constant currency basis, we expect Adjusted EBITDA for the quarter to end June 30, 2015 to be approximately in line with Adjusted EBITDA for the quarter ended June 30, 2014 as weakness in oil and gas is expected to be offset by strength in our other end markets.

We have not yet closed our books for our second fiscal quarter, which will end June 30, 2015. Our actual results may differ materially from these expectations due to the completion of the quarter and our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our second quarter are finalized. We expect to complete our closing procedures for the quarter to end June 30, 2015 in August 2015.

Corporate Information

Univar Inc. is a Delaware corporation. Our principal executive offices are located at 3075 Highland Parkway, Suite 200, Downers Grove, IL 60515 and our telephone number at that address is (331) 777-6000. Our website is www.univar.com. Information on, and which can be accessed through, our website is not incorporated in this prospectus.

THE OFFERING

Issuer	Univar Inc.

Common stock offered by us in this offering	20,000,000 shares.

Common stock offered by the selling stockholders in this offering	15,000,000 shares.

Option to purchase additional shares of common stock from the selling stockholders in this offering	5,250,000 shares.

Common stock offered by us in the concurrent private placement	17,636,684 shares (assuming that the initial public offering price will be $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus).

Common stock outstanding immediately after the offering and the concurrent private placement	137,934,515 shares (assuming that the initial public offering price will be $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus).

Use of proceeds	We estimate that the net proceeds we will receive from the sale of 20,000,000 shares of our common stock in this offering, after deducting underwriter discounts and commissions and estimated offering expenses payable by us, assuming the shares are sold at the midpoint of the range on the cover of the prospectus, will be approximately $389.0 million. We estimate that the net proceeds we will receive from the sale of shares of our common stock in the concurrent private placement will be approximately $350.0 million.

As described in “Use of Proceeds,” we intend to use the net proceeds of this offering and the concurrent private placement to (i) redeem, repurchase or otherwise acquire or retire $600 million of our outstanding 2017 Subordinated Notes and $50 million of our outstanding 2018 Subordinated Notes, (ii) pay related fees and expenses, (iii) pay CVC and CD&R, or the Equity Sponsors, an aggregate fee of approximately $26 million to terminate the consulting agreements described below under “Certain Relationships and Related Party Transactions—Consulting Agreements” and (iv) to use the remaining proceeds, if any, for general corporate purposes.

We will not receive any proceeds from any sale of shares of our common stock by the selling stockholders and we will not receive any proceeds from the sale of shares of our common stock by Univar N.V. and certain other of our stockholders to the Temasek Investor.

Dividends	We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and the repayment of debt and do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Proposed NYSE trading symbol	“UNVR”.

Conflict of Interest	Because an affiliate of Goldman, Sachs & Co. will receive 5% or more of the net proceeds of this offering due to the use of a portion of the proceeds to redeem our 2017 Subordinated Notes and our 2018 Subordinated Notes, Goldman, Sachs & Co. is deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Deutsche Bank Securities Inc. has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Deutsche Bank Securities Inc. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Deutsche Bank Securities Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Underwriting (Conflict of Interest)—Conflict of Interest.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of our common stock to be outstanding immediately following this offering and the concurrent private placement is based on 100,297,831 shares outstanding as of March 31, 2015 and excludes any shares to be reserved for issuance under our stock option plans that may be adopted prior to the completion of this offering.

Unless otherwise indicated, all information in this prospectus:

•	reflects a 1.9845 for 1 reverse stock split of our shares of common stock;

•	assumes the issuance of 20,000,000 shares of our common stock by us in this offering;

•	assumes the issuance of 17,636,684 shares of our common stock by us in the concurrent private placement;
•	assumes the sale of 15,000,000 shares of our common stock by the selling stockholders in this offering;

•	assumes that Univar N.V. and the tagging stockholders sell $150 million of shares of our common stock to the Temasek Investor in the concurrent private placement;

•	assumes no exercise by the underwriters of their option to purchase additional shares;

•	excludes 5,313,331 shares of common stock issuable upon exercise of options outstanding as of March 31, 2015 at a weighted average exercise price of $19.67 per share, of which 2,953,865 shares were exercisable as of March 31, 2015;

•	includes 327,542 shares of unvested restricted stock as of March 31, 2015;

•	excludes approximately 748,000 shares of common stock reserved for future issuance under the Plan (as defined herein) as of March 31, 2015;

•	assumes that the initial public offering price of our common stock will be $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus; and

•	gives effect to amendments to our certificate of incorporation and by-laws to be adopted upon the completion of this offering.

Depending on market conditions at the time of pricing and other considerations, we may sell fewer or more shares of common stock than the number set forth in the cover page of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents our summary consolidated financial and operating data as of and for the periods indicated. The summary consolidated financial data for the fiscal years ended December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, our unaudited condensed consolidated financial statements contain all adjustments necessary for a fair presentation of our financial position, results of our operations and cash flows. Our historical consolidated financial data may not be indicative of our future performance.

This “Summary Consolidated Financial and Operating Data” should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year Ended				Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014 (as adjusted)(1)	March 31, 2015	March 31, 2014	March 31, 2015 (as adjusted)(2)
	(Dollars in millions, except share and per share data)
	(audited)				(unaudited)
Consolidated Statements of Operations:
Net sales	$10,373.9	$10,324.6	$9,747.1	$10,373.9	$2,299.1	$2,516.4	$2,299.1
Cost of goods sold (exclusive of depreciation)	8,443.2	8,448.7	7,924.6	8,443.2	1,837.5	2,044.0	1,837.5

Gross profit	1,930.7	1,875.9	1,822.5	1,930.7	461.6	472.4	461.6
Operating expenses:
Outbound freight and handling expenses	365.5	326.0	308.2	365.5	84.5	87.8	84.5
Warehousing, selling and administrative	923.5	951.7	907.1	923.5	231.4	239.0	231.4
Other operating expenses, net	197.1	12.0	177.7	191.2	8.1	21.7	6.8
Depreciation	133.5	128.1	111.7	133.5	32.0	30.6	32.0
Amortization	96.0	100.0	93.3	96.0	21.9	23.7	21.9
Impairment charges(3)	0.3	135.6	75.8	0.3	—	—	—

Total operating expenses	1,715.9	1,653.4	1,673.8	1,710.0	377.9	402.8	376.6

Operating income	214.8	222.5	148.7	220.7	83.7	69.6	85.0

Other (expense) income
Interest income	8.2	11.0	9.0	8.2	1.2	2.4	1.2
Interest expense	(258.8)	(305.5)	(277.1)	(190.5)	(64.4)	(66.3)	(47.3)
Loss on extinguishment of debt	(1.2)	(2.5)	(0.5)	(1.2)	—	(1.2)	—
Other income (expense), net	1.1	(17.6)	(1.9)	1.1	6.8	(1.9)	6.8

Total other expense	(250.7)	(314.6)	(270.5)	(182.4)	(56.4)	(67.0)	(39.3)

Income (loss) before income taxes	(35.9)	(92.1)	(121.8)	38.3	27.3	2.6	45.7
Income tax expense (benefit)	(15.8)	(9.8)	75.6	11.4	7.6	5.4	14.4

Net income (loss)	(20.1)	$(82.3)	$(197.4)	26.9	$19.7	$(2.8)	31.3

Net income (loss) per share(4):
Basic and Diluted	$(0.20)	$(0.83)	$(2.01)	$0.20	$0.20	$(0.03)	0.23
Weighted average common shares used in computing net income (loss) per share(4):
Basic	99,718,998	99,299,892	98,355,548	134,355,682	99,892,821	99,645,738	134,529,505
Diluted	99,718,998	99,299,892	98,355,548	134,854,584	100,380,582	99,645,738	135,017,266

	As of	As of
	March 31, 2015 (actual)	March 31, 2015 (as adjusted)(2)
	(Dollars in millions)
	(unaudited)
Balance sheet data:
Cash and cash equivalents	$181.4	$244.4
Total assets	5,916.3	5,972.9
Long-term obligations	4,222.4	3,575.0
Stockholders’ equity	150.2	866.6

	Fiscal Year Ended			Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2012	March 31, 2015	March 31, 2014
	(Dollars in millions)
	(audited)			(unaudited)
Other financial data:
Capital expenditures	$113.9	$141.3	$170.1	$31.9	$24.9
Adjusted EBITDA(5)	641.7	598.2	607.2	145.7	145.6
Adjusted EBITDA margin(5)	6.2%	5.8%	6.2%	6.3%	5.8%

(1)	The statement of operations data for the fiscal year ended December 31, 2014 is presented on an as adjusted basis to give effect to the sale by us of shares of our common stock in this offering at an assumed initial public offering price of $21.00 per share (and after deducting estimated underwriting discounts and commissions and offering expenses payable by us), the concurrent private placement and the use of the net proceeds therefrom as described in “Use of Proceeds.” The statement of operations data presented on an as adjusted basis for the year ended December 31, 2014 includes a decrease in other operating expenses, net resulting from the termination of the consulting agreements with the Equity Sponsors, a decrease in interest expense resulting from the repayment of our 2017 Subordinated Notes and 2018 Subordinated Notes and the income tax impact of these changes.
(2)

The statement of operations and balance sheet data as of March 31, 2015 are presented on an as adjusted basis to give effect to the sale by us of shares of our common stock in this offering at an assumed initial public offering price of $21.00 per share the midpoint of the price range set forth on the cover of this prospectus (and after deducting estimated underwriting discounts and commissions and offering expenses payable by us), the sale by us of shares of our common stock in the concurrent private placement at a price of $21.00 per share, and the use of the net proceeds therefrom as described in “Use of Proceeds.” The statement of operations data presented on an as adjusted basis for the three months ended March 31, 2015 includes a decrease in other operating expenses, net resulting from the termination of the consulting agreements with the Equity Sponsors, a decrease in interest expense resulting from the repayment of our 2017 Subordinated Notes and 2018 Subordinated Notes and the income tax impact of these changes. The balance sheet data presented on an as adjusted basis as of March 31, 2015 includes an increase of $63.0 million in cash and cash equivalents from the residual cash balance after the application of the net proceeds of this offering and the concurrent private placement described in “Use of Proceeds,” an increase in total assets representing the increase in cash and cash equivalents partially offset by a decrease of $1.7 million related to the write-off of deferred costs directly attributable to the initial public offering and a decrease of $4.7 million related to the write-off of deferred financing fees in connection with the repayment of indebtedness, a decrease of $646.9 million which represents the repayment of $650.0 million of indebtedness and the related write-off of associated debt discount and an increase in stockholders’ equity representing the net impact of the offering and the use of proceeds as described in “Use of Proceeds” as well as the concurrent private placement inclusive of $ 31.0 million of current charges and $1.7 million of deferred charges related to the payment of costs directly attributable to the write off of the $4.7 million of deferred financing fees and $3.1 million of debt discount in connection with the repayment of $650.0 million of indebtedness, payment of the $26.0 million termination fee related to the consulting agreements with the Equity Sponsors, and the related tax impacts. A $1.00 increase or decrease in the assumed initial public offering price of $21.00 per share (the midpoint of the price range set forth on the front cover of this prospectus) would increase or decrease cash and cash equivalents by $18.8 million, total assets by $18.8 million and stockholders’ equity by $18.8 million. A $1.00 increase or decrease in the assumed price of $21.00 per share in the concurrent private placement would increase or decrease cash and cash equivalents by $16.7 million, total assets by $16.7 million and stockholders’ equity by $16.7 million.
(3)	The 2014 impairment charges primarily related to impairments of idle properties and equipment. The 2013 impairment charges primarily related to the write-off of goodwill related to the Rest of World segment as well as the write-off of capitalized software costs related to a global enterprise resource planning, or ERP, system. The 2012 impairment charges primarily related to the impairment of goodwill in the EMEA segment. See “Note 12: Goodwill and intangible assets” from our audited consolidated financial statements and related notes included elsewhere in this prospectus for further information.
(4)	Reflects a 1.9845 for 1 reverse stock split of our outstanding shares of common stock effected on June 5, 2015.
(5)	In addition to our net income (loss) determined in accordance with GAAP, we evaluate operating performance using Adjusted EBITDA, which we define as our consolidated net income (loss), plus the sum of interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, other operating expenses, net (which primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual or non-recurring expenses), impairment charges, loss on extinguishment of debt and other income (expense), net (which consists of gains and losses on foreign currency transactions and undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs and other nonoperating activity). We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales.

We believe that Adjusted EBITDA is an important indicator of operating performance because we report Adjusted EBITDA to our lenders as required under the covenants of our credit agreements. Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses. We consider gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations; and other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of our results. We also present Adjusted EBITDA in this prospectus as a supplemental performance measure because we believe that this measure provides investors and securities analysts with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Adjusted EBITDA as used in this prospectus should not be confused with “Compensation Adjusted EBITDA” used for calculating incentive compensation under our benefit plans as described in “Executive Compensation.”

We caution readers that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating Adjusted EBITDA. For a complete discussion of the method of calculating Adjusted EBITDA and its usefulness, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Adjusted EBITDA,” included elsewhere in this prospectus. The following is a quantitative reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss):

	Fiscal Year Ended			Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2012	March 31, 2015	March 31, 2014
		(Dollars in millions)
Net income (loss)	$(20.1)	$(82.3)	$(197.4)	$19.7	$(2.8)
Income tax expense (benefit)	(15.8)	(9.8)	75.6	7.6	5.4
Interest expense, net	250.6	294.5	268.1	63.2	63.9
Loss on extinguishment of debt	1.2	2.5	0.5	—	1.2
Amortization	96.0	100.0	93.3	21.9	23.7
Depreciation	133.5	128.1	111.7	32.0	30.6

EBITDA	$445.4	$433.0	$351.8	$144.4	$122.0

Impairment charges(a)	0.3	135.6	75.8	—	—
Other operating expenses, net(b)	197.1	12.0	177.7	8.1	21.7
Other (income) expense, net(c)	(1.1)	17.6	1.9	(6.8)	1.9

Adjusted EBITDA	$641.7	$598.2	$607.2	$145.7	$145.6

(a)	The 2014 impairment charges primarily related to impairments of idle properties and equipment. The 2013 impairment charges primarily related to the write-off of goodwill related to the Rest of World segment as well as the write-off of capitalized software costs related to a global ERP system. The 2012 charges primarily related to the impairment of goodwill in the EMEA segment. See “Note 12: Goodwill and intangible assets” in our audited consolidated financial statements and related notes included elsewhere in this prospectus for further information.
(b)	Other operating expense, net primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual and non-recurring expenses. See “Note 4: Other operating expenses, net” in our audited consolidated financial statements and related notes included elsewhere in this prospectus for further information.
(c)	Other (income) expense, net consists of gains and losses on foreign currency transactions, undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs and other nonoperating activity. See “Note 6: Other (income) expense, net” in our audited consolidated financial statements and related notes included elsewhere in this prospectus for further information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you make your investment decision, you should carefully consider the risks described below and the other information contained in this prospectus, including our consolidated financial statements and the related notes. If any of the following risks actually occur, our business, financial position, results of operations or cash flows could be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing us. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows.

Risks Related to Our Business

We are affected by general economic conditions, particularly fluctuations in industrial production and consumption, and an economic downturn could adversely affect our operations and financial results.

We sell chemicals that are used in manufacturing processes and as components of or ingredients in other products and, as a result, our sales are correlated with and affected by fluctuations in the level of industrial production and manufacturing output and general economic activity. Producers of commodity and specialty chemicals, in particular, are likely to reduce their output in periods of significant contraction in industrial and consumer demand, while demand for the products we distribute depends largely on trends in demand in the end markets our customers serve. A majority of our sales are in North America and Europe and our business is therefore susceptible to downturns in those economies as well as, to a lesser extent, the economies in the rest of the world. Our profit margins, as well as overall demand for our products and services, could decline as a result of a large number of factors outside our control, including economic recessions, changes in industrial production processes or consumer preferences, changes in laws and regulations affecting the chemicals industry and the manner in which they are enforced, inflation, fluctuations in interest and currency exchange rates and changes in the fiscal or monetary policies of governments in the regions in which we operate.

General economic conditions and macroeconomic trends, as well as the creditworthiness of our customers, could affect overall demand for chemicals. Any overall decline in the demand for chemicals could significantly reduce our sales and profitability. If the creditworthiness of our customers declines, we would face increased credit risk. In addition, volatility and disruption in financial markets could adversely affect our sales and results of operations by limiting our customers’ ability to obtain financing necessary to maintain or expand their own operations.

A historical feature of past economic weakness has been significant destocking of inventories, including inventories of chemicals used in industrial and manufacturing processes. It is possible that an improvement in our net sales in a particular period may be attributable in part to restocking of inventories by our customers and represent a level of sales or sales growth that will not be sustainable over the longer term. Further economic weakness could lead to insolvencies among our customers or producers, as well as among financial institutions that are counterparties on financial instruments or accounts that we hold. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Disruptions in the supply of chemicals we distribute or in the operations of our customers could adversely affect our business.

Our business depends on access to adequate supplies of the chemicals our customers purchase from us. From time to time, we may be unable to procure adequate quantities of certain chemicals because of supply disruptions due to natural disasters (including hurricanes and other extreme weather), industrial accidents, scheduled production outages, producer breaches of contract, high demand leading to difficulties allocating appropriate quantities, port closures and other transportation disruptions and other circumstances beyond our control, or we may be unable to purchase chemicals that we are obligated to deliver to our customers at prices that enable us to earn a profit. In addition, unpredictable events may have a significant impact on the industries in which many of our customers operate, reducing demand for products that we normally distribute in significant volumes. As examples, the Gulf of Mexico oil disaster in 2010 had a major impact on our customers that manufactured and operated offshore drilling equipment and recent impacts on supply sources for hydrochloric acid have impacted our ability to meet all of our customers’ demands for this product. Significant disruptions of supply and in customer industries could have a material adverse effect on our business, financial condition and results of operations.

Significant changes in the business strategies of producers could also disrupt our supply. Large chemical manufacturers may elect to sell certain products (or products in certain regions) directly to customers, instead of relying on distributors such as us. While we do not believe that our results depend materially on access to any individual producer’s products, a reversal of the trend toward more active use of distributors would likely result in increasing margin pressure or products becoming unavailable to us. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

To the extent we have contracts with producers and our customers, they are generally short term or terminable upon short notice or at will, and termination of our relationships with producers and customers could negatively affect our business.

Our purchases and sales of chemicals are typically made pursuant to purchase orders rather than long-term contracts. While some of our relationships for the distribution and sale of specialty chemicals have exclusivity or preference provisions, we may be unable to enforce these provisions effectively for legal or business reasons. Many of our contracts with both producers and our customers are terminable without cause upon 30 days’ or less notice to us from the producer or customer. Our business relationships and reputation may suffer if we are unable to meet our delivery obligations to our customers which may occur because many producers are not subject to contracts or can terminate contracts on short notice. In addition, renegotiation of purchase or sales terms to our disadvantage could reduce our sales margins. Any of these developments could adversely affect our business, financial condition and results of operations.

The prices and costs of the products we purchase may be subject to large and significant price increases. We might not be able to pass such cost increases through to our customers. We could experience financial losses if our inventories of one or more chemicals exceed our sales and the price of those chemicals decreases significantly while in our inventories or if our inventories fall short of our sales and the purchase price of those chemicals increases significantly.

We purchase and sell a wide variety of chemicals, the price and availability of which may fluctuate, and may be subject to large and significant price increases. Many of our contracts with producers include chemical prices that are not fixed or are tied to an index, which allows our producers to change the prices of the chemicals we purchase as the price of the chemicals fluctuates in the market. Our business is exposed to these fluctuations, as well as to fluctuations in our costs for transportation and distribution due to rising fuel prices or increases in charges from common carriers, rail companies and other third party transportation providers, as well as other factors. Recently, we have faced increases in transportation costs as the availability of trucks and drivers has tightened among the common carriers we use to ship products. Changes in chemical prices affect our net sales and cost of goods sold, as well as our working capital requirements, levels of debt and financing costs. We might not always be able to reflect increases in our chemical costs, transportation costs and other costs in our own pricing. Any inability to pass cost increases onto customers may adversely affect our business, financial condition and results of operations.

In order to meet customer demand, we typically maintain significant inventories and are therefore subject to a number of risks associated with our inventory levels, including the following:

•	declines in the prices of chemicals that are held by us;

•	the need to maintain a significant inventory of chemicals that may be in limited supply and therefore difficult to procure;

•	buying chemicals in bulk for the best pricing and thereby holding excess inventory;

•	responding to the unpredictable demand for chemicals;

•	cancellation of customer orders; and

•	responding to customer requests for quick delivery.

In order to manage our inventories successfully, we must estimate demand from our customers and purchase chemicals that substantially correspond to that demand. If we overestimate demand and purchase too much of a particular chemical, we face a risk that the price of that chemical will fall, leaving us with inventory that we cannot sell profitably. In addition, we may have to write down such inventory if we are unable to sell it for its recorded value. If we underestimate demand and purchase insufficient quantities of a particular chemical and prices of that chemical rise, we could be forced to purchase that chemical at a higher price and forego profitability in order to meet customer demand. Our business, financial condition and results of operations could suffer a material adverse effect if either or both of these situations occur frequently or in large volumes. Shortages in the hydrochloric acid supply sources in recent months demonstrate this risk and as a result we have been unable to meet all of our customers’ demands. We also face the risk of dissatisfied customers and damage to our reputation if we cannot meet customer demand for a particular chemical because we are short on inventories.

We could lose our customers and suffer damage to our reputation if we are unable to meet customer demand for a particular product.

In addition, particularly in cases of pronounced cyclicality in our end markets, it can be difficult to anticipate our customers’ requirements for particular chemicals, and we could be asked to deliver larger-than-expected quantities of a particular chemical on short notice. If for any reason we experience widespread, systemic difficulties in filling customer orders, our customers may be dissatisfied and discontinue their relationship with us or we may be required to pay a higher price in order to obtain the needed chemical on short notice, thereby adversely affecting our margins.

Trends in oil, gas and mineral prices could adversely affect the level of exploration, development and production activity of certain of our customers and in turn the demand for our products and services.

Demand for our oil, gas and mining products and services is sensitive to the level of exploration, drilling, development and production activity of, and the corresponding capital spending by, oil, gas and mining companies and oilfield service providers. The level of exploration, drilling, development and production activity is directly affected by trends in oil, gas and mineral prices, which historically have been volatile and are likely to continue to be volatile. Many factors may affect these prices, including global market conditions, political conditions and weather. The unpredictability of these factors prevents any reasonable forecast on the movements of such prices.

Recently, there has been a significant decline in the prices of oil and gas. This or any other reduction in oil and gas prices could depress the immediate levels of exploration, drilling, development and production activity by certain of our customers. Even the perception of longer-term lower oil and gas prices by certain of our customers could similarly reduce or delay major expenditures by these customers given the long-term nature of many large-scale development projects. If any of these events were to occur, it could have an adverse effect on our business, results of operations and financial condition.

Our balance sheet includes significant goodwill and intangible assets, the impairment of which could affect our future operating results.

We carry significant goodwill and intangible assets on our balance sheet. As of March 31, 2015, our goodwill and intangible assets totaled approximately $1.7 billion and $0.5 billion, respectively, including approximately $1.2 billion in goodwill resulting from our 2007 acquisition by investment funds advised by CVC. We may also recognize additional goodwill and intangible assets in connection with future business acquisitions. Goodwill is not amortized for book purposes and is tested for impairment using a fair value based approach annually, or between annual tests if an event occurs or circumstances change that indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The identification and measurement of impairment involves the estimation of the fair value of reporting units, which requires judgment and involves the use of significant estimates and assumptions by management. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and contemplate other valuation techniques. Our estimates of future cash flows may differ from actual cash flows that are subsequently realized due to many factors, including future worldwide economic conditions and the expected benefits of our initiatives, among other things. Intangible assets are amortized for book purposes over their respective useful lives and are tested for impairment if any event occurs or circumstances change that indicates that carrying value may not be recoverable. Although we currently do not expect that our goodwill and intangible assets will be further impaired, we cannot guarantee that a material impairment will not occur, particularly in the event of a substantial deterioration in our future prospects either in total or in a particular reporting unit. See Note 12 to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of our 2014 impairment review. In the past, we have taken goodwill impairment charges, including impairment charges of $169.4 million and $75.0 million, respectively, for our EMEA segment in 2011 and 2012, and impairment charges of $73.3 million for our Rest of World segment in 2013. If our goodwill and intangible assets become impaired, it could have a material adverse effect on our financial condition and results of operations.

We have in the past and may in the future make acquisitions, ventures and strategic investments, some of which may be significant in size and scope, which have involved in the past and will likely involve in the future numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.

We have made and may in the future make acquisitions of, or investments in, businesses or companies (including strategic partnerships with other companies). Acquisitions or investments have involved in the past and will likely involve in the future various risks, such as:

•	integrating the operations and personnel of any acquired business;

•	the potential disruption of our ongoing business, including the diversion of management attention;

•	the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

•	customer attrition arising from preferences to maintain redundant sources of supply;

•	supplier attrition arising from overlapping or competitive products;

•	assumption of contingent or unanticipated liabilities or regulatory liabilities;

•	dependence on the retention and performance of existing management and work force of acquired businesses for the future performance of these businesses;

•	regulatory risks associated with acquired businesses (including the risk that we may be required for regulatory reasons to dispose of a portion of our existing or acquired businesses); and

•	the risks inherent in entering geographic or product markets in which we have limited prior experience.

Future acquisitions and investments may need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or through other arrangements, and could result in substantial cash expenditures. The necessary acquisition financing may not be available to us on acceptable terms if and when required, particularly because our current high leverage may make it difficult or impossible for us to secure additional financing for acquisitions.

To the extent that we make acquisitions that result in our recording significant goodwill or other intangible assets, the requirement to review goodwill and other intangible assets for impairment periodically may result in impairments that could have a material adverse effect on our financial condition and results of operations.

In connection with acquisitions, ventures or divestitures, we may become subject to liabilities.

In connection with any acquisitions or ventures, we may acquire liabilities or defects such as legal claims, including but not limited to third party liability and other tort claims; claims for breach of contract; employment-related claims; environmental liabilities, conditions or damage; permitting, regulatory or other compliance with law issues; hazardous materials or liability for hazardous materials; or tax liabilities. If we acquire any of these liabilities, and they are not adequately covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty, we may be responsible for significant out-of-pocket expenditures. In connection with any divestitures, we may incur liabilities for breaches of representations and warranties or failure to comply with operating covenants under any agreement for a divestiture. In addition, we may indemnify a counterparty in a divestiture for certain liabilities of the subsidiary or operations subject to the divestiture transaction. These liabilities, if they materialize, could have a material adverse effect on our business, financial condition and results of operations.

We generate a significant portion of our net sales internationally and intend to continue to expand our international operations. We face particular challenges in emerging markets. Our results of operations could suffer if we are unable to manage our international operations effectively or as a result of various risks related to our international activities that are beyond our control.

During the year ended December 31, 2014, approximately 41% of our net sales were generated outside of the United States. We intend to continue to expand our penetration in certain foreign markets and to enter new and emerging foreign markets. Expansion of our international business will require significant management attention and resources. The profitability of our international operations will largely depend on our continued success in the following areas:

•	securing key producer relationships to help establish our presence in international markets;

•	hiring and training personnel capable of supporting producers and our customers and managing operations in foreign countries;

•	localizing our business processes to meet the specific needs and preferences of foreign producers and customers, which may differ in certain respects from our experience in North America and Europe;

•	building our reputation and awareness of our services among foreign producers and customers; and

•	implementing new financial, management information and operational systems, procedures and controls to monitor our operations in new markets effectively, without causing undue disruptions to our operations and customer and producer relationships.

In addition, we are subject to risks associated with operating in foreign countries, including:

•	varying and often unclear legal and regulatory requirements that may be subject to inconsistent or disparate enforcement, particularly regarding environmental, health and safety issues and security or other certification requirements, as well as other laws and business practices that favor local competitors, such as exposure to possible expropriation, nationalization, restrictions on investments by foreign companies or other governmental actions;

•	less stable supply sources;

•	competition from existing market participants that may have a longer history in and greater familiarity with the foreign markets where we operate;

•	tariffs, export duties, quotas and other barriers to trade; as well as possible limitations on the conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by our foreign subsidiaries;

•	divergent labor regulations and cultural expectations regarding employment;

•	different cultural expectations regarding industrialization, international business and business relationships;

•	foreign taxes and related regulations, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate earnings to the United States;

•	extended payment terms and challenges in our ability to collect accounts receivable;

•	changes in a specific country’s or region’s political or economic conditions;

•	compliance with anti-bribery laws such as the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar anti-bribery laws in other jurisdictions, the violation of which could expose us to severe criminal or civil sanctions;

•	compliance with anti-boycott, privacy, economic sanctions, anti-dumping, antitrust, import and export laws and regulations by our employees or intermediaries acting on our behalf, the violation of which could expose us to significant fines, penalties or other sanctions; and

•	in 2013, we paid a fine of $19.9 million imposed by the Autorité de la concurrence, France’s competition authority, for alleged price fixing prior to 2006.

If we fail to address the challenges and risks associated with international expansion, we may encounter difficulties implementing our strategy, thereby impeding our growth and harming our operating results.

Our operations in the Asia-Pacific region, Latin America and the Middle East and Africa are at an early stage. It may prove difficult to achieve our goals and take advantage of growth and acquisition opportunities in these or in other emerging markets due to a lack of comprehensive market knowledge and network and legal restrictions. Our growth in emerging markets may also be limited by other factors such as significant government influence over local economies, foreign investment restrictions, substantial fluctuations in economic growth, high levels of inflation and volatility in currency values, exchange controls or restrictions on expatriation of earnings, high domestic interest rates, wage and price controls, changes in governmental economic or tax policies, imposition of trade barriers, unexpected changes in regulation and overall political social and economic instability. In addition, the heightened exposure to terrorist attacks or acts of war or civil unrest in certain geographies, if they occur, could result in damage to our facilities, substantial financial losses or injuries to our personnel.

Although we exercise what we believe to be an appropriate level of central control and active supervision of our operations around the world, our local subsidiaries retain significant operational flexibility. There is a risk that our operations around the world will experience problems that could damage our reputation, or that could otherwise have a material adverse effect on our business, financial condition and results of operations.

We may be unable to effectively implement our strategies or achieve our business goals.

The breadth and scope of our business poses several challenges, such as:

•	initiating or maintaining effective communication among and across all of our geographic business segments and industry groups;

•	identifying new products and product lines and integrating them into our distribution network;

•	allocating financial and other resources efficiently across all of our business segments and industry groups;

•	aligning organizational structure with management’s vision and direction;

•	communicating ownership and accounting over business activities and ensuring responsibilities are properly understood throughout the organization;

•	ensuring cultural and organizational changes are executed smoothly and efficiently and ensuring personnel resources are properly allocated to effect these changes; and

•	establishing standardized processes across geographic business segments and industry groups.

As a result of these and other factors such as these, we may be unable to effectively implement our strategies or achieve our business goals. Any failure to effectively implement our strategies may adversely impact our future prospects and our results of operations and financial condition.

Fluctuations in currency exchange rates may adversely affect our results of operations.

We sell products in over 150 countries and we generated approximately 41% of our 2014 net sales outside the United States. The revenues we receive from such foreign sales are often denominated in currencies other than the U.S. dollar. We do not hedge our foreign currency exposure with respect to our investment in and earnings from our foreign businesses. Accordingly, we might suffer considerable losses if there is a significant adverse movement in exchange rates. For example, in 2014 the U.S. dollar appreciated in value compared to both the Canadian dollar and the euro. The results of operations in our Canada and EMEA segments were negatively impacted due to this appreciation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Year Ended December 31, 2014 Compared to Year Ended December 31, 2013—Segment Results.”

In addition, we report our consolidated results in U.S. dollars. The results of operations and the financial position of our local operations are generally reported in the relevant local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, exposing us to currency translation risk. Consequently, any change in exchange rates between our foreign subsidiaries’ functional currencies and the U.S. dollar will affect our consolidated income statement and balance sheet when the results of those operating companies are translated into U.S. dollars for reporting purposes. Decreases in the value of our foreign subsidiaries’ functional currencies against the U.S. dollar will tend to reduce those operating companies’ contributions in dollar terms to our financial condition and results of operations. In 2014, our most significant currency exposures were to the euro, the Canadian dollar and the British pound sterling versus the U.S. dollar. The exchange rates between these and other foreign currencies and the U.S. dollar may fluctuate substantially and such fluctuations have had a significant effect on our results in recent periods. For additional details on our currency exposure and risk management practices, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Risk.”

The markets in which we operate are highly competitive.

The chemical distribution market is highly competitive. Chemicals can be purchased from a variety of sources, including traders, brokers, wholesalers and other distributors, as well as directly from producers. Many of the products we distribute are made to industry standard specifications, and are essentially fungible with products offered by our competition. The competitive pressure we face is particularly strong in sectors and markets where local competitors have strong positions. Increased competition from distributors of products similar to or competitive with ours could result in price reductions, reduced margins and a loss of market share.

We expect to continue to experience significant and increasing levels of competition in the future. We must also compete with smaller companies that have been able to develop strong local or regional customer bases. In certain countries, some of our competitors are more established, benefit from greater name recognition and have greater resources within those countries than we do.

Consolidation of our competitors in the markets in which we operate could place us at a competitive disadvantage and reduce our profitability.

We operate in an industry which is highly fragmented on a global scale, but in which there has been a trend toward consolidation in recent years. Consolidations of our competitors may jeopardize the strength of our positions in one or more of the markets in which we operate and any advantages we currently enjoy due to the comparative scale of our operations. Losing some of those advantages could adversely affect our business, financial condition and results of operations, as well as our growth potential.

We rely on our computer and data processing systems, and a large-scale malfunction could disrupt our business or create potential liabilities.

Our ability to keep our business operating effectively depends on the functional and efficient operation of our enterprise resource planning, telecommunications systems, inventory tracking, billing and other information systems. We rely on these systems to track transactions, billings, payments and inventory, as well as to make a variety of day-to-day business decisions. Our systems are aging and susceptible to malfunctions, lack of support, interruptions (including due to equipment damage, power outages, computer viruses and a range of other hardware, software and network problems) and we may experience such malfunctions, interruptions or security breaches in the future. Our systems may also be older generations of software which are unable to perform as efficiently as, and fail to communicate well with, newer systems. As the development and implementation of our information technology systems continue, we may elect to modify, replace or discontinue certain technology initiatives, which would result in write-downs. For example, in 2013 we discontinued efforts to implement a global enterprise resource planning, or ERP, system. We recorded an impairment charge of $58.0 million in 2013 relating to this decision.

Although our systems are diversified, including multiple server locations and a range of software applications for different regions and functions, a significant or large-scale malfunction, interruption or security breach of our computer or data processing systems could adversely affect our ability to manage and keep our operations running efficiently and damage our reputation if we are unable to track transactions and receive products from producers or deliver products to our customers. A malfunction that results in a wider or sustained disruption to our business could have a material adverse effect on our business, financial condition and results of operations, as well as on the ability of management to align and optimize technology to implement business strategies. A security breach might also lead to potential claims from third parties or employees.

Our business could be negatively affected by security threats, including cybersecurity threats, and other disruptions.

We face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable, threats to the security of our facilities, and threats from terrorist acts. The potential for such security threats subjects our operations to increased risks that could have a material adverse effect on our business. In particular, our implementation of various procedures and controls to monitor and mitigate security threats and to increase security for our information, facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of sensitive information, critical infrastructure or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data (either directly or through our vendors), and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. In addition, if any information about our customers and producers retained by us were the subject of a successful cybersecurity attack against us, we could be subject to litigation or other claims by the affected customers and producers. These events could damage our reputation and lead to financial losses from expenses related to remediation actions, loss of business or potential liability.

We depend on transportation assets, some of which we do not own, in order to deliver products to our customers.

Although we maintain a significant portfolio of owned and leased transportation assets, including trucks, trailers, railcars and barges, we also rely on transportation and warehousing provided by third parties (including common carriers and rail companies) to deliver products to our customers, particularly outside the U.S. and Canada. Our access to third party transportation is not guaranteed, and we may be unable to transport chemicals at economically attractive rates in certain circumstances, particularly in cases of adverse market conditions or disruptions to transportation infrastructure. We are also subject to increased costs that we may not always be able to recover from our customers, including rising fuel prices, as well as increases in the charges imposed by common carriers, leasing companies and other third parties involved in transportation. In particular, our U.S. operations rely to a significant extent on rail shipments, and we are therefore required to pay rail companies’ network access fees, which have increased significantly in recent years, while bulk shipping rates have also recently been highly volatile. We have recently incurred such increased costs as the availability of trucks and drivers has tightened among the common carriers we use to transport our products. We are also subject to the risks normally associated with product delivery, including inclement weather, disruptions in the transportation infrastructure, disruptions in our lease arrangements and the availability of fuel, as well as liabilities arising from accidents to the extent we are not adequately covered by insurance or misdelivery of products. Our business activities in the Gulf of Mexico, for example, have been impacted in recent years by hurricanes. Our failure to deliver products in a timely and accurate manner could harm our reputation and brand, which could adversely affect our business, financial condition and results of operations.

Our business exposes us to significant risks associated with hazardous materials and related activities, not all of which are covered by insurance.

Because we are engaged in the blending, managing, handling, storing, selling, transporting and disposing of chemicals, chemical waste products and other hazardous materials, product liability, health impacts, fire damage, safety and environmental risks are significant concerns for us. We maintain substantial reserves, as described below in “—We are subject to extensive general and product-specific environmental, health and safety laws and regulations. Compliance with and changes to these environmental, health and safety laws, including laws relating to the investigation and remediation of contamination, could have a material adverse effect on our business, financial condition and results of operations,” relating to remediation activities at our owned sites and third party sites which are subject to federal and state clean-up requirements. We are also subject in the United States to federal legislation enforced by the Occupational Safety and Health Administration, or OSHA, as well as to state safety and health laws. We are also exposed to present and future chemical exposure claims by employees, contractors on our premises, other persons located nearby, as well as related workers’ compensation claims. We carry insurance to protect us against many accident-related risks involved in the conduct of our business and we maintain environmental damage and pollution insurance coverage in accordance with our assessment of the risks involved, the ability to bear those risks and the cost and availability of insurance. Each of these insurance policies is subject to exclusions, deductibles and coverage limits we believe are generally in accordance with industry standards and practices. We do not insure against all risks and may not be able to insure adequately against certain risks (whether relating to our or a third party’s activities or other matters) and may not have insurance coverage that will pay any particular claim. We also may be unable to obtain at commercially reasonable rates in the future adequate insurance coverage for the risks we currently insure against, and certain risks are or could become completely uninsurable or eligible for coverage only to a reduced extent. In particular, more stringent environmental, health or safety regulations may increase our costs for, or impact the availability of, insurance against accident-related risks and the risks of environmental damage or pollution. Our business, financial condition and results of operations could be materially impaired by accidents and other environmental risks that substantially reduce our revenues, increase our costs or subject us to other liabilities in excess of available insurance.

Accidents, safety failures, environmental damage, product quality issues, major or systemic delivery failures involving our distribution network or the products we carry, or adverse health effects or other harm related to hazardous materials we blend, manage, handle, store, sell, transport or dispose of could damage our reputation and result in substantial damages or remedial obligations.

Our business depends to a significant extent on our customers’ and producers’ trust in our reputation for reliability, quality, safety and environmental responsibility. Actual or alleged instances of safety deficiencies, mistaken or incorrect deliveries, inferior product quality, exposure to hazardous materials resulting in illness, injury or other harm to persons, property or natural resources, or of damage caused by us or our products, could damage our reputation and lead to customers and producers curtailing the volume of business they do with us. Also, there may be safety, personal injury or other environmental risks related to our products which are not known today. Any of these events, outcomes or allegations could also subject us to substantial legal claims, and we could incur substantial expenses, including legal fees and other costs, in defending such legal claims which could materially impact our financial position and results of operations.

Actual or alleged accidents or other incidents at our facilities or that otherwise involve our personnel or operations could also subject us to claims for damages by third parties. Because many of the chemicals that we handle are dangerous, we are subject to the ongoing risk of hazards, including leaks, spills, releases, explosions and fires, which may cause property damage, illness, physical injury or death. We sell products used in hydraulic fracturing, a process that involves injecting water, sand and chemicals into subsurface rock formations to release and capture oil and natural gas. The use of such hydraulic fracturing fluids by our customers may result in releases that could impact the environment and third parties. Several of our distribution facilities, including our Los Angeles facility, one of our largest, are located near high-density population centers. If any such events occur, whether through our own fault, through preexisting conditions at our facilities, through the fault of a third party or through a natural disaster, terrorist incident or other event outside our control, our reputation could be damaged significantly. We could also become responsible, as a result of environmental or other laws or by court order, for substantial monetary damages or expensive investigative or remedial obligations related to such events, including but not limited to those resulting from third party lawsuits or environmental investigation and clean-up obligations on and off-site. The amount of any costs, including fines, damages and/or investigative and remedial obligations, that we may become obligated to pay under such circumstances could substantially exceed any insurance we have to cover such losses.

Any of these risks, if they materialize, could significantly harm our reputation, expose us to substantial liabilities and have a material adverse effect on our business, financial condition and results of operations.

Evolving environmental laws and regulations on hydraulic fracturing and other oil and gas production activities could have an impact on our financial performance.

Hydraulic fracturing is a common practice that is used to stimulate production of crude oil and/or natural gas from dense subsurface rock formations, and is primarily presently regulated by state agencies. Many states have adopted laws and/or regulations that require disclosure of the chemicals used in hydraulic fracturing, and are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on oil and/or natural gas drilling activities as well as regulations relating to waste streams from such activities. The U.S. Environmental Protection Agency, or EPA, is also moving forward with various related regulatory actions, including regulations requiring, among other matters, “green completions” of hydraulically-fractured wells. Similarly, existing and new regulations in the United States and elsewhere relating to oil and gas production could impact the sale of some of our products into these markets.

Our business exposes us to potential product liability claims and recalls, which could adversely affect our financial condition and performance.

The repackaging, blending, mixing and distribution of chemical products by us, including products used in hydraulic fracturing operations and products produced with food ingredients or with pharmaceutical and nutritional supplement applications, involve an inherent risk of exposure to product liability claims, product recalls, product seizures and related adverse publicity, including, without limitation, claims for exposure to our products, spills or escape of our products, personal injuries, food related claims and property damage or environmental claims. A product liability claim, judgment or recall against our customers could also result in substantial and unexpected expenditures for us, affect consumer confidence in our products and divert management’s attention from other responsibilities. Although we maintain product liability insurance, there can be no assurance that the type or level of coverage is adequate or that we will be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product recall or a partially or completely uninsured judgment against us could have a material adverse effect on our business, financial condition and results of operation.

We are subject to extensive general and product-specific environmental, health and safety laws and regulations. Compliance with and changes to these environmental, health and safety laws, including laws relating to the investigation and remediation of contamination, could have a material adverse effect on our business, financial condition and results of operations.

Because we blend, manage, handle, store, sell, transport and arrange for the disposal of chemicals, hazardous materials and hazardous waste, we are subject to extensive environmental, health and safety laws and regulations in multiple jurisdictions. These include laws and regulations governing our management, storage, transportation and disposal of chemicals; product regulation; air, water and soil contamination; and the investigation and cleanup of contaminated sites, including any spills or releases that may result from our management, handling, storage, sale, transportation of chemicals and other products. We hold a number of environmental permits and licenses. Compliance with these laws, regulations, permits and licenses requires that we expend significant amounts for ongoing compliance, investigation and remediation. If we fail to comply with such laws, regulations, permits or licenses we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities.

Previous operations, including those of acquired companies, have resulted in contamination at a number of current and former sites, which must be investigated and remediated. We are currently investigating and/or remediating contamination, or contributing to cleanup costs, at approximately 124 currently or formerly owned, operated or used sites or other sites impacted by our operations. We have spent substantial sums on such investigation and remediation and we expect to continue to incur such expenditures in the future. Based on current estimates, we believe that these ongoing investigation and remediation costs will not materially affect our business. There is no guarantee, however, that our estimates will be accurate, that new contamination will not be discovered or that new environmental laws or regulations will not require us to incur additional costs. Any such inaccuracies, discoveries or new laws or regulations, or the interpretation of existing laws and regulations, could have a material adverse effect on our business, financial condition and results of operations. As of December 31, 2014, we reserved approximately $120 million for probable and reasonably estimable losses associated with remediation at currently or formerly owned, operated or used sites or other sites impacted by our operations. We may incur losses in connection with investigation and remediation obligations that exceed our environmental reserve. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Environmental Liabilities.” We also may incur substantial costs, including fines, damages, criminal or civil sanctions and investigation and remediation costs, or experience interruptions in our operations, for violations under environmental, health and safety laws or permit requirements.

We could be held liable for the costs to investigate, remediate or otherwise address contamination at any real property we have ever owned, leased, operated or used or other sites impacted by our operations. Some environmental laws could impose on us the entire cost of cleanup of contamination present at a site even though we did not cause all of the contamination. These laws often identify parties who can be strictly and jointly and severally liable for remediation. The discovery of previously unknown contamination at current or former sites or the imposition of other environmental liabilities or obligations in the future, including additional investigation or remediation obligations with respect to contamination that has impacted other properties, could lead to additional costs or the need for additional reserves that have a material adverse effect on our business, financial condition and results of operations. In addition, we may be required to pay damages or civil judgments related to third party claims, including those relating to personal injury (including exposure to hazardous materials or chemicals we blend, handle, store, sell, transport or dispose of), product quality issues, property damage or contribution to remedial obligations.

We have been identified as potentially responsible parties, or Potentially Responsible Parties, at various third party sites at which we have arranged for the disposal of our hazardous wastes. We may be identified as a Potentially Responsible Party at additional sites beyond those for which we currently have financial obligations. Such developments could have a material adverse effect on our business, financial condition and results of operations. See “Business—Regulatory Matters—Environmental, Health and Safety Matters.”

Certain agreements to which we are a party contain contractual provisions pursuant to which we agreed to indemnify other parties for contamination at certain real property. We have been, and may in the future be, subject to environmental indemnity claims asserted by other parties with respect to contamination at sites we have ever owned, leased, operated or used. We could incur significant costs in addressing existing and future environmental indemnification claims.

Societal concerns regarding the safety of chemicals in commerce and their potential impact on the environment have resulted in a growing trend towards increasing levels of product safety and environmental protection regulations. These concerns have led to, and could continue to result in, stringent regulatory intervention by governmental authorities. In addition, these concerns could influence public perceptions, impact the commercial viability of the products we sell and increase the costs to comply with increasingly complex regulations, which could have a negative impact on our business, financial condition and results of operations. Additional findings by government agencies that chemicals pose significant environmental, health or safety risks may lead to their prohibition in some or all of the jurisdictions in which we operate.

Environmental, health and safety laws and regulations vary significantly from country to country and change frequently. Future changes in laws and regulations, or the interpretation of existing laws and regulations, could have an adverse effect on us by adding restrictions, reducing our ability to do business, increasing our costs of doing business or reducing our profitability or reducing the demand for our products. See “Business—Regulatory Matters—Environmental, Health and Safety Matters.”

Current and future laws and regulations addressing greenhouse gas emissions enacted in the United States, Europe and other jurisdictions around the world could also have a material adverse effect on our business, financial condition and results of operation. Increased energy costs due to such laws and regulations, emissions associated with our customers’ products or development of alternative products having lower emissions of greenhouse gases and other pollutants could materially affect demand for our customers’ products and indirectly affect our business. Changes in and introductions of regulations have in the past caused us to devote significant management and capital resources to compliance programs and measures, and future regulations applicable to us would likely further increase these compliance costs and could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to additional general regulatory requirements and tax requirements which increase our cost of doing business, could result in regulatory or tax claims, and could restrict our business in the future.

Our general business operations are subject to a broad spectrum of general regulatory requirements, including antitrust regulations, food and drug regulations, human resources regulations, tax regulations, unclaimed property, banking and treasury regulations, among others. These regulations add cost to our conduct of business and could, in some instances, result in claims or enforcement actions or could reduce our ability to pursue business opportunities. Future changes could additional costs and restrictions to our business activities. In 2013, we paid a fine imposed by the Autorité de la concurrence, France’s competition authority, for alleged price fixing prior to 2006.

We may not be able to repatriate our cash and undistributed earnings held in foreign jurisdictions without incurring additional tax liabilities.

As of March 31, 2015, we had $181.4 million of cash and cash equivalents on our balance sheet, $167.0 million of which was cash and cash equivalents held in foreign jurisdictions, most notably in Canada. Except as required under U.S. tax laws, we do not provide for U.S. taxes on approximately $617.9 million of cumulative undistributed earnings of foreign subsidiaries that have not been previously taxed, as we expect to invest such undistributed earnings indefinitely outside of the United States. We may not be able to repatriate cash and cash equivalents or undistributed earnings held in foreign jurisdictions without incurring additional tax liabilities and higher effective tax rates. Accordingly, our cash and cash equivalents or undistributed earnings held in foreign jurisdictions may effectively be trapped in such foreign jurisdictions unless we are willing to incur additional tax liabilities. In addition, there have been proposals to change U.S. tax laws that would significantly affect how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form this proposed legislation may pass, if enacted it could have a material adverse effect on our tax expense and cash flow.

We are subject to asbestos claims.

In connection with our purchase of McKesson Chemical Company in 1986, our wholly-owned subsidiary Univar USA Inc. is obligated to indemnify McKesson Corporation, or McKesson, for claims alleging injury from exposure to asbestos-containing products by McKesson Chemical Company. As of March 31, 2015, we are defending lawsuits by more than one hundred plaintiffs claiming asbestos related injuries, including a small number of which name us as a defendant. See “Business—Legal Proceedings—Asbestos Claims”. As of March 31, 2015, Univar USA has not recorded a liability related to the pending litigation as any potential loss is neither probable nor estimable. Although our costs of defense to date have not been material, we cannot predict the ultimate outcome of these lawsuits, which, if determined adversely to us, may result in liability that would have a material adverse effect on our business, financial condition and results of operations. Furthermore, if the number of asbestos claims for which we are obligated to indemnify McKesson, or the number of asbestos claims naming us, were to increase substantially, particularly if the increase were associated with a significant increase in the average cost per lawsuit, our business, financial condition and results of operations could be materially adversely affected.

Our business is subject to many operational risks for which we might not be adequately insured.

We are exposed to risks including, but not limited to, accidents, contamination and environmental damage, safety claims, natural disasters, terrorism, acts of war and civil unrest and other events that could potentially interrupt our business operations and/or result in significant costs. Although we attempt to cover these risks with insurance to the extent that we consider appropriate, we may incur losses that are not covered by insurance or exceed the maximum amounts covered by our insurance policies. Damage to a major facility, whether or not insured, could impair our ability to operate our business in a geographic region and cause loss of business and related expenses. From time to time, insurance for chemical risks have not been available on commercially acceptable terms or, in some cases, not available at all. In the future we may not be able to maintain our current coverages. In addition, premiums, which have increased significantly in the last several years, may continue to increase in the future. Increased insurance premiums or our incurrence of significant uncovered losses could have a material adverse effect on our business, financial condition and results of operations. We have incurred environmental risks and losses, often from our historic activities, for which we have no available or remaining insurance.

We are exposed to ongoing litigation and other legal and regulatory actions and risks in the ordinary course of our business, and we could incur significant liabilities and substantial legal fees.

We are subject to the risk of litigation, other legal claims and proceedings, and regulatory enforcement actions in the ordinary course of our business. Also, there may be safety or personal injury risks related to our products which are not known today. The results of legal proceedings cannot be predicted with certainty. We cannot guarantee that the results of current or future legal proceedings against McKesson and a few claims asserted directly against Univar USA Inc. will not materially harm our business, reputation or brand, nor can we guarantee that we will not incur losses in connection with current or future legal proceedings that exceed any provisions we may have set aside in respect of such proceedings or that exceed any applicable insurance coverage. We also cannot guarantee that any tax assessment previously made against us by the Canada Revenue Agency will not result in a material tax liability or that the issues raised by Customs and Border Patrol will not result in a material liability. The occurrence of any of these events could have a material adverse effect on our business, financial condition or results of operations. See “Business—Legal Proceedings.”

Many of the products we sell have “long-tail” exposures, giving rise to liabilities many years after their sale and use. Insurance purchased at the time of sale may not be available when costs arise in the future and producers may no longer be available to provide indemnification.

We require significant working capital, and we expect our working capital needs to increase in the future, which could result in having lower cash available for, among other things, capital expenditures and acquisition financing.

We require significant working capital to purchase chemicals from chemical producers and distributors and sell those chemicals efficiently and profitably to our customers. Our working capital needs also increase at certain times of the year, as our customers’ requirements for chemicals increase. For example, our customers in the agricultural sector require significant deliveries of chemicals within a growing season that can be very short and depend on weather patterns in a given year. We need inventory on hand to have product available to ensure timely delivery to our customers. If our working capital requirements increase and we are unable to finance our working capital on terms and conditions acceptable to us, we may not be able to obtain chemicals to respond to customer demand, which could result in a loss of sales.

In addition, the amount of working capital we require to run our business is expected to increase in the future due to expansions in our business activities. If our working capital needs increase, the amount of free cash we have at our disposal to devote to other uses will decrease. A decrease in free cash could, among other things, limit our flexibility, including our ability to make capital expenditures and to acquire suitable acquisition targets that we have identified. If increases in our working capital occur and have the effect of decreasing our free cash, it could have a material adverse effect on our business, financial condition and results of operations.

We have a history of net losses and may not achieve or sustain profitability in the future.

We have incurred net losses in each of the last five fiscal years, including net losses of $197.4 million, $82.3 million and $20.1 million in the years ended December 31, 2012, 2013 and 2014, respectively. Growth of our revenues may slow or revenues may decline for a number of possible reasons, including slowing demand for our products and services, increasing competition or decreasing growth of our overall market. Our cost of goods sold could increase for a number of possible reasons, including increases in chemical prices and increases in chemical handling expenses due to regulatory action or litigation. In addition, our ability to generate profits could be impacted by our substantial indebtedness and the related interest expense. The interest payments on our indebtedness have exceeded operating income in each of our last five fiscal years. All of these factors could contribute to further net losses and, if we are unable to meet these risks and challenges as we encounter them, our business may suffer. If we do achieve profitability, we may not be able to sustain or increase such profitability.

We depend on a limited number of key personnel who would be difficult to replace. If we lose the services of these individuals, or are unable to attract new talent, our business will be adversely affected.

We depend upon the ability and experience of a number of our executive management and other key personnel who have substantial experience with our operations, the chemicals and chemical distribution industries and the selected markets in which we operate. The loss of the services of one or a combination of our senior executives or key employees could have a material adverse effect on our results of operations. We also might suffer an additional impact on our business if one of our senior executives or key employees is hired by a competitor. Our success also depends on our ability to continue to attract, manage and retain other qualified management and technical and clerical personnel as we grow. We may not be able to continue to attract or retain such personnel in the future.

A portion of our workforce is unionized and labor disruptions could decrease our profitability.

As of December 31, 2014, we had approximately 625 employees in the United States subject to various collective bargaining agreements, most of which have a three-year term. In addition, in several of our international facilities, particularly those in Europe, employees are represented by Works Councils appointed pursuant to local law consisting of employee representatives who have certain rights to negotiate working terms and to receive notice of significant actions. As of December 31, 2014, approximately 26% of our labor force is covered by a collective bargaining agreement, including approximately 13% of our labor force in the United States, approximately 23% of our labor force in Canada and approximately 56% of our labor force in Europe, and approximately 6% of our labor force is covered by a collective bargaining agreement that will expire within one year. These arrangements grant certain protections to employees and subject us to employment terms that are similar to collective bargaining agreements. We cannot guarantee that we will be able to negotiate these or other collective bargaining agreements or arrangements with Works Councils on the same or more favorable terms as the current agreements or arrangements, or at all, and without interruptions, including labor stoppages at the facility or facilities subject to any particular agreement or arrangement. A prolonged labor dispute, which could include a work stoppage, could have a material adverse effect on our business, financial condition and results of operations.

Negative developments affecting our pension plans and multi-employer pension plans in which we participate may occur.

We operate a number of pension plans for our employees and have obligations with respect to several multi-employer pension plans sponsored by labor unions in the United States. The terms of these plans vary from country to country. Generally, our defined benefit pension plans are funded with trust assets invested in a diversified portfolio of debt and equity securities and other investments. Among other factors, changes in interest rates, investment returns, the market value of plan assets and actuarial assumptions can (1) affect the level of plan funding; (2) cause volatility in the net periodic benefit cost; and (3) increase our future contribution requirements. In or following an economic environment characterized by declining investment returns and interest rates, we may be required to make additional cash contributions to our pension plans to satisfy our funding requirements and recognize further increases in our net periodic benefit cost. A significant decrease in investment returns or the market value of plan assets or a significant decrease in interest rates could increase our net periodic benefit costs and adversely affect our results of operations.

Our pension plans in the United States and certain other countries are not fully funded. The funded status of our pension plans is equal to the difference between the value of plan assets and projected benefit obligations. At March 31, 2015, our pension plans had an underfunded status of $280.0 million. This amount could increase or decrease depending on factors such as those mentioned above. Changes to the funded status of our pension plans as a result of updates to actuarial assumptions and actual experience that differs from our estimates will be recognized as gains or losses in the period incurred under our “mark to market” accounting policy, and could result in a requirement for additional funding which would have a direct effect on our cash position. Based on current projections of minimum funding requirements, we expect to make cash contributions of $52.0 million to our defined benefit pension plans in 2015. The timing for any such requirement in future years is uncertain given the implicit uncertainty regarding the future developments of factors mentioned above. The union sponsored multi-employer pension plans in which we participate are also underfunded, including the substantially underfunded Teamsters Central States, Southeast and Southwest Pension Plan, which has liabilities at a level twice that of its assets. This requires us to make often substantial withdrawal liability payments when we close a facility covered by one of these plans, which could hinder our ability to make otherwise appropriate management decisions to operate as efficiently as possible.

Labeling regulations could have an adverse impact on our business.

The United States has recently amended its Right-to-Know laws to require new content in labels affixed to chemical products being sold by chemical manufacturers and chemical distributors. The regulations and guidance from the U.S. Occupational, Health and Safety Administration, or OSHA, for the implementation of such new labeling requirements has indicated a transition date of June 1, 2015, but that distributors can continue to sell existing inventory with the pre-June 1 labels for a period up to December 1, 2015. Recent OSHA publications have caused some lack of clarity on this issue and the transition date for the sale of existing inventory. Although we believe we are properly complying with the transition rules, this lack of clarity in these regulations could impact the company in incremental labeling costs, delays or interruption in product supply and compliance issues.

Risks Related to Our Indebtedness

We may be unable to complete the Anticipated Refinancings and we may choose to terminate the Anticipated Refinancings.

We have had preliminary discussions with potential financial intermediaries and advisors and prior to the completion of this offering we intend to opportunistically seek to refinance the $37.5 million of indebtedness under our ABL Term Facility and the $2,812.7 million of indebtedness under our Senior Term Facility that are expected to remain outstanding following the completion of this offering and the concurrent private placement. The Anticipated Refinancings are in addition to the repayment of our 2017 Subordinated Notes and our 2018 Subordinated Notes described in “Use of Proceeds.” The Anticipated Refinancings may be impacted by economic, market, industry, geopolitical and other conditions, most of which are beyond our control. There can be no assurance that we will be able to complete the Anticipated Refinancings on terms and conditions favorable to us or at all, and we may decide to terminate the Anticipated Refinancings before their completion. If we are unable to complete the Anticipated Refinancings, or if we terminate the Anticipated Refinancings before their completion, there can be no assurance that we will be able to refinance our existing credit facilities prior to their maturity on terms and conditions favorable to us, or at all. See “Anticipated Refinancings” elsewhere in this prospectus.

We and our subsidiaries may incur additional debt in the future, which could substantially reduce our profitability, limit our ability to pursue certain business opportunities and reduce the value of your investment.

As of March 31, 2015, we had $2,812.7 million of debt outstanding under our Senior Term Facility, $304.5 million of debt outstanding under our Senior ABL Facility and no borrowings outstanding under our European ABL Facility, with approximately $725.0 million available for additional borrowing under these facilities. Our former European ABL Facility due 2016 was terminated on March 24, 2014, and all amounts outstanding under such facility were repaid. Subject to certain limitations set forth in these facilities, we or our subsidiaries may incur additional debt in the future, or other obligations that do not constitute indebtedness, which could increase the risks described below and lead to other risks. The amount of our debt or such other obligations could have important consequences for holders of our common stock, including, but not limited to:

•	our ability to satisfy obligations to lenders may be impaired, resulting in possible defaults on and acceleration of our indebtedness;

•	our ability to obtain additional financing for refinancing of existing indebtedness, working capital, capital expenditures, including costs associated with our international expansion, product and service development, acquisitions, general corporate purposes and other purposes may be impaired;

•	our assets that currently serve as collateral for our debt may be insufficient, or may not be available, to support future financings;

•	a substantial portion of our cash flow from operations could be used to repay the principal and interest on our debt;

•	we may be increasingly vulnerable to economic downturns and increases in interest rates;

•	our flexibility in planning for and reacting to changes in our business and the markets in which we operate may be limited; and

•	we may be placed at a competitive disadvantage relative to other companies in our industry with less debt or comparable debt at more favorable interest rates.

The agreements governing our indebtedness contain operating covenants and restrictions that limit our operations and could lead to adverse consequences if we fail to comply with them.

The agreements governing our indebtedness contain certain operating covenants and other restrictions relating to, among other things, limitations on indebtedness (including guarantees of additional indebtedness) and liens, mergers, consolidations and dissolutions, sales of assets, investments and acquisitions, dividends and other restricted payments, repurchase of shares of capital stock and options to purchase shares of capital stock and certain transactions with affiliates. In addition, our Senior ABL Facility and European ABL Facility include certain financial covenants.

The restrictions in the agreements governing our indebtedness may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility.

Failure to comply with these financial and operating covenants could result from, among other things, changes in our results of operations, the incurrence of additional indebtedness, the pricing of our products, our success at implementing cost reduction initiatives, our ability to successfully implement our overall business strategy or changes in general economic conditions, which may be beyond our control. The breach of any of these covenants or restrictions could result in a default under the agreements that govern these facilities that would permit the lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay such amounts, lenders having secured obligations could proceed against the collateral securing these obligations. The collateral includes the capital stock of our domestic subsidiaries, 65% of the capital stock of our foreign subsidiaries and substantially all of our and our subsidiaries’ other tangible and intangible assets, subject in each case to certain exceptions. This could have serious consequences on our financial condition and results of operations and could cause us to become bankrupt or otherwise insolvent. In addition, these covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our business and stockholders.

See “Description of Certain Indebtedness” for additional information about the financial and operating covenants set forth in the agreements governing our Amended Senior Term Facility, Senior ABL Facility and European ABL Facility.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

Our debt outstanding under the Senior Term Facility, Senior ABL Facility and European ABL Facility bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. For additional information on our indebtedness, debt service obligations and sensitivity to interest rate fluctuations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosures About Market Risk” and “Description of Certain Indebtedness” included elsewhere in this prospectus.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms, or at all.

We have historically relied on debt financing to fund our operations, capital expenditures and expansion. The market conditions and the macroeconomic conditions that affect the markets in which we operate could have a material adverse effect on our ability to secure financing on acceptable terms, if at all. We may be unable to secure additional financing on favorable terms or at all and our operating cash flow may be insufficient to satisfy our financial obligations under the indebtedness outstanding from time to time. The terms of additional financing may limit our financial and operating flexibility. Our ability to satisfy our financial obligations will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. Furthermore, if financing is not available when needed, or is not available on acceptable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Risks Related to Our Common Stock and This Offering

Our common stock has no prior public market and the market price of our common stock may be volatile and could decline after this offering.

Prior to this offering, there has not been a public market for our common stock, and an active market for our common stock may not develop or be sustained after this offering. We will negotiate the initial public offering price per share with the representatives of the underwriters and therefore, that price may not be indicative of the market price of our common stock after this offering. We cannot assure you that an active public market for our common stock will develop after this offering or, if it does develop, it may not be sustained. In the absence of a public trading market, you may not be able to liquidate your investment in our common stock. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

•	industry or general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	changes in our customers’ preferences;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	legislative initiatives;

•	adverse publicity related to us or another industry participant;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	action by institutional stockholders or other large stockholders (including the Equity Sponsors and the Temasek Investor), including future sales;

•	speculation in the press or investment community;

•	investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions or strategic partnerships;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders or the Temasek Investor could cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Based on shares outstanding as of March 31, 2015, upon completion of this offering and the concurrent private placement, we will have 137,934,515 outstanding shares of common stock (assuming that the initial public offering price will be $21.00 per share which is the midpoint of the range set forth on the cover of this prospectus). All of the shares sold pursuant to this offering will be immediately tradable without restriction under the Securities Act unless held by “affiliates”, as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock outstanding as of March 31, 2015 will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject, in certain cases, to applicable volume, means of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701 under the Securities Act, subject to the terms of the lock-up agreements entered into among us, the representatives of the underwriters and certain of our stockholders and our directors and executive officers. Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans will also be freely tradable under the Securities Act of 1933, or the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. As of March 31, 2015, there were stock options outstanding to purchase a total of 5,313,331 shares of our common stock. In addition, approximately 748,000 shares of common stock are reserved for future issuance under the Univar Inc. 2011 Stock Incentive Plan, or the Plan.

We and our directors, executive officers, the selling stockholders, the Temasek Investor and stockholders representing substantially all of our outstanding common stock have agreed to a “lock-up,” meaning that, subject to certain exceptions, neither we nor they will sell any shares of our common stock without the prior consent of the representatives of the underwriters, for 180 days after the date of this prospectus. Following the expiration of this 180-day lock-up period, approximately 137,934,515 shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. See “Shares of Common Stock Eligible for Future Sale” for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, certain of our significant stockholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. The representatives of the underwriters may, in their sole discretion and at any time, release all or any portion of the securities subject to lock-up agreements entered into in connection with this offering. See “Underwriting (Conflict of Interest).” In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

The Temasek Investor has entered into a stock purchase agreement pursuant to which it has agreed to purchase $350 million of newly issued shares of our common stock from us in the concurrent private placement. The concurrent private placement will not be registered under the Securities Act. As a result, the shares of our common stock purchased by the Temasek Investor will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable restrictions under Rule 144 or pursuant to any other exemption from registration under the Securities Act, subject to the terms of the lock-up agreements entered into between the Temasek Investor and the representatives of the underwriters. In addition, in connection with the concurrent private placement, the Temasek Investor will become a party to the Fourth Amended and Restated Stockholders’ Agreement of Univar Inc., pursuant to which it will be granted certain registration rights. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If there is no coverage of our company by securities or industry analysts, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage; if one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

The Equity Sponsors will control the direction of our business. In addition, the Temasek Investor has the right to nominate one member of our Board of Directors. If the ownership of our common stock continues to be highly concentrated, it could prevent you and other stockholders from influencing significant corporate decisions.

Following the completion of this offering and the concurrent private placement, the Equity Sponsors will collectively beneficially own approximately 55.7% of the outstanding shares of our common stock and the Temasek Investor will beneficially own approximately 18.3% of the outstanding shares of our common stock, assuming that the underwriters do not exercise their option to purchase additional shares, that the initial public offering price will be $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and that Univar N.V. and the tagging stockholders sell $150 million of shares to the Temasek Investor in the concurrent private placement. As a result, the Equity Sponsors will exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common stock.

The Amended and Restated Stockholders’ Agreement will allow the Equity Sponsors to nominate six directors each as long as they own at least 50% of the shares of our common stock that the applicable Equity Sponsor owned on November 30, 2010, or any shares or other securities into which or for which such shares of common stock may have been converted or exchanged in connection with any exchange, reclassification, dividend, distribution, stock split, combination, subdivision, merger, spin-off, recapitalization, reorganization or similar transaction. In addition, the Amended and Restated Stockholders’ Agreement will allow the Temasek Investor to nominate and director for as long as it owns at least 10% of the outstanding shares of our common stock. This could allow the Equity Sponsors and the Temasek Investor to nominate the entire Board of Directors. In addition, we will be a “controlled company” for the purposes of the NYSE rules, which will provide us with exemptions from certain of the corporate governance standards imposed by the NYSE’s rules. These provisions will allow the Equity Sponsors to exercise significant control over our corporate decisions and limit the ability of the public stockholders to influence our decision making.

Our Third Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws will also include a number of provisions that may discourage, delay or prevent a change in our management or control for so long as the Equity Sponsors own specified percentages of our common stock. See “—Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.” These provisions not only could have a negative impact on the trading price of our common stock, but could also allow the Equity Sponsors to delay or prevent a corporate transaction that the public stockholders approve of.

Our Third Amended and Restated Certificate of Incorporation will provide that we will waive any interest or expectancy in corporate opportunities presented to the Equity Sponsors.

Our Third Amended and Restated Certificate of Incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to the Equity Sponsors, or their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of the Equity Sponsors or their respective agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer. Stockholders will be deemed to have notice of and consented to this provision of our Third Amended and Restated Certificate of Incorporation. This will allow the Equity Sponsors to compete with us. Strong competition for investment opportunities could result in fewer such opportunities for us. We likely will not always be able to compete successfully with our competitors and competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

Following this offering, we will be subject to the reporting and corporate governance requirements, the listing standards of the NYSE and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which apply to issuers of listed equity, which will impose certain new compliance costs and obligations upon us. The changes necessitated by publicly listing our equity will require a significant commitment of additional resources and management oversight which will increase our operating costs. These changes will also place additional demands on our finance and accounting staff and on our financial accounting and information systems. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to:

•	prepare and file periodic reports, and distribute other shareholder communications, in compliance with the federal securities laws and the NYSE rules;

•	define and expand the roles and the duties of our Board of Directors and its committees; and

•	institute more comprehensive compliance, investor relations and internal audit functions.

In particular, upon completion of this offering, the Sarbanes-Oxley Act will require us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework, and to report on our conclusions as to the effectiveness of our internal controls. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. In addition, upon completion of this offering, we will be required under the Securities Exchange Act of 1934, as amended, or the Exchange Act, to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common shares. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the Securities and Exchange Comission, or the SEC, the NYSE or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our shares of common stock, and could adversely affect our ability to access the capital markets.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws will include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws will:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•	establish a classified Board of Directors, as a result of which our board will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new Board of Directors at an annual meeting;

•	limit the ability of stockholders to remove directors if the Equity Sponsors collectively cease to own more than 25% of our voting common stock;

•	provide that vacancies on the Board of Directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•	prohibit stockholders from calling special meetings of stockholders if the Equity Sponsors collectively cease to own more than 50% of our voting common stock;

•	prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders if the Equity Sponsors collectively cease to own more than 50% of our voting common stock;

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	require the approval of holders of at least 75% of the outstanding shares of our voting common stock to amend the Second Amended and Restated By-laws and certain provisions of the Third Amended and Restated Certificate of Incorporation if the Equity Sponsors collectively cease to own more than 50% of our common stock.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock—Anti-Takeover Effects of our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws” Our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Our Third Amended and Restated Certificate of Incorporation will include provisions limiting the personal liability of our directors for breaches of fiduciary duty under the DGCL.

Our Third Amended and Restated Certificate of Incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our Third Amended and Restated Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our Third Amended and Restated Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our Third Amended and Restated Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the General Corporation Law of the State of Delaware, or the DGCL, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our Third Amended and Restated Certificate of Incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation Third Amended and Restated Certificate of Incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Investors purchasing common stock in this offering will experience immediate and substantial dilution as a result of this offering and future equity issuances.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the book value of your stock, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. The net tangible deficit per share, calculated as of March 31, 2015 and after giving effect to the offering, is $10.10. Investors purchasing common stock in this offering will experience immediate and substantial dilution of $31.10 per share. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their option to purchase additional shares from us, or if we issue additional equity securities in the future, investors purchasing common stock in this offering will experience additional dilution. See “Dilution.”

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

We expect to be a “controlled company” within the meaning of the NYSE rules and, as a result, we will qualify for, and currently intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After completion of this offering and the concurrent private placement, we expect that the Equity Sponsors will collectively beneficially own approximately 55.7% of the outstanding shares of our common stock and the Temasek Investor will beneficially own approximately 18.3% of the outstanding shares of our common stock, assuming that the underwriters do not exercise their option to purchase additional shares, that the initial public offering price will be $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and that Univar N.V. and the tagging stockholders sell $150 million of shares to the Temasek Investor in the concurrent private placement. We expect that the Equity Sponsors and the Temasek Investor will be a group within the meaning of the NYSE corporate governance rules immediately following this offering. If that occurs, we expect to qualify as a “controlled company” within the meaning of the NYSE corporate governance rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise have director nominees selected by vote of a majority of the independent directors;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Accordingly, we intend to rely on exemptions from certain corporate governance requirements. As a result, we may not have a majority of independent directors, our compensation committee and nominating and corporate governance committee may not consist entirely of independent directors and the board committees may not be subject to annual performance evaluations. Additionally, we are only required to have one independent audit committee member upon the listing of our common stock on the NYSE, a majority of independent audit committee members within 90 days from the date of listing and all independent audit committee members within one year from the date of listing. Consequently, you will not have the same protections afforded to stockholders of companies that are subject to all applicable stock exchange corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $21.00 per share, which is the mid-point of the price range set forth on the cover of this prospectus, we estimate that we will receive net proceeds from this offering of approximately $389.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of approximately $31.0 million in connection with this offering. We estimate that the net proceeds we will receive from the sale of 17,636,684 shares of our common stock in the concurrent private placement will be approximately $350.0 million.

We intend to use the net proceeds from this offering and the concurrent private placement to (i) redeem, repurchase or otherwise acquire or retire $600.0 million of our outstanding 2017 Subordinated Notes and $50 million of our outstanding 2018 Subordinated Notes, (ii) pay related fees and expenses, (iii) pay the Equity Sponsors an aggregate fee of approximately $26 million to terminate the consulting agreements described below under “Certain Relationships and Related Party Transactions—Consulting Agreements” and (iv) to use the remaining proceeds, if any, for general corporate purposes.

Interest on the 2017 Subordinated Notes and the 2018 Subordinated Notes is payable in arrears quarterly at the rate of 10.50% per annum payable quarterly to holders of record as of the record date immediately preceding the interest payment date. The 2017 Subordinated Notes mature on September 30, 2017 and the 2018 Subordinated Notes mature on June 30, 2018.

A $1.00 increase or decrease in the assumed initial public offering price of $21.00 per share (the midpoint of the price range set forth on the front cover of this prospectus) would increase or decrease the net proceeds to us from this offering by $19 million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease the net proceeds to us by $19,950,000, assuming the initial public offering price of $21.00 per share (the mid-point of the price range set forth on the front cover of this prospectus) remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the initial public offering price and other terms of this offering determined at pricing.

We will not receive any proceeds from any sale of shares of our common stock by the selling stockholders and we will not receive any proceeds from the sale of shares of our common stock by Univar N.V. and certain other of our stockholders to the Temasek Investor.

DIVIDEND POLICY

We have not declared or paid cash dividends on our capital stock in our most recent three fiscal years or in 2015. We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain any future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on earnings, financial condition, operating results, capital requirements, any contractual restrictions and other factors that our Board of Directors deems relevant. In addition, our secured credit facilities contain limitations on our ability to declare and pay cash dividends. Pursuant to the terms of our Senior ABL Facility, we may pay dividends on our stock as long as (i) no default or event of default has occurred and (ii) either (a)(I) the total availability is at least 20% of the total borrowing base and (II) the U.S. availability is greater than 20% of the U.S. borrowing base or (b)(I) the total availability is greater than 12.5% of the total borrowing base, (II) the U.S. availability is greater than 12.5% of the U.S. borrowing base and (III) after giving effect to the dividend payment, we have a fixed charge coverage ratio of 1.0 to 1.0, subject to certain other restrictions in our Senior ABL Facility. Pursuant to the terms of our Senior Term Facility, we may pay dividends on our stock so long as no event of default has occurred and is continuing thereunder and provided that at the time of such payment of dividends, and after giving effect thereto, our consolidated total leverage ratio does not exceed 4.00 to 1.00 and the amount of such dividends does not exceed $20 million in the aggregate, subject to certain other restrictions in our Senior Term Facility. Pursuant to the terms of our European ABL Facility, we may pay dividends on our stock as long as (i) no default or event of default has occurred and (ii) either (a) the total availability is greater than the greater of (I) 20% of the total borrowing base and (II) €35 million or (b)(I) the total availability is greater than the greater of (x) 12.5% of the total borrowing base and (y) €20 million and (II) after giving effect to the dividend payment, we have a fixed charge coverage ratio of 1.0 to 1.0, subject to certain other restrictions in our European ABL Facility. For a description of our Senior ABL Facility, Senior Term Facility and European ABL Facility, see “Description of Certain Indebtedness.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of March 31, 2015:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale by us of shares of our common stock in this offering at an assumed initial public offering price of $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, (and after deducting estimated underwriting discounts and commissions and offering expenses payable by us) and the sale by us of shares of our common stock in the concurrent private placement at an assumed offering price of $21.00 per share and the use of the net proceeds therefrom as described in “Use of Proceeds.”

The as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2015
	Actual	As Adjusted(1)
		(unaudited)
	(Dollars in millions except per share data)
Cash and cash equivalents	$181.4	$244.4

Senior Term Loan Facilities:
Term B Loan due 2017(2)	$2,676.2	$2,676.2
Euro Tranche Term Loan due 2017(2)	136.5	136.5
Asset Backed Loan (ABL) Facilities:
ABL Revolver due 2018	267.0	267.0
ABL Term Loan due 2016(2)	37.5	37.5
European ABL Facility due 2019	—
Senior Subordinated Notes:
Senior Subordinated Notes due 2017	600.0	—
Senior Subordinated Notes due 2018	50.0	—
Capital Lease Obligations	13.5	13.5

Total Debt Before Discount	3,780.7	3,130.7
Discount on Long-Term Debt	(20.2)	(17.1)

Total Long Term Debt	3,760.5	3,113.6
Stockholders’ equity (deficit):
Common stock: (i) Actual: par value $0.000000028 per share, 370,181,733 shares authorized, 100,297,831 shares issued and outstanding (ii) As adjusted: par value $0.01 per share, 2,000,000,000 shares authorized, 137,934,515 shares issued and outstanding	—	1.4
Additional paid-in capital	1,461.1	2,197.0
Accumulated deficit	(981.6)	(1,002.5)
Accumulated other comprehensive loss	(329.3)	(329.3)

Total stockholders’ equity	150.2	866.6

Total capitalization	$3,910.7	$3,980.2

(1)

A $1.00 increase or decrease in the assumed initial public offering price of $21.00 per share (the midpoint of the price range set forth on the front cover of this prospectus) would increase or decrease the net proceeds to us from this offering by $19 million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease the net proceeds to us by $19,950,000 assuming the initial public offering price of $21.00 per share (the mid-point of the price range set forth on the front cover of this prospectus) remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	We intend to complete the Anticipated Refinancings after the consummation of this offering. If we are able to complete the Anticipated Refinancings, we intend to use the proceeds of the Anticipated Refinancings to repay all amounts outstanding under our Term B Loan due 2017, our Euro Tranche Term Loan due 2017 and our ABL Term Loan due 2016. There can be no assurance that we will be able to complete the Anticipated Refinancings on terms and conditions favorable to us or at all, and we may decide to terminate the Anticipated Refinancings before their completion. See “Anticipated Refinancings” elsewhere in this prospectus.

The share information as of March 31, 2015 shown in the table above excludes any shares to be reserved for issuance under our stock option plans that may be adopted prior to the completion of this offering.

DILUTION

If you invest in our common stock, the book value of your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of March 31, 2015 was $(2,109.9) million and net tangible book value per share was $(21.04). Net tangible book value per share before the offering has been determined by dividing net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding at March 31, 2015, after giving effect to a 1.9845 for 1 reverse stock split of our common stock effected on             , 2015.

After giving effect to the sale of shares of our common stock in this offering at an assumed initial public offering price of $21.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), the sale of shares of our common stock in the concurrent private placement at an assumed price of $21.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value at March 31, 2015 would have been $(1,393.5) million, or $(10.10) per share. This represents an immediate increase in net tangible book value per share of $10.94 to our existing stockholders and dilution in net tangible book value per share of $31.10 to new investors who purchase shares in this offering. The following table illustrates this per share dilution to new investors:

Initial public offering price per share		$21.00
Net tangible book value (deficit) per share as of March 31, 2015	$(21.04)
Increase per share attributable to this offering and the concurrent private placement	10.94

Net tangible book value (deficit) per share after this offering and the concurrent private placement		$(10.10)

Dilution in net tangible book value (deficit) per share to new investors		$31.10

A $1.00 increase or decrease in the assumed initial public offering price of $21.00 per share (the midpoint of the price range set forth on the front cover of this prospectus) would increase or decrease the net proceeds to us from this offering by $19 million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease the total consideration paid to us new investors by $19,950,000 assuming the initial public offering price of $21.00 per share, the mid-point of the price range set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from any sale of shares of our common stock by the selling stockholders. If the underwriters were to exercise their option to purchase additional shares of our common stock in full, the dilution in net tangible book value per share to new investors will be $31.10.

The following table summarizes, as of March 31, 2015, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders who have purchased shares since January 1, 2010, Temasek Investor and the new investors purchasing shares in this offering, assuming that Univar N.V. and the tagging stockholders do not sell any shares to the Temasek Investor in the concurrent private placement:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(Shares in thousands)		(Dollars in millions)
Existing stockholders purchasing since January 1, 2010	45,388,154	55%	889,474,663	54%	$19.60
Temasek Investor	17,636,684	21%	350,000,000	21%	$19.85
Investors in this offering	20,000,000	24%	420,000,000	25%	$21.00

Total	83,024,838	100%	1,659,474,663	100%	$19.99

If the underwriters were to exercise their option to purchase additional shares in full, the percentage of shares of common stock held by existing stockholders who purchased shares prior to January 1, 2010 would be approximately 25%, the percentage of shares of common stock held by existing stockholders who purchased shares after January 1, 2010 would be approximately 33%, the percentage of shares of common stock held by the Temasek Investor would be approximately 13% and the percentage of shares of common stock held by investors in this offering would be approximately 29%, assuming that Univar N.V. and the tagging stockholders do not sell any shares to the Temasek Investor in the concurrent private placement.

The share information as of March 31, 2015 shown in the table above excludes any shares to be reserved for issuance under our stock option plans that may be adopted prior to the completion of this offering.

ANTICIPATED REFINANCINGS

We have had preliminary discussions with potential lenders, financial intermediaries and advisors and prior to the completion of this offering we intend to opportunistically seek to refinance the $37.5 million of indebtedness under our ABL Term Facility and the $2,812.7 million of indebtedness under our Senior Term Facility that are expected to remain outstanding following the completion of this offering and the concurrent private placement. The Anticipated Refinancings are in addition to the repayment of our 2017 Subordinated Notes and our 2018 Subordinated Notes described in “Use of Proceeds”. The Anticipated Refinancings may be impacted by economic, market, industry, geopolitical and other conditions, most of which are beyond our control. This offering is not contingent upon our consummating the Anticipated Refinancings and the Anticipated Refinancings are not contingent upon the consummation of this offering. There can be no assurance that we will be able to complete the Anticipated Refinancings on terms and conditions favorable to us or at all, and we may decide to terminate the Anticipated Refinancings before their completion. If we are unable to complete the Anticipated Refinancings, or if we terminate the Anticipated Refinancings before their completion, there can be no assurance that we will be able to refinance our existing credit facilities prior to their maturity on terms and conditions favorable to us, or at all.

The following is a brief description of the anticipated principal terms of the Anticipated Refinancings. However, the relative principal amounts, applicable interest rates and other terms of the indebtedness that will be incurred may not be definitively determined until shortly before or after the closing date of this offering and may differ from those described below. If we are able to consummate the Anticipated Refinancings, we intend to repay all amounts outstanding under our ABL Term Facility and our Senior Term Facility on or prior to their maturity. It is expected that certain of the agents and/or lenders in the Anticipated Refinancings may be affiliates of the underwriters in this offering.

New Senior Term Facility

In connection with the Anticipated Refinancings, we intend to seek to enter into a new senior term loan facility, or the New Senior Term Facility. Under the New Senior Facility, we intend to seek to incur an approximately $2,050.0 million U.S. dollar denominated term loan and an approximately €250.0 million euro denominated term loan. We intend to seek to have the New Senior Term Facility provide for an uncommitted incremental term loan facility that will be available subject to the satisfaction of certain conditions.

We expect that obligations under the New Senior Term Facility would be guaranteed by certain of our U.S. subsidiaries and will be secured by (i) a first priority lien on substantially all of our assets as well as the assets of certain of our U.S. subsidiaries, other than inventory and accounts receivable and related collateral, or the Current Assets, and (ii) a second priority lien on the Current Assets, in each case subject to various limitations and exceptions.

We expect that the New Senior Term Facility would not contain financial covenants. We expect that the New Senior Term Facility would contain limitations on our ability to, among other things, incur indebtedness and liens, make distributions, investments, acquisitions and dividends, sell assets, engage in mergers, consolidations, liquidations and certain transactions with affiliates and change our lines of business. We expect that the New Senior Term Facility would require us to prepay the loans thereunder with a portion of our excess cash flow, the proceeds of certain indebtedness and, subject to certain re-investment rights, the proceeds of certain asset sales. We expect that the New Senior Term Facility would contain customary events of default including for failure to make payments, breaches of covenants, cross-default to other material indebtedness (other than in the case of any financial maintenance covenant), cross-acceleration to other material indebtedness, material unstayed judgments, certain events related to bankruptcy, insolvency and the Employee Retirement Income Security Act of 1974, as amended, or ERISA, failure of guarantees or security and change of control.

We expect that obligations under the New Senior Term Facility would mature on the date that is seven years from the date of the initial borrowings under the New Senior Term Facility.

New Senior ABL Facility

In connection with the Anticipated Refinancings, we intend to seek to enter into a new senior asset-based loan facility, or the New Senior ABL Facility. We intend to seek to have the New Senior ABL Facility include a $1,300.0 million senior secured revolving credit facility in two tranches. We intend to seek to include a $100.0 million term loan facility in the New Senior ABL Facility. In addition, we expect that the New Senior ABL Facility would permit us to request increases in the amount available under the revolving portion of the New Senior ABL Facility by up to $500.0 million, and that up to $125.0 million of that increase can be provided in the form of a term loan.

We expect that the maximum amount available to borrow under the New ABL Revolving Facility would be determined by the amount of eligible inventory, accounts receivable and cash of Univar Inc. and certain of its subsidiaries.

We expect that the New Senior ABL Facility would be guaranteed by certain of our subsidiaries and secured by (i) a first priority lien on the borrowers and the guarantors’ accounts receivable and inventory and (ii) a second priority lien on substantially all other assets of these parties, in each case subject to various limitations and exceptions.

We expect that the New Senior ABL Facility would contain limitations on our ability to, among other things, incur indebtedness and liens, make distributions, investments, acquisitions and restricted junior payments and dividends, sell assets, engage in mergers, consolidations, liquidations and certain transactions with affiliates and change our lines of business. We expect that the New Senior ABL Facility would contain events of default including for failure to make payments under the New Senior ABL Facility, breaches of covenants, cross-default to other material indebtedness, material unstayed judgments, certain ERISA, bankruptcy and insolvency events, failure of guarantees or security and change of control.

We expect that obligations under the revolving portions of the New Senior ABL Facility would mature on the date that is five years from the date of the initial borrowings under the New Senior ABL Facility and obligations under the term portions of the New Senior ABL Facility would mature on the date that is three years from the date of the initial borrowings under the New Senior ABL Facility.

Additional New Senior Indebtedness

In connection with the Anticipated Refinancings, we also intend to seek to incur $400.0 million of additional new senior indebtedness. We expect that the covenants and events of default for this indebtedness would be similar in scope to the extent applicable to the covenants and events of default in the indentures that govern our 2017 Subordinated Notes and 2018 Subordinated Notes. We expect that this new indebtedness would have a term of eight years.

Impact on Statement of Operations

Depending on the applicable accounting treatment, we expect to record a non-cash charge for the write off of debt issuance costs associated with our existing debt as well as incremental expenses of the Anticipated Refinancings in the applicable period or periods during which the Anticipated Refinancings are consummated. We expect the total expenses before income taxes could be between approximately $25 million and $65 million.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our summary consolidated financial data as of and for the periods indicated. The selected consolidated financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2012, 2011 and 2010 and for the fiscal years ended December 31, 2011 and 2010 are derived from our audited consolidated financial statements which are not included in this prospectus. The summary consolidated financial data as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, our unaudited condensed consolidated financial statements contain all adjustments necessary for a fair presentation of our financial position, results of our operations and cash flows. Our historical consolidated financial data may not be indicative of our future performance.

This “Selected Consolidated Financial Data” should be read in conjunction with “Prospectus Summary—Summary Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year Ended					Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	March 31, 2015	March 31, 2014
	(Dollars in millions, except share and per share data)
	(audited)					(unaudited)
Consolidated Statement of Operations:
Net sales	$10,373.9	$10,324.6	$9,747.1	$9,718.5	$7,908.2	$2,299.1	$2,516.4
Cost of goods sold (exclusive of depreciation)	8,443.2	8,448.7	7,924.6	7,883.0	6,399.9	1,837.5	2,044.0

Gross profit	1,930.7	1,875.9	1,822.5	1,835.5	1,508.3	461.6	472.4
Operating expenses:
Outbound freight and handling expenses	365.5	326.0	308.2	294.1	209.4	84.5	87.8
Warehousing, selling and administrative	923.5	951.7	907.1	895.4	799.8	231.4	239.0
Other operating expenses, net	197.1	12.0	177.7	140.3	86.2	8.1	21.7
Depreciation	133.5	128.1	111.7	108.4	83.0	32.0	30.6
Amortization	96.0	100.0	93.3	90.0	45.6	21.9	23.7
Impairment charges	0.3	135.6	75.8	173.9	12.6	—	—

Total operating expenses	1,715.9	1,653.4	1,673.8	1,702.1	1,236.6	377.9	402.8

Operating income	214.8	222.5	148.7	133.4	271.7	83.7	69.6

Other (expense) income
Interest income	8.2	11.0	9.0	7.1	7.7	1.2	2.4
Interest expense	(258.8)	(305.5)	(277.1)	(280.7)	(309.6)	(64.4)	(66.3)
Loss on extinguishment of debt	(1.2)	(2.5)	(0.5)	(16.1)	(14.5)	—	(1.2)
Other income (expense), net	1.1	(17.6)	(1.9)	(4.0)	4.5	6.8	(1.9)

Total other expense	(250.7)	(314.6)	(270.5)	(293.7)	(311.9)	(56.4)	(67.0)

Income (loss) before income taxes	(35.9)	(92.1)	(121.8)	(160.3)	(40.2)	27.3	2.6
Income tax expense (benefit)	(15.8)	(9.8)	75.6	15.9	30.4	7.6	5.4

Net income (loss)	$(20.1)	$(82.3)	$(197.4)	$(176.2)	$(70.6)	$19.7	$(2.8)

	Fiscal Year Ended					Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	March 31, 2015	March 31, 2014
	(Dollars in millions, except share and per share data)
	(audited)					(unaudited)
Net income (loss) per share(1):
Basic and Diluted	$(0.20)	$(0.83)	$(2.01)	$(1.80)	$(0.95)	$0.20	$(0.03)
Weighted average common shares used in computing net income (loss) per share(1):
Basic	99,718,998	99,299,892	98,355,548	98,019,031	74,579,834	99,892,821	99,645,738
Diluted	99,718,998	99,299,892	98,355,548	98,019,031	74,579,834	100,380,582	99,645,738

	As of					Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	March 31, 2015
	(Dollars in millions)
	(audited)					(unaudited)
Balance sheet data:
Cash and cash equivalents	$206.0	$180.4	$220.9	$96.3	$127.9	$181.4
Total assets	6,076.6	6,217.0	6,530.5	5,712.1	6,755.8	5,916.3
Long-term obligations	4,309.6	4,244.8	4,525.4	3,632.9	4,607.4	4,222.4
Stockholders’ equity	248.1	381.3	526.4	660.3	875.9	150.2

	Fiscal Year Ended					Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	March 31, 2015	March 31, 2014
	(Dollars in millions) (unaudited)
Other financial data:
Net cash provided (used) by operating activities	$126.3	$289.3	$15.5	$262.4	$27.1	$88.1	$(48.3)
Net cash used by investing activities	(148.2)	(215.7)	(657.1)	(250.8)	(789.6)	(30.2)	(23.7)
Net cash provided (used) by financing activities	84.1	(110.5)	753.8	(35.1)	749.0	(48.4)	63.4
Capital expenditures	113.9	141.3	170.1	102.9	92.0	31.9	24.9
Adjusted EBITDA(2)	641.7	598.2	607.2	646.0	499.1	145.7	145.6
Adjusted EBITDA margin(2)	6.2%	5.8%	6.2%	6.6%	6.3%	6.3%	5.8%

(1)	Reflects a 1.9845 for 1 reverse stock split of our outstanding shares of common stock to be effected prior to the completion of this offering.

(2)	For a complete discussion of the method of calculating Adjusted EBITDA and its usefulness, refer to “Prospectus Summary—Summary Consolidated Financial and Operating Data,” included elsewhere in this prospectus. The following is a quantitative reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss):

	Fiscal Year Ended					Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	March 31, 2015	March 31, 2014
	(Dollars in millions)
Net income (loss)	$(20.1)	$(82.3)	$(197.4)	$(176.2)	$(70.6)	$19.7	$(2.8)
Income tax expense (benefit)	(15.8)	(9.8)	75.6	15.9	30.4	7.6	5.4
Interest expense, net	250.6	294.5	268.1	273.6	301.9	63.2	63.9
Loss on extinguishment of debt	1.2	2.5	0.5	16.1	14.5	—	1.2
Amortization	96.0	100.0	93.3	90.0	45.6	21.9	23.7
Depreciation	133.5	128.1	111.7	108.4	83.0	32.0	30.6

EBITDA	$445.4	$433.0	$351.8	$327.8	$404.8	$144.4	$122.0

Impairment charges(a)	0.3	135.6	75.8	173.9	12.6	—	—
Other operating expenses, net(b)	197.1	12.0	177.7	140.3	86.2	8.1	21.7
Other (income) expense, net(c)	(1.1)	17.6	1.9	4.0	(4.5)	(6.8)	1.9

Adjusted EBITDA	$641.7	$598.2	$607.2	$646.0	$499.1	$145.7	$145.6

(a)	The 2014 impairment charges primarily related to impairments of idle properties and equipment. The 2013 impairment charges primarily related to the write-off of goodwill related to the Rest of World segment as well as the write-off of capitalized software costs related to a global ERP system. The 2012 and 2011 impairment charges primarily related to the impairment of goodwill in the EMEA segment. The 2010 impairment charges primarily related to impairments of idle properties and equipment.
(b)	Other operating expense, net primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual and non-recurring expenses.
(c)	Other (income) expense, net consists of gains and losses on foreign currency transactions, undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs and other nonoperating activity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading global chemical distributor and provider of innovative value-added services. For the fiscal year ended December 31, 2014, we held the #1 market position in North America and the #2 market position in Europe. We source chemicals from over 8,000 producers worldwide and provide a comprehensive array of products and services to over 110,000 customer locations in over 150 countries. Our scale and broad geographic reach, combined with our deep product knowledge, end market expertise and our differentiated value-added services, provide us with a distinct competitive advantage and enable us to offer customers a “one-stop shop” for their chemical needs. As a result, we believe we are strategically positioned for significant growth and to increase our market share.

Since hiring our President and CEO, Erik Fyrwald, in May 2012, we have significantly enhanced our management team and have implemented a series of transformational initiatives to drive growth and operating performance. These initiatives include:

•	focusing increased efforts on strengthening our market, technical and product expertise in attractive, high-growth industry sectors, such as oil, gas and mining, water treatment, agricultural sciences, food ingredients, cleaning and sanitization, pharmaceutical ingredients and personal care;

•	increasing and enhancing our value-added services, such as specialty product blending, automated tank monitoring and refill of less than truckload quantities, chemical waste management and digitally-enabled marketing and sales;

•	undertaking a series of measures to drive operational excellence, such as enhancing our supply chain and logistics expertise, enhancing our global sourcing capabilities, reducing procurement costs, streamlining back-office functions and improving our working capital efficiency;

•	pursuing commercial excellence programs, including significantly increasing our global sales force, establishing a performance driven sales culture and developing our proprietary, analytics-based mobile sales force tools; and

•	continuing to improve upon our distribution industry leadership in safety performance, which serves as a differentiating factor for both producers and our customers.

As a result of these initiatives, we believe we are well-positioned to continue to capture market share and improve our margins. In the twelve months ended March 31, 2015, we generated $10.2 billion in net sales and $641.8 million in Adjusted EBITDA. For a reconciliation of Adjusted EBITDA to net income (loss), see “Prospectus Summary—Summary Consolidated Financial and Operating Data.”

Key Business Metrics

Net sales. We generate net sales primarily through the sale of chemicals to our customers. Our net sales also include billings for freight and handling charges and fees earned for services provided, and is presented net of any discounts, returns, customer rebates and sales or other revenue-based tax.

Gross profit and gross margin. We believe that gross profit and gross margin are useful for evaluating our operating performance. We define gross profit as net sales less cost of goods sold (exclusive of depreciation). We define gross margin as gross profit divided by net sales. Our cost of goods sold includes all inventory costs, such as purchase prices from suppliers, net of any rebates received, as well as inbound freight and handling, direct labor and other costs incurred to blend and repackage the product and is exclusive of costs to deliver the products we buy from producers and depreciation expense. Cost of goods sold is recognized based on the weighted average cost of the inventory sold. Our gross profit may not be comparable to those of other companies, as other companies may include all of the costs related to their distribution network in cost of goods sold.

Operating expenses. Our operating expenses consist of outbound freight and handling, warehousing, selling and administrative expenses, other operating expenses, net, depreciation, amortization and impairment charges. Outbound freight and handling expenses include direct costs in delivering products to customers, such as direct labor costs, fuel and common carrier activity. Warehousing, selling and administrative expenses include indirect labor costs, which consist of substantially all labor costs not related to blending and repackaging, and other general and administrative expenses such as occupancy, warehousing, marketing, selling, and information technology. Other operating expenses, net primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual and non-recurring expenses.

Adjusted EBITDA. In addition to our net income (loss) determined in accordance with GAAP, we evaluate operating performance using Adjusted EBITDA, which we define as our consolidated net income (loss), plus the sum of interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, other operating expenses, net, impairment charges, loss on extinguishment of debt and other (income) expense, net (which consists of gains and losses on foreign currency transactions and undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs and other nonoperating activity). We believe that Adjusted EBITDA is an important indicator of operating performance because:

•	we report Adjusted EBITDA to our lenders as required under the covenants of our credit agreements;

•	Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses;

•	we consider gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations; and

•	other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of our results.

For reconciliations of Adjusted EBITDA to net income (loss), see “Prospectus Summary—Summary Consolidated Financial and Operating Data” and “Selected Financial Data.”

Key Factors Affecting Operating Results and Financial Condition

Economic conditions and industry trends. Our business depends on demand from customers for chemicals. Because the vast majority of the chemicals we sell are used in industrial production, the chemical market has historically performed in line with broader industrial production trends as well as trends in end markets affecting industrial production such as consumer goods. As general economic conditions improve or deteriorate, industrial production generally and chemicals consumption more specifically tend to move correspondingly, particularly in those industry sectors or geographic areas most directly affected by the changed economic conditions. Although these changes in industrial production and economic activity also affect chemical distribution, they tend to do so to a lesser extent. The changes in industrial production and economic activity have been mitigated by the trend toward outsourcing of distribution by larger chemical producers as well as specific strategies employed by chemical producers. The recent decline in oil and gas prices may lead to decreases in the volume and price of chemicals we sell to our oil and gas customers. However, these declines may also lead to decreases in transportation costs resulting from lower fuel prices and additional transportation capacity.

Acquisitions. From time to time we enter into strategic acquisitions to expand into new markets, new platforms and new geographies in an effort to better service existing customers and attract new ones. In accordance with GAAP, the results of the acquisitions we completed are reflected in our consolidated financial statements from the date of acquisition forward. We incur transaction and integration costs prior to fully realizing the benefits of acquisition synergies.

On April 10, 2015, we acquired Key Chemical, Inc., or Key, one of the largest distributors of fluoride to municipalities in the United States, which we expect to help us expand our offerings into the municipal and other industrial markets.

On November 3, 2014, we acquired 100% of the equity interest in D’Altomare Quimica Ltda, or D’Altomare, a Brazilian distributor of specialty chemicals and ingredients. The acquisition expands our geographic footprint and market presence in Brazil and across Latin America.

On May 16, 2013, we acquired 100% of the equity interest in Quimicompuestos S.A. de C.V., or Quimicompuestos, a leading distributor of commodity chemicals in Mexico. The acquisition provides us with a strong platform for future growth in Mexico and enables us to offer its customers and suppliers the complete end to end value proposition with both specialty chemical and commodity offerings.

On December 11, 2012, we acquired 100% of the equity interest in Magnablend Holdings, Inc., or Magnablend, a Texas-based provider of custom specialty chemical manufacturing, blending and packaging solutions. The acquisition provides us with a strong platform for future growth in the rapidly growing North American oil and gas market.

See Note 17 to our audited consolidated financial statements included elsewhere in this prospectus for further information on these acquisitions.

Volume-based pricing. We generally procure chemicals through purchase orders rather than under long-term contracts with firm commitments. Our arrangements with key producers are typically embodied in agreements that we refer to as framework supply agreements. We work to develop strong relationships with a select group of producers that we target based on a number of factors, including price, breadth of product offering, quality, market recognition, delivery terms and schedules, continuity of supply and their strategic positioning. Our framework supply agreements with chemicals producers typically renew annually and, while they generally do not provide for specific product pricing, many include volume-based financial incentives that we earn by meeting or exceeding target purchase volumes. Our ability to earn these volume-based incentives is an important factor in improving our financial results.

Cost Savings. We are increasingly focusing on our procurement organization to reduce sourcing costs and are implementing robust inventory planning and stocking systems. We are also in the process of centralizing, improving and consolidating our indirect-spend, including third party transportation, all in an effort to reduce costs as well as improve reliability and improve the level of service we offer customers. We are also currently implementing a pan-European realignment to consolidate our European operations, including our information technology systems, raw materials procurement, logistics, route operations and the management of producer relationships in order to benefit from economies of scale and improve cost efficiency.

Working capital. In addition to affecting our net sales, fluctuations in chemical prices tend to result in changes in our reported inventories, trade receivables and trade payables even when our sales volumes and our rate of turnover of these working capital items remain relatively constant. Our business is characterized by a relatively high level of reported working capital, the effects of which can be compounded by increases in chemical prices. Our initiatives to improve realization of receivables and inventory management have enabled us to improve our working capital position (represented by the number of days of sales in working capital) by eight days from December 31, 2010 to December 31, 2014.

Foreign currencies. We operate an international business and deal in most major currencies. Although our multi-national operations provide some insulation against the effect of regional economic downturns, they also expose us to currency risk. In 2014, approximately 41% of our net sales came from outside the United States, most of which were foreign currency sales denominated in euro, Canadian dollars and British pounds sterling. The functional currency of our operations outside the United States is generally the local currency. Transactions in local markets are generally recorded in the local functional currency at the exchange rate prevailing on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange prevailing at the balance sheet date. Fluctuations in exchange rates between the U.S. dollar and other currencies affect the translation of our financial results. We have not generally hedged this translation risk. In this Management’s Discussion and Analysis, we present the impact of foreign currency translation on our income statement information, which we calculate by applying the average of the daily currency exchange rates for the prior year period to the current year’s local currency results. Fluctuations in exchange rates also affect our consolidated balance sheet. Changes in the U.S. dollar values of our consolidated assets and liabilities resulting from exchange rate movements may also cause us to record foreign currency gains and losses. See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

In addition to currency translation risks, in some cases we incur costs in currencies other than those in which we record related net sales. Because of the local basis on which these exposures arise, however, and because they are typically of short duration, they tend not to be material to our results. In any event, we tend to hedge our transaction risk by using foreign-exchange forward contracts either through specific hedges for significant transactions or through hedging on a portfolio basis to address currency transaction mismatches embedded in the large number of our smaller transactions.

Quarterly results/seasonality. Seasonal changes may affect our business and results of operations. Our net sales are affected by the level of industrial production, which tends to decline in the fourth quarter of each year. Certain of our end markets also experience seasonal fluctuations, which also affect our net sales and results of operations. For example, our sales to the agricultural end market, particularly in Canada, tend to peak in the second and third quarters in each year, depending in part on weather-related variations in demand for agricultural chemicals. Sales to other end markets such as paints and coatings or water treatment may also be affected by changing seasonal weather conditions. See “—Quarterly Results of Operations Data.”

Reporting Segments

Our operations are structured into four operating segments that represent the geographic areas under which we operate and manage our business. These segments are Univar USA (“USA”), Univar Canada (“Canada”), Univar Europe and the Middle East and Africa (“EMEA”), and Rest of World (“Rest of World”), which includes developing businesses in Latin America (including Brazil and Mexico) and the Asia-Pacific region.

We monitor the results of our operating segments separately for the purposes of making decisions about resource allocation and performance assessment. We evaluate performance on the basis of Adjusted EBITDA.

We set transfer prices between operating segments on an arms-length basis in a similar manner to transactions with third parties. We allocate corporate operating expenses that directly benefit our operating segments on a basis that reasonably approximates our estimates of the use of these services.

Other/Eliminations represents the elimination of inter-segment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively. In the analysis of our results of operations, we discuss operating segment results for the current reporting period following our consolidated results of operations period-to-period comparison.

Second Quarter Update

We expect net sales and Adjusted EBITDA for the quarter to end June 30, 2015 to be down relative to net sales and Adjusted EBITDA for the quarter ended June 30, 2014, primarily due to the US dollar strengthening relative to other currencies and decreases in sales to our oil and gas customers. However, on a constant currency basis, we expect Adjusted EBITDA for the quarter to end June 30, 2015 to be approximately in line with Adjusted EBITDA for the quarter ended June 30, 2014 as weakness in oil and gas is expected to be offset by strength in our other end markets.

We have not yet closed our books for our second fiscal quarter which will end June 30, 2015. Our actual results may differ materially from these expectations due to the completion of the quarter and our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our second quarter are finalized. We expect to complete our closing procedures for the quarter to end June 30, 2015 in August 2015.

Results of Operations

The following tables set forth, for the periods indicated, certain statements of operations data first on the basis of reported data and then as a percentage of total net sales for the relevant period. The financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with our historical consolidated financial statements and accompanying notes included elsewhere herein.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

	Three Month Ended				Favorable (unfavorable)	% Change	Impact of currency*
(in millions)	March 31, 2015		March 31, 2014
Net sales	$2,299.1	100.0%	$2,516.4	100.0%	$(217.3)	(8.6)%	(6.0)%
Cost of goods sold (exclusive of depreciation)	1,837.5	79.9%	2,044.0	81.2%	206.5	10.1%	5.8%

Gross profit	461.6	20.1%	472.4	18.8%	(10.8)	(2.3)%	(6.5)%
Operating expenses:
Outbound freight and handling	84.5	3.7%	87.8	3.5%	3.3	3.8%	5.7%
Warehousing, selling and administrative	231.4	10.1%	239.0	9.5%	7.6	3.2%	7.5%
Other operating expenses, net	8.1	0.4%	21.7	0.9%	13.6	62.7%	2.3%
Depreciation	32.0	1.4%	30.6	1.2%	(1.4)	(4.6)%	7.6%
Amortization	21.9	1.0%	23.7	0.9%	1.8	7.6%	3.8%

Total operating expenses	377.9	16.4%	402.8	16.0%	24.9	6.2%	6.7%

Operating income	83.7	3.6%	69.6	2.8%	14.1	20.3%	(5.6)%

Other (expense) income:
Interest income	1.2	0.1%	2.4	0.1%	(1.2)	(50.0)%	(4.2)%
Interest expense	(64.4)	(2.8)%	(66.3)	(2.6)%	1.9	2.9%	1.2%
Loss on extinguishment of debt	—	—%	(1.2)	—%	1.2	100.0%	—%
Other income (expense), net	6.8	0.3%	(1.9)	(0.1)%	8.7	457.9%	47.4%

Total other expense	(56.4)	(2.5)%	(67.0)	(2.7)%	10.6	15.8%	2.4%

Income before income taxes	27.3	1.2%	2.6	0.1%	24.7	950.0%	(84.6)%
Income tax expense	7.6	0.3%	5.4	0.2%	(2.2)	(40.7)%	1.9%

Net income (loss)	$19.7	0.9%	$(2.8)	(0.1)%	22.5	803.6%	(78.6)%

*	Foreign currency translation is included in the percentage change. Unfavorable impacts from foreign currency translation are designated with parentheses.

Net sales

Net sales were $2,299.1 million in the three months ended March 31, 2015, representing a decrease of $217.3 million, or 8.6%, from the three months ended March 31, 2014. Foreign currency translation decreased net sales by 6.0% when compared to the three months ended March 31, 2014, due to the US dollar strengthening against all major currencies. Net sales decreased 3.7% due to a decrease in reported sales volumes as the result of decreases in the USA, Canada and EMEA segments partially offset by an increase in the Rest of World segment. Net sales increased 1.1% as a result of changes in sales pricing and product mix resulting from increases in the USA, Canada and Rest of World segments partially offset by a decrease in the EMEA segment. Refer to the “Segment results” for the three months ended March 31, 2015 discussion for additional information.

Gross profit

Gross profit decreased $10.8 million, or 2.3%, to $461.6 million for the three months ended March 31, 2015. Gross profit decreased by 3.7% due to decreases in reported sales volumes. Gross profit increased by 7.9% primarily due to changes in sales pricing, product costs and other adjustments resulting from increases across all segments. Foreign currency translation decreased gross profit by 6.5% when compared to the three months ended March 31, 2014 due to the US dollar strengthening against all major currencies. Gross margin, which we define as gross profit divided by net sales, increased to 20.1% in the three months ended March 31, 2015 from 18.8% in the three months ended March 31, 2014 due to improved gross margins in the USA, EMEA and Rest of World segments, partially offset by lower gross margins in the Canada segment. Refer to the “Segment results” for the three months ended March 31, 2015 discussion for additional information.

Outbound freight and handling

Outbound freight and handling expenses decreased $3.3 million, or 3.8%, to $84.5 million for the three months ended March 31, 2015. Foreign currency translation decreased outbound freight and handling expense by 5.7% or $5.0 million. On a constant currency basis, outbound freight and handling expenses increased 1.9% or $1.7 million, which was primarily attributable to a tighter supply environment in the third-party carrier market, partially offset by lower fuel costs and reported sales volumes. Refer to the “Segment results” for the three months ended March 31, 2015 discussion for additional information.

Warehousing, selling and administrative

Warehousing, selling and administrative expenses decreased $7.6 million, or 3.2%, to $231.4 million for the three months ended March 31, 2015. Foreign currency translation decreased warehousing, selling and administrative expenses by 7.6% or $18.1 million. On a constant currency basis, there was an increase of $10.5 million attributable to higher personnel expenses of $9.6 million primarily, due to annual compensation increases and higher variable compensation, higher consulting fees of $2.6 million and increases in information technology expenses of $1.4 million related to internal projects focused on improving operations. These increases were partially offset by lower operating lease expense of $2.1 million primarily due to certain operating leases being replaced by purchased assets as well as capital leases. The remaining $1.0 million decrease related to several insignificant components. Refer to the “Segment results” for the three months ended March 31, 2015 discussion for additional information.

Other operating expenses, net

Other operating expenses, net decreased $13.6 million, or 62.7%, to $8.1 million for the three months ended March 31, 2015. The decrease was primarily due to a reduction of $8.3 million in redundancy and restructuring charges in the three months ended March 31, 2015 compared to the three months ended March 31, 2014, which primarily related to higher facility exit costs in the three months ended March 31, 2014 largely due to changes in estimated sublease income. Refer to “Note 6: Redundancy and restructuring” in our unaudited consolidated financial statements for the three months ended March 31, 2015 for additional information. The decrease is also attributable to $3.7 million of lower consulting fees in the three months ended March 31, 2015, which fees were associated with the implementation of several regional initiatives aimed at streamlining our cost structure and improving our operations . Foreign currency translation decreased other operating expenses, net by 2.3% or $0.5 million. The remaining $1.1 million decrease related to several insignificant components. Refer to “Note 5: Other operating expenses, net” in our unaudited consolidated financial statements for the three months ended March 31, 2015 for additional information.

Depreciation and amortization

Depreciation expense increased $1.4 million, or 4.6%, to $32.0 million for the three months ended March 31, 2015. Foreign currency translation decreased depreciation expense by 7.5% or $2.3 million. On a constant currency basis, the increase was primarily related to increased purchases of property, plant and equipment, capital lease asset additions and accelerated depreciation on various sites, which were undergoing restructuring initiatives during the three months ended March 31, 2015.

Amortization expense decreased $1.8 million, or 7.6%, to $21.9 million for the three months ended March 31, 2015. Amortization expense decreased 3.8% or $0.9 million due to foreign currency translation and the additional decrease relates to the lower amortization levels of existing customer relationship intangibles. Customer relationship intangible assets are amortized on an accelerated basis to mirror the economic pattern of benefit from such relationships.

Interest expense

Interest expense decreased $1.9 million, or 2.9%, to $64.4 million for the three months ended March 31, 2015 primarily due to lower average borrowings under short-term financing agreements, partially offset by increased interest expense from capital lease obligations. Foreign currency translation decreased interest expense by 1.2% or $0.8 million.

Other income (expense), net

Other income (expense), net increased $8.7 million from an expense of $1.9 million for the three months ended March 31, 2014 to income of $6.8 million for the three months ended March 31, 2015 mostly driven by foreign currency transaction gains of $11.2 million primarily resulting from the revaluation of the Euro Tranche Term Loan in the three months ended March 31, 2015 compared to foreign currency transaction losses of $1.4 million in the three months ended March 31, 2014. Refer to “Note 7: Other income (expense), net” in our unaudited consolidated financial statements for the three months ended March 31, 2015 for additional information.

Income tax expense

Income tax expense increased $2.2 million, or 40.7%, to $7.6 million for the three months ended March 31, 2015 primarily due to changes in the mix of earnings in multiple tax jurisdictions, the rate of realization of actual to forecasted earnings and losses, and the interim accounting treatment of year to date losses incurred in foreign jurisdictions for which a tax benefit may not be recognized.

Segment results

Our Adjusted EBITDA by operating segment and in aggregate is summarized in the following tables:

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Three Months Ended March 31, 2015
Net sales:
External customers	$1,394.8	$293.2	$476.4	$134.7	$—	$2,299.1
Inter-segment	27.5	1.9	0.7	—	(30.1)	—

Total net sales	1,422.3	295.1	477.1	134.7	(30.1)	2,299.1
Cost of goods sold (exclusive of depreciation)	1,140.5	241.8	375.3	110.0	(30.1)	1,837.5

Gross profit	281.8	53.3	101.8	24.7	—	461.6
Outbound freight and handling	56.0	9.9	16.2	2.4	—	84.5
Warehousing, selling and administrative (operating expenses)	133.2	22.9	58.4	14.2	2.7	231.4

Adjusted EBITDA	$92.6	$20.5	$27.2	$8.1	$(2.7)	$145.7

Other operating expenses, net						8.1
Depreciation						32.0
Amortization						21.9
Interest expense, net						63.2
Other income, net						(6.8)
Income tax expense						7.6

Net income						$19.7

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Three Months Ended March 31, 2014
Net sales:
External customers	$1,466.5	$319.5	$597.8	$132.6	$—	$2,516.4
Inter-segment	27.4	3.0	1.0	—	(31.4)	—

Total net sales	1,493.9	322.5	598.8	132.6	(31.4)	2,516.4
Cost of goods sold (exclusive of depreciation)	1,214.0	263.5	484.1	113.8	(31.4)	2,044.0

Gross profit	279.9	59.0	114.7	18.8	—	472.4
Outbound freight and handling	54.9	12.1	19.2	1.6	—	87.8
Warehousing, selling and administrative (operating expenses)	128.1	24.6	72.1	13.5	0.7	239.0

Adjusted EBITDA	$96.9	$22.3	$23.4	$3.7	$(0.7)	$145.6

Other operating expenses, net						21.7
Depreciation						30.6
Amortization						23.7
Loss on extinguishment of debt						1.2
Interest expense, net						63.9
Other expense, net						1.9
Income tax expense						5.4

Net loss						$(2.8)

(1)	Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

USA. External sales in the USA segment were $1,394.8 million, a decrease of $71.7 million, or 4.9%, in the three months ended March 31, 2015. External sales dollars decreased 5.5% as a result of a decrease in reported sales volumes primarily due to a reduction in sales of oil and gas products mostly driven by lower oil prices as well as lower sales in the coatings & adhesives and cleaning & sanitization end markets driven by our margin management efforts. Sales pricing and product mix increased external sales dollars by 0.6% primarily resulting from a shift in product mix towards products with higher average selling prices. Gross profit increased $1.9 million, or 0.7%, to $281.8 million in the three months ended March 31, 2015. Gross profit decreased by 5.5% due to decreases in reported sales volumes. This was offset by a 6.2% increase in gross profit due to sales pricing, product costs and other adjustments primarily due to a shift in product mix towards higher margin products in the three months ended March 31, 2015. Gross margin increased from 19.1% in the three months ended March 31, 2014 to 20.2% during the three months ended March 31, 2015. Outbound freight and handling expenses increased $1.1 million, or 2.0%, to $56.0 million in the three months ended March 31, 2015 primarily due to a tighter supply environment in the third-party carrier market and increased headcount related to increasing our internal fleet, which was partially offset by lower fuel costs and reported sales volumes. Operating expenses increased $5.1 million, or 4.0%, to $133.2 million in the three months ended March 31, 2015 due to higher personnel expenses of $7.5 million primarily due to increased headcount, annual compensation increases and higher variable compensation, and higher consulting fees of $1.7 million related to internal projects focused on improving operations. These increases were partially offset by lower lease expense of $2.0 million primarily due to certain operating leases being replaced by purchased assets as well as capital leases. The remaining $2.1 million decrease related to several insignificant components. Operating expenses as a percentage of external sales increased from 8.7% in the three months ended March 31, 2014 to 9.5% in the three months ended March 31, 2015.

Adjusted EBITDA decreased by $4.3 million, or 4.4%, to $92.6 million in the three months ended March 31, 2015. Adjusted EBITDA margin was flat at 6.6% in the three months ended March 31, 2015 primarily as a result of improved gross margin offset by higher operating expenses as a percentage of external net sales.

Canada. External sales in the Canada segment were $293.2 million, a decrease of $26.3 million, or 8.2%, in the three months ended March 31, 2015. Foreign currency translation decreased external sales dollars by 11.4% as the US dollar strengthened against the Canadian dollar when comparing the three months ended March 31, 2015 to the three months ended March 31, 2014. On a constant currency basis, external sales dollars increased $10.3 million or 3.2%. External sales dollars decreased 3.2% as a result of a decrease in reported sales volumes primarily due to decreases in sales of oil and gas products mostly driven by lower oil prices partially offset by increases in agricultural sales, which were mostly driven by warmer weather conditions as well as increases in food, mining and chemical manufacturing products. Sales pricing and product mix increased external sales dollars by 6.4% due to increased average selling prices. Gross profit decreased $5.7 million, or 9.7%, to $53.3 million in the three months ended March 31, 2015. Foreign currency translation decreased gross profit by 11.2%. Gross profit decreased 3.2% due to decreases in reported sales volumes. Gross profit increased due to an increase of 4.7% from changes in sales pricing, product costs and other adjustments primarily due to the positive impacts from increased average selling prices across several industry sectors, partially offset by lower average selling prices for oil and gas products during the three months ended March 31, 2015. Gross margin decreased from 18.5% in the three months ended March 31, 2014 to 18.2% in the three months ended March 31, 2015 primarily due to a shift in product mix towards lower margin products in the three months ended March 31, 2015. Outbound freight and handling expenses decreased $2.2 million, or 18.2%, to $9.9 million primarily due to foreign currency translation and lower reported sales volumes. Operating expenses decreased by $1.7 million, or 6.9%, to $22.9 million in the three months ended March 31, 2015 and increased as a percentage of external sales from 7.7% in the three months ended March 31, 2014 to 7.8% in the three months ended March 31, 2015. Foreign currency translation decreased operating expenses by 11.8% or $2.9 million. On a constant currency basis, operating expenses increased $1.2 million, or 4.9%, and the increase primarily relates to increased personnel expenses of $1.0 million primarily driven by annual compensation increases and higher variable compensation. The remaining $0.2 million increase related to several insignificant components.

Adjusted EBITDA decreased by $1.8 million, or 8.1%, to $20.5 million in the three months ended March 31, 2015. Foreign currency translation decreased Adjusted EBITDA by 11.7% or $2.6 million. On a constant currency basis, Adjusted EBITDA increased $0.8 million, or 3.6%, primarily due to increased external sales generating increased gross profit. Adjusted EBITDA margin was flat at 7.0% in the three months ended March 31, 2015 primarily due to lower transportation costs as a percentage of external net sales offset by lower gross margin.

EMEA. External sales in the EMEA segment were $476.4 million, a decrease of $121.4 million, or 20.3%, in the three months ended March 31, 2015. Foreign currency translation decreased external sales dollars by 15.9% primarily resulting from the US dollar strengthening against the euro and British pound when comparing the three months ended March 31, 2015 to the three months ended March 31, 2014. External sales dollars decreased 0.5% as a result of a decrease in reported sales volumes primarily driven by the expiration of a high-volume customer contract which was not renewed by us due to the low margins on that contract and as well as less demand for oil and gas products. Changes in sales pricing and product mix decreased external sales dollars by 3.9% resulting from lower average selling prices primarily related to oil and gas products. Gross profit decreased $12.9 million, or 11.2%, to $101.8 million in the three months ended March 31, 2015. Foreign currency translation decreased gross profit by 17.8% primarily as a result of the US dollar strengthening against the euro and British pound when comparing the three months ended March 31, 2015 to the three months ended March 31, 2014. Gross profit decreased 0.5% due to decreases in reported sales volumes. Gross profit increased 7.1% due to sales pricing, product costs, and other adjustments primarily resulting from the expiration of the lower margin customer contract as well as implementing company initiatives to increase volumes of higher margin products resulting in lower average purchasing costs. Gross margin increased from 19.2% in the three months ended March 31, 2014 to 21.4% in the three months ended March 31, 2015 primarily due to the factors impacting gross profit discussed above. Outbound freight and handling expenses decreased $3.0 million, or 15.6%, to $16.2 million primarily due to foreign currency translation. On a constant currency basis, outbound freight and handling expenses increased $0.4 million, or 2.1%, due to increased volumes from warehouse sales. Operating expenses decreased $13.7 million, or 19.0%, to $58.4 million in the three months ended March 31, 2015 but increased slightly as a percentage of external sales from 12.1% in the three months ended March 31, 2014 to 12.3% in the three months ended March 31, 2015. Foreign currency translation decreased operating expenses by 18.3% or $13.2 million. On a constant currency basis, operating expenses decreased $0.5 million, or 0.7%.

Adjusted EBITDA increased by $3.8 million, or 16.2%, to $27.2 million in the three months ended March 31, 2015. Foreign currency translation decreased Adjusted EBITDA by 16.7% or $3.9 million. On a constant currency basis, Adjusted EBITDA increased $7.7 million, or 32.9%, primarily due to increased gross profit. Adjusted EBITDA margin increased from 3.9% in the three months ended March 31, 2014 to 5.7% in the three months ended March 31, 2015 primarily as a result of the increase in gross margin.

Rest of World. External sales in the Rest of World segment were $134.7 million, an increase of $2.1 million, or 1.6%, in the three months ended March 31, 2015. In November 2014, the Company acquired D’Altomare, a Brazilian chemical distributor, which contributed external sales dollars of $13.0 million in the three months ended March 31, 2015. Excluding the impact of D’Altomare, external sales dollars increased 4.9% due to an increase in reported sales volumes, which was primarily attributable to increases in Mexico due to higher sales of caustic soda and personal care products, partially offset by decreases in the Asia Pacific region related to competitive pressures and weaker demand. Excluding the impact of D’Altomare, external sales dollars increased by 1.1% as a result of changes in sales pricing and product mix due to increased average selling prices. Foreign currency translation decreased external sales dollars by 14.2% when comparing the three months ended March 31, 2015 to the three months ended March 31, 2014 primarily due to the US dollar strengthening against the Mexican peso and Brazilian real. Gross profit increased $5.9 million, or 31.4%, to $24.7 million in the three months ended March 31, 2015. D’Altomare contributed gross profit of $5.0 million in the three months ended March 31, 2015. Excluding the impact of D’Altomare, gross profit increased by 4.9% due to an increase in reported sales volumes. Gross profit increased 20.1% due to changes in sales pricing, product costs and other adjustments primarily due to average selling prices increasing at a faster rate than average purchasing costs.

Foreign currency translation decreased gross profit by 20.2%. Gross margin increased from 14.2% in the three months ended March 31, 2014 to 18.3% in the three months ended March 31, 2015 (16.2% excluding D’Altomare in the three months ended March 31, 2015). D’Altomare provides value added services such as blending and sells specialty chemicals and ingredients, which contributed to the higher gross margin in the three months ended March 31, 2015. Outbound freight and handling expenses increased $0.8 million, or 50.0%, to $2.4 million in the three months ended March 31, 2015 primarily related to the increase in reported sales volumes as well as a $0.2 million increase from D’Altomare. Operating expenses increased $0.7 million, or 5.2%, to $14.2 million in the three months ended March 31, 2015 and increased as a percentage of external sales from 10.2% in the three months ended March 31, 2014 to 10.5% in the three months ended March 31, 2015. D’Altomare contributed operating expenses of $2.5 million in the three months ended March 31, 2015. Foreign currency translation decreased operating expenses by 15.6% or $2.1 million. The remaining $0.3 million increase related to several insignificant components.

Adjusted EBITDA increased by $4.4 million, or 118.9%, to $8.1 million in the three months ended March 31, 2015. D’Altomare contributed Adjusted EBITDA of $2.3 million in the three months ended March 31, 2015. Foreign currency translation decreased Adjusted EBITDA by 35.1% or $1.3 million. On a constant currency basis and excluding D’Altomare, Adjusted EBITDA increased $3.4 million, or 91.9%, primarily due to increased gross profit. Adjusted EBITDA margin increased from 2.8% in the three months ended March 31, 2014, to 6.0% in the three months ended March 31, 2015 (4.8% excluding D’Altomare in the three months ended March 31, 2015). The increase is primarily a result of the increase in gross margin.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

	Year ended				Favorable (unfavorable)	% Change	Impact of currency*
(in millions)	December 31, 2014		December 31, 2013
Net sales	$10,373.9	100.0%	$10,324.6	100.0%	$49.3	0.5%	(1.4)%
Cost of goods sold (exclusive of depreciation)	8,443.2	81.4%	8,448.7	81.8%	5.5	0.1%	1.4%

Gross profit	1,930.7	18.6%	1,875.9	18.2%	54.8	2.9%	(1.1)%
Operating expenses:
Outbound freight and handling	365.5	3.5%	326.0	3.2%	(39.5)	(12.1)%	1.2%
Warehousing, selling and administrative	923.5	8.9%	951.7	9.2%	28.2	3.0%	1.1%
Other operating expenses, net	197.1	1.9%	12.0	0.1%	(185.1)	N/M	N/M
Depreciation	133.5	1.3%	128.1	1.2%	(5.4)	(4.2)%	0.6%
Amortization	96.0	0.9%	100.0	1.0%	4.0	4.0%	0.7%
Impairment charges	0.3	—%	135.6	1.3%	135.3	99.8%	—%

Total operating expenses	1,715.9	16.5%	1,653.4	16.0%	(62.5)	(3.8)%	1.0%

Operating income	214.8	2.1%	222.5	2.2%	(7.7)	(3.5)%	(1.7)%

Other (expense) income:
Interest income	8.2	0.1%	11.0	0.1%	(2.8)	(25.5)%	(1.8)%
Interest expense	(258.8)	(2.5)%	(305.5)	(3.0)%	46.7	15.3%	0.1%
Loss on extinguishment of debt	(1.2)	—%	(2.5)	—%	1.3	52.0%	—%
Other income (expense), net	1.1	—%	(17.6)	(0.2)%	18.7	106.3%	2.8%

Total other expense	(250.7)	(2.4)%	(314.6)	(3.0)%	63.9	20.3%	0.2%

Loss before income taxes	(35.9)	(0.3)%	(92.1)	(0.9)%	56.2	61.0%	(3.4)%
Income tax benefit	(15.8)	(0.2)%	(9.8)	(0.1)%	6.0	61.2%	2.0%

Net loss	$(20.1)	(0.2)%	$(82.3)	(0.8)%	62.2	75.6%	(3.5)%

*	Foreign currency translation is included in the percentage change. Unfavorable impacts from foreign currency translation are designated with parentheses.

Net sales

Net sales were $10,373.9 million in the year ended December 31, 2014, an increase of $49.3 million, or 0.5%, from the year ended December 31, 2013. The May 2013 acquisition of Quimicompuestos in Mexico contributed additional net sales of $79.4 million in the year ended December 31, 2014. Excluding the impact of Quimicompuestos, net sales increased 1.4% due to an increase in reported sales volumes as the result of an increase in reported sales volumes in the USA and Canada segments partially offset by decreases in the EMEA and Rest of World segments. Excluding the impact of Quimicompuestos, net sales decreased 0.3% as a result of changes in sales pricing and product mix resulting from a decrease in the USA segment partially offset by increases in the Canada, EMEA and Rest of World segments. Foreign currency translation decreased net sales by 1.4% when compared to the year ended December 31, 2013, primarily due to the US dollar strengthening against the Canadian dollar. Refer to the “Segment results” for the year ended December 31, 2014 discussion for additional information.

Gross profit

Gross profit increased $54.8 million, or 2.9%, to $1,930.7 million for the year ended December 31, 2014. Quimicompuestos contributed additional gross profit of $9.9 million in the year ended December 31, 2014. Excluding the impact of Quimicompuestos, gross profit increased by 1.4% due to increases in reported sales volumes. Excluding the impact of Quimicompuestos, gross profit increased by 2.1% primarily due to changes in sales pricing, product costs and other adjustments resulting from increases in the Canada, EMEA and Rest of World segments partially offset by a decrease in the USA segment. Foreign currency translation decreased gross profit by 1.1% when compared to the year ended December 31, 2013 mainly due to the US dollar strengthening against the Canadian dollar. Gross margin, which we define as gross profit divided by net sales, increased to 18.6% in the year ended December 31, 2014 from 18.2% in the year ended December 31, 2013 due to improved gross margins in the USA, Canada and EMEA segments. Refer to the “Segment results” for the year ended December 31, 2014 discussion for additional information.

Outbound freight and handling

Outbound freight and handling expenses increased $39.5 million, or 12.1%, to $365.5 million for the year ended December 31, 2014, which was primarily attributable to the increase in reported sales volumes, increased expense due to a tighter third-party carrier market and incremental costs from the Quimicompuestos acquisition. Foreign currency translation decreased outbound freight and handling expense by 1.2% or $3.8 million. Refer to the “Segment results” for the year ended December 31, 2014 discussion for additional information.

Warehousing, selling and administrative

Warehousing, selling and administrative expenses decreased $28.2 million, or 3.0%, to $923.5 million for the year ended December 31, 2014. The decrease was primarily attributable to management’s focus on cost control and the realization of the benefits of previously implemented productivity initiatives. This decrease was partially offset by an additional $5.4 million in warehousing, selling and administrative expenses in the year ended December 31, 2014 due to Quimicompuestos. Foreign currency translation decreased warehousing, selling and administrative expenses by 1.1% or $10.3 million. On a constant currency basis and excluding Quimicompuestos, the decrease relates to reductions in professional fees from outside services of $10.0 million and reduced temporary and contract labor expense of $3.2 million due to lower spending on productivity initiatives, uninsured losses and settlements of $7.8 million due to the impact of settlements during the year ended December 31, 2013. The decrease in warehousing, selling and administrative expenses also reflects the impact of reducing legal accruals for contingencies from prior acquisitions where our liability has been extinguished, lower repairs and maintenance of $3.7 million primarily related to reductions in corporate maintenance, lower information technology spending of $2.9 million due to higher spending during the year ended December 31, 2013 related to the implementation of an enterprise resource planning (“ERP”) system and less bad debt expense of $1.8 million primarily related to less bad debt expenses in EMEA during the year ended

December 31, 2014. These decreases were partially offset by increases in personnel related expenses of $3.7 million, which were primarily related to increased headcount and variable compensation expense increasing due to improved 2014 financial performance compared to 2013. The remaining $2.4 million increase related to several insignificant components. Refer to the “Segment results” for the year ended December 31, 2014 discussion for additional information.

Other operating expenses, net

Other operating expenses, net increased $185.1 million to $197.1 million for the year ended December 31, 2014. The increase was due to a pension mark to market loss of $117.8 million in the year ended December 31, 2014 compared to a mark to market gain of $73.5 million in the year ended December 31, 2013 relating to the annual remeasurement of our defined benefit plans and other postretirement benefit plans. The 2014 mark to market loss primarily relates to the decrease in the defined benefit pension plans discount rates from December 31, 2013 to December 31, 2014 and the adoption of the new US mortality table as of December 31, 2014. This loss was partially offset by higher than expected plan asset returns during the year ended December 31, 2014. Refer to “Note 8: Employee benefit plans” in our audited consolidated financial statements for the year ended December 31, 2014 for additional information. The increase in other operating expenses, net was also attributable to a $24.5 million gain due to fair value adjustments in the year ended December 31, 2013 compared to a $1.0 million gain due to fair value adjustments in the year ended December 31, 2014 resulting from the remeasurement of the fair value of the contingent consideration liability associated with our 2012 acquisition of Magnablend (resulting from a reduced probability of Magnablend achieving its performance targets that would trigger contingent consideration payments). These increases were partially offset by lower redundancy and restructuring charges of $19.6 million mainly in the USA and EMEA segments. Refer to “Note 5: Redundancy and Restructuring” in our audited consolidated financial statements for the year ended December 31, 2014 for additional information. The increases were also partially offset by lower consulting fees of $7.8 million during the year ended December 31, 2014 primarily due to increased expenditures during the year ended December 31, 2013 associated with the implementation of several regional initiatives aimed at streamlining our cost structure and improving our operations. Foreign currency translation decreased other operating expenses, net by $0.8 million. The remaining $1.5 million decrease related to several insignificant components. Refer to “Note 4: Other operating expenses, net” in our audited consolidated financial statements for the year ended December 31, 2014 for additional information.

Depreciation and amortization

Depreciation expense increased $5.4 million, or 4.2%, to $133.5 million for the year ended December 31, 2014. Quimicompuestos contributed additional depreciation expense of $1.5 million for the year ended December 31, 2014. The remaining increase in depreciation expense primarily related to accelerated depreciation on various sites which are undergoing restructuring initiatives. Foreign currency translation decreased depreciation expense by 0.6% or $0.8 million.

Amortization expense decreased $4.0 million, or 4.0%, to $96.0 million for the year ended December 31, 2014. Amortization expense decreased 0.7% or $0.7 million due to foreign currency translation and the lower amortization levels of existing customer relationship intangibles partially offset by an increase in amortization expense due to the amortization of additional intangible assets associated with Quimicompuestos. Customer relationships are amortized on an accelerated basis to mirror the economic pattern of benefit from such relationship.

Impairment charges

Impairment charges of $0.3 million were recorded in the year ended December 31, 2014 relating to ongoing restructuring initiatives, a decrease of $135.3 million.

Impairment charges of $135.6 million were recorded in the year ended December 31, 2013. The impairment charges primarily represented the write-off of goodwill related to the Rest of World reporting unit as well as the write off of capitalized software development costs related to a global ERP system. The impairment of goodwill was triggered by a deterioration in general economic conditions within some of the reporting unit’s significant locations and revised financial projections for the Company. The impairment of the global ERP system was triggered by our decision to abandon its implementation.

Interest expense

Interest expense decreased $46.7 million, or 15.3%, to $258.8 million for the year ended December 31, 2014 primarily as a result of a decrease in fixed interest rates due to the March 2013 refinancing of the Senior Subordinated Notes and the recognition of $27.1 million in fees associated with the March 2013 early payment on the 2018 Senior Subordinated Notes of $350.0 million. In addition, $9.3 million of the decrease was due to lower average borrowings under short-term financing agreements. Interest expense related to tax contingencies was a gain of $4.7 million and a charge of $0.1 million for a net gain of $4.6 million in the year ended December 31, 2014 compared to a charge of $1.0 million in the year ended December 31, 2013. The net gain in the year ended December 31, 2014 related to accrued interest expense being released as the statute of limitations related to certain tax contingencies expired during the year ended December 31, 2014. Foreign currency translation decreased interest expense by 0.1% or $0.4 million. These decreases were partially offset by increased interest expense generated from interest rate swap contracts of $5.6 million.

Other income (expense), net

Other income (expense), net increased $18.7 million, or 106.3%, from an expense of $17.6 million for the year ended December 31, 2013 to income of $1.1 million for the year ended December 31, 2014 primarily as a result of foreign currency transaction gains of $7.7 million in the year ended December 31, 2014 compared to foreign currency transaction losses of $11.0 million in the year ended December 31, 2013, which are primarily related to the strengthening of the US dollar compared to the euro and Canadian dollar during the year ending December 31, 2014. In addition, there were lower debt refinancing fees of $6.2 million in the year ended December 31, 2014. The aforementioned increases to other income (expense), net were partially offset by an increase of $3.7 million of losses related to undesignated foreign currency derivative instruments. Refer to “Note 6: Other income (expense), net” in our audited consolidated financial statements for the year ended December 31, 2014 for additional information.

Income tax benefit

Income tax benefit increased $6.0 million, or 61.2%, to $15.8 million for the year ended December 31, 2014. The increase primarily is due to our release of a net $18.4 million in unrealized tax benefits due to the statute of limitations expiration related to certain tax contingencies as well as a decrease of $11.6 million in foreign losses not benefitted for which a tax benefit may not be recognized.

Segment results

Our Adjusted EBITDA by operating segment and in aggregate is summarized in the following tables:

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Year ended December 31, 2014
Net sales:
External customers	$6,081.4	$1,512.1	$2,230.1	$550.3	$—	$10,373.9
Inter-segment	121.8	10.0	4.5	—	(136.3)	—

Total net sales	6,203.2	1,522.1	2,234.6	550.3	(136.3)	10,373.9
Cost of goods sold (exclusive of depreciation)	5,041.0	1,271.5	1,797.9	469.1	(136.3)	8,443.2

Gross profit	1,162.2	250.6	436.7	81.2	—	1,930.7
Outbound freight and handling	233.3	46.4	75.5	10.3	—	365.5
Warehousing, selling and administrative (operating expenses)	490.9	97.4	276.2	53.3	5.7	923.5

Adjusted EBITDA	$438.0	$106.8	$85.0	$17.6	$(5.7)	$641.7

Other operating expenses, net						197.1
Depreciation						133.5
Amortization						96.0
Impairment charges						0.3
Loss on extinguishment of debt						1.2
Interest expense, net						250.6
Other income, net						(1.1)
Income tax benefit						(15.8)

Net loss						$(20.1)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Year ended December 31, 2013
Net sales:
External customers	$5,964.5	$1,558.7	$2,326.8	$474.6	$—	$10,324.6
Inter-segment	116.5	8.0	4.0	—	(128.5)	—

Total net sales	6,081.0	1,566.7	2,330.8	474.6	(128.5)	10,324.6
Cost of goods sold (exclusive of depreciation)	4,953.4	1,316.6	1,902.9	404.3	(128.5)	8,448.7

Gross profit	1,127.6	250.1	427.9	70.3	—	1,875.9
Outbound freight and handling	201.3	41.6	76.1	7.0	—	326.0
Warehousing, selling and administrative (operating expenses)	492.6	102.4	299.3	48.3	9.1	951.7

Adjusted EBITDA	$433.7	$106.1	$52.5	$15.0	$(9.1)	$598.2

Other operating expenses, net						12.0
Depreciation						128.1
Amortization						100.0
Impairment charges						135.6
Loss on extinguishment of debt						2.5
Interest expense, net						294.5
Other expense, net						17.6
Income tax benefit						(9.8)

Net loss						$(82.3)

(1)	Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

USA. External sales in the USA segment were $6,081.4 million, an increase of $116.9 million, or 2.0%, in the year ended December 31, 2014. External sales dollars increased 4.1% as a result of an increase in reported sales volumes primarily due to increased sales of hydrochloric acid and caustic soda. Sales pricing and product mix decreased external sales dollars by 2.1% primarily resulting from a shift towards products with lower average selling prices. Gross profit increased $34.6 million, or 3.1%, to $1,162.2 million in the year ended December 31, 2014. Gross profit increased by 4.1% due to increases in reported sales volumes. This was offset by a 1.0% decrease in gross profit due to sales pricing, product costs and other adjustments primarily due to an increase in product mix towards lower margin products partially offset by higher inventory write-downs of guar during the year ended December 31, 2013 driven by a reduction in guar’s market prices. Gross margin increased from 18.9% in the year ended December 31, 2013 to 19.1% during the year ended December 31, 2014 due to average purchasing costs decreasing at a faster rate than average selling prices and the prior year impact of the guar write-downs. Outbound freight and handling expenses increased $32.0 million, or 15.9%, to $233.3 million in the year ended December 31, 2014 primarily due to the increase in reported sales volumes as well as increased deliveries to remote locations and the tighter third-party carrier market. Operating expenses decreased $1.7 million, or 0.3%, to $490.9 million in the year ended December 31, 2014 due to lower corporate cost allocations of $6.8 million in the year ended December 31, 2014 resulting from a reduction in overall corporate costs as well as a transfer of certain corporate personnel to the USA segment. The decrease in operating expenses was also due to lower outside professional fees of $4.1 million in the year ended December 31, 2014 resulting from costs incurred in the year ended December 31, 2013 for a sales and operations planning project, lower uninsured losses and settlements of $2.9 million due to higher settlement expenses incurred during the year ended December 31, 2013, increased container recovery of $1.9 million related to implementation of improved tracking of containers and lower external legal fees of $1.5 million due to higher recovery of legal fees from insurance. These reductions were partially offset by higher personnel expenses of $9.1 million resulting from higher headcount, higher temporary labor and contract labor of $2.6 million due to hiring of additional temporary salespeople, higher travel and entertainment expenses of $2.4 million resulting from lower travel levels in the year ended December 31, 2013, increased taxes other than income taxes of $1.8 million related to higher property taxes and increased pallets and supplies expense of $1.7 million related to increased sales volumes. The remaining $2.1 million decrease related to several insignificant components. Operating expenses as a percentage of external sales decreased from 8.3% in the year ended December 31, 2013 to 8.1% in the year ended December 31, 2014.

Adjusted EBITDA increased by $4.3 million, or 1.0%, to $438.0 million in the year ended December 31, 2014. Adjusted EBITDA margin decreased from 7.3% in the year ended December 31, 2013 to 7.2% in the year ended December 31, 2014 primarily as a result of increased freight and handling expenses.

Canada. External sales in the Canada segment were $1,512.1 million, a decrease of $46.6 million, or 3.0%, in the year ended December 31, 2014. External sales dollars increased 0.7% as a result of an increase in reported sales volumes due to increases in sales of oil and gas, coatings and adhesives, and food ingredient products, partially offset by decreases in agricultural and forestry products. Sales pricing and product mix increased external sales dollars by 3.3% due to increased average selling prices. Foreign currency translation decreased external sales dollars by 7.0% as the US dollar strengthened against the Canadian dollar when comparing the year ended December 31, 2014 to the year ended December 31, 2013. On a constant currency basis, external sales dollars increased $62.8 million or 4.0%. Gross profit increased $0.5 million, or 0.2%, to $250.6 million in the year ended December 31, 2014. Gross profit increased 0.7% due to increases in reported sales volumes. Gross profit increased due to an increase of 6.7% from changes in sales pricing, product costs and other adjustments primarily due to the positive impacts from increased average selling prices during the year ended December 31, 2014, as well as higher product settlement costs and guar inventory write-downs incurred during the year ended December 31, 2013. Foreign currency translation decreased gross profit by 7.2%. Gross margin increased from

16.0% in the year ended December 31, 2013 to 16.6% in the year ended December 31, 2014 primarily due to the factors impacting gross profit discussed above. Outbound freight and handling expenses increased $4.8 million, or 11.5%, to $46.4 million primarily due to the increase in reported sales volumes as well as increased deliveries to customers in remote locations. Operating expenses decreased by $5.0 million, or 4.9%, to $97.4 million in the year ended December 31, 2014 and decreased as a percentage of external sales from 6.6% in the year ended December 31, 2013 to 6.4% in the year ended December 31, 2014. Foreign currency translation decreased operating expenses by 6.9% or $7.1 million. On a constant currency basis, operating expenses increased $2.1 million, or 2.1%, primarily related to higher personnel expenses of $1.0 million resulting from annual compensation increases and increases in headcount and higher outside storage fees of $0.9 million related to increased sales volumes. This increase was partially offset by lower corporate cost allocations of $0.7 million due to lower overall corporate costs. The remaining $0.9 million increase related to several insignificant components.

Adjusted EBITDA increased by $0.7 million, or 0.7%, to $106.8 million in the year ended December 31, 2014. Foreign currency translation decreased Adjusted EBITDA by 7.3% or $7.7 million. On a constant currency basis, Adjusted EBITDA increased $8.4 million due to increased external sales generating increased gross profit. Adjusted EBITDA margin increased from 6.8% in the year ended December 31, 2013 to 7.1% in the year ended December 31, 2014 primarily due to increases in gross margin.

EMEA. External sales in the EMEA segment were $2,230.1 million, a decrease of $96.7 million, or 4.2%, in the year ended December 31, 2014. External sales dollars decreased 4.0% as a result of a decrease in reported sales volumes primarily driven by the expiration of two high-volume customer contracts which were not renewed by us due to the low margins on those contracts. Changes in sales pricing and product mix increased external sales dollars by 0.4% primarily resulting from a shift in product mix towards products with higher average selling prices. Foreign currency translation decreased external sales dollars by 0.6% primarily resulting from the US dollar strengthening against the euro when comparing the year ended December 31, 2014 to the year ended December 31, 2013. Gross profit increased $8.8 million, or 2.1%, to $436.7 million in the year ended December 31, 2014. Gross profit decreased 4.0% due to decreases in reported sales volumes. Gross profit increased 6.4% due to sales pricing, product costs, and other adjustments primarily resulting from the expiration of two lower margin customer contracts as well as average purchasing costs decreasing at a faster rate than average selling prices on the remaining products. Foreign currency translation decreased gross profit by 0.3% primarily as a result of the US dollar strengthening against the euro when comparing the year ended December 31, 2014 to the year ended December 31, 2013. Gross margin increased from 18.4% in the year ended December 31, 2013 to 19.6% in the year ended December 31, 2014 primarily due to the factors impacting gross profit discussed above. Outbound freight and handling expenses decreased $0.6 million, or 0.8%, to $75.5 million primarily due to the decrease in reported sales volumes. Operating expenses decreased $23.1 million, or 7.7%, to $276.2 million in the year ended December 31, 2014 and decreased as a percentage of external sales from 12.9% in the year ended December 31, 2013 to 12.4% in the year ended December 31, 2014. The decrease primarily related to realizing the benefits of previously implemented productivity initiatives. Foreign currency translation decreased operating expenses by 0.8% or $2.5 million. On a constant currency basis, the decrease resulted from lower outside professional fees of $5.0 million due to higher fees related to margin improvement initiative spending during the year ended December 31, 2013, lower corporate costs of $4.3 million due to lower overall corporate costs, a $3.4 million reduction in uninsured losses and settlements due to higher settlement costs incurred during the year ended December 31, 2013 related to a customer dispute, lower temporary and contract labor of $3.2 million resulting from lower recruiting and training costs, lower bad debts of $2.8 million in 2014 resulting from implementing working capital initiatives and lower spending on information technology of $2.1 million resulting from higher than average spending during the year ended December 31, 2013 related to the implementation of an ERP system. The remaining $0.2 million increase related to several insignificant components.

Adjusted EBITDA increased by $32.5 million, or 61.9%, to $85.0 million in the year ended December 31, 2014 due to increased gross profit and decreased operating expenses. Foreign currency translation increased Adjusted EBITDA by 2.7% or $1.4 million. Adjusted EBITDA margin increased from 2.3% in the year ended

December 31, 2013 to 3.8% in the year ended December 31, 2014 as a result of the increase in gross margin and a decrease in operating expenses as a percentage of external sales.

Rest of World. External sales in the Rest of World segment were $550.3 million, an increase of $75.7 million, or 16.0%, in the year ended December 31, 2014. Quimicompuestos contributed additional external sales dollars of $79.4 million in the year ended December 31, 2014. Excluding the impact of Quimicompuestos, external sales dollars decreased 10.8% due to a decrease in reported sales volumes, which was primarily attributable to decreases in the Asia Pacific region related to competitive pressures and weaker demand. Excluding the impact of Quimicompuestos, external sales dollars increased by 13.7% as a result of changes in sales pricing and product mix due to a market shift in product mix toward products with higher average selling prices in the Asia Pacific region and Brazil. Foreign currency translation decreased external sales dollars by 3.6% when comparing the year ended December 31, 2014 to the year ended December 31, 2013 primarily due to the US dollar strengthening against the Mexican peso and Brazilian real. Gross profit increased $10.9 million, or 15.5%, to $81.2 million in the year ended December 31, 2014. Quimicompuestos contributed additional gross profit of $9.9 million in the year ended December 31, 2014. Excluding the impact of Quimicompuestos, gross profit decreased by 10.8% due to a decrease in reported sales volumes. Gross profit increased 13.2% due to changes in sales pricing, product costs and other adjustments primarily related to improved margins in the Asia Pacific region resulting from an increased mix of specialty products partially offset by lower margins in Brazil resulting from competitive pressures. Foreign currency translation decreased gross profit by 1.0%. Gross margin remained at 14.8% in the year ended December 31, 2014 (15.1% excluding Quimicompuestos due to lower margins resulting from the oil and gas market). Outbound freight and handling expenses increased $3.3 million, or 47.1%, to $10.3 million in the year ended December 31, 2014 primarily related to an increase from Quimicompuestos partially offset by the decrease in reported sales volumes. Operating expenses increased $5.0 million, or 10.4%, to $53.3 million in the year ended December 31, 2014 and decreased as a percentage of external sales from 10.2% in the year ended December 31, 2013 to 9.7% in the year ended December 31, 2014. Quimicompuestos contributed additional operating expenses of $5.4 million in the year ended December 31, 2014. Foreign currency translation decreased operating expenses by 1.9% or $0.9 million. On a constant currency basis and excluding the impact of Quimicompuestos, the increase of $0.5 million in operating expenses was primarily related to higher personnel expenses of $1.7 million due to increased headcount, which was partially offset by reduced corporate cost allocations of $1.2 million.

Adjusted EBITDA was $17.6 million in the year ended December 31, 2014, an increase of $2.6 million, or 17.3% (an increase of $2.1 million excluding Quimicompuestos) primarily resulting from increased gross profit. Adjusted EBITDA margin remained at 3.2% for the year ended December 31, 2014 (3.6% excluding Quimicompuestos).

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	Year Ended				Favorable (unfavorable)	% Change	Impact of Currency*
(in millions)	December 31, 2013		December 31, 2012
Net sales	$10,324.6	100.0%	$9,747.1	100.0%	$577.5	5.9%	0.1%
Cost of goods sold (exclusive of depreciation)	8,448.7	81.8%	7,924.6	81.3%	(524.1)	(6.6)%	(0.1)%

Gross profit	1,875.9	18.2%	1,822.5	18.7%	53.4	2.9%	0.1%
Operating expenses:
Outbound freight and handling	326.0	3.2%	308.2	3.2%	(17.8)	(5.8)%	(0.3)%
Warehousing, selling and administrative	951.7	9.2%	907.1	9.3%	(44.6)	(4.9)%	(0.5)%
Other operating expenses, net	12.0	0.1%	177.7	1.8%	165.7	93.2%	(0.7)%
Depreciation	128.1	1.2%	111.7	1.1%	(16.4)	(14.7)%	(0.3)%
Amortization	100.0	1.0%	93.3	1.0%	(6.7)	(7.2)%	0.4%
Impairment charges	135.6	1.3%	75.8	0.8%	(59.8)	(78.9)%	2.8%

Total operating expenses	1,653.4	16.0%	1,673.8	17.2%	20.4	1.2%	(0.3)%

Operating income	222.5	2.2%	148.7	1.5%	73.8	49.6%	(1.3)%

Other income (expense):
Interest income	11.0	0.1%	9.0	0.1%	2.0	22.2%	—%
Interest expense	(305.5)	(3.0)%	(277.1)	(2.8)%	(28.4)	(10.2)%	—%
Loss on extinguishment of debt	(2.5)	—%	(0.5)	—%	(2.0)	(400.0)%	—%
Other expense, net	(17.6)	(0.2)%	(1.9)	—%	(15.7)	(826.3)%	15.8%

Total other expense	(314.6)	(3.0)%	(270.5)	(2.7)%	(44.1)	(16.3)%	0.1%

Loss before income taxes	(92.1)	(0.9)%	(121.8)	(1.2)%	29.7	24.4%	(1.2)%
Income tax (benefit) expense	(9.8)	(0.1)%	75.6	0.8%	85.4	113.0%	0.7%

Net loss	$(82.3)	(0.8)%	$(197.4)	(2.0)%	115.1	58.3%	(1.0)%

*	Foreign currency translation is included in the % change. Unfavorable impacts from foreign currency translation are designated with parentheses.

Net Sales

Net sales were $10,324.6 million in the year ended December 31, 2013, an increase of $577.5 million, or 5.9%, from the year ended December 31, 2012. The comparability of these periods is impacted by the December 2012 acquisition of Magnablend in the United States and the May 2013 acquisition of Quimicompuestos in Mexico, which together contributed incremental revenues of $530.0 million in the year ended December 31, 2013. Excluding the impact of acquisitions, reported sales volumes increased net sales by 0.2% for the comparative periods as the result of increases in the USA, Canada and EMEA segments, partially offset by a decrease in the Rest of World segment. Excluding the effect of acquisitions, sales pricing and product mix increased net sales by 0.2% as a result of increases in the Canada and Rest of World segments partially offset by decreases in the USA and EMEA segments. Foreign currency translation increased net sales by 0.1% when compared to the year ended December 31, 2012 mainly due to the US dollar weakening against the euro partially offset by the impact of the US dollar strengthening against the Canadian dollar. Refer to the “Segment results” for the year ended December 31, 2013 discussion for additional information.

Gross Profit

Gross profit increased $53.4 million, or 2.9%, to $1,875.9 million in the year ended December 31, 2013. Acquisitions contributed additional gross profit of $89.6 million in the year ended December 31, 2013. Excluding the effect of acquisitions, reported sales volumes increased gross profit by 0.2% in the year ended December 31, 2013. Sales pricing, product cost and other adjustments decreased gross profit by 2.4% as a result of decreases in the USA, Canada and EMEA segments partially offset by an increase in the Rest of World segment. Foreign currency translation increased gross profit by 0.1% in the year ended December 31, 2013, primarily due to the US dollar weakening against the euro partially offset by the impact of the US dollar strengthening against the Canadian dollar. Gross margin decreased to 18.2% in the year ended December 31, 2013 from 18.7% in the year ended December 31, 2012. Refer to the “Segment results” for the year ended December 31, 2013 discussion for additional information.

Outbound Freight and Handling Expenses

Outbound freight and handling expenses increased $17.8 million, or 5.8%, to $326.0 million in the year ended December 31, 2013, and was consistent as a percentage of net sales in the year ended December 31, 2013 and the year ended December 31, 2012 at 3.2%, which was primarily attributable to acquisitions, which contributed $8.6 million and the increase in reported sales volumes. Foreign currency translation increased outbound freight and handling expenses by 0.3%. Refer to the “Segment results” for the year ended December 31, 2013 discussion for additional information.

Warehousing, Selling and Administrative Expenses

Warehousing, selling and administrative expenses increased $44.6 million, or 4.9%, to $951.7 million in the year ended December 31, 2013, but decreased as a percentage of net sales from 9.3% in the year ended December 31, 2012 to 9.2% in the year ended December 31, 2013. Acquisitions contributed an additional $33.7 million in warehousing, selling and administrative expenses in the year ended December 31, 2013. On a constant currency basis and excluding acquisitions, the increase was also attributable to increases in environmental remediation costs of $9.2 million and uninsured losses and settlements of $6.9 million in the year ended December 31, 2013. These increases were partially offset by reductions in legal fees of $4.9 million and professional fees from outside services of $3.4 million. Foreign currency translation increased warehousing, selling and administrative expenses by 0.5% or $4.6 million. The remaining $1.5 million decrease related to several insignificant components. Refer to the “Segment results” for the year ended December 31, 2013 discussion for additional information.

Other Operating Expenses, net

Other operating expenses, net decreased $165.7 million, or 93.2%, to $12.0 million in the year ended December 31, 2013 and decreased as a percentage of net sales from 1.8% in the year ended December 31, 2012 to 0.1% in the year ended December 31, 2013. The decrease was primarily due to a pension mark to market gain relating to the annual remeasurement of our defined benefit and other postretirement plans in the amount of $73.5 million compared to a mark to market loss of $83.6 million in 2012, a $24.5 million gain resulting from the remeasurement of the fair value of the contingent consideration liability associated with our acquisition of Magnablend (resulting from Magnablend not achieving its 2013 performance target and a reduced probability of Magnablend achieving its 2014 performance target), lower acquisition costs of $12.7 million in the year ended December 31, 2013, and a partial reversal of $4.8 million of an accrual recorded in the year ended December 31, 2012 for estimated fines imposed by Autorité de la concurrence, France’s competition authority, for alleged price fixing prior to 2006 which were assessed in 2013 and paid in full as of December 31, 2013. These decreases were offset by higher redundancy and restructuring costs of $41.6 million as well as higher consulting costs of $14.2 million associated with the implementation of several regional initiatives aimed at streamlining our cost structure and improving our operations in the year ended December 31, 2013. These expenses primarily included costs from initiatives in the USA and EMEA segments, including relocations. Currency translation increased operating expenses, net by 0.7% or $1.2 million in the year ended December 31, 2013. Refer to “Note 4: Other operating expenses, net” for additional information.

Depreciation and Amortization

Depreciation expense increased $16.4 million, or 14.7%, to $128.1 million in the year ended December 31, 2013. Acquisitions contributed additional depreciation expense of $4.5 million in the year ended December 31, 2013. The remaining increase was largely due to accelerating depreciation on leasehold improvements of $4.6 million related to vacating leased property as well as the completion of internally developed software projects which were placed into service towards the end of the year ended December 31, 2012 and during the year ended December 31, 2013. Foreign currency translation increased depreciation expense by 0.3% or $0.3 million. Amortization expense increased $6.7 million, or 7.2%, to $100.0 million in the year ended December 31, 2013 due to the amortization of intangible assets associated with acquisitions partially offset by a decrease in amortization expense of 0.4% or $0.4 million due to foreign currency translation and the lower amortization levels of existing customer relationship intangibles. Customer relationships are amortized on an accelerated basis to mirror the economic pattern of benefit.

Impairment Charges

Impairment charges of $135.6 million were recorded in the year ended December 31, 2013 compared to $75.8 million in the year ended December 31, 2012. The 2013 impairment charges primarily related to the writeoff of goodwill of $73.3 million related to the Rest of World segment as well as the write-off of capitalized software costs of $58.0 million related to a new global ERP system. The impairment of goodwill for the Rest of World segment was triggered by the deterioration in general economic conditions within some of the segment’s significant locations as well as revised financial projections. The impairment of the global ERP system was triggered by our decision to discontinue its implementation. The 2012 impairment charges primarily relate to the impairment of goodwill in the EMEA segment.

Interest Expense

Interest expense increased by $28.4 million, or 10.2%, to $305.5 million in the year ended December 31, 2013, primarily as a result of the recognition of $27.1 million in fees associated with the $350.0 million early payment of the 2018 Subordinated Notes in March 2013. Foreign currency translation did not have a significant impact on interest expense in the year ended December 31, 2013.

Other Expense, net

Other expense, net increased from $1.9 million in the year ended December 31, 2012 to $17.6 million in the year ended December 31, 2013. The increase was primarily related to higher foreign currency transaction losses in the year ended December 31, 2013 as well as gains from the fair value remeasurement of the interest rate swap in the year ended December 31, 2012. Refer to “Note 6: Other expense, net” for additional information.

Income Tax (Benefit) Expense

Income tax expense decreased $85.4 million, or 113.0%, from an income tax expense of $75.6 million in the year ended December 31, 2012 to an income tax benefit of $9.8 million in the year ended December 31, 2013, primarily due to a prior year unfavorable impact of the recognition of a valuation allowance in the United States on certain deferred tax assets of $89.2 million, a net benefit for the effect of flow-through entities of $15.1 million, a current year contingent consideration of $8.6 million, a prior year net French penalty of $7.9 million, a net adjustment to a prior year tax due to a change in estimate of $7.6 million and current year tax deductible goodwill of $6.7 million, offset by a net increase in foreign losses not benefited of $21.5 million and a net increase in goodwill impairment of $13.4 million. The remaining $14.8 million increase related primarily to an increase in earnings.

Segment Results

Our Adjusted EBITDA by operating segment and in the aggregate for the years ended December 31, 2013 and December 31, 2012 is summarized in the following tables:

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations(1)	Consolidated
	Year Ended December 31, 2013
Net sales:
External customers	$5,964.5	$1,558.7	$2,326.8	$474.6	$—	$10,324.6
Inter-segment	116.5	8.0	4.0	—	(128.5)	—

Total net sales	6,081.0	1,566.7	2,330.8	474.6	(128.5)	10,324.6
Cost of goods sold (exclusive of depreciation)	4,953.4	1,316.6	1,902.9	404.3	(128.5)	8,448.7

Gross profit	1,127.6	250.1	427.9	70.3	—	1,875.9
Outbound freight and handling	201.3	41.6	76.1	7.0	—	326.0
Warehousing, selling and administrative (operating expenses)	492.6	102.4	299.3	48.3	9.1	951.7

Adjusted EBITDA	$433.7	$106.1	$52.5	$15.0	$(9.1)	$598.2

Other operating expenses, net						12.0
Depreciation						128.1
Amortization						100.0
Impairment charges						135.6
Loss on extinguishment of debt						2.5
Interest expense, net						294.5
Other expense, net						17.6
Income tax benefit						(9.8)

Net loss						$(82.3)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations(1)	Consolidated
	Year Ended December 31, 2012
Net sales:
External customers	$5,659.2	$1,494.4	$2,283.0	$310.5	$—	$9,747.1
Inter-segment	138.2	16.0	4.3	—	(158.5)	—

Total net sales	5,797.4	1,510.4	2,287.3	310.5	(158.5)	9,747.1
Cost of goods sold (exclusive of depreciation)	4,728.7	1,242.0	1,851.1	261.3	(158.5)	7,924.6

Gross profit	1,068.7	268.4	436.2	49.2	—	1.822.5
Outbound freight and handling	186.1	38.1	77.7	6.3	—	308.2
Warehousing, selling and administrative (operating expenses)	456.6	103.8	298.8	39.2	8.7	907.1

Adjusted EBITDA	$426.0	$126.5	$59.7	$3.7	$(8.7)	607.2

Other operating expenses, net						177.7
Depreciation						111.7
Amortization						93.3
Impairment charges						75.8
Loss on extinguishment of debt						0.5
Interest expense, net						268.1
Other expense, net						1.9
Income tax expense						75.6

Net loss						$(197.4)

(1)	Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

USA. External sales in the USA segment of $5,964.5 million were $305.3 million, or 5.4%, higher in the year ended December 31, 2013. Magnablend contributed external sales of $385.4 million in the year ended December 31, 2013. Excluding Magnablend, reported sales volumes were flat and sales pricing and product mix decreased external sales dollars by 1.4% due to a shift towards lower priced commodity products as well as lower average selling prices. Gross profit increased $58.9 million, or 5.5%, to $1,127.6 million in the year ended December 31, 2013. Magnablend contributed gross profit of $70.2 million in the year ended December 31, 2013. Excluding Magnablend, gross profit decreased 1.1% due to sales pricing, product costs and other adjustments which were attributable to a greater shift towards commodity products, which have lower gross margins. Gross margin of 18.9% remained consistent in the year ended December 31, 2013 and the year ended December 31, 2012 (19.0% without Magnablend). Outbound freight and handling expenses increased $15.2 million, or 8.2%, to $201.3 million in the year ended December 31, 2013, primarily due to the acquisition of Magnablend. Operating expenses increased $36.0 million, or 7.9%, to $492.6 million in the year ended December 31, 2013 and increased as a percentage of net sales from 8.1% in the year ended December 31, 2012 to 8.3% in the year ended December 31, 2013. The increase was due to $22.4 million in expenses incurred by Magnablend, higher personnel expenses of $25.7 million resulting from higher headcount and increased environmental remediation costs of $5.4 million partially offset by lower corporate cost allocations of $11.0 million, legal fees of $2.6 million and lower maintenance and repair expenses of $1.1 million. The remaining $2.8 million decrease related to several insignificant components.

Adjusted EBITDA increased by $7.7 million, or 1.8%, in the year ended December 31, 2013 (a decrease of $30.8 million, or 7.2%, excluding the results of Magnablend). Adjusted EBITDA margin decreased from 7.5% in the year ended December 31, 2012 to 7.3% in the year ended December 31, 2013 (7.1% excluding Magnablend) as a result of the higher operating expenses relative to external sales.

Canada. External sales of $1,558.7 million in the Canadian segment were $64.3 million, or 4.3%, higher in the year ended December 31, 2013. Reported sales volumes increased external sales dollars by 1.8% in the year ended December 31, 2013 due to growth in key product families including methanol, caustic soda, and sodium carbonate as well as market growth in mining, rubber and plastics and increased agricultural sales. These increases were partially offset by a decline in the higher than average reported sales volumes of oil and gas products hydrochloric acid and guar in the year ended December 31, 2012. Sales pricing and product mix increased external sales dollars by 5.7% in the year ended December 31, 2013 due to an increased mix of products with higher average selling prices including sulfates and fuel additives. Foreign currency translation decreased external sales dollars by 3.2% in the year ended December 31, 2013 as the US dollar strengthened against the Canadian dollar. Canadian gross profit decreased by $18.3 million, or 6.8%, to $250.1 million in the year ended December 31, 2013. Gross profit decreased by 5.7% due to changes in sales pricing, product costs and other adjustments largely due to an increased shift towards higher cost products as well as reduced gross margins in the year ended December 31, 2013 on hydrochloric acid and guar sales and a decrease of 2.9% from foreign currency translation partially offset by an increase of 1.8% due to reported sales volumes. Gross margin decreased from 18.0% in the year ended December 31, 2012 to 16.0% in the year ended December 31, 2013. Outbound freight and handling expenses increased $3.5 million, or 9.2%, to $41.6 million in the year ended December 31, 2013 primarily due to the increase in reported sales volumes. Operating expenses decreased by $1.4 million, or 1.3%, to $102.4 million in the year ended December 31, 2013 and decreased as a percentage of net sales from 6.9% in the year ended December 31, 2012 to 6.6% in the year ended December 31, 2013. On a constant currency basis, the decrease in operating expenses primarily relates to lower corporate cost allocations of $3.2 million. Foreign currency translation decreased operating expenses by 3.1% or $3.2 million. These decreases were partially offset by higher bad debt expenses of $1.4 million and payroll related expenses of $1.9 million. The remaining $1.7 million increase related to several insignificant components.

Adjusted EBITDA decreased by $20.4 million, or 16.1%, to $106.1 million in the year ended December 31, 2013. Foreign currency translation decreased Adjusted EBITDA by 2.5%. Adjusted EBITDA margin decreased from 8.5% in the year ended December 31, 2012 to 6.8% in the year ended December 31, 2013 primarily due to the reduction in gross margins.

EMEA. External sales in the EMEA segment increased $43.8 million, or 1.9%, to $2,326.8 million in the year ended December 31, 2013. Reported sales volumes increased by 0.2%. Changes in sales pricing and product mix decreased external sales dollars by 0.9% in the year ended December 31, 2013, primarily due to a shift towards lower priced products. Foreign currency translation increased external sales dollars by 2.6% primarily due to the US dollar weakening against the euro. Gross profit decreased $8.3 million, or 1.9%, to $427.9 million in the year ended December 31, 2013 due to a decrease of 4.7% from sales pricing, product costs and other adjustments primarily resulting from a shift towards lower margin products as well as general macroeconomic pressures on gross margins, which were partially offset by a 2.6% increase in gross profit due to foreign currency translation and a 0.2% increase from reported sales volumes. Gross margin decreased from 19.1% in the year ended December 31, 2012 to 18.4% in the year ended December 31, 2013, mostly due to competitive pressures in the challenging economic environment. Outbound freight and handling expenses decreased $1.6 million, or 2.1%, to $76.1 million in the year ended December 31, 2013 primarily due to changes in product mix with lower transportation cost per ton and flow optimization. Operating expenses increased $0.5 million, or 0.2%, to $299.3 million in the year ended December 31, 2013 but decreased as a percentage of external sales from 13.1% in the year ended December 31, 2012 to 12.9% in the year ended December 31, 2013. On a constant currency basis, the increase resulted from an increase in uninsured losses and settlements of $3.9 million, environmental remediation costs of $3.7 million and information technology spend of $2.6 million. Foreign currency translation increased operating expenses by 2.9% or $8.6 million. These increases were partially offset by realizing the benefits of productivity initiatives such as lower personnel expenses and temporary and contract labor of $11.5 million, lower travel costs of $3.4 million, and lower corporate cost allocations of $4.4 million. The remaining $1.0 million increase related to several insignificant components.

Adjusted EBITDA decreased by $7.2 million, or 12.1%, to $52.5 million in the year ended December 31, 2013. Foreign currency translation increased Adjusted EBITDA by 0.2%. Adjusted EBITDA margin decreased from 2.6% in the year ended December 31, 2012 to 2.3% in the year ended December 31, 2013 as a result of the decrease in gross margin partially offset by a decrease in operating expenses as a percentage of external sales.

Rest of World. External sales in the Rest of World segment increased $164.1 million, or 52.9%, to $474.6 million in the year ended December 31, 2013. Quimicompuestos contributed external sales of $144.6 million in the year ended December 31, 2013. Excluding Quimicompuestos, reported sales volumes decreased external sales dollars by 0.3% in the year ended December 31, 2013. Changes in sales pricing and product mix increased external sales dollars by 8.0% due to higher average selling prices in the Asia-Pacific region partially offset by lower sales pricing in Brazil and Mexico resulting from competitive pressures. Foreign currency translation decreased external sales dollars by 1.4% in the year ended December 31, 2013. Gross profit increased $21.1 million, or 42.9%, to $70.3 million in the year ended December 31, 2013. Quimicompuestos contributed gross profit of $19.4 million in the year ended December 31, 2013. Excluding Quimicompuestos, there was an increase of 6.0% from sales pricing, product costs and other adjustments primarily related to improved margins in the Asia-Pacific region offset by a shift towards lower margin products in Brazil and Mexico. These increases were partially offset by a 0.3% decrease in gross profit due to reported sales volumes and a 2.2% decrease in gross profit from foreign currency translation. Gross margin decreased from 15.8% in the year ended December 31, 2012 to 14.8% in the year ended December 31, 2013 (15.4% excluding Quimicompuestos). Operating expenses increased $9.1 million, or 23.2%, to $48.3 million in the year ended December 31, 2013. Quimicompuestos contributed $11.3 million of operating expenses in the year ended December 31, 2013. On a constant currency basis and excluding Quimicompuestos, the increase was partially offset by lower bad debts of $1.1 million. Foreign currency translation decreased operating expenses by 2.6% or $1.0 million. The remaining $0.1 million decrease related to several insignificant components.

Adjusted EBITDA increased by $11.3 million, or 305.4%, to $15.0 million in the year ended December 31, 2013 (an increase of $2.5 million excluding Quimicompuestos). Adjusted EBITDA margin increased from 1.2% in the year ended December 31, 2012 to 3.2% in the year ended December 31, 2013 (1.9% excluding Quimicompuestos) primarily due to lower operating expenses as a percentage of external sales partially offset by lower gross margins.

Quarterly Results of Operations Data

The following tables set forth our net sales, cost of goods sold (exclusive of depreciation), gross profit, outbound freight and handling expenses, warehousing selling and administrative expenses and Adjusted EBITDA data (including a reconciliation of Adjusted EBITDA to net income (loss)) for each of the most recent thirteen fiscal quarters. We have prepared the quarterly data on a basis that is consistent with the audited consolidated financial statements included in this prospectus. In the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data. This information is not a complete set of financial statements and should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

(in millions)	Mar 31, 2012	Jun 30, 2012	Sep 30, 2012	Dec 31, 2012	Mar 31, 2013	Jun 30, 2013	Sep 30, 2013	Dec 31, 2013	Mar 31, 2014	Jun 30, 2014	Sep 30, 2014	Dec. 31, 2014	Mar 31, 2015
Net sales	$2,406.1	$2,682.3	$2,424.4	$2,234.3	$2,490.5	$2,795.2	$2,619.6	$2,419.3	$2,516.4	$2,861.4	$2,608.9	$2,387.2	$2,299.1
Cost of sales (exclusive of depreciation)	1,944.8	2,195.8	1,962.4	1,821.6	2,026.2	2,311.6	2,148.4	1,962.5	2,044.0	2,360.9	2,115.8	1,922.5	1,837.5

Gross profit	461.3	486.5	462.0	412.7	464.3	483.6	471.2	456.8	472.4	500.5	493.1	464.7	461.6
Outbound freight and handling expenses	76.7	77.0	76.5	78.0	82.7	80.0	81.4	81.9	87.8	93.6	92.8	91.3	84.5
Warehouse, selling and administrative expenses	238.2	230.7	221.3	216.9	254.2	245.6	221.8	230.1	239.0	230.5	229.7	224.3	231.4

Adjusted EBITDA	146.4	178.8	164.2	117.8	127.4	158.0	168.0	144.8	145.6	176.4	170.6	149.1	145.7
Other operating expense, net	9.1	31.1	11.8	125.7	20.9	(0.5)	17.0	(25.4)	21.7	25.6	7.3	142.5	8.1
Depreciation	28.0	28.9	26.3	28.5	28.9	32.0	34.9	32.3	30.6	30.6	33.9	38.4	32.0
Amortization	22.7	22.6	23.8	24.2	24.7	24.5	24.8	26.0	23.7	24.1	23.9	24.3	21.9
Impairment charges	0.8	—	—	75.0	—	62.1	73.3	0.2	—	—	—	0.3	—
Interest expense, net	65.6	64.5	65.0	73.0	98.9	64.1	65.7	65.8	63.9	64.8	63.8	58.1	63.2
Loss on extinguishment of debt	—	—	—	0.5	2.5	—	—	—	1.2	—	—	—	—
Other (income) expense, net	(4.9)	8.0	(4.3)	3.1	10.0	2.8	2.6	2.2	1.9	2.0	(6.3)	1.3	(6.8)
Income tax expense (benefit)	10.6	18.9	9.7	36.4	(5.3)	(10.0)	(0.2)	5.7	5.4	9.8	2.2	(33.2)	7.6

Net income (loss)	$14.5	$4.8	$31.9	$(248.6)	$(53.2)	$(17.0)	$(50.1)	$38.0	$(2.8)	$19.5	$45.8	$(82.6)	$19.7

Liquidity and Capital Resources

Our primary liquidity and capital resource needs are to service our debt and to finance working capital, capital expenditures, other liabilities and cost of acquisitions. We believe that funds provided by these sources will be adequate to meet our liquidity and capital resource needs for at least the next 12 months under current operating conditions. We have significant working capital needs, although we have implemented several initiatives to improve our working capital and reduce the related financing requirements. The nature of our business, however, requires that we maintain inventories that enable us to deliver products to fill customer orders. As of March 31, 2015, we maintained inventories of $945.4 million, equivalent to approximately 46.2 days of sales (which we calculate on the basis of cost of goods sold for the trailing 90-day period).

Historically, our maintenance capital expenditures have largely tracked our depreciation expense. In executing our growth strategies, our capital expenditures increased moderately and we had annual capital expenditures in the range of 1.1% to 1.7% of net sales over the 2012 to 2014 period. We had a number of significant projects in 2012 and 2013, including beginning the global implementation of our ERP system. In general, our sustaining capital expenditures represent less than 2% of net sales.

The funded status of our defined benefit pension plans is the difference between our plan assets and projected benefit obligations. Our pension plans in the U.S. and certain other countries had an underfunded status of $280.0 million, $304.2 million, $239.1 million and $374.7 million at March 31, 2015, December 31, 2014, 2013 and 2012, respectively. During 2014, we made contributions of $46.8 million. Based on current projections of minimum funding requirements, we expect to make cash contributions of $52.0 million to our defined benefit pension plans in 2015. The timing for any such requirement in future years is uncertain given the implicit uncertainty regarding the future developments of factors described in “Risk Factors” and Note 8 to our consolidated financial statements included elsewhere in this prospectus.

Our primary source of liquidity is cash generated from our operations as well as borrowings under our credit facilities. As of March 31, 2015, we had approximately $725.0 million available under our credit facilities.

Senior Secured Credit Facilities

Anticipated Refinancings

We have had preliminary discussions with potential financial intermediaries and advisors and prior to the completion of this offering we intend to opportunistically seek to refinance the $37.5 million of indebtedness under our ABL Term Facility and the $2,812.7 million of indebtedness under our Senior Term Facility that are expected to remain outstanding following the completion of this offering and the concurrent private placement; we refer to these refinancings as the “Anticipated Refinancings.” The Anticipated Refinancings are in addition to the repayment of our 2017 Subordinated Notes and our 2018 Subordinated Notes described in “Use of Proceeds.” Although we do not expect the Anticipated Refinancings to meaningfully impact the weighted average interest rate applicable to our indebtedness, we do expect the maturity profile of our indebtedness will be extended. We also expect that our indebtedness following the completion of the Anticipated Refinancings will continue to require secured interests in certain of our assets and will contain covenants that impact our operations, including covenants relating to, among other things, limitations on indebtedness (including guarantees of additional indebtedness) and liens, mergers, consolidations and dissolutions, sales of assets, investments and acquisitions, dividends and other restricted payments, repurchase of shares of capital stock, options to purchase shares of capital stock and certain transactions with affiliates and certain financial covenants. These covenants may be different from the covenants in the facilities which are being refinanced. See “Description of Certain Indebtedness” elsewhere in this prospectus. We would incur fees associated with the Anticipated Refinancings. The Anticipated Refinancings may be impacted by economic, market, industry, geopolitical and other conditions, most of which are beyond our control. There can be no assurance that we will be able to complete the Anticipated Refinancings on terms and conditions favorable to us or at all, and we may decide to terminate the Anticipated Refinancings before their completion. See “Anticipated Refinancings” elsewhere in this prospectus.

Senior Term Facility

On October 11, 2007, the issuer, as U.S. borrower, Univar UK Ltd., as U.K. borrower, Ulixes Acquisition, B.V., as parent borrower, Bank of America, N.A., as administrative agent, Deutsche Bank AG New York Branch, as syndication agent, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, and the lenders party thereto from time to time, entered into a Credit Agreement, or the Original Senior Term Facility, pursuant to which a term loan, or the Original Term Loan, was issued in the original principal amount of $1,980.0 million. On October 3, 2012, the issuer, as borrower, Bank of America, N.A., as administrative agent, joint lead arranger and joint bookrunner, and Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers, joint bookrunners and co-syndication agents, entered into a Third Amendment and Restatement of the Original Senior Term Facility, or, as so amended and restated, the Senior Term Facility, to, among other things, incur a new term loan in the principal amount of $550.0 million, or the New Term Loan, and together with the Original Term Loan, the Term Loans.

For a description of the terms of the Senior Term Facility, see “Description of Certain Indebtedness” and “Anticipated Refinancings” elsewhere in this prospectus.

Senior ABL Facility

On March 25, 2013, the issuer, as U.S. parent borrower, the borrowers party thereto, or collectively with the issuer, the U.S. ABL Borrowers, Univar Canada, Ltd., as Canadian borrower, or the Canadian Borrower and, together with the U.S. ABL Borrowers, the ABL Borrowers, the facility guarantors party thereto, the Facility Guarantors, and, together with the ABL Borrowers, the ABL Loan Parties, Bank of America, N.A. as U.S. administrative agent, U.S. swingline lender and collateral agent, Bank of America, N.A. (acting through its Canada branch) as Canadian administrative agent, Canadian swingline lender and Canadian letter of credit issuer, the lenders from time to time party thereto, Wells Fargo Capital Finance, LLC, J.P, Morgan Securities LLC and Deutsche Bank Securities Inc. as co-syndication agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance LLC as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC as joint bookrunners, and HSBC Bank USA, N.A., Union Bank, N.A., Morgan Stanley Senior Funding, Inc. and SunTrust Bank, as co-documentation agents, entered into a Second Amended and Restated Senior ABL Credit Agreement, or the Senior ABL Facility.

For a description of the terms of the Senior ABL Facility, see “Description of Certain Indebtedness” and “Anticipated Refinancings” elsewhere in this prospectus.

European ABL Facility

On March 24, 2014, Univar B.V., the other borrowers from time to time party thereto, or collectively, the European ABL Facility Borrowers, the issuer, as guarantor, or the European ABL Facility Guarantor, and, together with the European ABL Facility Borrowers, the European ABL Loan Parties, J.P. Morgan Securities LLC, as sole lead arranger and joint bookrunner, Bank of America, N.A., as joint bookrunner and syndication agent, and J.P. Morgan Europe Limited, as administrative agent and collateral agent, entered into an ABL Credit Agreement, or the European ABL Facility.

For a description of the terms of the European ABL Facility, see “Description of Certain Indebtedness” elsewhere in this prospectus.

Senior Subordinated Notes

Senior Subordinated Notes due 2017

On October 11, 2007, we issued $600 million aggregate principal amount of 12.0% Senior Subordinated Notes due 2015, or the 2017 Subordinated Notes, pursuant to the indenture, dated as of October 11, 2007, as amended or supplemented through the date hereof, or the 2017 Subordinated Notes Indenture, between Univar Inc.

and Wells Fargo Bank, National Association, as trustee. The second supplemental indenture moved the maturity date of the 2017 Subordinated Notes from September 30, 2015 to September 30, 2017. On March 27, 2013, the interest rate on the 2017 Subordinated Notes was reduced from a 12.0% to a 10.5% per annum fixed rate.

For a description of the terms of the 2017 Subordinated Notes, see “Description of Certain Indebtedness” elsewhere in this prospectus.

Senior Subordinated Notes due 2018

On December 20, 2010, we issued $400 million aggregate principal amount of 12.0% Senior Subordinated Notes due 2018, or the 2018 Subordinated Notes, pursuant to the indenture, dated as of December 20, 2010, as amended or supplemented through the date hereof, or the 2018 Subordinated Notes Indenture, between Univar Inc. and Wells Fargo Bank, National Association, as trustee. On March 27, 2013, the Company made a $350.0 million prepayment on the $400.0 million principal balance of the 2018 Subordinated Notes. The interest rate on the remaining 2018 Subordinated Notes was reduced from a 12.0% to a 10.5% per annum fixed rate.

For a description of the terms of the 2018 Subordinated Notes, see “Description of Certain Indebtedness” elsewhere in this prospectus.

Cash Flows

The following table presents a summary of our cash flow activity for the periods set forth below:

	Fiscal Year Ended			Three Months Ended
(in millions)	December 31, 2014	December 31, 2013	December 31, 2012	March 31, 2015	March 31, 2014
Net cash provided (used) by operating activities	126.3	$289.3	$15.5	$88.1	$(48.3)
Net cash (used by) investing activities	(148.2)	(215.7)	(657.1)	(30.2)	(23.7)
Net cash provided (used) by financing activities	84.1	(110.5)	753.8	(48.4)	63.4

Cash Provided (Used) by Operating Activities

Cash provided by operating activities increased $136.4 million from cash used by operating activities of $48.3 million for the three months ended March 31, 2014 to $88.1 million of cash provided by operating activities for the three months ended March 31, 2015. The increase in cash provided by operations was primarily due to an increase of $144.6 million due to working capital changes. Typically, in the first three months of the fiscal year, working capital is a net cash outflow due to increased sales activity in the first quarter compared to the prior year fourth quarter and increased inventory levels in anticipation of the higher levels of activity in the second quarter. In the three months ended March 31, 2015, working capital provided cash because working capital levels were higher than normal as of December 31, 2014 due to a buildup of inventory during 2014 to support our customer driven initiative related to improving on-time delivery. Another factor contributing to higher cash provided by operating activities was the increase of $21.4 million in net income exclusive of non-cash items in the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Refer to “Results of Operations” above for additional information. These increases in cash provided by operations were partially offset by cash outflows relating to higher bonus payouts of $7.9 million and higher employer pension contributions of $7.6 million in the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The remaining decrease of $14.4 million related to several insignificant components.

Cash provided by operating activities decreased $163.0 million from $289.3 million for the year ended December 31, 2013 to $126.3 million for the year ended December 31, 2014. The decrease in cash provided by operations was primarily due to a decrease of $304.0 million due to working capital changes related to the relatively lower working capital requirements in the year ended December 31, 2013 resulting from higher than normal working capital levels in 2012 caused by a temporary slowdown in the working capital cycle due to the implementation of an ERP system in EMEA. In addition, as of December 31, 2014, we have increased inventory levels to support our customer driven initiative related to improving on-time delivery. Another factor contributing to lower cash provided by operating activities was the decrease of $23.3 million related to prepaid expenses and other current assets primarily consisting of receiving less cash from taxing authorities related to timing of income tax payments in the year ended December 31, 2014 compared to the year ended December 31, 2013. These decreases were partially offset by an increase of $131.7 million in net income exclusive of non-cash items primarily consisting of a decrease of $43.9 million in interest expense, net, an increase of $43.5 million in Adjusted EBITDA and an increase of $18.7 million in other nonoperating income for the year ended December 31, 2014 compared to the year ended December 31, 2013. Another factor offsetting the lower cash provided by operating activities in the year ended December 31, 2014 relates to the cash payments of $19.9 million related to the French penalty during the year ended December 31, 2013. Refer to “Results of Operations” above for additional information. The remaining increase of $12.7 million related to several insignificant components.

Cash provided by operating activities increased $273.8 million from $15.5 million for the year ended December 31, 2012 to $289.3 million for the year ended December 31, 2013. The increase was primarily due to a decrease in net loss of $115.1 million; an increase of $321.4 million due to working capital improvements realized from improved inventory management, extending vendor payment terms and improving collections; an increase of $21.0 million related to prepaid expenses and other current assets primarily consisting of less pre-payments for the upcoming Canadian agricultural season; and an increase of cash receipts of $44.4 million from taxing authorities related to our income tax receivables. This was partially offset by a $94.8 million decrease in cash related to changes in deferred income taxes and a $73.5 million non-cash pension mark to market gain in 2013 and an $83.6 million non-cash pension mark to market loss in 2012.

Cash (Used by) Investing Activities

Cash used by investing activities increased $6.5 million from $23.7 million for the three months ended March 31, 2014 to $30.2 million for the three months ended March 31, 2015. The increase primarily consisted of higher spending on capital expenditures related to purchasing assets that replaced operating leases in the three month ended March 31, 2015 compared to the three months ended March 31, 2014.

Cash used by investing activities decreased $67.5 million from $215.7 million for the year ended December 31, 2013 to $148.2 million for the year ended December 31, 2014. The decrease primarily consisted of lower spending on acquisitions in the year ended December 31, 2014 compared to the year ended December 31, 2013. In the year ended December 31, 2014, we paid, net of cash acquired, $42.2 million to acquire D’Altomare in Brazil and in the year ended December 31, 2013, we paid, net of cash acquired, $88.7 million to acquire Quimicompuestos in Mexico. In addition, there was a reduction in capital expenditures of $27.4 million resulting from our decision to discontinue an ERP implementation during the second quarter of 2013. Capital expenditures during the year ended December 31, 2014 are approximately 1% of net sales, which historically has been our maintenance capital expenditure level.

Cash used by investing activities decreased $441.4 million from $657.1 million for the year ended December 31, 2012 to $215.7 million for the year ended December 31, 2013. The decrease was primarily due to the 2012 acquisition cost of Magnablend exceeding the acquisition cost of the 2013 acquisition of Quimicompuestos. See Note 16 of our consolidated financial statements included elsewhere in this prospectus for a further discussion of these acquisitions. Also contributing to the decrease was a reduction in capital expenditures of $28.8 million resulting from our decision to discontinue an ERP implementation during the second quarter of 2013.

Cash Provided (Used) by Financing Activities

Cash used by financing activities increased $111.8 million from cash provided of $63.4 million for the three months ended March 31, 2014 to cash used of $48.4 million for the three months ended March 31, 2015. The increase in cash used by financing activities was primarily due to the decrease in our outstanding balances within our ABL facilities of $47.8 million in the three months ended March 31, 2015 compared to an increase of $90.4 million in the three months ended March 31, 2014, which resulted in a net increase of $138.2 million. The increase in ABL payments during the three months ended March 31, 2015 primarily related to improved cash flows from operations. During the three months ended March 31, 2014, there was a shift in borrowing more under ABL facilities, which have lower interest rates, versus bank overdrafts or short-term financing. This increase was partially offset by short-term financing providing cash of $3.4 million in the three months ended March 31, 2015 compared to cash used of $14.2 million in the three months ended March 31, 2014, which resulted in a net decrease of $17.6 million. The decrease in short-term financing in the three months ended March 31, 2014 relates to the shift in utilizing the ABL facilities more than bank overdrafts as mentioned above. In addition, financing fees paid decreased by $4.0 million due to no debt refinancing activity in the three months ended March 31, 2015. The remaining decrease of $4.8 million related to several insignificant components.

Cash provided by financing activities increased $194.6 million from cash used of $110.5 million for the year ended December 31, 2013 to cash provided of $84.1 million for the year ended December 31, 2014. The increase in cash provided by financing activities was primarily due to the increase in our outstanding balances within our ABL facilities of $122.2 million in the year ended December 31, 2014 compared to a decrease of $91.3 million in the year ended December 31, 2013, which resulted in a net increase of $213.5 million. The increase was due to higher working capital needs during the year ended December 31, 2014 compared to the year ended December 31, 2013 due to increased inventories related to our customer driven initiative related to improving on-time delivery. Cash provided by financing activities increased $31.8 million related to changes in short-term financing due to a shift in borrowing more under ABL facilities, which have lower interest rates, versus bank overdrafts in the year ended December 31, 2014 compared to the year ended December 31, 2013. In addition, financing fees paid decreased by $7.1 million due to lower debt refinancing activity in the year ended December 31, 2014 compared to the year ended December 31, 2013. These increases were partially offset by a net cash inflow of $73.6 million in the year ended December 31, 2013 related to the additional borrowings of $423.6 million from the refinancing of the Senior Term Loan Facilities partially offset by the prepayment of $350.0 million related to the 2018 Subordinated Notes. The remaining increase of $15.8 million related to several insignificant components.

Cash provided by financing activities decreased $864.3 million from cash provided by financing activities of $753.8 million for the year ended December 31, 2012 to cash used by financing activities of $110.5 million for the year ended December 31, 2013. The decrease in cash provided by financing activities was primarily due to a decrease of $126.4 million from amounts raised in the 2013 refinancing of our Senior Term Facility compared to the 2012 refinancing of the Senior Term Facility and a $350.0 million prepayment in 2013 related to the 2018 Subordinated Notes. In addition, in 2013, we reduced the outstanding balances within our ABL Facility and the then-existing European ABL facility and short-term financing by $115.5 million compared to an increase in the ABL Facility and the then-existing European ABL facility and short-term financing outstanding balance by $237.5 million in 2012. These increases were partially offset by capital contributions decreasing by $22.8 million from $26.1 million for the year ended December 31, 2012 to $3.3 million for the year ended December 31, 2013.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations that require us to make future cash payments as of December 31, 2014. The future contractual requirements include payments required for our operating leases, forward currency contracts, indebtedness and any other long-term liabilities reflected on our balance sheet.

	Payment Due by Period (in millions)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Short-term financing(1)	$61.1	$61.1	$—	$—	$—
Long-term debt, including current maturities(1)(2)	3,842.7	80.7	3,409.7	352.3	—
Interest expense (3)	586.9	226.9	355.0	5.0	—
Forward currency contracts	0.5	0.5	—	—	—
Minimum operating lease payments	332.8	73.6	109.0	70.9	79.3
Estimated environmental liability payments(4)	122.5	31.1	29.9	19.0	42.5

Total(2)(5)(6)	$4,946.5	$473.9	$3,903.6	$447.2	$121.8

(1)	See Note 14 to our audited consolidated financial statements included elsewhere in this prospectus.
(2)	This table does not reflect the repayment, prepayment, redemption, repurchase or other retirement of any indebtedness since December 31, 2014, including the repayment, prepayment, redemption, repurchase or retirement of indebtedness with the proceeds of this offering as described in “Use of Proceeds.”
(3)	Interest payments on debt are calculated for future periods using interest rates in effect at the end of 2014. Projected interest payments include the related effects of interest rate swap agreements. Certain of these projected interest payments may differ in the future based on changes in floating interest rates, foreign currency fluctuations or other factors or events. The projected interest payments only pertain to obligations and agreements outstanding at December 31, 2014. See Note 14 and Note 16 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion regarding our debt instruments and related interest rate agreements, respectively.
(4)	Included in the less than one year category is $12.5 million related to environmental liabilities for which the timing is uncertain. The timing of payments is unknown and could differ based on future events. For more information see Note 18 to our audited consolidated financial statements included elsewhere in this prospectus.
(5)	Due to the high degree of uncertainty related to the timing of future cash outflows associated with unrecognized income tax benefits, we are unable to reasonably estimate beyond one year when settlement will occur with the respective taxing authorities and have excluded such liabilities from this table. At December 31, 2014, we reported a liability for unrecognized tax benefits of $8.5 million. For more information see Note 7 to our audited consolidated financial statements included elsewhere in this prospectus.
(6)	This table excludes our pension and postretirement medical benefit obligations. Based on current projections of minimum funding requirements, we expect to make cash contributions of $52.0 million to our defined benefit pension plans in 2015. The timing for any such requirement in future years is uncertain given the implicit uncertainty regarding the future developments of factors described in “Risk Factors” and Note 8 of our consolidated financial statements included elsewhere in this prospectus.

We expect that we will be able to fund our remaining obligations and commitments with cash flow from operations. To the extent we are unable to fund these obligations and commitments with cash flow from operations; we intend to fund these obligations and commitments with proceeds from available borrowing capacity under our Senior ABL Facility or under future financings.

Off-Balance Sheet Arrangements

We have few off-balance sheet arrangements. In recent years, our principal off-balance sheet arrangements have consisted primarily of operating leases for facility space and some equipment leasing and we expect to continue these practices. For additional information on these leases, see Note 18 to our audited consolidated financial statements included elsewhere in this prospectus. We do not use any other type of joint venture or special purpose entities that would create off-balance sheet financing.

Quantitative and Qualitative Disclosures About Market Risk

Financial Risk Management Objectives and Policies

Our principal financial instruments, other than derivatives, comprise credit facilities and other long-term debt as well as cash and cash equivalents. We have various other financial instruments, such as accounts receivable and accounts payable, which arise directly from our operations. We make use of various financial instruments under a financial policy. We use derivative financial instruments to reduce exposure to fluctuations in foreign exchange rates and interest rates in certain limited circumstances described below. While these derivative financial instruments are subject to market risk, principally based on changes in currency exchange and interest rates, the impact of these changes on our financial position and results of operations is generally offset by a corresponding change in the financial or operating items we are seeking to hedge. We follow a strict policy that prohibits trading in financial instruments other than to acquire and manage these hedging positions. We do not hold or issue derivative or other financial instruments for speculative purposes, or to hedge translation risk.

The principal risks arising from our financial instruments are interest rate risk, product price risk, foreign currency risk and credit risk. Our board of directors reviews and approves policies designed to manage each of these risks, which are summarized below. We also monitor the market-price risk arising from all financial instruments. The interest rate risk to which we are subject at year end is discussed below. Our accounting policies for derivative financial instruments are set out in our summary of significant accounting policies at Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations. Under our hedging policy, we seek to maintain an appropriate amount of fixed-rate debt obligations, either directly or effectively through interest rate derivative contracts that fix the interest rate payable on all or a portion of our floating rate debt obligations. We assess the anticipated mix of the fixed versus floating amount of debt once a year, in connection with our annual budgeting process, with the purpose of hedging variability of interest expense and interest payments on our variable rate bank debt and maintaining a mix of both fixed and floating rate debt. As of December 31, 2014, approximately 69% of our debt was fixed rate.

Below is a chart showing the sensitivity of both a 100 basis point and 200 basis point increase in interest rates (including the impact of derivatives), with other variables held constant on our earnings before tax.

(in millions)	Year Ended December 31, 2014
100 basis point increase in variable interest rates	$4.1
200 basis point increase in variable interest rates	8.8

Foreign Currency Risk

Because we conduct our business on an international basis in multiple currencies, we may be adversely affected by foreign exchange rate fluctuations. Although we report financial results in U.S. dollars, a substantial portion of our net sales and expenses are denominated in currencies other than the U.S. dollar, particularly the euro, the Canadian dollar and European currencies other than the euro, including the British pound sterling. Fluctuations in exchange rates could therefore significantly affect our reported results from period to period as we translate results in local currencies into U.S. dollars. We have not used derivative instruments to hedge the translation risk related to earnings of foreign subsidiaries.

Additionally, our investments in EMEA, Canada and Rest of World are subject to foreign currency risk. Currency fluctuations result in non-cash gains and losses that do not impact income before income taxes, but instead are recorded as accumulated other comprehensive income (loss) in equity in our consolidated balance sheet. We do not hedge our investment in non-U.S. entities because those investments are viewed as long-term in nature.

In addition, there are certain situations where we invoice sales and incur costs in currencies other than those currencies in which we record the financial results for that business operation; however, these exposures are typically of short duration and not material to our overall results. In any event, we tend to hedge this transaction risk either through specific hedges for significant transactions or through hedging on a portfolio basis to address currency transaction mismatches embedded in the large number of smaller transactions.

In 2013, the Company issued a Euro-denominated Term B Loan in the amount of €130.0 million ($173.6 million). The Euro Term B Loan has a variable interest rate based on short-term Eurodollar LIBOR interest rates. In addition, the Company and its subsidiaries may advance or accept intercompany loans in currencies other than the business unit’s currency for financial reporting purposes. The Company’s policy is not to hedge these balance sheet revaluations due to the long-term nature of the underlying obligations.

Due to the geographic diversity of the Company’s business operations and the local currencies used to record financial results, the Company is exposed to a wide number of foreign currency relationships. The majority of these relationships are based on the U.S. dollar, Euro or British pound sterling. The following table illustrates the sensitivity of our 2014 consolidated earnings and accumulated other comprehensive loss, net of foreign currency derivative instruments, before income taxes to a 10% increase in the value of the U.S. dollar, Euro, and, British pounds with all other variables held constant.

Year ended December 31, 2014	Effect on income	Effect on accumulated other comprehensive loss
	(in millions)
10% strengthening of U.S. dollar	$4.4	$(20.2)
10% strengthening of Euro	(13.1)	—
10% strengthening of British pound	2.8	18.4

See also “Risk Factors—We may not be able to repatriate our cash and undistributed earnings held in foreign jurisdictions without incurring additional tax liabilities.”

Product Price Risk

Our business model is to buy and sell at “spot” prices in quantities approximately equal to estimated customer demand. We do not take significant “long” or “short” positions in the products we sell in an attempt to speculate on changes in product prices. As a result, we are not significantly exposed to changes in product selling prices or costs and our exposure to product price risk is not material. Because we maintain inventories in order to serve the needs of our customers, we are subject to the risk of reductions in market prices for chemicals we hold in inventory, but we actively manage this risk on a centralized basis and have reduced our exposure by reducing the number of days sales held in inventories by improving sales forecasting and reducing the period of projected sales for which inventories are held, as well as lowering the amount of slow moving and older inventories.

Credit Risk

We have a credit policy in place and monitor exposure to credit risk on an ongoing basis. We perform credit evaluations on all customers requesting credit above a specified exposure level. In the normal course of business, we provide credit to our customers, perform ongoing credit evaluations of these customers and maintain reserves for potential credit losses. In certain situations, we will require upfront cash payment, collateral and/or personal guarantees based on the credit worthiness of the customers. We typically have limited risk from a concentration of credit risk as no individual customer represents greater than 10% of the outstanding accounts receivable balance.

Investments, if any, are only in liquid securities and only with counterparties with appropriate credit ratings. Transactions involving derivative financial instruments are with counterparties with which we have a signed netting agreement and which have appropriate credit ratings. We do not expect any counterparty to fail to meet its obligations.

Critical Accounting Estimates

General

Preparation of our financial statements in accordance with GAAP requires management to make a number of significant estimates and assumptions that form the basis for our determinations as to the carrying values of assets and liabilities and the reported amounts of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider an accounting estimate to be critical if that estimate requires that we make assumptions about matters that are highly uncertain at the time we make that estimate and if different estimates that we could reasonably have used or changes in accounting estimates that are reasonably likely to occur could materially affect our consolidated financial statements. We believe that the following critical accounting estimates reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements. Our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

We recognize net sales when persuasive evidence of an arrangement exists, delivery of products has occurred or services are provided to customers, the sales price is fixed or determinable and collectability is reasonably assured. Net sales includes product sales, billings for freight and handling charges and fees earned for services provided, net of any discounts, returns, customer rebates and sales or other revenue-based tax. We recognize product sales and billings for freight and handling charges when products are considered delivered to the customer under the terms of the sale. Fee revenues are recognized when services are completed.

Our sales to customers in the agriculture end markets principally in Canada, often provide for a form of inventory protection through credit and re-bill as well as understandings pursuant to which certain price changes from chemical producers may be passed through to the customer. These arrangements require us to make estimates of potential returns of unused chemicals as well as revenue deferral to the extent the sales price is not considered determinable. The estimates used to determine the amount of revenue associated with product likely to be returned are based on past experience adjusted for any current market conditions.

Goodwill

Goodwill is tested for impairment annually, or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill is tested for impairment at a reporting unit level using a two-step test. Under the first step of the goodwill impairment test, our estimate of fair value of each reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and we must perform step two of the impairment test (measurement). Step two of the impairment test, if necessary, would require the identification and estimation of the fair value of the reporting unit’s individual assets, including currently unrecognized intangible assets, and liabilities in order to calculate the implied fair value of the reporting unit’s goodwill. Under step two, an impairment loss is recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value. See Note 12 to our consolidated financial statements included elsewhere in this prospectus for additional information related to goodwill.

At October 1, 2014, we performed our annual impairment review and concluded the fair value substantially exceeded the carrying value for all reporting units with goodwill balances. There were no events or circumstances from the date of the assessment through December 31, 2014 that would affect this conclusion.

Determining the fair value of a reporting unit requires judgment and involves the use of significant estimates and assumptions by management. The inputs that create the most sensitivity in our goodwill valuation model are the discount rate, terminal growth rate, estimated cash flow projections and market multiples. We can provide no assurance that a material impairment charge will not occur in a future period. Our estimates of future cash flows may differ from actual cash flows that are subsequently realized due to many factors, including future worldwide economic conditions and the expected benefits of our initiatives. Any of these potential factors, or other unexpected factors, may cause us to re-evaluate the carrying value of goodwill.

Environmental Liabilities

As more fully described in Note 2 and Note 18 to our consolidated financial statements included elsewhere in this prospectus, we recognize environmental contingency liabilities for probable and reasonably estimable losses associated with environmental remediation. The estimated environmental contingency liability includes incremental direct costs of investigations, remediation efforts and post-remediation monitoring. The total environmental reserve at December 31, 2014, and 2013 was $120.3 million and $137.0 million, respectively.

Our environmental reserves are subject to numerous uncertainties that affect our ability to accurately estimate our costs, or our share of costs if multiple parties are responsible. These uncertainties involve the legal, regulatory and enforcement parameters governing environmental assessment and remediation, the nature and extent of contamination at these sites, the extent and cost of assessment and remediation efforts required, the choice of remediation and, in the case of sites with multiple responsible parties, the number and financial strength of other Potentially Responsible Parties. In addition, our determination as to whether a loss is probable may change, particularly as new facts emerge as to the nature or extent of any non-compliance with environmental laws and the costs of assessment and remediation. Our revisions to the environmental reserve estimates have ranged between additions of $4.3 million to reductions of $2.0 million between 2014 and 2012.

Defined Benefit Pension and Other Postretirement Obligations

As described more fully in Note 2 and Note 8 to our consolidated financial statements included elsewhere in this prospectus, we sponsor defined benefit pension plans in the U.S. and various other countries. We determine these pension costs and obligations using actuarial methodologies that use several statistical and judgmental factors. These assumptions include discount rates, rates for expected return on assets, rates for compensation increases, mortality rates and retirement rates, as determined by us within certain guidelines. Actual experience different from those estimated and changes in assumptions can result in the recognition of gains and losses in earnings as our accounting policy is to recognize changes in the fair value of plan assets or each plan’s projected benefit obligation in the fourth quarter of each year (the “mark to market” adjustment).

The following table demonstrates the effects of a one percentage-point decrease in our expected return on plan assets and increase in our annual rate of compensation and a 25 basis point decrease in our assumed discount rate used to calculate 2015 defined benefit pension cost (credit):

2015 Net Benefit Cost (Income)
(Dollars in millions)
Assumed discount rate	$(1.0)
Annual rate of compensation increase	1.0
Expected return on plan assets	10.0

Stock-Based Compensation

We follow ASC 718, Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options and restricted stock awards, to be recognized in the consolidated statements of operations based on their grant date fair values. Compensation cost is recognized over the vesting period on a straight-line basis. We maintain one stock-based compensation plan: the Univar Inc. 2011 Stock Incentive Plan, or the Plan. The fair value of the stock options granted under these plans is estimated on the date of the grants using a Black-Scholes-Merton option valuation model that uses certain assumptions set forth in our consolidated financial statements. The fair value of the restricted stock awarded under these plans is estimated on the date of the grants using our stock price. See Note 9 to our audited consolidated financial statements included elsewhere in this prospectus.

If any of the assumptions used in the Black-Scholes-Merton model changes significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously. The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	Fiscal year ended December 31, 2014	Fiscal year ended December 31, 2013	Fiscal year ended December 31, 2012
Risk free interest rate	1.8%	1.5%	1.0%
Expected term (in years)	6.0	6.1	6.2
Expected volatility	34.5%	35.7%	36.8%
Expected dividend yield	—%	—%	—%
Weighted average grant date fair value of stock options granted	$7.21	$5.87	$8.20

These critical inputs into the Black-Scholes-Merton option pricing model are estimated as follows:

Risk free interest rate. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected term of the stock options at the time of grant.

Expected term. As we do not have sufficient historical exercise data under the Plan, the expected term is based on the average of the vesting period of each tranche and the original contract term of 10 years.

Expected volatility. As we do not have sufficient historical volatility data, the expected volatility is based on the average historical data of a peer group of public companies over a period equal to the expected term of the stock options.

Expected dividend yield. We currently have no expectation of paying cash dividends on our common stock.

In the absence of a public trading market, our management exercised significant judgment and considered numerous objective and subjective factors to determine the estimated fair value of our common stock as of the date of each option grant and restricted stock award. Such factors include: our operating and financial performance, current business conditions and projections, the hiring of key personnel, the market performance of comparable publicly-traded companies, the U.S. and global capital market conditions, our stage of development and related discount rate, the timing of potential liquidity events and their probability of occurring and any adjustment necessary to recognize a lack of marketability of our common stock.

The input that creates the most sensitivity in our option valuation model is the estimated grant date fair value of our common stock. If the grant date fair value of our common stock for all outstanding awards as of December 31, 2014 was increased by $1.00, stock-based compensation expense would increase by $1.9 million, or 15.7%, from a reported amount of $12.1 million to $14.0 million for the year ending December 31, 2014.

We granted stock options under the Plan with the following exercise prices during the second half of fiscal year 2013 and during fiscal year 2014 and the three months ended March 31, 2015:

Option Grant Date	Number of Underlying Shares	Exercise Price	Fair Value of Common Stock	Fair Value of Options
August 8, 2013	478,716	$14.29	$14.29	$5.40
September 4, 2013	50,391	$14.29	$14.29	$5.56
November 12, 2013	251,955	$14.53	$14.53	$5.43
December 13, 2013	22,676	$14.53	$14.53	$5.56
January 20, 2014	50,392	$18.54	$18.54	$7.10
February 1, 2014	251,953	$18.54	$18.54	$6.42
February 3, 2014	90,789	$18.54	$18.54	$7.01
March 1, 2014	75,586	$18.54	$18.54	$6.98
March 17, 2014	37,794	$18.54	$18.54	$7.00
April 1, 2014	35,275	$22.41	$22.41	$8.50
April 11, 2014	13,102	$22.41	$22.41	$8.40
June 10, 2014	25,196	$22.41	$22.41	$8.34
December 8, 2014	125,977	$23.60	$23.60	$8.50
February 18, 2015	690,505	$20.76	$20.76	$6.72

The activities for the restricted common stock issued to employees for the year ended December 31, 2014 and the three months ended March 31, 2015 are summarized as follows:

Date	Number of Shares	Weighted- Average Grant- Date Fair Value Per Share
Unvested restricted stock at December 31, 2013	377,930	$21.08
Granted	352,736	$18.54
Forfeited	(251,953)	$18.54
Vested	(125,976)	$21.08

Unvested restricted stock at December 31, 2014	352,737	$20.34
Vested	(25,195)	$18.54

Unvested restricted stock at March 31, 2015	327,542	$20.49

Income Taxes

We are subject to income taxes in the jurisdictions in which we sell products and earn revenues, including the United States, Canada and various Latin American, Asian-Pacific and European jurisdictions. By their nature, a number of our tax positions require us to apply significant judgment in order to properly evaluate and quantify our tax positions and to determine our provision for income taxes. GAAP sets forth a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. GAAP specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions and also requires expanded disclosures. See Note 7 to our audited consolidated financial statements included elsewhere in this prospectus.

Although we believe we have adequately reserved for our uncertain tax positions, the final outcome of these tax matters may be different than our provision. We adjust our reserves for tax positions in light of changing facts and circumstances, such as the closing of a tax audit, the refinement of an estimate or changes in tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, the differences are recorded as adjustments to the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. The interest and penalties related to these reserves are recorded as a component of interest expense and warehousing, selling and administrative expenses, respectively.

Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets or liabilities, or changes in tax laws, regulations, accounting principles or interpretations thereof. In addition, we are subject to examination of our income tax returns by various tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provisions for income taxes.

We recognize deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. Significant judgment in the forecasting of taxable income using historical and projected future operating results is required in determining our provision for income tax and the related asset and liabilities.

In the event that the actual outcome of future tax consequences differs from our estimates and assumptions due to changes or future events such as tax legislation, geographic mix of the earnings, completion of tax audits or earnings repatriation plans, the resulting change to the provision for income taxes could have a material effect on the consolidated statements of operations and consolidated balance sheets.

We have placed a valuation allowance on certain deferred tax assets, including certain of our foreign net operating loss carry forwards. We intend to maintain the valuation allowances until sufficient positive evidence exists to support the reversal of the valuation allowances.

In evaluating our ability to realize our deferred tax assets, in full or in part, we consider all available positive and negative evidence, including our past operating results, our forecast of future market growth, forecasted earnings, future taxable income and prudent and feasible tax planning strategies.

The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses. We believe it is more likely than not that the remaining deferred tax assets recorded on our balance sheet will ultimately be realized. In the event we were to determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to earnings in the period in which we make such determination.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

See Note 3 to our unaudited consolidated financial statements for the three months ended March 31, 2015 included elsewhere in this prospectus.

Accounting Pronouncements Issued But Not Yet Adopted

See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

See Note 3 to our unaudited consolidated financial statements for the three months ended March 31, 2015 included elsewhere in this prospectus.

INDUSTRY

Global Chemical Distribution Market

The global chemical industry represents over $3.4 trillion in annual consumption. The industry is highly fragmented, with more than 100,000 producers supplying chemicals utilized in manufacturing a broad array of products in a diverse range of end markets. In order to supply the diversity of chemicals required in manufacturing chemical products, producers typically utilize a combination of direct sales and outsourced distribution, depending on the properties of their products and their customers’ requirements. The addressable market for chemical distributors (chemical consumption that could be provided by third party chemical distributors), which excludes chemicals delivered through pipelines, is estimated to be $2.3 trillion, of which $223 billion, or 9.7%, is currently funneled through approximately 10,000 third-party chemical distributors. Between 2008 and 2013, overall chemical consumption grew at a 4.4% CAGR. As a result of the increased use of chemical distributors, which grew from 9.1% of the addressable chemical distribution market in 2008 to 9.7% in 2013, the amount of chemicals funneled through distributors grew at a 6.5% CAGR. As this trend continues, the global chemical distribution market is expected to expand at a 5.6% CAGR through 2018, which we expect will continue to outpace overall growth in the chemical industry.

The following charts indicate the addressable size and the geographical distribution of the global chemical distribution market:

Global Chemical Market	Chemical Distribution Market

$3.4 Trillion	$223 Billion

The chemical distribution market has grown most rapidly in emerging markets, where overall chemical consumption growth exceeds global growth rate levels. The Asia-Pacific, Middle East and Africa, Central and Eastern Europe and Latin America chemical distribution markets all grew at a CAGR in excess of 8% from 2008 to 2013 and each is expected to realize a CAGR in excess of 5% through 2018. In the United States, where we hold the #1 market position, there has been a resurgence in chemical manufacturing activity due to improving demand dynamics and an advantaged cost position in large part as a result of the proliferation of natural gas liquids from shale formations. According to the American Chemical Council, over 135 new chemical production projects, valued at over $90 billion, have been announced in the U.S. which could lead to an incremental $66.8 billion per year in U.S. chemical output. We intend to leverage our leading market position in the extensive U.S. distribution market to capture an outsized portion of this growth.

The graph below depicts the growth rate of the chemical distribution market across various geographies:

Benefits of Chemical Distributors

Chemical distributors benefit both producers and customers by acting as an intermediary between fragmented production and end-user markets. Distributors provide a cost-effective way for producers to serve their diverse end markets and geographically dispersed customer base. Customers look to chemical distributors to efficiently source chemicals from a number of different producers, provide specialized technical and industry expertise, as well as distribution services such as repackaging, blending and storing chemicals, to lower their total cost of ownership.

The key reasons that producers and customers use independent chemical distributors include:

•	Fragmented Production and End-User Markets. Chemical production and end-user markets are even more fragmented than the chemical distribution industry, creating an “hour-glass” structure where over 100,000 producers must distribute products to an equally large number of customers. Chemical distributors like Univar provide a pivotal role as an intermediary by purchasing chemical products from chemical producers and repackaging, blending, storing and aggregating demand and providing other value-added services and specialized product expertise before ultimately selling products to a diverse range of customers looking for a “one-stop shop”. By leveraging a distributor’s scale, a producer can reach a larger number of end users than it could through its own efforts. Similarly, customers can access a wider range of chemicals more efficiently by leveraging a distributor’s relationships with multiple chemical producers. As a result, chemical distributors can add significant value for both producers and customers.

•	Cost-Effectiveness. As measured by volume, most chemicals are delivered by producers in bulk by pipeline, tank, ship or rail directly to customers, a trend that is likely to continue. However, many chemical producers find it difficult to cost-effectively sell and deliver less than bulk quantities, particularly where delivery is distant from their warehouses and production facilities. In addition, purchasing volumes from smaller customers are often insufficient to generate adequate returns for large producers. As a result, chemical producers utilize independent chemical distributors to sell and deliver smaller quantities in a cost-effective manner, as well as to simplify operations by reducing their number of sales representatives, sales offices and internally owned warehouse facilities.

•	Specialized Product Knowledge. Many producers and customers look for distributors with specialized industry or product knowledge. Many chemical distributors therefore have dedicated sales teams composed of professionals with technical and industry-specific expertise, allowing them to connect a broad set of chemical producers to a broad set of end-user markets.

•	Geographic Footprint. Large chemical producers are able to benefit from chemical distributors who have a broad geographic footprint by producing at relatively few locations and utilizing chemical distributors to aid in support of their geographically dispersed customer base. Similarly, large customers seek distributors with large geographic footprints to serve their global operations.

•	Services. Chemical distributors provide a diverse array of services to producers and customers. These include distribution services, such as inventory management, product knowledge and technical expertise and mixing, blending and repackaging, as well as value-added services, such as specialty product blending, automated tank monitoring and refill, chemical waste management and digitally-enabled marketing and sales. These value-added services are increasingly important when producers and customers choose a distributor.

Barriers to Entry

The chemical distribution industry is characterized by barriers to entry, including the requirement for significant capital investments for transportation and storage infrastructure, an increasingly complex regulatory, environmental and safety landscape requiring specialized knowledge and the need for specialized institutional product knowledge and market intelligence that require significant time and effort to cultivate. Additionally, scale provides for significant advantages in the chemical distribution industry due to purchasing power derived from volume based discounts available to large distributors and the fact that most chemical producers and customers are seeking to streamline their supply chain and prefer established chemical distributors with the most comprehensive product and service offerings and broadest geographic reach.

Significant Benefits of Scale

Scale also serves as an important driver of growth and a catalyst for consolidation within the chemical distribution industry. Currently, the three largest distributors hold a combined global market share of 12.5%. Except for Univar and a handful of other large international companies, most chemical distributors operate locally or regionally, and many specialize in a small number of specific products or product families which are sold in small quantities. Large-scale chemical distributors can frequently better leverage economies of scale and cost structures compared to smaller distributors or new entrants to the market and typically are able to benefit from volume-based pricing with key producers. Because smaller chemical distributors may be less able to cope with increasing costs, environmental and other regulations and competition from larger global distributors, we believe that the longer-term structural trends, emphasizing outsourcing and specialization on the producer side and one-stop shopping on the customer side, will reinforce the hour-glass market structure and enhance the value proposition of large, diversified global chemical distributors.

Mergers and acquisitions also play an important role within the chemical distribution landscape. First, efficiencies in chemical distribution are achieved by operating on a large scale with dense route structure. Second, chemical producers increasingly expect chemical distributors to have both strong regional and global capabilities, along with the critical mass to invest in safety and regulatory capabilities, market development, technical expertise and information-exchange systems. Third, customers increasingly expect chemical distributors to offer broad product bundles and to set up and operate a safely operated global network for sourcing and delivery. We believe these factors create important opportunities for improving margins and profits through selective acquisitions. Over the last few years, many large international distributors have made acquisitions, especially in emerging markets, which have allowed them to increase their global footprint and gain market expertise.

Resilient Economic Model

Diversified, global chemical distributors benefit from the overall stable demand for commodity and specialty chemicals despite any volatility in demand for particular products. In addition, distributors have historically been able to maintain relatively stable gross profit per ton by passing through price changes to customers. As a result, distributors’ businesses do not typically exhibit the level of cyclicality of most chemical producers and their profitability does not vary as much with the supply and demand dynamics of producers’ businesses. Because of this resilient model, when commodity prices swing up or down, while the prices of products change with the market, a distributor’s profitability typically varies less than the overall change in the prices of commodities and products.

BUSINESS

Our Company

We are a leading global chemical distributor and provider of innovative value-added services. For the fiscal year ended December 31, 2014, we held the #1 market position in North America and the #2 market position in Europe. We source chemicals from over 8,000 producers worldwide and provide a comprehensive array of products and services to over 110,000 customer locations in over 150 countries. Our scale and broad geographic reach, combined with our deep product knowledge and end market expertise and our differentiated value-added services, provide us with a distinct competitive advantage and enable us to offer customers a “one-stop shop” for their chemical needs. As a result, we believe we are strategically positioned for growth and to increase our market share.

The global chemical distribution industry is large, fragmented and growing, as producers and customers increasingly realize the benefits of outsourcing. Chemical producers rely on us to reduce complexity and costs within their organizations by outsourcing not only the distribution of their products but also many of the services that their customers require, as well as to improve their market access and geographic reach. Customers who purchase products and services from us benefit from a lower total cost of ownership, as they are able to simplify the chemical sourcing process and outsource a variety of functions such as packaging, inventory management, mixing, blending and formulating.

Since hiring our President and CEO, Erik Fyrwald, in May 2012, we have significantly enhanced our management team and have implemented a series of transformational initiatives to drive growth and operating performance. These initiatives include:

•	focusing increased efforts on strengthening our market, technical and product expertise in attractive, high-growth industry sectors;

•	increasing and enhancing our value-added services, such as specialty product blending, automated tank monitoring and refill of less than truckload quantities, chemical waste management and digitally-enabled marketing and sales;

•	undertaking a series of measures to drive operational excellence, such as enhancing our supply chain and logistics expertise, enhancing our global sourcing capabilities, reducing procurement costs, streamlining back-office functions and improving our working capital efficiency;

•	pursuing commercial excellence programs, including significantly increasing our global sales force, establishing a performance driven sales culture and developing our proprietary, analytics-based mobile sales force tools; and

•	continuing to improve upon our distribution industry leadership in safety performance, which serves as a differentiating factor for both producers and our customers.

As a result of these initiatives, we believe we are well-positioned to continue to capture market share and improve our margins. In the twelve months ended March 31, 2015, we generated $10.2 billion in net sales and $641.8 million in Adjusted EBITDA. For a reconciliation of Adjusted EBITDA to net income (loss), see “Prospectus Summary—Summary Consolidated Financial and Operating Data.”

While we seek to grow volumes across our business, our enhanced focus on end markets and regions with the most attractive growth prospects is a key element of our strategy, as demand within the majority of these end markets and regions is growing faster than overall global chemical distribution demand. We are focusing increased efforts on strengthening our market, technological and product expertise in these attractive, high-growth end markets, including oil, gas and mining, water treatment, agricultural sciences, food ingredients, pharmaceutical ingredients and personal care. We intend to grow our oil, gas and mining business in North America and internationally by increasing our customer base and leveraging our existing relationships with our largest oil, gas and mining customers, including the top three oil and gas service companies, to access high-growth energy regions such as the Middle East and Mexico. We have improved our position in water treatment products and services in multiple end markets, including food ingredients and chemical manufacturing, by hiring highly experienced personnel with strong producer and customer relationships and expanding our product knowledge and service offerings. Our water treatment sales in 2014 represented over 5% of total sales and we believe that we are well positioned to capitalize on the expected 4% CAGR in global water consumption from 2013 to 2018. In addition, we continue to expand our presence within high-growth emerging markets such as China, Mexico and Brazil, as overall chemical consumption growth within these regions is expected to exceed global growth rate levels.

The following charts illustrate the geographical and end market diversity of our 2014 net sales:

2014 Net Sales by Region	2014 Net Sales by End Market

We maintain strong, long-term relationships with both producers and our customers, many of which span multiple decades. We source materials from thousands of producers worldwide, including global leaders such as Dow Chemical Company, ExxonMobil, Eastman Chemical Company, LyondellBasell, Dow Corning, BASF and Formosa Chemicals. Our 10 largest producers accounted for approximately 32% of our total chemical expenditures in 2014. Similarly, we sell products to thousands of customers globally, ranging from small and medium-sized businesses to large industrial customers, including Akzo Nobel, Dow Chemical Company, Henkel, Ecolab PPG, Valero Energy, FMC Corporation, Georgia-Pacific and Kellogg Company. Our top ten customers accounted for approximately 13% of our consolidated net sales for the year ended December 31, 2014.

Our Segments

Our business is organized and managed in four geographical segments: USA, Canada, EMEA and Rest of World. For additional information on our geographical segments, see “Note 20: Segments” in our audited consolidated financial statements included elsewhere in this prospectus.

USA

With a #1 market position, we supply a significant amount of commodity and specialty chemicals to a wide range of end markets, touching a majority of the manufacturing and industrial production sectors in the United States. Our close proximity to customers serves as a competitive advantage and we believe that nearly 100% of U.S. manufacturing GDP is located within 150 miles of a Univar location. Moreover, our global sourcing capabilities and focus allows us to globally source lower cost chemicals.

Each major end market we serve varies based upon general U.S. economic conditions. We expect all of these markets to benefit from the economic recovery in 2014 and beyond, as the North American chemical distribution market is forecast to grow at a 4.9% CAGR through 2018. We focus our salesforce in the United States towards four primary industry groups: Industrial Chemicals; Basic Chemical Solutions, or BCS; Oil, Gas and Mining and Agricultural Sciences. Industrial Chemicals includes the coatings and adhesives, chemical manufacturing, food ingredients, cleaning and sanitization, pharmaceutical ingredients and personal care end markets. In the United States, the Industrial Chemicals salesforce is further divided into east and west regions. Our BCS salesforce leverages our strong supplier relationships to provide superior product insight and expertise to deliver high-volume, critical-use inorganic chemicals to customers.

Canada

Our Canadian operations also maintain the #1 market position, and are divided into two regions: Western Canada, where we focus primarily on the Oil, Gas and Mining industry group, including the oil and gas and forestry end markets, and Eastern Canada, where we focus primarily on the Industrial Chemicals industry group, including the cleaning and sanitization, coatings and adhesives, food ingredients, chemical manufacturing, personal care and pharmaceutical end markets. Our Agricultural Sciences industry group, including the distribution of crop protection products to independent retailers and specialty applicators serving the agricultural sciences end market, operates in both Western Canada and Eastern Canada. We believe that our new Alberta Transload facility also provides our oil and gas team with a significant competitive advantage due to its proximity to the Canadian oil sands.

EMEA

With the #2 market position in Europe, we maintain a strong presence in the United Kingdom and Continental Europe with sales offices in 20 countries. Our EMEA segment also includes six sales offices in the Middle East and Africa which we believe will enable us to capitalize on growing regional demand, especially within the oil and gas industry. EMEA chemical distribution demand is expected to grow 4.4% per annum through 2018, with emerging economies such as the Middle East, Africa, and Central and Eastern Europe driving regional growth.

In 2013, our management team began implementing a pan-European strategy to consolidate our European operations, including our information technology systems, raw materials procurement, logistics, route operations and the management of producer relationships, in order to benefit from economies of scale and improve cost efficiency. We are also strengthening our end market expertise and key account management capability across Europe to better support sales representatives in each country. We have strengthened our European Industrial Chemicals, BCS and Oil, Gas and Mining capabilities, with a focus on higher growth end markets.

Rest of World

Our global footprint also includes sales offices and distribution sites in Mexico, Brazil and the Asia-Pacific region. Chemical distribution demand growth within these regions has outpaced the overall global market, a trend which we expect to continue in the future. The Asia-Pacific and Latin America chemical distribution markets are expected to grow at 7.2% and 5.1% CAGRs, respectively, through 2018. From our operations in China we export to South Korea, Japan, Taiwan, Hong Kong, the United States, the Netherlands, Dubai, Singapore and India. Our operations based in Singapore focus on domestics sales and export sales to Korea, Vietnam, Thailand, Philippines, Malaysia, Indonesia, Sri Lanka and India. Our global sourcing capabilities in Asia are based in Shanghai and Qingdao, China, with additional representatives in China and India, and provide us with the capability to source chemicals from these regions as well as access to chemicals that are not produced in North America or Europe. We further expanded our footprint in Latin America through our 2011 acquisition of Arinos, a distributor of specialty and commodity chemicals in Brazil, our 2013 acquisition of Quimicompuestos, a leading distributor of commodity chemicals in Mexico and our 2014 acquisition of D’Altomare, a Brazilian distributor of specialty chemicals and ingredients.

Our Competitive Strengths

We believe the following competitive strengths have enabled us to become an integrated resource to both producers and our customers and to build and maintain leading market positions in many of the key regions and end markets that we serve.

Leading global market position in a highly attractive, growing industry

We are one of the world’s leading chemical distribution companies, with a #1 market position in both the United States and Canada and a #2 market position in Europe. We continue to focus on increasing our market share through organic growth, marketing alliances and strategic acquisitions in both established markets, such as the United States, which is experiencing a resurgence in chemical manufacturing, and high-growth emerging markets, such as the Asia-Pacific region, Latin America and the Middle East. We are also well positioned in attractive and high-growth end markets, including oil, gas and mining, water treatment, agricultural sciences, food ingredients, cleaning and sanitization, pharmaceutical ingredients and personal care.

Our scale and geographic reach, combined with our broad product offerings, product knowledge and market expertise and our differentiated value-added service offerings, provide us with a significant competitive advantage in the highly fragmented third party chemical distribution market, which includes more than 10,000 participants, primarily comprised of smaller distributors with limited geographic and product reach. As of 2013, the three largest global chemical distributors held a combined market share of 12.5% of the global market, including our 4.7% share.

We operate in a highly attractive, expanding market which has grown at a 6.5% CAGR from 2008 to 2013. This growth has outpaced the growth of total chemical demand (which has grown at a 4.4% CAGR from 2008 to 2013) and this trend is forecasted to continue as a result of increased outsourcing of distribution by producers and growing demand from customers for value-added services. Third party chemical distribution growth is expected to continue to be driven by these trends, as well as consolidation of the highly fragmented chemical distribution market. We believe that we are well-positioned to benefit from this anticipated growth.

Global sourcing and distribution network producing operational and scale efficiencies

We operate one of the most extensive chemical distribution networks in the world, comprised of over 800 distribution facilities, more than 80 million gallons of storage capacity, approximately 3,000 tractors, tankers and trailers, over 1,300 railcars, over 120 rail/barge terminals and 30 deep sea terminals. We believe that nearly 100% of U.S. manufacturing GDP is located within 150 miles of one of our locations. Our purchasing power and global procurement relationships provide us with significant competitive advantages over local and regional competitors due to volume-based discounts we receive as well as our enhanced ability to manage our inventory and working capital. Our global distribution platform also creates significant value for both producers and our customers through the combination of our comprehensive inventory, electronic ordering and shipment tracking, “just-in-time” delivery, centralized order handling and fulfillment and access to networked inventory sourcing. In addition, our scale allows us to service an international customer base in both established and emerging markets, as well as in difficult-to-access areas such as wellsites in key oil and gas basins and the oil sands region of Northern Canada and positions us to take market share as producers and customers streamline their distributor relationships. As one of the world’s largest chemical distributors, we are able to reduce costs by aggregating demand and implementing consistent processes to operate with increasing efficiency as we expand into new markets.

Long-standing, strong relationships with a broad set of producers and customers

We source chemicals from more than 8,000 producers, many of which are premier global chemical producers, including Dow Chemical Company, ExxonMobil, Eastman Chemical Company, LyondellBasell, Dow Corning, BASF and Formosa Chemicals. We distribute products to over 110,000 customer locations, from small and medium-sized businesses to global industrial customers, including Akzo Nobel, Dow Chemical Company, Henkel, Ecolab, PPG, Valero Energy, FMC Corporation, Georgia-Pacific and Kellogg Company, across a diverse range of high-value and high-growth end markets. We believe that our scale, geographic reach, diversified distribution channels, broad product and value-added services offerings, as well as our deep technical expertise and knowledgeable sales force, are key differentiators relative to smaller, regional and local competitors, and have enabled us to develop strong, long-term relationships, often spanning several decades, with both producers and customers. The strength of our relationships has provided opportunities for us to integrate our service and logistics capabilities into their business processes and to promote collaboration on supply chain optimization, and, in the case of producers, marketing and other revenue enhancement strategies. In addition, our strong safety record is an increasingly important consideration for producers and our customers when choosing a chemical distributor.

Broad value-added service offerings driving customer loyalty

To complement our extensive product portfolio, we offer a broad range of value-added services, such as specialty product blending (Magnablend), automated tank monitoring and refill of less than truckload quantities (MiniBulk), chemical waste management (ChemCare) and digitally enabled marketing and sales (ChemPoint.com). Our deep technical expertise, combined with our knowledgeable sales force, allows us to provide tailored solutions to our customers. We believe that our innovative and differentiated value-added service offerings provide efficiency and productivity benefits to our customers. In addition, these value-added services have higher margins than our chemical product sales.

Strategically positioned assets and sales force focused on high-growth end markets

We have successfully focused our sales organization and operating assets to target high-growth end markets, including oil, gas and mining, water treatment, agricultural sciences, food ingredients, pharmaceutical ingredients and personal care. We have dedicated sales teams composed of professionals with technical and industry-specific expertise, allowing us to connect a broad set of chemical producers to a broad set of end-user markets. Along with our broad end market exposure, we touch a majority of the manufacturing and industrial production sectors in the United States. Our close proximity to customers serves as a competitive advantage and we believe that nearly 100% of U.S. manufacturing GDP is located within 150 miles of a Univar location. The location of our facilities and our logistics capabilities lead to high customer retention and a larger addressable market. Our assets are also strategically configured in and around the most prominent natural gas and crude oil producing plays in North America, including the Bakken, Eagle Ford and Marcellus. We believe that our new Alberta Transload facility also provides our oil and gas team with a significant competitive advantage due to its proximity to the Canadian oil sands. We believe we are the only chemical distributor capable of cost-effectively delivering a complete portfolio of specialty and commodity chemicals to all of the major U.S. shale basins as well as the Canadian oil sands. In addition, the resurgence of industrial water treatment requirements in the oil and gas, mining and power generation industries, combined with increased demand for drinking and waste water treatment, has driven an increase in demand for the water treatment chemicals we distribute. According to a report by the Freedonia Group, world demand for water treatment chemicals is forecast to rise 5.8% per year to $30.8 billion in 2017. We believe our technical expertise and the value-added services we provide to municipalities and industrial users will continue to deliver market share gains in our water vertical.

Resilient business platform with significant growth potential

We believe that the combination of our large geographic footprint, end market diversity, fragmented producer and customer base and broad product offerings provides us with a resilient business platform that enhances our flexibility and ability to take advantage of growth opportunities. We buy thousands of different chemical products in bulk quantities, process them, repack them in quantities that are matched to the needs of our customers, sell them and deliver them to approximately 110,000 customer locations in over 150 countries. In addition to our vast geographic reach, we serve a wide range of end markets with over 30,000 products and have no major exposure to any single end market or customer. Our ten largest customers accounted for approximately 13% of our consolidated net sales for the year ended December 31, 2014. We also benefit from sourcing our products from a diverse and large set of producers, with our ten largest producers accounting for approximately 32% of our chemical expenditures in 2014. In addition, we have undertaken substantial cost reduction activities since 2012, which have reduced our fixed costs, improved our net working capital balances and increased our operating margins. For the past three years, capital expenditures have typically averaged less than 2% of sales annually. Capital expenditures for our business have historically been low and predictable year over year. We believe that the combination of our disciplined approach to cost control, our active asset management strategy and our low capital expenditure requirements has resulted in a strong business platform that is well positioned for growth and adaptable to changing industry dynamics.

Experienced and proven management team

We have assembled a highly experienced management team that have, on average, over 30 years of experience in the chemical industry. Our management team is led by our Chief Executive Officer, Erik Fyrwald, formerly the President and Chief Executive Officer of Nalco Holding Company and President of Ecolab, Inc., who has over 30 years of experience in the chemical and distribution industries. Since mid-2012, our senior management team has implemented an enhanced business strategy and successfully transformed our pricing structure, sales force, capital efficiency and acquisition and integration strategy.

Our Growth Strategy

We believe that we are well-positioned to capitalize on industry growth trends and opportunities to increase our market share by focusing on expanding our scale and global infrastructure, while further cultivating our relationships with key producers and customers. We also intend to continue to implement strategies to improve our operating margins. The key elements of our growth strategy are to:

Leverage our market leading position to grow organically in existing and new geographies and end markets

We seek to build upon our position as a global market leader by leveraging our scale and global network to capitalize on market opportunities, as major chemical producers outsource an increasing portion of their distribution operations and rationalize their distributor relationships. Because many producers and customers look for distributors with specialized industry or product knowledge, we will continue to develop our technical and industry-specific expertise to become the preferred distributor for an even broader range of chemical producers and customers in existing and new markets. We will also continue to improve the customer experience through dedicated sales teams composed of professionals with industry-specific expertise in areas such as oil and gas, water treatment, agricultural services, food ingredients, pharmaceutical ingredients, personal care and coatings and adhesives. In addition, we are expanding the scope of our account management by appointing global account leaders to broaden our relationships with global customers. Our broad geographic footprint and extensive producer and customer relationships provide us with a unique opportunity to expand our operations in developing geographies. We believe that we are well-positioned to capture additional sales volume and grow organically as we reinforce our position as a “one-stop” provider of chemicals to customers and related supply chain management services for chemical producers.

Focus on continued development of innovative value-added services

We are focused on developing and offering a range of value-added services that provide efficiency gains for producers and lower the total cost of ownership for our customers. We will also continue to partner with customers to develop tailored solutions to meet their specific requirements. Our high-growth and value-added service offerings, including Magnablend, MiniBulk, ChemCare and ChemPoint.com, are key differentiators for us relative to our competitors and also enhance our profitability and growth prospects.

Pursue commercial excellence initiatives

We are currently focused on implementing a number of key commercial excellence programs including:

•	strengthening our sales planning and execution process by focusing on a centralized account planning process, improving value documentation and conducting quarterly business reviews with customers;

•	attracting, retaining, mentoring and developing our sales force talent, increasing the size of our U.S. sales force to take advantage of markets that are underpenetrated by us, enhancing product knowledge and end market expertise across our sales force and focusing our sales force on high-growth, high-value end markets; and

•	expanding our utilization of proprietary intelligent mobile sales force tools which provide market and customer insights, pricing analytics, to drive improved productivity and profitability for producers and us.

Continue to implement additional productivity improvements and operational excellence initiatives

We are committed to continued operational excellence and have implemented several initiatives to further improve operating performance and margins. Some of the key operational excellence initiatives include:

•	Optimizing our global sourcing and supply chain network: We are focusing on our procurement organization to reduce sourcing costs and implementing robust inventory planning and stocking systems, and we are in the process of centralizing, improving and consolidating our indirect-spend, including third party transportation, all in an effort to reduce costs and improve the reliability and level of service we offer customers; and

•	Continuing to refocus our EMEA business. We are undertaking a commercial realignment of our EMEA business, from a country-based structure to a pan-European platform, with increased focus on key growth markets, local knowledge and local profitability. We also continue to rationalize underperforming sites and reduce overhead to drive improved profitability in EMEA.

Undertake selective acquisitions and ventures

We will continue to evaluate selective acquisitions and ventures in both developed and emerging markets to complement our organic growth initiatives. Specifically, we seek acquisition and venture opportunities that will:

•	increase our market share in established markets, such as North America and Europe, to create operating leverage;

•	increase our market share of key products where increased volume provides enhanced margin opportunities;

•	expand our existing product portfolio and our value-added services capabilities;

•	enable us to enter or expand our presence in high-growth developing markets such as China and Brazil; and

•	increase our presence in high-growth industries.

Company History

Our history dates back to 1924 when we were founded as a brokerage business. In 1986, we acquired McKesson Chemical Corporation, then the third largest U.S. chemical distributor, solidifying our presence throughout the United States and making us the largest chemical distributor in North America. In 2001, we continued our expansion into Europe through the acquisition of Ellis & Everard, which specialized in the distribution of chemicals in the United Kingdom and Ireland and had additional facilities in Europe and the Eastern United States. In 2007, we acquired Chemcentral, which enabled us to improve our market share and operational efficiencies in North America.

In 2007 we were acquired by investment funds advised by CVC as well as investment funds associated with Goldman, Sachs & Co. and Parcom. On November 30, 2010, investment funds associated with CD&R acquired a 42.5% ownership interest in us. Currently funds advised or managed by CD&R and CVC each beneficially own approximately 40% of our company. The remaining interests are beneficially owned by funds managed or advised by Parcom, an investment fund affiliated with ING Group, affiliates of Highbridge Capital Management, affiliates of Apollo Global Management, affiliates of GSO Capital Partners, our management and former management and affiliates of certain of the underwriters, including Goldman, Sachs & Co. and J.P. Morgan Securities LLC.

In December 2010, we acquired Basic Chemicals Solutions L.L.C., a global distributor and trader of commodity chemicals, which further strengthened our ability to provide value in the supply chain between chemical producers and end-users and reinforced our global sourcing capabilities. In January 2011, we completed our acquisition of Quaron, a chemical distributor operating in Belgium and the Netherlands, which complemented our strong European foothold in specialty chemicals with expanded product portfolio and increased logistical capability. We continued our expansion into the emerging markets in 2011 through our acquisition of Eral-Protek, a leading chemical distributor in Turkey, and the acquisition of Arinos, a leading chemical distributor of specialty and commodity chemicals and high-value services in Brazil. In December 2012, we acquired Magnablend, whose specialty chemical and manufactured products broadened our oil and gas offerings. In May 2013, we expanded our Mexican presence with the acquisition of Quimicompuestos, making us a leading chemical distributor in the Mexican market, which is increasingly connected to the North American market. In November 2014, we acquired D’Altomare Quimica Ltda, a Brazilian distributor of specialty chemicals and ingredients, which will expand our geographic footprint and market presence in Brazil and across Latin America. On April 10, 2015, we acquired Key Chemical, Inc., or Key, one of the largest distributors of fluoride to municipalities in the United States, which we expect to help us expand our offerings into the municipal and other industrial markets.

Products and End Markets

The main focus of our marketing approach is to identify attractive end-user markets and provide customers in those markets all of their commodity and specialty chemical needs. We also offer value-added services as well as procurement solutions that leverage our chemical, supply chain and logistics expertise, networked inventory sourcing and producer relationships. We provide our customers with a “one-stop shop” for their commodity and specialty chemical needs and offer a reliable and stable source of quality products.

We buy and inventory chemicals in large quantities such as barge loads, railcars or full truck loads from chemical producers and we sell and distribute smaller quantities to our customers. Approximately 54% of the chemicals we purchase are in bulk form, and we repackage them into various size containers for sale and distribution.

Commodity chemicals currently represent and have historically represented the largest portion of our business by sales and volume. Our commodity chemicals portfolio includes acids and bases, surfactants, glycols, inorganic compounds, alcohols and general chemicals used extensively throughout hundreds of end markets. Our specialty chemicals sales represent an important, high-value, higher-growth portion of the chemical distribution market. We typically sell specialty chemicals in lower volumes but at a higher profit than commodity chemicals. While many chemical producers supply these products directly to customers, there is an increasing trend toward outsourcing the distribution of these specialized, lower volume products. We believe that customers and producers value Univar’s ability to supply both commodity and specialty products, particularly as the markets continue to consolidate.

We focus on sourcing certain high volume products that we distribute to our customers. We buy products globally at attractive pricing. We largely sell chemicals sourced through our industry focused salesforce. However, a small proportion of the chemicals that we source are sold directly to certain high volume customers through our BCS group. Our global sourcing capabilities help us enhance our global market presence and our product expertise across all market segments.

We serve a diverse set of end markets and regions, with no end market accounting for more than 20% of our net sales over the past year. Our most significant end markets in recent years have included oil and gas, coatings and adhesives, chemical manufacturing, food ingredients and cleaning and sanitization.

Our key global end markets include:

•	Oil, Gas and Mining. Our strength in the oil and gas sector comes from our expert team of chemical and petroleum engineers and other professionals with many years of industry experience. We believe that our industry expertise, coupled with laboratory services and product lines that are designed for use in refineries and gas processing plants, make us a leading distributor to this industry. We also support the upstream oil and gas business by providing chemicals for use in drilling, completing and reworking oil and gas wells and the oil sands in Canada. In this sector, we distribute caustic-soda, hydrochloric acid, absorbents, catalysts, fuel additives, water soluble polymers, gas treating amines, lubricants, surfactants, solvents, methanol and heat transfer fluids.

•	Coatings and Adhesives. The coatings and adhesives industry is also one of our largest customer end markets. We sell solvents, resins, pigments and other thickeners used to make paints, inks, glues and other binders. We have a large team of industry and product specialists offering a diverse line of commodity and specialty paints and coatings products. Our product line includes solvents, epoxy resins, polyurethanes, titanium dioxide, fumed silica, esters, plasticizers, silicones and specialty amines.

•	Agricultural Sciences. We are a leading wholesale distributor of crop protection products to independent retailers and specialty applicators. To support this end market, we distribute horticultural products, fungicides and feed, among other products, and we provide storage and logistics services for major crop protection companies, storing chemicals, feed grade materials, seed, equipment and parties. We also are the largest distributor in the United States of pest control products and equipment to the pest management industry. We service the public health, hay production, post-harvest commodity storage, animal production, dairy and turf and ornamental markets with these products. We operate a network of over 70 Univar ProCenter distribution centers in North America to serve this end market.

•	Chemical Manufacturing. We distribute a full suite of chemical products in support of the chemical manufacturing industry (organic, inorganic and polymer chemistries). Our broad warehousing and delivery resources permit us to assure our chemical manufacturing customers efficient inventory management, just-in-time delivery, custom blends and tailored packages. Our industry expertise also assists our customers in making product selections which best suit the customer’s objectives and with chemical waste and wastewater issues.

•	Food Ingredients. For the food and beverage industry, we inventory a diverse portfolio of commodity and specialty products that are sold as processing aids or food additives. We sell food ingredients such as texturants, thickeners, sweeteners, preservatives, leavening agents and glycerine, as well as texturizer and fat replacement products that include xanthan gum, carrageenan, cellulosics and pectin. We distribute emulsifier products that include glycerine, propylene glycol and lecithin and we distribute citric acid, an acidulant product, as well as alkalis. The major food and beverage markets we serve are meat processing, baked goods, dairy, grain mill products, processed foods, carbonated soft drinks, fruit drinks and beer. We manage our product portfolio to ensure security of supply, quality standards and cost competitiveness. We refresh our product offering with products that meet the key trends impacting the food industry. Our industry experts have developed marketing tools that simplify the ingredient selection process for our customers and provide product performance information and solutions.

•	Cleaning and Sanitization. The cleaning and sanitization industry is made up of thousands of large and small formulators that require a multitude of chemical ingredients to make cleaning products and detergents for home and industrial use. We believe that we distribute chemicals manufactured by many of the industry’s leading producers of surfactants, emulsifiers, phosphates, fillers, fabric softeners, bleaching aides, chelants, acids, alkalis and other chemicals that are used in cleaning products.

•	Personal Care. We are a full-line distributor in the personal care industry providing a wide variety of commodity and specialty chemicals used in moisturizing lotions, shampoos, conditioners, body washes, toning, coloring, styling and many other consumable products for cleansing and beautifying. The chemicals that we distribute serve as active ingredients with functional properties in the formulation of personal care products. Business development specialists and industry specialists work with our customer formulators and assist them with their product innovations.

•	Pharmaceuticals. We are uniquely positioned in the pharmaceutical ingredients industry due to the combination of our product portfolio, logistics footprint and customized solutions to meet the needs of a highly regulated industry. We represent some of the world’s leading excipient, solvent and active pharmaceutical ingredient producers as well as producers of chemicals used to support water treatment and filtering and purification systems, thus offering our customers a broad product offering in the pharmaceutical industry. We sell active ingredients such as aspirin, ascorbic acid, caffeine and ibuprofen and excipients that include polysorbates, methylcellulose, stearyl alcohol and glycerol stearates.

In some geographic regions we target other markets in addition to the end-user markets described above. Our water treatment products and services are utilized by customers in many of our end markets, and we believe that this will continue to be a growth area for our business.

Services

In addition to selling and distributing chemicals, we use our transportation and warehousing infrastructure and broad knowledge of chemicals and hazardous materials handling to provide important distribution and value-added services for producers and our customers. This intermediary role is increasingly important, in particular due to the recent trend of increased outsourcing of distribution by chemical producers to satisfy their need for supply chain efficiency. These services include:

Distribution Services

•	Inventory management. We manage our inventory in order to meet customer demands on short notice whenever possible. Our key role in the supply chain to chemical producers also enables us to obtain access to chemicals in times of short supply, when smaller chemical distributors may not able to obtain or maintain stock. Further, our global distribution network permits us to stock products locally to enhance “just-in-time” delivery, providing outsourced inventory management to our customers. In addition, for oil and gas customers, we are able to offer a suite of wellsite delivery as well as service options to further assure product availability and proper application, often in difficult to reach areas.

•	Product knowledge and technical expertise. We partner with our customers in their production processes. For example, we employ a team of food technologists and chemicals and petroleum engineers who have the technical expertise to assist in the formulation of chemicals to meet specific customer performance requirements as well as provide customers with after-market support and consultation.

•	Mixing, Blending and repackaging. We provide our customers with a full suite of blending and repackaging services. Additionally, we can fulfill small orders through our repackaging services, enabling customers to maintain smaller inventories.

Value-Added Services

•

MiniBulk and Remote Monitoring. MiniBulk is a complete storage and delivery system that improves plant safety and productivity. MiniBulk is a safe and efficient handling and use system for customers receiving less than full truckload quantities of chemicals. Our trained specialists deliver products that minimize employee exposure to hazardous chemicals. In addition drum storage and disposal are eliminated and access to products is improved. Similarly, our remote telemetry systems permit around-the-clock access to inventory information. The result is better inventory management, elimination of manual measurement and better assurance of timely/automatic replenishment.

•	Specialized Blending. Leveraging our technical expertise, we are able to utilize our blending and mixing capabilities to create specialty chemical formulations to meet specific customer performance demands, including formulated products through our Magnablend business.

•	ChemCare. Our ChemCare waste management service collects both hazardous and non-hazardous waste products at customer locations in the United States and Canada, and then works with select partners in the waste disposal business to safely transport these materials to licensed third party treatment, storage and disposal facilities. ChemCare reviews each waste profile, recommends disposal alternatives to the customer and offers transportation of the waste to the appropriate waste disposal company. Hazardous and non-hazardous waste management technologies provided from our approved treatment storage and disposal facility partners include recycling, incineration, fuels blending, lab packing, landfill, deepwell injection and waste to energy. ChemCare also assists in the preparation of manifests, labels and reporting requirements and provides on-site project management for tank cleaning projects and site cleanups.

•	ChemPoint.com. ChemPoint.com is our unique distribution platform that facilitates the marketing and sales of specialty and fine chemicals. ChemPoint.com operates principally in North America and EMEA. Our ChemPoint.com platform is primarily focused on connecting producers to customers who require a technical sales approach on relatively small volumes of high-value and highly-specialized chemicals. Through this platform, we also offer MarketConnect, our leading-edge, web-based opportunity management system, which provides producers with market transparency to customers and allows them to review and participate in a high-value sales process.

Producers

We source chemicals from many of the premier global chemical manufacturers. Among our largest producers worldwide are the world’s largest general chemical and petrochemical producers, with many of the relationships with these producers having been in place for decades. We have both exclusive and nonexclusive arrangements with producers, depending on the type of chemicals involved. We typically maintain relationships with multiple producers of commodity chemicals to protect against disruption in supply and distribution logistics as well as to maintain pricing discipline in our supply. Specialty chemicals, which often require more in-depth technical application knowledge, tend to be sourced on an exclusive basis. Maintaining strong relationships with producers is important to our overall success. Our scale, geographic reach, diversified distribution channels and industry expertise enable us to develop strong, long-term relationships with producers, allowing us to integrate our service and logistics capabilities into their business processes, promoting collaboration on supply chain optimization, marketing and other revenue enhancement strategies. The producers we work with also benefit from the insight we provide into customer buying patterns and trends. Our scale, geographic reach and close relationship with chemical producers often enable us to receive more attractive pricing terms for our chemical purchasing. Chemical producers have been using fewer independent distributors in an effort to develop more efficient marketing channels and to reduce their overall costs. More and more, chemical producers are depending on the sales forces and infrastructure of large chemical distributors to efficiently market, warehouse and deliver their chemicals to end-users.

Our base of more than 8,000 chemical producers is highly diversified, with Dow Chemical Company representing approximately 12% of our 2014 chemicals expenditures, and no other chemical producer accounting for more than 10% of the total. Our 10 largest producers accounted for approximately 32% of our total chemical expenditures in 2014.

We typically purchase our chemicals through purchase orders rather than long-term contracts, although we have exclusive supply arrangements for certain specialty chemicals. We normally enter into framework supply contracts with key producers. These framework agreements generally operate on an annual basis either with pricing items fixed to an index or without fixed pricing terms, although they often include financial incentives if we meet or exceed specified purchase volumes. We also have a limited number of longer term agreements with certain producers of commodity chemicals. For all of these chemicals, once we purchase the products, we ship them either directly to a customer or, more commonly, to one of our distribution centers.

Our ability to earn volume-based incentives from producers is an important factor in achieving our financial results. We receive these volume-based incentives in the form of rebates that are payable only when our sales equal or exceed the relevant target. In order to record these incentives throughout the year, we estimate the amount of incentives we expect to receive in order to properly record our cost of sales during the period. Because our right to receive these incentives will depend on our purchases for the entire year, our accounting estimates depend on our ability to forecast our annual purchases accurately which ultimately will vary depending on our customers’ demand and consumption patterns which may be independent of our performance as a distributor.

Sales and Marketing

We organize our business regionally, mirroring our supply chain and logistics networks. We also further focus our salesforce towards four primary industry groups: Industrial Chemicals; BCS; Oil, Gas and Mining and Agricultural Sciences. We train our sales personnel so that they develop expertise in the industries that they serve. Our Industrial Chemical group has the largest salesforce of our primary groups. It focuses on Coatings and Adhesives, Chemical Manufacturing, Food Ingredients, Cleaning and Sanitization, Pharmaceutical Ingredients and Personal Care. Our Oil, Gas and Mining salesforce focuses on the oil and gas sector as well as the mining sector. Our BCS salesforce leverages our strong supplier relationships to provide superior product insight and expertise to deliver high-volume, critical-use organic chemicals to customers. In North America we also have a salesforce that focuses on the Agricultural Sector. As part of our EMEA restructuring, we have begun realigning our salesforce to focus on the Industrial Chemical, BCS and Oil, Gas and Mining markets. We believe that arranging our business into geographical segments that mirror our supply chain and logistics networks and our sales infrastructure into industry groups that share our supply chain assets and capabilities enables us to focus on key end markets and service offerings and to align our industry expertise with our customers’ industry specific needs.

We believe that our industry-focused model differentiates us in the market and provides superior technical support and innovation to meet customer needs, which increases our effectiveness as a sales channel for producers. We believe this industry-focused model enables us to provide application support for our customers and encourages customers to consolidate chemical purchasing with us, creating additional sales for us and producers. To fully penetrate various markets and industries, we also use outside sales representatives, telesales representatives and technically trained telemarketing personnel. In addition to pursuing producer diversification and volume-based pricing, we exercise discipline in pricing to customers in order to improve margins. We centrally establish and manage pricing guidelines for select products. Our product managers establish a price based on prices posted by chemical producers plus freight, storage and handling charges. Our field management and sales teams price our products based on order volume and local competitive conditions utilize proprietary tools to price the products. They are required to obtain authorization from the product manager to quote a price below the posted threshold.

Our industry-focused marketing groups are responsible for product management, account management, program marketing product portfolio management and corporate communication with an industry focus to provide superior value-added services. Our industry product management groups work to analyze and identify product and technology trends in the marketplace and develop programs to promote enhanced sales. We have established an international marketing group to focus on the European market and to enter into corporate contracts on behalf of local operating companies. We believe that our European presence and broad product portfolio position us better than our local competitors to meet the requirements of the European corporate market.

Commencing in 2013, we began to implement our Freedom to Sell initiative in the United States, which is focused on strengthening our sales planning and execution process. Freedom to Sell seeks to assist our sales force in successfully identifying and prioritizing customer opportunities as well as providing coaching, mentoring and incentivizing our sales force to take advantage of those opportunities, resulting in increased sales time and an efficient allocation of sales resources.

As of December 31, 2014, we had approximately 2,900 sales and marketing professionals, representing approximately 32% of our total workforce. Our sales and marketing professionals as of that date were located in the following regions: 1,400 in USA, 300 in Canada, 900 in EMEA and 300 in Rest of World.

Distribution Channels

We continue to refine our distribution business model to provide producers and our customers with the highest level of service, reliability and timeliness of deliveries while offering cost competitive products. We have several channels to market, including warehouse delivery, direct-to-consumer delivery and ChemPoint.com, our unique distribution platform for specialty and fine chemicals. The principal determinants of the way a customer is serviced include the size, scale and level of customization of a particular order, the nature of the product and the customer, and the location of the product inventories. For the year ended December 31, 2014, warehouse distribution accounted for approximately 80% of our net sales while direct distribution accounted for approximately 18% of our net sales, with the remaining approximate 2% of net sales derived primarily from services.

Warehouse Distribution

Our warehouse distribution business is the core of our operations. In our warehouse business, we purchase chemicals in truck load or larger quantities from chemical producers based on contracted demands of our customers or our estimates of anticipated customer purchases. Once received, chemicals are stored in one or more of our over 800 distribution facilities, depending on customer location, for sale and distribution in smaller, less-than-truckload quantities to our customers. Our warehouses have various facilities for services such as repackaging, blending and mixing to create specialized chemical solutions needed by our customers in ready-to-use formulations.

Our warehouse business connects large chemical producers with smaller volume customers whose consumption patterns tend to make them uneconomical to be served directly by producers. Thus, the core customer for our warehouse business model is a small or medium volume consumer of commodity and specialty chemicals. Since chemicals comprise only a fraction of the input costs for many of our customers’ products, our warehouse customers typically value quality, reliability of supply and ease of service. Our breadth of chemical product offerings also allows us to provide customers with complete management solutions for their chemical needs as they are able to obtain small volumes of many different products from us more efficiently and economically than if they dealt directly with multiple chemical producers. Our network of warehouses allows us to service most customers from multiple locations and also enables us to move products efficiently and economically throughout our own warehouse system to service customers on a real-time basis. Further, by leveraging our geographic footprint and state-of-the-art logistics platform, we are able to combine multiple customer orders along the same distribution routes to reduce delivery costs and facilitate customer inventory management. For example, we combine multiple less-than-truckload deliveries for different customers along the same route to better utilize our delivery assets while at the same time minimizing our customers’ inventories.

With the leading market position in North America, our operations are capable of serving customers throughout the United States, including Hawaii and Alaska, and all major provinces and major manufacturing centers within Canada including remote areas such as the oil sands regions of Northern Canada. Our close proximity to major transportation arteries allows us to service customers in the most remote locations throughout the United States, particularly those markets that chemical producers are not able to serve profitably. In the USA, we rely mainly on our own fleet of distribution vehicles, while we primarily use third parties for the transportation of chemicals in EMEA and Rest of World.

Direct Distribution

Our direct distribution business provides point-to-point logistics for full truckloads or larger quantities of chemicals between producers and customers. In direct distribution, we sell and service large quantity purchases that are shipped directly from producers through our logistics infrastructure, which provides customers with sourcing and logistics support services for inventory management and delivery, in many cases far more economically than the producer might provide. We believe that producers view us not as competitors, but as providers of a valuable service, brokering these large orders through the utilization of our broad distribution network. We typically do not maintain inventory for direct distribution, but rather use our existing producer relationships and marketing expertise, ordering and logistics infrastructure to serve this demand, resulting in limited working capital investment for these sales. Our direct distribution service is valuable to major chemical producers as it allows them to deliver larger orders to customers utilizing our existing ordering, delivery and payment systems. This distribution channel primarily distributes bulk commodity chemicals utilizing our own delivery vehicles in North America and third party carriers in Europe.

Insurance

We have insurance coverage at levels which we consider adequate for our worldwide facilities and activities. Our insurance policies cover the following categories of risk: property damage and business interruption; product and general liability; environmental liability; directors’ and officers’ liability; crime; workers’ compensation; auto liability; railroad protective liability; excess liability; excess California earthquake; marine liability; marine cargo; aviation products liability; business travel accident; pension trustees liability; and employment practices liability.

Competition

The chemical production, distribution and sales markets are highly competitive. Most of the products that we distribute are made to industry standard specifications and are either produced by, or available from, multiple sources or the producers with which we work may also sell their products through a direct sales force or through multiple chemical distributors.

Chemical distribution itself is a fragmented market in which only a small number of competitors have substantial international operations. Our principal large international competitor is Brenntag, with a particularly strong position in Europe.

Many other chemical distributors operate on a regional, national or local basis and may have a strong relationship with local producers and customers that may give them a competitive advantage in their local market. Some of our competitors are either local or regional distributors with a broad product portfolio, while others are niche players which focus on a specific end market, either industry or product-based.

Chemical producers may also choose to limit their use of third party distributors, particularly with respect to higher margin products, or to partner with other chemical producers for distribution, each of which could increase competition.

We compete primarily on the basis of price, diversification and flexibility in product offerings and supply availability, market insight and the ability to provide value-added services.

North America

The independent chemical distribution market in North America is fragmented with just under 50% of the market serviced by the top five companies and more than half the market serviced by companies that have a share of less than 2% each. Our principal competitors in North America include Brenntag, Helm America, Hydrite Chemical, Prinova and Nexeo Solutions—formerly Ashland Distribution. We also compete with a number of smaller companies in certain niche markets.

EMEA

The independent chemical distribution market in Europe historically has been highly fragmented with most distributors operating on a regional basis and just over a quarter of the market serviced by the top five companies. Consolidation among chemical distributors has increased, mirroring developments within the chemical sector as a whole. As consolidation accelerates amongst chemical producers and customers alike, they are increasingly looking to do business with fewer distributors that handle a range of key products across key geographic regions.

Brenntag is our leading competitor in Europe due to its strong market position in Germany, which is the largest European chemical distribution market. Other regional competitors in Europe include Azelis, Helm and IMCD. We believe that we are the leading chemical distributor in the United Kingdom and Ireland.

In EMEA, we believe that there are approximately 50 companies in the chemical distribution market with annual sales in excess of $100 million. We believe that we rank as the third largest in this market and that many of our competitors in this market have narrower product offerings and geographic reach than our company.

Rest of World

In Rest of World, the markets for chemical distribution are much more fragmented and credible competitive information for smaller companies is not available. Our relative competitive position in the Rest of World markets is smaller than in North America or EMEA.

Regulatory Matters

Our business is subject to a wide range of regulatory requirements in the jurisdictions in which we operate. Among other things, these laws and regulations relate to environmental protection, economic sanctions, product regulation, anti-terrorism concerns, management, storage, transport and disposal of hazardous chemicals and other dangerous goods, and occupational health and safety issues. Changes in and introductions of regulations have in the past caused us to devote significant management and capital resources to compliance programs and measures. New laws, regulations, or changing interpretations of existing laws or regulations, or a failure to comply with current laws, regulations or interpretations, may have a material adverse effect on our business, financial condition and results of operations. The following summary illustrates some of the significant regulatory and legal requirements applicable to our business.

Environmental, Health and Safety Matters

We operate in a number of jurisdictions and are subject to various foreign, federal, state and local laws and regulations related to the protection of the environment, human health and safety, including laws regulating discharges of hazardous substances into the soil, air and water, blending, managing, handling, storing, selling, transporting and disposing of hazardous substances, investigation and remediation of contaminated properties and protecting the safety of our employees and others. Some of our operations are required to hold environmental permits and licenses. The cost of complying with these environmental, health and safety laws, permits and licenses has, in some instances, been substantial.

Some of our historic operations, including those of companies we acquired, have resulted in contamination at a number of currently and formerly owned or operated sites. We are required to investigate and remediate at many of such sites. Contamination at these sites generally resulted from releases of chemicals and other hazardous substances. We have spent substantial sums on such investigation and remediation and expect to continue to incur such expenditures, or discover additional sites in need of investigation and remediation, until such investigation and remediation is deemed complete. Information on our environmental reserves is included in Note 18 to our consolidated financial statements for the year ended December 31, 2014 which are included in this prospectus.

CERCLA. The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as Superfund, as well as similar laws in other jurisdictions, governs the remediation of contaminated sites and establishes liability for the release of hazardous substances at such sites. A party that transported waste, or arranged for the shipment of waste, to a waste disposal facility or other third party site that requires remediation can be liable for the cost of cleanup regardless of fault, the lawfulness of the disposal or the actions of other parties. Under CERCLA, the EPA or a delegated state agency can oversee or require remediation of such sites and seek cost recovery from any party whose wastes were disposed at, or who otherwise contributed to the contamination of, such sites. We are party to consent agreements with the EPA and state regulatory authorities with respect to environmental remediation at a number of such sites. We may be identified as a Potentially Responsible Party at additional third party sites or waste disposal facilities.

RCRA. The EPA regulates the generation, transport, treatment, storage and disposal of hazardous waste under the U.S. Resource Conservation and Recovery Act, or RCRA. RCRA also sets forth a framework for managing non-hazardous waste. Most owners and operators of hazardous waste treatment, storage and disposal facilities must obtain a RCRA permit. RCRA also mandates certain operating, recordkeeping and reporting obligations for owners and operators of hazardous waste facilities. Our facilities generate various hazardous and non-hazardous wastes and we are a hazardous waste transporter and temporary storage facility. As a result of such activities, we are required to comply with RCRA requirements, including the maintenance of financial resources and security to address forced closures or accidental releases.

Clean Air Act. The U.S. Clean Air Act and similar laws in other jurisdictions establish a variety of air pollution control measures, including limits for a number of airborne pollutants. These laws also establish controls for emissions from automobiles and trucks, regulate hazardous air pollutants emitted from industrial sources and address the production of substances that deplete stratospheric ozone. Under the Clean Air Act, we are required to obtain permits for, and report on emissions of, certain air pollutants, or qualify for and maintain records substantiating that we qualify for an exemption. Owners and operators of facilities that handle certain quantities of flammable and toxic substances must implement and regularly update detailed risk management plans filed with and approved by the EPA. Failure to comply with the Clean Air Act may subject us to fines, penalties and other governmental and private actions.

Clean Water Act. Many of the jurisdictions in which we operate regulate water quality and contamination of water. In the United States, the EPA regulates discharges of pollutants into U.S. waters, sets wastewater standards for industry and establishes water quality standards for surface waters, such as streams, rivers and lakes, under the U.S. Clean Water Act. The discharge of any regulated pollutant from point sources (such as pipes and manmade ditches) into navigable waters requires a permit from the EPA or a delegated state agency. Several of our facilities have obtained permits for discharges of treated process wastewater directly to surface waters. In addition, several of our facilities discharge to municipal wastewater treatment facilities and therefore are required to obtain pretreatment discharge permits from local agencies. A number of our facilities also have storm water discharge permits.

Oil Pollution Prevention Regulations. The Oil Pollution Prevention regulations promulgated by the EPA under the authority of the Clean Water Act require that facilities storing oil in excess of threshold quantities or which have the ability to reach navigable water have a spill prevention, control and countermeasure, or SPCC, plan. Many of our facilities have SPCC plans or similar oil storage plans required in non-U.S. jurisdictions.

Storage Requirements. Our warehouse facilities are required to comply with applicable permits and zoning requirements from local regulatory authorities and pursuant to leases. These requirements, which differ based on type of facility and location, define structural specifications and establish limits on building usage. Regulators typically have the authority to address non-compliance with storage requirements through fines, penalties and other administrative sanctions.

EPCRA. The U.S. Emergency Planning and Community Right-To-Know Act, or EPCRA, establishes reporting rules for facilities that store or manage chemicals and requires such facilities to maintain certain safety data. EPCRA is intended to facilitate state and local planning for chemical emergencies. EPCRA requires state and local emergency planning and emergency response authorities to be informed of the presence of specified quantities of “extremely hazardous substances” at a facility and the release of listed hazardous substances above threshold quantities. Facilities that store or use significant amounts of toxic chemicals must also submit annual toxic chemical release reports containing information about the types and amounts of toxic chemicals that are released into the air, water and soil, as well as information on the quantities of toxic chemicals sent to other facilities. We store and handle a number of chemicals subject to EPCRA reporting and recordkeeping requirements.

TSCA. The U.S. Toxic Substances Control Act, or TSCA, and similar laws in other jurisdictions, are intended to ensure that chemicals do not pose unreasonable risks to human health or the environment. TSCA requires the EPA to maintain the TSCA registry listing chemicals manufactured or processed in the United States. Chemicals not listed on the TSCA registry cannot be imported into or sold in the United States until registered with the EPA. TSCA also sets forth specific reporting, recordkeeping and testing rules for chemicals, including requirements for the import and export of certain chemicals, as well as other restrictions relevant to our business. Pursuant to TSCA, the EPA from time to time issues Significant New Use Rules, or SNURs, when it identifies new uses of chemicals that could pose risks to human health or the environment and also requires pre-manufacture notification of new chemical substances that do not appear on the TSCA registry. When we import chemicals into the United States, we must ensure that chemicals appear on the TSCA registry prior to import, participate in the SNUR process when a chemical we import requires testing data and report to the EPA information relating to quantities, identities and uses of imported chemicals.

FIFRA and Other Pesticide and Biocide Regulations. We have a significant operation in the distribution and sale of pesticides and biocides. These products are regulated in many jurisdictions. In the United States, the Federal Insecticide, Fungicide, and Rodenticide Act, or FIFRA, authorizes the EPA to oversee and regulate the manufacture, distribution, sale and use of pesticides and biocides. We are required to register with the EPA and certain state regulatory authorities as a seller and repackager of pesticides and biocides. The EPA may cancel registration of any pesticide or biocide that does not comply with FIFRA, effectively prohibiting the manufacture, sale, distribution or use of such product in the United States.

The EPA has established procedures and standards for the design of pesticide and biocide containers, as well as the removal of pesticides and biocides from such containers prior to disposal. Applicable regulations also prescribe specific labeling requirements and establish standards to prevent leaks and spills of pesticides and biocides from containment structures at bulk storage sites and dispensing operations. These standards apply to dealers who repackage pesticides, commercial applicators and custom blenders.

REACH. In Europe, our business is affected by legislation dealing with the Registration, Evaluation, Authorization and Restriction of Chemicals, or REACH. REACH requires manufacturers and importers of chemical substances to register such substances with the European Chemicals Agency, or the ECHA, and enables European and national authorities to track such substances. Depending on the amount of chemical substances to be manufactured or imported, and the specific risks of each substance, REACH requires different sets of data to be included in the registration submitted to the ECHA. Registration of substances with the ECHA imposes significant recordkeeping requirements that can result in significant financial obligations for chemical distributors, such as us, to import products into Europe. REACH is accompanied by legislation regulating the classification, labeling and packaging of chemical substances and mixtures.

GHG Emissions. In the U.S., various legislative and regulatory measures to address greenhouse gas, or GHG, emissions are in various phases of discussion or implementation. At the federal legislative level, Congress has previously considered legislation requiring a mandatory reduction of GHG emissions. Although Congressional passage of such legislation does not appear likely at this time, it could be adopted at a future date.

It is also possible that Congress may pass alternative climate change bills that do not mandate a nationwide cap-and-trade program and instead focus on promoting renewable energy and energy efficiency. In the absence of congressional legislation curbing GHG emissions, the EPA is moving ahead administratively under its Clean Air Act authority.

The implementation of additional EPA regulations and/or the passage of federal or state climate change legislation will likely result in increased costs to operate and maintain our facilities. Increased costs associated with compliance with any future legislation or regulation of GHG emissions, if it occurs, may have a material adverse effect on our results of operations, financial condition and ability to make cash distributions.

Internationally, many of the countries in which we do business (but not the U.S.) have ratified the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the Kyoto Protocol, and we have been subject to its requirements, particularly in the European Union. Many nations entered into the Copenhagen Accord, which may result in a new international climate change treaty in the future. If so, we may become subject to different and more restrictive regulation on climate change to the extent the countries in which we do business implement such a new treaty.

OSHA. We are subject to workplace safety laws in many jurisdictions, including the United States. The U.S. Occupational Safety and Health Act, or OSHA, which addresses safety and health in workplace environments and establishes maximum workplace chemical exposure levels for indoor air quality. Chemical manufacturers and importers must employ a hazard communication program utilizing labels and other forms of warnings, as well as Material Safety Data Sheets, setting forth safety and hazardous materials information to employees and customers. Employers must provide training to ensure that relevant employees are equipped to properly handle chemicals.

We train employees and visitors who have access to chemical handling areas. OSHA requires the use of personal protective equipment when other controls are not feasible or effective in reducing the risk of exposure to serious workplace injuries or illnesses resulting from contact with hazardous substances or other workplace hazards. Employers must conduct workplace assessments to determine what hazards require personal protective equipment, and must provide appropriate equipment to workers.

OSHA operates a process safety management rule, or PSM Rule, that requires employers to compile written process safety information, operating procedures and facility management plans, conduct hazard analyses, develop written action plans for employee participation in safety management and certify every three years that they have evaluated their compliance with process safety requirements. Employees must have access to safety analyses and related information, and employers must maintain and provide process-specific training to relevant employees. We handle several chemicals that are hazardous and listed under the PSM Rule, which imposes extensive obligations on our handling of these chemicals and results in significant costs on our operations.

OSHA’s Hazardous Waste Operations and Emergency Response rules require employers and employees to comply with certain safety standards when conducting operations involving the exposure or potential exposure to hazardous substances and wastes. These standards require hazardous substances preparedness training for employees and generally apply to individuals engaged in cleanup operations, facility operations entailing the treatment, storage and disposal of hazardous wastes, and emergency responses to uncontrolled releases of hazardous substances.

OSHA regulations require employers to develop and maintain an emergency action plan to direct employer and employee actions in the event of a workplace emergency. Under most circumstances, the plan must be maintained in writing, remain accessible at the workplace and be made available to employees for review.

Each of our business units has an obligation to report its Environmental Health and Safety, or EHS, risks and performance to an internal oversight function. EHS risks and performance are tracked through audits, evaluations and reporting. We have implemented an internal integrated risk management audit system through which EHS risks are evaluated and improvement measures proposed. In addition, our sites undergo periodic external audits, including audits by governmental authorities and certification institutions.

Chemical Facility Anti-Terrorism Standards. The U.S. Department of Homeland Security, or DHS, regulates certain high-risk chemical facilities through its Chemical Facility Anti-Terrorism Standards. These standards establish a Chemical Security Assessment Tool comprised of four elements, including facility user registration, top-screen evaluation, security vulnerability assessment and site security planning. The site security plan must address any vulnerabilities identified in the security vulnerability assessment, including access control, personnel credentialing, recordkeeping, employee training, emergency response, testing of security equipment, reporting of security incidents and suspicious activity, and deterring, detecting and delaying potential attacks. DHS must approve all security vulnerability assessments and site security plans. We handle a number of chemicals regulated by DHS.

Other Regulations

We are subject to other foreign, federal, state and local regulations. For example, many of the products we repackage, blend and distribute are subject to Food and Drug Administration regulations governing the handling of chemicals used in food, food processing or pharmaceutical applications. Compliance with these regulations requires testing, additional policies, procedures and documentation and segregation of products. In addition, we are subject to a variety of state and local regulations, including those relating to the fire protection standards, and local licensing and permitting of various aspects of our operations and facilities.

Proprietary Rights

We rely primarily on trademarks, copyrights and trade secret laws to establish and maintain our proprietary rights in our intellectual property including technology, creative works and products.

We currently own trademark registrations or pending applications in approximately 67 countries for the Univar name and in approximately 41 countries for the Univar hexagon logo. Each of the issued registrations is current and valid for the maximum available statutory duration and can be renewed prior to expiration of the relevant statutory period. We renew the registrations as they become due for both of these marks. We claim common law rights in the mark “Univar” and other Univar-owned trademarks in those jurisdictions that recognize trademark rights based on use without registration. Additionally, we currently own registrations and pending applications in the United States and various jurisdictions for numerous other trademarks that identify Univar as the source of products and services, including “ChemPoint.com”, “ChemCare”, and “PESTWEB”.

Employees

As of December 31, 2014, we employed more than 8,900 persons on a full time equivalent basis worldwide. Approximately 625 of our employees in the United States are represented by labor unions. As of December 31, 2014, approximately 26% of our labor force was covered by a collective bargaining agreement, including approximately 13% of our labor force in the United States, approximately 23% of our labor force in Canada and approximately 56% of our labor force in Europe, and approximately 6% of our labor force was covered by a collective bargaining agreement that will expire within one year. We have experienced no recent material work stoppages. In addition, in several of our facilities located outside the United States, particularly those in Europe, employees are represented by works councils appointed pursuant to local law consisting of employee representatives who have certain rights to negotiate working terms and to receive notice of significant actions. These arrangements grant certain protections to employees and subject us to employment terms that are similar to collective bargaining agreements. We believe our relationship with our employees continues to be good.

Facilities

Our principal executive office is located in Downers Grove, Illinois under a lease expiring in June 2024. As of December 31, 2014, we had 514 locations in the United States in 47 states and Puerto Rico. Of these locations, approximately 498 are warehouses responsible for storing and shipping of products and 16 are office space.

We have 385 locations outside of the United States in 35 countries. Of these locations, 327 are warehouses responsible for storing and shipping of products and 58 are office space. The facilities outside of the United States are located in:

•	Brazil (6 facilities)

•	Canada (149 facilities)

•	China (9 facilities)

•	France (35 facilities)

•	Germany (26 facilities)

•	Italy and Spain (18 facilities)

•	Mexico (36 facilities)

•	Netherlands (19 facilities)

•	Sweden (17 facilities)

•	Turkey (13 facilities)

•	United Kingdom (36 facilities)

Almost all of our facilities are warehouses where activity is limited to the storing, repackaging and blending of chemicals for distribution. Such facilities do not require substantial investments in equipment and can be opened quickly and replaced with little disruption. As such, we believe that none of our facilities on an individual basis is principal to the operation of our business. We select locations for our warehouses based on proximity to producers and our customers in order for us to fully utilize our facilities and maintain efficient distribution networks. We believe that our facilities are adequate and suitable for our current operations. We hold a relatively small number of surplus sites for potential disposition. Although we own several of our largest facilities, most of our facilities are leased. In some instances, our larger owned sites have been mortgaged under our secured credit facilities.

Legal Proceedings

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims. Although we cannot predict with certainty the ultimate resolution of pending or future lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceeding to which we are a party is likely to have a material adverse effect on our business, results of operations, cash flows or financial condition. See Note 18 to our audited consolidated financial statements included elsewhere in this prospectus.

Asbestos Claims

In its 1986 purchase of McKesson Chemical Company from McKesson Corporation, or McKesson, our wholly owned subsidiary, Univar USA Inc., entered into an indemnification agreement with McKesson, or the McKesson Purchase Agreement. Univar USA has an obligation to defend and indemnify McKesson for claims alleging injury from exposure to asbestos-containing products sold by McKesson Chemical Company, or the asbestos claims. Univar USA’s obligation to indemnify McKesson for settlements and judgments arising from asbestos claims is the amount which is in excess of applicable insurance coverage, if any, which may be available under McKesson’s historical insurance coverage. In addition, we are currently defending a small number of claims which name Univar USA as a defendant.

As of March 31, 2015, Univar USA has accepted the tender of, and is defending McKesson in, 11 pending separate-plaintiff claims in multi-plaintiff lawsuits filed in the State of Mississippi. These lawsuits have multiple plaintiffs, include a large number of defendants, and provide no specific information on the plaintiffs’ injuries and do not connect the plaintiffs’ injuries to any specific sources of asbestos. Additionally, the majority of the plaintiffs in these lawsuits have not put forth evidence that they have been seriously injured from exposure to asbestos. No new claims in Mississippi have been received since 2010. At the peak there were approximately 16,000 such claims pending against McKesson. To date, the costs for defending these cases have not been material, and the cases that have been finalized have either been dismissed or resolved with either minimal or no payments. Although we cannot predict the outcome of pending or future claims or lawsuits with certainty, we believe the future defense and liability costs for the Mississippi cases will not be material. Univar USA has not recorded a reserve related to these lawsuits, as it has determined that losses are neither probable nor estimable.

As of March 31, 2015, Univar USA was defending fewer than 170 single-plaintiff asbestos claims against McKesson (or Univar USA as a successor in interest to McKesson Chemical Company) pending in the states of Alabama, California, Delaware, Florida, Illinois, Missouri, New York, Rhode Island, South Carolina and Texas. These cases differ from the Mississippi multi-plaintiff cases in that they are single-plaintiff cases with the plaintiff alleging substantial specific injuries from exposure to asbestos-containing products. These cases are similar to the Mississippi cases in that numerous defendants are named and that they provide little specific information connecting the plaintiffs’ injuries to any specific source of asbestos. Although we cannot predict the outcome of pending or future claims or lawsuits with certainty, we believe the liabilities for these cases will not be material. In the first quarter of 2015, there were 14 single-plaintiff lawsuits filed against McKesson and 12 cases against McKesson which were resolved. As of March 31, 2015, Univar USA has not recorded a liability related to the pending litigation as any potential loss is neither probable nor estimable.

Environmental Remediation

We are subject to various foreign, federal, state and local environmental laws and regulations that require environmental assessment or remediation efforts, or, collectively, environmental remediation work, at approximately 124 locations, some that are now or were previously owned or occupied by us and some that were never owned or occupied by us, or non-owned sites.

Our environmental remediation work at some sites is being conducted pursuant to governmental proceedings or investigations, while we, with appropriate state or federal agency oversight and approval, are conducting the environmental remediation work at other sites voluntarily. We are currently undergoing remediation efforts or are in the process of active review of the need for potential remediation efforts at approximately 106 current or formerly owned or occupied sites. In addition, we may be liable for a share of the clean-up of approximately 18 non-owned sites. These non-owned sites are typically (a) locations of independent waste disposal or recycling operations with alleged or confirmed contaminated soil and/or groundwater to which we may have shipped waste products or drums for re-conditioning, or (b) contaminated non-owned sites near historical sites owned or operated by us or our predecessors from which contamination is alleged to have arisen.

In determining the appropriate level of environmental reserves, we consider several factors such as information obtained from investigatory studies; changes in the scope of remediation; the interpretation, application and enforcement of laws and regulations; changes in the costs of remediation programs; the development of alternative cleanup technologies and methods; and the relative level of our involvement at various sites for which we are allegedly associated. The level of annual expenditures for remedial, monitoring and investigatory activities will change in the future as major components of planned remediation activities are completed and the scope, timing and costs of existing activities are changed. Project lives, and therefore cash flows, range from 2 to 30 years, depending on the specific site and type of remediation project.

Although we believe that our reserves are adequate for environmental contingencies, it is possible that additional reserves could be required in the future that could have a material effect on the overall financial position, results of operations, or cash flows in a particular period. This additional loss or range of losses cannot be recorded at this time, as it is not reasonably estimable.

Of the $117.3 million in environmental reserves, environmental liabilities of $30.6 million were classified as current in other accrued expenses in the consolidated balance sheets as of March 31, 2015. The long-term portion of environmental liabilities is recorded in other long-term liabilities in our consolidated balance sheets.

Other Environmental Matters

On December 9, 2014, Univar USA Inc. was issued a violation notice from the Pollution Control Services Department of Harris County, Texas, or PCS. The notice relates to claims that the Company’s facility on Luthe Road in Houston, Texas operated with inadequate air emissions controls and improperly discharged certain waste without authorization. On March 6, 2015, PCS notified Univar USA Inc. that the matter was forwarded to the Harris County District Attorney’s Office with a request for an enforcement action. No such action has commenced. The Company continues to investigate and evaluate the claims.

In April 2015, Univar USA Inc. subsidiary Magnablend Inc. was advised that the EPA was considering bringing an enforcement action against Magnablend. The matter relates to a January 26, 2015 incident at Magnablend’s Waxahachie, Texas facility at which a 300 gallon plastic container of sodium chlorite burst as a result of a chemical reaction. The incident did not result in any injuries. Magnablend is cooperating with the EPA’s investigation. Magnablend has not been provided with the details of an enforcement action.

Competition Claims

At the end of May 2013, the Autorité de la concurrence, France’s competition authority, fined us $19.91 million (€15.18 million) for alleged price fixing. The price fixing was alleged to have occurred prior to 2006. We will not appeal the fine which was paid in full as of December 31, 2013.

The U.S. Federal Trade Commission, or the FTC, began an investigation in 2011 of our bleach distribution business in North Carolina and Virginia. On April 5, 2013, the FTC informed us that the investigation has been closed and that no further action is warranted at this time.

Customs and International Trade Laws

In April 2012, the U.S. Department of Justice, or the DOJ, issued a civil investigative demand to us in connection with an investigation into our compliance with applicable customs and international trade laws and regulations relating to the importation of saccharin since December 27, 2002. At around the same time, we became aware of an investigation being conducted by U.S. Customs and Border Patrol, or CBP, into our importation of saccharin. On February 26, 2014, a Qui Tam relator who had sued us and two other defendants under seal dismissed its lawsuit. The federal government, through the DOJ, declined to intervene in that lawsuit in November 2013, and as a result, the DOJ’s inquiry related to the Qui Tam lawsuit is now finished. CBP continues its investigation on our importation of saccharin. On July 21, 2014, CBP sent us a “Pre-Penalty Notice” indicating the imposition of a penalty against us in the amount of approximately $84 million. We have responded to CBP that the proposed penalty is not justified and on October 1, 2014, the CBP issued a penalty notice to Univar USA Inc. for $84 million. We have not recorded a liability related to this investigation.

Canadian Assessment

In 2007, the outstanding shares of Univar N.V., the ultimate parent of the Univar group, were acquired by investment funds advised by CVC. To facilitate the acquisition of Univar N.V. by CVC, a Canadian restructuring was completed. In February 2013, the Canada Revenue Agency (“CRA”) issued a Notice of Assessment for withholding tax of $29.4 million (Canadian). The Company filed its Notice of Objection to the Assessment in April 2013 and its Notice of Appeal of the Assessment in July 2013. In November 2013, the CRA’s Reply to the Company’s Notice of Appeal was filed with the Tax Court of Canada. In September 2014, the CRA issued the 2008 and 2009 Notice of Reassessments for federal corporate income tax liabilities of $11.9 million (Canadian) and $11.0 million (Canadian), respectively, and a departure tax liability of $9.0 million (Canadian). The estimated 2008 and 2009 provincial corporate income tax liabilities are $6.0 million (Canadian) and $5.8 million (Canadian), respectively. The Company filed its Notice of Objection to the Reassessments in September 2014. The Reassessments reflects the additional tax liability and interest relating to those tax years should the CRA be successful in its assertion of the General Anti-Avoidance Rule relating to the Canadian restructuring described above. At March 31, 2015, the total tax liability assessed to date and the related provincial tax liability, including interest of $29.5 million (Canadian), is $102.6 million (Canadian). The matter was litigated in Tax Court on June 8, 2015. The Company expects the Tax Court’s decision to be rendered in the near future.

In August 2014, the Company remitted a required deposit on the February 2013 Notice of Assessment relating to the Company’s 2007 tax year by issuing a Letter of Credit in the amount of $44.7 million (Canadian). The Letter of Credit amount reflects the proposed assessment of $29.4 million (Canadian) and accrued interest, and will expire in August, 2015. In addition, in February 2015, the CRA notified the Company it will be required to remit a cash deposit of approximately $21.5 million (Canadian) in March 2015, representing one-half of the September 2014 Notice of Assessment tax liability relating to tax years 2008 and 2009, plus interest. On March 17, 2015, the Company filed a Notice of Application with the Canadian Federal Court requesting a judicial review of the CRA’s requirement that the Company remit a cash deposit relating to the 2008 and 2009 assessments. On June 15, 2015, the Company filed a Notice of Discontinuance of its request for judicial review in order to continue discussions with the CRA with the caveat that, on or before June 30, 2015, it would be allowed to provide the CRA with additional submissions and/or other information since its initial filing on March 17, 2015. Should the parties fail to reach agreement, the Company will seek judicial review.

The Company has not recorded any liabilities for these matters in its financial statements, as it believes it is more likely than not that the Company’s position will be sustained.

MANAGEMENT

The following table sets forth certain information concerning our executive officers and directors as well as persons who have agreed to serve as members of our Board of Directors effective at the time of consummation of this offering: The respective age of each individual in the table below is as of March 31, 2015.

Name	Age	Position
J. Erik Fyrwald	55	President and Chief Executive Officer; Director
William S. Stavropoulos	75	Director and Chairman of the Board
Richard P. Fox	67	Director
Richard A. Jalkut	70	Director
George K. Jaquette	40	Director
Christopher J. Stadler	50	Director
Lars Haegg	49	Director
David H. Wasserman	48	Director
Mark J. Byrne	58	Director and Chairman to the Univar Commodities Oversight Board
Stephen D. Newlin	61	Director
Christopher D. Pappas	59	Director
Carl J. Lukach	59	Executive Vice President, Chief Financial Officer
W. Terry Hill	54	Executive Vice President, Industry Relations
Stephen N. Landsman	55	Executive Vice President, General Counsel and Secretary
Michael Hildebrand	49	President of Canada, Chempoint, Agriculture and Environmental Science
David Jukes	55	President of Univar EMEA
George J. Fuller	51	President, BCS
Christopher Oversby	55	President Global Oil, Gas and Mining
Jeffrey H. Siegel	57	Senior Vice President and Chief Accounting Officer
Erik Viens	56	Senior Vice President, Chief Information Officer

J. Erik Fyrwald. Mr. Fyrwald joined Univar in May 2012 and has served as our President and Chief Executive Officer and a director. From December 2011 to May 2012, Mr. Fyrwald was President of Ecolab Inc., a cleaning and sanitation products and services provider. From February 2008 to December 2011, Mr. Fyrwald was Chairman, President and Chief Executive Officer of Nalco Holding Company, a supplier of water treatment, oil and gas products and process improvement services, chemicals and equipment programs. From 2003 to 2008, Mr. Fyrwald served as Group Vice President of the Agriculture and Nutrition Division of E.I. du Pont de Nemours and Company, a supplier of basic materials and products and services. Mr. Fyrwald serves on the board of directors for Eli Lilly and Company and Amsted Industries. He holds a chemical engineering degree from the University of Delaware and completed the Advanced Management Program at Harvard Business School.

We believe that Mr. Fyrwald is qualified to serve as a director because of his years of experience in international operations, corporate management, strategic planning and public company governance

William S. Stavropoulos. Mr. Stavropoulos has served as Univar’s non-executive chairman since November 2010 and served as Univar’s Lead Director from May 2012 to December 2012. Since 2006, he has been an Advisory Partner to CD&R. Mr. Stavropoulos is currently Chairman Emeritus of the board of directors of The Dow Chemical Company, a diversified chemical company. From 2000 to 2006, he served as Chairman of Dow; from 2002 to 2004 he was Chairman and Chief Executive Officer; from 1995 to 2000 he was President and Chief Executive Officer; and from 1993 to 1995, he was President and Chief Operating Officer. In a career spanning 39 years at Dow, Mr. Stavropoulos also served in a variety of positions in research, marketing and general management and was a member of the board of directors of Dow from July 1990 to March 2006. He is a director of Teradata Corporation, Maersk Inc. and Tyco International, Inc., and is on the Advisory Board for Metalmark

Capital LLC. He is a trustee to the Fidelity Group of Funds. Mr. Stavropoulos is the President and Founder of the Michigan Baseball Foundation. Mr. Stavropoulos is past Chairman of the American Chemistry Council, Society of Chemical Industry, and American Plastics Council. He earned a B.S. degree from Fordham University and a doctorate in medicinal chemistry from the University of Washington.

We believe that Mr. Stavropoulos is qualified to serve as a director because of his decades of experience in the chemical distribution industry, including his experience as a chief executive officer of an international company.

Richard P. Fox. Mr. Fox has been a director since October 2007. Since 2001, Mr. Fox, who is a former managing partner of Ernst & Young LLP, has served as a consultant and outside board member to companies in varying industries. From 2000 to 2001, he was President and Chief Operating Officer of CyberSafe Corporation, a provider of e-security solutions and services. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the board of directors of Wall Data, Incorporated, a software company. Mr. Fox spent 28 years at Ernst & Young LLP, last serving as Managing Partner of its Seattle office. He serves on the board of directors of Acxiom Corporation, ServiceMaster Global Holdings Inc. and Pinnacle West Capital Corporation. In addition, he serves as a member of the Board of Directors of HonorHealth and Premera Blue Cross and is on the Board of Visitors of the Fuqua School of Business at Duke University. Mr. Fox previously served on the boards of aQuantive Inc., Shurgard Storage Centers Inc., PopCap Games, Flow International and Pendrell Corporation. Mr. Fox received a B.A. degree in Business Administration from Ohio University and an MBA from the Fuqua School of Business at Duke University. He is a Certified Public Accountant.

We believe that Mr. Fox is qualified to serve as a director because of his deep understanding of the operational, financial and accounting considerations of companies gained from his years of experience with Ernst & Young LLP, his extensive board experience with public companies and his service on various audit committees and finance committees.

Richard A. Jalkut. Mr. Jalkut has been a director since November 2009. Since 2002, Mr. Jalkut has been the President and Chief Executive Officer of U.S. TelePacific Corp., a telecommunications company. From 1998 to 2001, Mr. Jalkut was the President and Chief Executive Officer of PathNet, a telecommunications company. From 1991 to 1998, he was the President and Chief Executive Officer of the NYNEX Telephone Companies (now Verizon), a telecommunications company. Mr. Jalkut serves as Chairman of Hawaii telecom. He previously served on the boards of Digex, IKON Office Solutions, Covad Communications, Birch Telecom, Home Wireless Networks and HSRC. Mr. Jalkut holds a B.A. degree from Boston College.

We believe that Mr. Jalkut is qualified to serve as a director because of his 20 years of experience as a chief executive officer and his service on several corporate boards.

George K. Jaquette. Mr. Jaquette has been a director since November 2010. Since 1999, he has been with CD&R, where he is a partner. Mr. Jaquette is principally engaged in sourcing and evaluating investment opportunities and has been involved in a broad range of transactions, including the acquisition and subsequent sale of VWR, Diversey and HGI Holdings. In addition to serving as a director at VWR, Diversey and HGI Holdings, he is currently a director of PharMEDium, Inc. Prior to joining CD&R, he worked in the principal investment area and investment banking division of Goldman, Sachs & Co. He also worked at K Capital Management, a multi-strategy investment firm. Mr. Jaquette earned a B.S. degree from Bucknell University and an MBA from Harvard Business School.

We believe that Mr. Jaquette is qualified to serve as a director because of his significant management experience, including his management experience with CD&R.

Christopher J. Stadler. Mr. Stadler has been a director since October 2007. Since March 2007, he has been Managing Partner of CVC. From 1996 to 2007, Mr. Stadler served as Managing Director and Head of Corporate

Investment North America of Investcorp International, Inc., an investment company. Mr. Stadler currently serves on several private company boards and previously served on the board of Saks Incorporated. He holds a B.A. degree from Drew University and an MBA from Columbia University.

We believe that Mr. Stadler is qualified to serve as a director because of his significant management experience, including his management experience with CVC.

Lars Haegg. Mr. Haegg has been a director since October 2013. Since 2012, Mr. Haegg has served as the Senior Managing Director of Operations at CVC. Prior to joining CVC, Mr. Haegg spent over 14 years in the role of Head of Post Acquisition activities in North America with Investcorp, a leading provider and manager of alternative investment products, serving high-net-worth private and institutional clients. Before Investcorp, Mr. Haegg served retail, media, and technology clients while working at McKinsey and Company, a trusted advisor and counsellor to many of the world’s most influential businesses and institutions. He holds a B.A. degree in Business Administration from The University of Texas at Austin and an MBA from Harvard Business School.

We believe that Mr. Haegg is qualified to serve as a director because of his significant management experience, including his management experience with CVC.

David H. Wasserman. Mr. Wasserman has been a director since November 2010. Since 1998, Mr. Wasserman has been with CD&R, where he is a partner. Before joining CD&R, Mr. Wasserman worked in the principal investment area at Goldman, Sachs & Co., an investment banking and securities firm, and as a management consultant at Monitor Company, a strategy consulting firm. Mr. Wasserman led CD&R’s acquisition of Hertz from Ford Motor Company, the carve-out of Culligan Ltd. from Veolia Environment and the acquisition of ServiceMaster Global Holdings, Inc. He is currently a director at ServiceMaster. He previously served on the boards of Kinko’s, Inc., Covansys Corporation, Culligan, Hertz and ICO Global Communications (Holdings) Limited, currently known as Pendrell Corporation. He is a graduate of Amherst College and holds an MBA from Harvard Business School.

We believe that Mr. Wasserman is qualified to serve as a director because of his significant management experience, including his management experience at CD&R.

Mark Byrne. Mr. Byrne joined Univar in December 2010 and serves as a member of the Board of Directors and is a consultant to the Company. He served as the Chairman of Basic Chemicals from February 2014 through January 2015. Mr. Byrne also serves as Chairman of the Univar Commodities Oversight Board, where he manages strategic decisions with respect to bulk commodities. From to February 2013 to January 2014, he was the Executive Chairman of BCS. He was Univar’s Chief Operating Officer from December 2010 to September 2011. Prior to Univar, Mr. Byrne served as the President and Chief Executive Officer of BCS, a company he co-founded in 1995. Under Mr. Byrne’s leadership, BCS grew to become a company with global operations and nearly $900 million in 2009 sales revenue. Prior to BCS, Mr. Byrne began his career in 1980 at AlliedSignal (now Honeywell) where he held roles in several functional areas, culminating as President of AlliedSignal’s Fluorine Products Division. He holds a Bachelor of Science in Economics and Finance and Masters in Business Administration from Fairleigh Dickinson University.

We believe that Mr. Byrne is qualified to serve as a director because of his significant management experience, including his management experience with BCS.

Stephen D. Newlin. Mr. Newlin has served on the Board of Directors since December, 2014. Mr. Newlin is Executive Chairman of the Board of Directors of PolyOne Corporation, the world’s premier provider of specialty polymer materials, services and solutions. Mr. Newlin served as chairman, President and CEO of PolyOne from 2006 through 2014, leading its transformation into a leading global specialty company. From 2003 to 2006, Mr. Newlin served as President, Industrial Sector of Ecolab, Inc. He served as President and Director at

Nalco Chemical Company from 1998 to 2001 and was President, Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin also served on the board of directors of The Valspar Corporation from 2007 through 2011. His employment with Nalco spanned nearly 24 years. Mr. Newlin earned a bachelor’s degree in civil engineering from the South Dakota School of Mines & Technology. He completed both the Tuck Executive Program at Dartmouth College and the Harvard Business School Advanced Management Program. In addition to his election to Univar Inc.’s Board of Directors in December 2014, Mr. Newlin serves on the boards of directors of Black Hills Corporation and Oshkosh Corporation. He also serves on the board of directors of the National Association of Manufacturers, the board of governors for Firestone Country Club and is a member of the Ohio Business Roundtable.

We believe that Mr. Newlin is qualified to serve as a director because of his significant management experience and his experience in the chemicals industry.

Christopher D. Pappas. Mr. Pappas joined the Board of Directors in May 2015. Since the sale of Trinseo, a leading global materials company, to Bain Capital Partners in June 2010, Mr. Pappas has served as its President and Chief Executive Officer. From July 2000 to November 2009, Mr. Pappas was an executive at NOVA Chemicals Corporation, a developer and manufacturer of chemicals, plastic resins, and end-products, where he assumed executive roles with increasingly global responsibilities, including President and Chief Executive Officer from May 2009 to November 2009. Mr. Pappas also serves on the board for Trinseo S.A. and FirstEnergy Corporation, a diversified energy company dedicated to safety, reliability, and operational excellence. Previously, he has served on the Board of Directors for Methanex Corp., NOVA Chemicals Corporation, and Allegheny Energy, Inc. Mr. Pappas holds a bachelor’s degree in civil engineering from The Georgia Institute of Technology, and an M.B.A. from The Wharton School of Business at The University of Pennsylvania.

We believe that Mr. Pappas is qualified to serve as a director because of his significant management experience and his experience in the chemicals industry.

Carl J. Lukach. Mr. Lukach joined Univar in December 2014 as our Executive Vice President and Chief Financial Officer. Before joining Univar, Mr. Lukach held a number of senior leadership positions at E.I. DuPont de Nemours & Company, Inc., a company that provides science-based solutions to a wide range of industries, including chemical products and services. He was DuPont’s lead voice on Wall Street for a number of years, communicating company strategy and business performance to institutional investors. He also led DuPont’s sales and commercial operations in East Asia. Prior to that, he held a number of finance and business leadership positions in the automotive, chemical and health care industries. Mr. Lukach has served on the board of directors for Tokyo English Life Line and the board of governors for St. Joseph’s University Business School. He holds a bachelor’s degree in Finance from Lehigh University and earned his master’s degree in Taxation at Widener University. He is a Certified Public Accountant.

W. Terry Hill. Mr. Hill joined Univar in 1985 and has served as Executive Vice President, Industry Relations since September 2010. From May 2007 to September 2010, Mr. Hill served as Senior Vice President and Chief Commercial Officer for Univar and from 2002 to 2007, he served as President of Univar USA. Prior to 2002, he held various sales and management positions including Senior Vice President—Field Operations, Regional Vice President and Sales Manager. Mr. Hill graduated from Texas Tech University with a B.S. degree in Microbiology and a minor in Chemistry. He is a member of the American Chemical Society and a board member of the Chemical Education Foundation and the National Association of Chemical Distributors.

Stephen N. Landsman. Mr. Landsman joined Univar in June 2013 as Executive Vice President, General Counsel and Secretary. Prior to Univar, Mr. Landsman acquired over 30 years of legal experience. Most recently from 2003 to 2013, he served as Vice President General Counsel and Corporate Secretary at Nalco, a supplier of water treatment and oil and gas products. Mr. Landsman was responsible for Nalco’s worldwide legal functions, mergers and acquisitions, compliance, and documentation of the board process. He earned his B.S. degree in Finance and his J.D. from the University of Illinois.

Michael Hildebrand. Mr. Hildebrand joined Univar in 1991. Since October 2014, Mr. Hildebrand has served as our President of Canada, Chempoint, Agricultural and Environmental Science. From January 2013 to October 2014, Mr. Hildebrand was President of Global Agriculture and Environmental Sciences and served, during 2014, as interim head of the Company’s Human Resources department. From December 2010 to January 2013, Mr. Hildebrand served as Vice President of Human Resources, Canada. Mr. Hildebrand held General Manager positions for Alberta from December 2006 to November 2011. Mr. Hildebrand earned his B.S. degree in Business Administration and Education from the University of Calgary.

David Jukes. Mr. Jukes joined Univar in 2002 and has served as President of Univar EMEA since January 2011. From July 2009 to January 2011, Mr. Jukes served as Vice President, Sales and Marketing EMEA and from April 2004 to June 2009 as Regional Director of Univar UK, Ireland, the Nordics and Distrupol. Prior to joining Univar, Mr. Jukes was Senior Vice President of Global Sales, Marketing and Industry Relations for Omnexus, a plastics industry consortium e-commerce platform. Mr. Jukes is a graduate of the London Business School.

George J. Fuller. Mr. Fuller joined Univar in April 2013 and serves as President of Univar Basic Chemical Solutions. With 26 years of chemical distribution and chemical manufacturing industry experience, Mr. Fuller has a proven track record of exceptional performance. From November 2012 to February 2013, Mr. Fuller was Executive Vice President of Hydrite Chemical Co., a leading provider of chemicals and related services in North America and from 2009 to 2012, he served as Vice President of Sales and Procurement. Mr. Fuller held numerous leadership roles at Hydrite, including Vice President, Sales and Procurement as well positions in sales, product management, procurement, and business management. Earlier in his career, George was a top sales director and general manager for Prillaman Chemical Corporation, a Division of Ellis & Everard. George earned his B.S. degree in Business and Marketing from Marshall University.

Christopher Oversby. Mr. Oversby joined Univar in November 2012 as President, Global Oil, Gas & Mining. From May 2008 to October 2012, he served as Vice President & General Manager for the Oil & Mining division at Clariant, an internationally-active, specialty chemical company. He also served as Vice President, Marketing & Technology from January 2002 to May 2008 at Baker Hughes Incorporated, a leading supplier of oilfield services, products, technology, and systems to the worldwide oil and natural gas industry. Mr. Oversby earned his Higher National Certificate in Chemistry from North East London University and his MBA with Merit from Leeds University Business School. He has also completed executive programs at Stanford University and Harvard Business School, and is a Chartered Chemist, Member Royal Society of Chemistry.

Jeffrey H. Siegel. Mr. Siegel joined Univar in 2002 as Vice President, Corporate Controller. Since 2012, he has served as Senior Vice President & Chief Accounting Officer. Mr. Siegel also oversees the Corporate and Univar USA accounts payable and payroll functions and Univar USA’s credit and receivables functions. He has acquired over 32 years of accounting experience in high level leadership roles including with the following companies: Occidental Petroleum Corporation, Occidental Chemical Corporation, subsidiaries of Enron Corporation and Reliant Energy International. Mr. Siegel holds a CPA and is a member of the AICPA and Texas Society of CPA’s. Mr. Siegel earned his MBA and his BBA from The University of Texas at Austin.

Erik Viens. Mr. Viens joined Univar in September 2013 as Senior Vice President and Chief Information Officer. He brings over 25 years’ experience to Univar and has spent the majority of his career in Information Technology (IT). He joined DuPont as a chemical engineer and then held a number of IT management positions, including Global Chief Information Officer for the company’s LYCRA® and STAINMASTER® business units. Mr. Viens most recently served as Executive Vice President of Technology and Chief Information Officer for the Academy of Art University, the largest art and design university in the United States. From 2003 to 2009, Mr. Viens served as Global Chief Information Officer for INVISTA, where he led the firm’s successful separation from DuPont to become a stand-alone $10 billion firm as a Koch Industries company. Mr. Viens earned his B.S. Degree in Chemical Engineering from the University of Rhode Island.

Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. Upon consummation of this offering, the Board of Directors will be composed of 11 directors. We expect the Temasek Investor to nominate a director to our Board of Directors shortly after consummation of this offering and the concurrent private placement.

Our Third Amended and Restated Certificate of Incorporation will provide for a classified Board of Directors, with members of each class serving staggered three-year terms. We will have four directors in Class I, whose term shall expire at our 2016 annual meeting (Messrs. Stavropoulos, Stadler, Jalkut and Byrne), four directors in Class II, whose term shall expire at our 2017 annual meeting (Messrs. Wasserman, Haegg, Fyrwald and the Temasek Investor nominee) and four directors in Class III, whose term shall expire at our 2018 annual meeting (Messrs. Jaquette, Pappas, Newlin and Fox).

For the purposes of the NYSE rules, we expect to be a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. CVC and CD&R as a group will continue to control more than 50% of the combined voting power of our common stock upon completion of this offering and will continue to have the right to designate a majority of the members of our Board of Directors for election and the voting power to elect such directors following this offering. Accordingly, we are eligible to and we intend to rely on exemptions from certain corporate governance requirements. Specifically, as a controlled company, we would not be required to have (1) a majority of independent directors, (2) a nominating and corporate governance committee composed entirely of independent directors or (3) a compensation committee composed entirely of independent directors.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will operate under a charter that will be approved by our Board of Directors. A copy of each of the charters will be available on our website at www.univar.com.

Audit Committee

The Audit Committee, which following this offering will consist of Richard P. Fox (Chair), Lars Haegg, Richard A. Jalkut, George J. Jaquette and Christopher Pappas, has the responsibility for, among other things, assisting the Board of Directors in reviewing: our financial reporting and other internal control processes; our financial statements; the independent auditors’ qualifications and independence; the performance of our internal audit function and independent auditors; and our compliance with legal and regulatory requirements and our code of business conduct and ethics. Our Board of Directors has determined that Richard P. Fox is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Following this offering, Richard P. Fox, Richard A. Jalkut and Christopher Pappas will be independent under the applicable rules and regulations of the SEC and the NYSE. Within one year from the date of effectiveness of the registration statement of which this prospectus forms a part, our Board of Directors intends to replace Lars Haegg and George J. Jaquette as members of our Audit Committee with persons who will meet the applicable audit committee independence standards. All members of the Audit Committee will be familiar with finance and accounting practice and principles and will be financially literate.

Compensation Committee

The Compensation Committee, which following this offering will consist of David H. Wasserman (Chair), Stephen D. Newlin, Christopher J. Stadler and William S. Stavropoulos, has the responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefits plans, authorizing and ratifying stock option grants and other incentive arrangements and authorizing employment and related agreements.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which following this offering will consist of William S. Stavropoulos (Chair), J. Erik Fyrwald, Christopher J. Stadler and David H. Wasserman, has the responsibility for identifying and recommending candidates to the Board of Directors for election to our Board of Directors, reviewing the composition of the Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us, and overseeing Board of Directors evaluations.

Code of Conduct and Guidelines for Ethical Behavior

Our Board of Directors will, prior to the completion of this offering, adopt a Code of Ethics for Senior Executive and Financial Officers that applies to our senior executive and financial officers including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. A copy of the Code of Ethics for Senior Executive and Financial Officers will be available on our website at www.univar.com upon the closing of this offering. We will promptly disclose any future amendments to this code on our website as well as any waivers from this code for executive officers and directors. Copies of this code will also be available in print from our General Counsel upon request. We also maintain a Code of Business Conduct and Ethics that governs all of our employees, directors and officers.

Board Appointment Letter Agreement

On January 31, 2013, the Equity Sponsors and Mark Byrne signed a letter agreement providing that the Equity Sponsors would appoint Mr. Byrne to our board of directors on January 1, 2015, provided that (i) Mr. Byrne remains employed by us through December 31, 2014 and (ii) at the time of appointment, Mr. Byrne is eligible, qualified and willing to serve as a director. The obligation of the each Equity Sponsor to so appoint Mr. Byrne will be terminated if such Equity Sponsor owns less than 10% of our common stock at any time between January 31, 2013 and January 1, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis provides information regarding our compensation philosophies, plans and practices and the governance of those matters. This section also provides information about the material elements of compensation that were paid to or earned by our “named executive officers” for fiscal year 2014, or NEOs, who consist of our principal executive officer, our current and former principal financial officers, our three other most highly compensated executive officers and one other individual who would have met the compensation standard but departed during 2014, as follows:

•	J. Erik Fyrwald, President and Chief Executive Officer

•	Carl J. Lukach, Executive Vice President and Chief Financial Officer (starting December 8, 2014)

•	D. Beatty D’Alessandro, Executive Vice President and Chief Financial Officer (until December 8, 2014)

•	David E. Flitman, Chief Operating Officer and President, USA/Latin America (until December 26, 2014)

•	Mark J. Byrne, Chairman—Univar Commodities Oversight Board and Basic Chemical Solutions

•	Christopher Oversby, President—Global Oil & Gas and Mining

•	David Jukes, President EMEA

In summary, we seek to provide compensation and benefit programs that support our business strategies and objectives by attracting, retaining and developing individuals with necessary expertise and experience. Our incentive programs are designed to encourage performance and results that will create value for us and our shareholders while avoiding unnecessary risks.

We also track broader trends and philosophies guiding compensation programs and decisions, and we have implemented changes that are responsive to such trends. Among other things, we use incentive plans that are tied to performance metrics such as sales, Compensation Adjusted EBITDA (as defined below), free cash flow, relative performance and average working capital, among others.

Compensation Philosophy and Objectives

The Compensation Committee of our Board of Directors, or the Committee, and our management have designed compensation programs intended to create a performance culture geared toward retaining customers for life. In particular, the executive compensation programs have the following objectives:

•	To establish compensation plans and programs to reward our executives at the relative compensation level that is at or above the 50th percentile when compared to other companies in our peer group, general industry and revenue range, based on third party executive compensation survey data.

•	To align our business units around key customer industrial segments and reward our executives, management and employees for driving profitable growth, managing working capital and generating healthy cash flows, all while avoiding unreasonable risks.

•	To ensure that our senior leaders invest in Univar so they are aligned with our owners and share in their success.

•	To enable Univar to attract and retain top executive talent.

Role of the Compensation Committee

The Committee is responsible for reviewing and approving the compensation and benefits of our employees (including our NEOs), directors and certain consultants, authorizing and ratifying stock incentive compensation and other incentive arrangements, and authorizing employment and related agreements.

Elements of Our Executive Compensation Program

During fiscal year 2014, the compensation program for executives, including our NEOs, consisted of salary, short-term incentive compensation, long-term incentive compensation (in certain cases) and certain benefits. Set forth below is a chart outlining each element of our compensation program, the objectives of each component, and the key measures used in determining each component.

Pay Component	Objective of Pay Component	Key Measure

Base Salary	• Provide competitive pay while managing fixed costs	• Individual performance • Market targets

Annual Cash Incentives	• Focus on annual operating plan financial objectives	• Corporate and business unit EBITDA-related goals and relative earnings performance • Corporate and business unit working capital and free cash flow goals • Business unit contribution margin goals

Equity Awards

•    Stock options have been awarded to Executives to align them with shareholders’ focus on value creation

•    Restricted shares have been awarded in limited instances to retain key talent

•    Certain key Executives have been permitted to purchase shares of our common stock at fair market value to align them with our shareholders’ focus on value

•    Create “ownership culture”

• Growth in stock value • Retention of executives

Benefits

•    Benefits provide a safety net of protection in the case of illness, disability, death or retirement

•    A car allowance has been provided to match market practice for Executive talent

•    Other benefits (e.g. relocation assistance)

•    Generally, executives participate in employee benefit plans on the same basis as our nonunion salaried employees and also in certain additional benefit programs specific to our executives (e.g. non-qualified deferred compensation plans)

•    The car allowance is valued by executives at minimal cost to Univar

A description of each component of compensation for the NEOs in 2014 is below, including a summary of the factors considered in determining the applicable amount payable or achievable under each component.

Determination of Executive Officer Compensation

Base Salary

Base salaries are set to attract and retain executive talent. The determination of any particular executive’s base salary is based on personal performance and contribution, experience in the role, market rates of pay for comparable roles and internal equity. Each year, our Chief Executive Officer proposes base salary changes, if any, for all NEOs, excluding himself, based on performance, changes in responsibilities, and other relevant factors, which are prepared by management. His proposal is subject to review and approval, with or without modifications, by the Committee. Changes to Mr. Fyrwald’s salary are initiated and approved by the Committee directly.

Salary increases are discretionary and are normally effective in April. With respect to 2014, as a result of improvements in our Compensation Adjusted EBITDA results for the 2013 year relative to 2012, at its February 2014 meeting, the Committee approved an annual salary increase for Mr. D’Alessandro to $572,000, effective April 1, 2014. In 2014, the Committee also approved an annual salary increase for Mr. Jukes to $400,000. In 2014, Mr. Flitman and Mr. Oversby each received base salary increases to $700,000 and $500,000, respectively, in connection with promotions to their current roles. Mr. Byrne’s salary was decreased to $300,000 based on his change of roles in February, 2014. With respect to 2015, Mr. Byrne has concluded his employment relationship with the Company and will, instead, provide consulting services to the Company for monthly fees of $20,833; Mr. Byrne will continue as a member of the Company’s Board of Directors.

Annual Cash Incentives

Annual cash incentives are designed to focus the NEOs on achieving planned results against key financial metrics for us as a whole or the individual business units that the NEOs lead. By conditioning a significant portion of our NEO’s total cash compensation on our annual performance, we reinforce our focus on achieving profitable growth, managing working capital and generating cash flows.

All of our NEOs participate in our Management Incentive Plan, or MIP, which provides annual cash incentives based on performance against key financial metrics. The metrics and weights are recommended by management each year to the Committee, who then propose adjustments, in their discretion, and approve the final plan design.

MIP target payouts to our NEOs are defined as a percent of base salary. Annually, these target percentages are reviewed by the Committee and adjusted as appropriate based on external market data, changes in roles and responsibilities, and internal equity. The performance criteria are generally established in a manner that permits the MIP participants to earn incentives below target levels (threshold) and above target with a cap at 200.0% of targeted levels (maximum). Payouts at performance levels between threshold, target and maximum are based on interpolation.

Under the 2014 MIP, our NEOs who participated in a Compensation Adjusted EBITDA portion of the payout curve were entitled to receive 10.0% of their bonus target amounts for achieving 90.0% of goal (threshold), 100.0% of their target amounts for achieving 100.0% of goal (target), and 200.0% of their target amounts for achieving 107.1% or more of goal (maximum). Other NEOs who participated in the average working capital and free cash flow portions of the 2014 MIP payout curve were entitled to receive 5.0% of their bonus target amounts for achieving 89.5% of goal (threshold), 100.0% of their target amounts for achieving 100.0% of goal (target), and 200.0% of their target amounts for achieving 110.5% or more of goal (maximum). Mr. Lukach was not eligible for a 2014 bonus because he commenced employment in December 2014. Mr. Flitman was not eligible for a bonus payout for 2014 based on his resignation from the Company prior to the end of the fiscal year. Mr. D’Alessandro received a prorated amount of his 2014 incentive bonus at target, as well as a separation payment, under the terms of his release agreement entered into in connection with his separation from the Company.

Incentives under the 2014 MIP are based on performance with respect to the following internal metrics used at the corporate level to evaluate our performance:

•	Univar Compensation Adjusted EBITDA—For purposes of calculating payouts under the MIP, Compensation Adjusted EBITDA is calculated by making the following adjustments to Adjusted EBITDA (as further described in “Prospectus Summary—Summary Consolidated Financial and Operating Data”): (1) adjusting for exchange rate effects by bringing the results back to currency neutral and (2) subtracting acquisitions of businesses made during the year. For purposes of the MIP, Compensation Adjusted EBITDA for fiscal year 2014 was $655.3 million.

•	Univar Average Working Capital—For purposes of calculating payouts under the MIP, average working capital is calculated by dividing a 13 point straight average of month-end working capital (December of the preceding year through December of the covered year) by the last twelve months of external net sales. This number is then also adjusted for exchange rate effects by bringing the results back to currency neutral. For purposes of the MIP, average working capital for fiscal year 2014 was 12.1% of net sales.

•	Univar Free Cash Flow—For purposes of calculating payouts under the MIP, free cash flow is calculated by adding together net cash provided by operating activities and net cash used by investing activities (both as they appear in our audited consolidated financial statements included elsewhere in this prospectus). For purposes of the MIP, free cash flow for fiscal year 2014 was $20.4 million.

Erik Fyrwald and Beatty D’Alessandro

For 2014, Messrs. Fyrwald and D’Alessandro had 70.0% of their MIP opportunity based on the Univar Compensation Adjusted EBITDA goal, 20.0% based on the Univar average working capital goal, and 10.0% based on the Univar free cash flow goal, which resulted in a MIP payment to them for 2014 of 52.0% of target, as shown below. However, as noted above, in connection with his separation from the Company, Mr. D’Alessandro was paid a prorated amount of his 2014 incentive bonus at target.

MIP Metric	2014 Goal	% Goal Achieved	Weight	Payout % Earned
Univar Compensation Adjusted EBITDA	$700 million	93.6%	70.0%	38.0%
Univar Average Working Capital	11.7%	96.7%	20.0%	14.0%
Univar Free Cash Flow	$107.9 million	18.9%	10.0%	0%
Total				52.0%

Christopher Oversby

For 2014, Mr. Oversby had 30% of his MIP opportunity based on the Univar USA average working capital goal (of which 98.7% was achieved), 20% based on the Univar USA Compensation Adjusted EBITDA goal (of which 90.4% was achieved), and 50% based on the Oil, Gas and Mining (“OGM”) Contribution Margin goal (of which 94.4% was achieved), which, taken together, resulted in a MIP payment to him for 2014 of 54.0% of target. Univar USA Compensation Adjusted EBITDA and Univar USA average working capital are calculated in the same manner as described above for performance at the corporate level, except that only the performance of Univar USA is factored into the calculation. For purposes of the MIP, Univar USA Compensation Adjusted EBITDA and average working capital for fiscal year 2014 were $338.1 million and 8.9%, respectively. OGM contribution margin is a performance target that is specific to Mr. Oversby’s division and we do not consider it to be material to our overall compensation strategies and decisions. For purposes of calculating Mr. Oversby’s payout under the MIP, OGM contribution margin is defined as gross profit on sales to our oil, gas and mining customers less outbound freight and handling expenses and directly allocable warehouse selling and administrative expenses on those sales. Directly allocable warehouse selling and administrative expenses would exclude the impact of indirect overhead such as corporate costs.

Mark Byrne

For 2014, Mr. Byrne had 70% of his MIP opportunity based on the Univar Compensation Adjusted EBITDA goal and 30% based on the Univar average working capital goal, which resulted in a MIP payment for 2014 of 59.0% of target, as shown below.

MIP Metric	2014 Goal	% Goal Achieved	Weight	Payout % Earned
Univar Compensation Adjusted EBITDA	$700 million	93.6%	70%	38.0%
Univar Average Working Capital	11.7%	96.7%	30%	21.0%
Total				59.0%

David Jukes

For 2014, Mr. Jukes had 50% of his MIP opportunity based on the EMEA Compensation Adjusted EBITDA goal, 30% based on the EMEA average working capital goal, and 20% based on the Univar Compensation Adjusted EBITDA goal which resulted in a MIP payment for 2014 of 144.6% of target, as shown below. EMEA Compensation Adjusted EBITDA and EMEA average working capital are calculated in the same manner as described above for performance at the corporate level, except that only the performance of Europe, Middle East and Africa (“EMEA”) is factored into the calculation. For purposes of the MIP, EMEA Compensation Adjusted EBITDA and EMEA average working capital for fiscal year 2014 were $81.6 million and 17.14%, respectively.

MIP Metric	2014 Goal	% Goal Achieved	Weight	Payout % Earned
EMEA Compensation Adjusted EBITDA	$63.5 million	128.5%	50%	100%
EMEA Average Working Capital	17.4%	101.3%	30%	33.7%
Univar Compensation Adjusted EBITDA	$700 million	93.6%	20%	10.9%
Total				144.6%

The 2014 results outlined above resulted in the following MIP payments being made to our NEOs:

Executive	Financial Segment	MIP Target % of Base Salary	Payout % Earned	MIP Payout		Payout Percentage of Base Salary
Erik Fyrwald	CEO/CFO	115.0%	52.0%	$598,382		59.8%
D. Beatty D’Alessandro (until 12/8/2014)(1)	CEO/CFO	80.0%	—	—		—
Mark Byrne	Univar Inc.	100.0%	59.0%	$177,100		59.0%
Christopher Oversby	OGM	80.0%	54.0%	$216,000		43.2%
David Jukes	EMEA	80.0%	144.6%	$462,803	(2)	115.7%

(1)	Mr. D’Alessandro received a prorated amount of his 2014 incentive bonus at target, as well as a separation payment under the terms of his release agreement.
(2)	Mr. Jukes’ incentive is paid in GBP and is expressed herein in dollars using a conversion factor of 0.6074. See footnote 4 to the Summary Compensation Table for more information on the methodology used in this conversion.

For the 2015 MIP, the bonus metrics for our NEOs who are currently employed have been adjusted as described in the table below. Additionally, the Committee approved an increase to Mr. Fyrwald’s MIP target from 115% of his base salary to 125% for 2015. In addition, the Committee is considering a comparative earnings metric which will allow for a 15% adjustment up or down in the incentive pool funding.

Executive	Title	MIP Target % of Base Salary	MIP Metrics
J. Erik Fyrwald	President/CEO	125%	70% Univar Compensation Adjusted. EBITDA 20% Univar Average Working Capital 10% Univar Free Cash Flow

Carl J. Lukach	Executive VP— CFO	80%	70% Univar Compensation Adjusted. EBITDA 20% Univar Average Working Capital 10% Univar Free Cash Flow

Christopher Oversby	President—Global Oil & Gas and Mining	80%	55% Univar USA Compensation Adjusted EBITDA 25% Univar USA Average Working Capital 20% Univar Compensation Adjusted. EBITDA

David Jukes	President EMEA	80%	55% EMEA Compensation Adjusted EBITDA 25% EMEA Average Working Capital 20% Univar Compensation Adjusted. EBITDA

Long-Term Incentives

Stock Incentive Plan

Our NEOs participate in the Univar Inc. 2011 Stock Incentive Plan, as amended, or the Stock Incentive Plan, which was adopted on March 28, 2011. The Stock Incentive Plan was established to provide a stock ownership opportunity for executives following CD&R’s investment in the Company. The Stock Incentive Plan is intended to align the interests of NEOs and other key employees with our other stockholders to reinforce the NEOs’ and other key employees’ focus on increasing shareholder value. The Stock Incentive Plan replaced the Ulysses Management Equity Plan, as described below, which had been in place before CD&R invested in the Company.

Our Committee believed that the best way to accomplish this goal is to provide an up-front grant of stock options either at hire or at appropriate times during the employee’s tenure (including promotion and acceptance of additional responsibility). The Committee has also granted a limited number of restricted stock awards to key employees in 2014. Typically, each stock option or restricted stock grant has a four year vesting period, subject to acceleration in certain circumstances. Beginning in 2012, certain executives and key employees were offered the opportunity to purchase shares of our common stock for a purchase price equal to the fair market value of a share at the time. Certain of these purchases were accompanied by option grants to the purchaser. This approach is intended to motivate the NEOs to increase the value of the Company, and therefore our share price, over time. The vesting requirement on equity grants is intended as a tool to retain executive talent. The up-front nature of the stock option grants is intended to position our executives for the highest possible equity return (because, if the Company’s equity value increases over time, annual or other periodic grants would have higher strike prices and therefore less intrinsic value to the recipients of the stock options).

While the Committee does not currently make routine annual grants to any of our NEOs or other executives, the Committee may, from time to time, provide an additional award to one of our NEOs to retain and reward key talent or to reflect increased responsibilities. The Committee may also review and approve awards for promotions.

As indicated in the “Prospectus Summary” all disclosures related to shares prices and number of shares under the “Executive Compensation” section were retroactively adjusted to give effect to the 1.9845 for 1 reverse stock split which was effected on June 5, 2015. Disclosures of amounts related to total values of awards were unchanged as the economics of the awards were substantially unchanged.

In 2014, Mr. Byrne was granted 251,953 stock options in connection with the amendment of his employment agreement to reflect his new role with the Company, and Mr. Lukach was granted 125,977 stock options in connection with the commencement of his employment. Also in 2014, Mr. Flitman, Mr. Oversby and Mr. Jukes were granted 251,953, 50,391 and 25,196 shares of restricted stock, respectively. Mr. Flitman forfeited all of the shares of restricted stock granted to him as a result of his termination of employment in 2014. See “—Grants of Plan-Based Awards for 2014 Fiscal Year.” Additionally, Mr. Byrne and Mr. D’Alessandro purchased 50,391 and 25,196 shares of Company common stock, respectively, in 2014. The Company repurchased the 50,391 shares that Mr. D’Alessandro purchased in 2014 subsequent to his departure from the Company, consistent with the stock subscription agreement entered into at the time of purchase.

To date, no stock options or restricted shares have been granted to any NEO in 2015. In February, 2015, Mr. Lukach purchased $1,000,000 worth of shares of Company common stock at the fair market value on the date of purchase.

Ulysses Management Equity Plan

Prior to the investment by CD&R in the Company, certain of our executives, key employees and directors purchased common and preferred shares of certain of our affiliates at the time, Ulysses Luxembourg and Ulysses Finance, which are controlled by CVC affiliates. As of December 31, 2014, Mr. Jukes was the only NEO who owned equity interests in Ulysses Luxembourg. These Ulysses equity interests represent an indirect interest in the Company.

Omnibus Equity Incentive Plan

Prior to the completion of this offering, we expect to adopt an omnibus equity incentive plan to enable us to better align our compensation programs with those typical of companies with publicly traded securities. See “—Changes to the Executive Compensation Program in Connection with the Initial Public Offering.”

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our NEOs which include severance benefits and the specific terms described under “—Employment Agreements”. We believe that having employment agreements with our executives is beneficial to us because it provides retentive value, subjects the executives to key restrictive covenants, and generally gives us a competitive advantage in the recruiting process over a company that does not offer employment agreements.

Other Benefits

The benefits provided to our NEOs are generally the same as those provided to our other salaried employees and include medical, dental, basic life insurance and accidental death and dismemberment insurance, short and long-term disability insurance, and a tax-qualified 401(k) plan.

In addition to our tax-qualified 401(k) plan, certain of the NEOs are eligible to participate in a non-qualified, unfunded supplemental defined contribution plan, the Univar USA Inc. Supplemental Valued Investment Plan, or SVIP. The purpose of the SVIP is to provide a select group of management or highly compensated employees of Univar USA Inc. and certain affiliated companies with a deferred compensation plan benefit for amounts that exceed the limits imposed under the 401(k) plan. Highly compensated employees become eligible to participate in the SVIP in the second calendar year of their employment.

We do not generally provide personal benefits to our named executive officers, although certain of our NEOs receive a car allowance.

Employee Stock Purchase Plan

Prior to the completion of this offering, we intend for our Board of Directors to adopt, and our stockholders to approve, an Employee Stock Purchase Plan, or the ESPP, that will be intended to qualify for favorable tax treatment under Sections 421 and 423 of the Code for our U.S. employees. We expect that a total of 2.0% of our outstanding common stock on a fully diluted basis will be available for future issuance under the ESPP. Under the ESPP, eligible employees will have the opportunity to purchase shares of our common stock during pre-specified offering periods at a pre-specified discount established by the compensation committee of our Board of Directors, subject to applicable IRS limits.

Tax and Accounting Considerations

While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to us with the value to the executive. As we are not currently publicly traded, the Committee has not previously taken the deductibility limit imposed by Section 162(m) of the Internal Revenue Code into consideration in making compensation decisions. Following this offering, the Committee will review and consider the deductibility of executive compensation under Section 162(m) and, where appropriate, will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m), including under the applicable transition period. However, the Committee may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC 718, Compensation-Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.

Peer Group Development

In anticipation of this offering, the Committee approved a new peer group based on the recommendation of Semler Brossy, its external compensation consultant, and that will be used after this offering for compensation benchmarking. The peer community is comprised of distribution businesses and chemical/gas businesses, as follows:

Genuine Parts Co.	W. W. Grainger, Inc.	HD Supply Holdings, Inc.
WESCO International, Inc.	Ashland, Inc.	FMC Corp.
MRC Global Inc.	Celanese Corp.	PolyOne Corp.
Watsco Inc.	Airgas, Inc.	W.R. Grace & Co.
Fastenal Co.	Axiall Corp.	Stepan Co.
Huntsman Corp.	The Valspar Corp.	Brenntag AG
The Sherwin-Williams Co.	RPM International, Inc.

Peer selection was based on the following factors:

•	U.S. versus non-U.S. based;

•	industry profile;

•	Comparative Revenue and Profitability (EBITDA);

•	similar distribution, product offerings and capabilities; and

•	availability of publicly disclosed information.

Summary Compensation Table

The following table sets forth the compensation of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
J. Erik Fyrwald	2014	1,000,000		—	—	598,382	145,451	1,743,833
President and Chief Executive Officer

Carl J. Lukach	2014	9,615		—	1,070,000	—	—	1,079,615
Executive Vice President and Chief Financial Officer (starting December 8, 2014)

D. Beatty D’Alessandro	2014	592,508		—	—	—	2,017,891	2,610,399
Former Executive Vice President and Chief Financial Officer (until December 8, 2014)

David E. Flitman	2014	686,539		4,670,000	—	—	32,308	5,388,846
Former Chief Operating Officer and President, USA/ Latin America (until December 26, 2014)

Mark J. Byrne	2014	415,385	(3)	—	1,615,000	177,100	22,014	2,229,498
Chairman—Univar Commodities Oversight Board and BCS

Christopher Oversby	2014	486,538		934,000	—	216,000	73,783	1,710,321
President—Global Oil & Gas and Mining

David Jukes	2014	397,191		467,000	—	462,803	94,355	1,421,349
President—EMEA(4)

(1)	The amount reported is valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 9, “Stock-Based Compensation,” to our audited consolidated financial statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Stock-Based Compensation” for a discussion of the relevant assumptions used in calculating these amounts. In connection with his termination of employment, all of Mr. Flitman’s restricted shares were forfeited without any compensation on the date of his termination.
(2)	The amount reported is valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 9, “Stock-Based Compensation,” to our audited consolidated financial statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Stock-Based Compensation” for a discussion of the relevant assumptions used in calculating these amounts.
(3)	The amount reported includes $75,000 in fees earned or paid in cash for Mr. Byrne’s service as a member of our Board of Directors.

(4)	The amounts reported for Mr. Jukes have been converted from GBP using a conversion factor of 0.6074. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Risk.”

All Other Compensation Table

The following table further describes the “All Other Compensation” column of the above table for our NEOs.

Name and Principal Position	Fiscal Year	Auto Allowance ($)	Contributions to Retirement Plans ($)	Severance ($)	Total ($)
J. Erik Fyrwald	2014	17,580	127,871	—	145,451
President and Chief Executive Officer

D. Beatty D’Alessandro	2014	17,580	27,146	1,973,165	2,017,891
Former Executive Vice President and Chief Financial Officer

David E. Flitman	2014	—	32,308	—	32,308
Former Chief Operating Officer and President, USA/Latin America

Mark J. Byrne	2014	—	22,014	—	22,014
Chairman—Univar Commodities Oversight Board and BCS

Christopher Oversby	2014	17,580	56,203	—	73,783
President—Global Oil & Gas and Mining

David Jukes	2014	14,916	79,438	—	94,355
President, EMEA(1)

(1)	Mr. Jukes’ amounts are paid in GBP and are expressed herein in dollars using a conversion factor of 0.6074. See footnote 4 to the Summary Compensation Table for more information on the methodology used in this conversion.

Grants of Plan-Based Awards for Fiscal Year 2014

The following table provides information concerning awards granted to the NEOs in the 2014 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Stock/ Units		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold $	Target $	Maximum $
J. Erik Fyrwald
MIP		97,750	1,150,000	2,300,000
Carl J. Lukach
MIP		—	—	—
Stock Incentive Plan	12/8/2014						125,977	(5)	23.60	1,070,000
D. Beatty D’Alessandro
MIP		38,896	457,600	915,200
David E. Flitman
MIP		42,000	700,000	1,400,000
Stock Incentive Plan	2/3/2014				251,953	(3)				4,670,000
Mark J. Byrne
MIP		25,500	300,000	600,000
Stock Incentive Plan	2/1/2014						251,953	(6)	18.54	1,615,000
Christopher Oversby
MIP		20,000	400,000	800,000
Stock Incentive Plan	2/3/2014				50,391	(4)				934,000
David Jukes
MIP		19,203	320,058	640,116
Stock Incentive Plan	2/3/2014				25,196	(4)				467,000

(1)	A discussion of the Management Incentive Plan for fiscal year 2014, including bonus amounts paid based on actual performance, can be found under “Compensation Discussion and Analysis—Determination of Executive Officer Compensation—Annual Cash Incentives.” Mr. Lukach was not eligible for a 2014 bonus under the MIP. Mr. D’Alessandro received a prorated amount of his 2014 incentive bonus at target under the terms of his release agreement. Mr. Flitman did not receive a 2014 bonus payout due to his resignation prior to the end of the fiscal year. Estimated awards under the MIP for Mr. Jukes have been converted from GBP to dollars using a conversion factor of 0.6074. See footnote 4 to the Summary Compensation Table for more information on the methodology used in this conversion.
(2)	The amounts related to options reported in this column are valued based on the aggregate grant date fair value computed using the Black-Scholes valuation method, in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures. The amounts related to restricted stock reported in this column are valued based on the aggregate grant date fair value, in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures. See Note 9, “Stock-Based Compensation,” to our audited consolidated financial statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Stock-Based Compensation” for a discussion of the relevant assumptions used in calculating these amounts.
(3)	The shares of restricted stock vest in four equal installments on each of the first through fourth anniversaries of February 3, 2014. In connection with the termination of his employment, Mr. Flitman forfeited all 251,953 of his shares of restricted stock as of the date of his termination.
(4)	The shares of restricted stock vest in four equal installments on each of the first through fourth anniversaries of February 3, 2014.
(5)	The options vest in four equal installments on each of the first through fourth anniversaries of December 8, 2014.
(6)	The options vested in twelve equal monthly installments, with the first installment having vested on the grant date of February 1, 2014 and each other installment having vested on the 28th of each month from February through December, 2014.

Narrative disclosure to summary compensation table and grants of plan-based awards table

Employment Agreements

We have entered into an employment agreement with each of our NEOs. Mr. D’Alessandro also entered into a release agreement in connection with his separation from the Company.

Fyrwald, Lukach, Byrne and Oversby Employment Agreements

The employment agreements with each of Messrs. Fyrwald, Lukach, Byrne and Oversby provide for employment at-will, and may be terminated at any time by either party. Mr. Byrne’s employment agreement provided for a term through December 31, 2014, which was extended to January 31, 2015. Pursuant to their respective agreements, each of Messrs. Fyrwald, Byrne and Oversby is entitled to payment of a base salary and is eligible for payment of an annual cash bonus, with a target amount equal to 115% of base salary for Mr. Fyrwald, 100% of base salary for Mr. Byrne and 80% of base salary for Mr. Oversby. Under their employment agreements, the maximum bonus amount for each of Messrs. Fyrwald, Byrne and Oversby is equal to 200% of the target bonus amount. The annual bonuses are payable in accordance with the terms of the Management Incentive Plan, based on our performance. The amounts paid for 2014 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The employment agreements for some of the NEOs also permit a monthly car allowance.

The employment agreements also provide certain severance benefits. Upon a termination of the employment of Mr. Fyrwald or Mr. Oversby by us without “cause” or by him for “good reason” (as each term is defined in the respective employment agreement), the executive is entitled to receive (a) a lump sum payment equal to 1 times

(or two times for Mr. Fyrwald) the sum of (i) his annual base salary plus (ii) his target bonus amount, plus (b) a target bonus amount for the year of his termination, prorated for the period of his service prior to termination, payable in a lump sum at the time bonuses would ordinarily be paid absent a termination of employment. Mr. Oversby is also entitled to a prorated amount of $200,000 (the former energy vertical bonus). If employment is terminated due to the executive’s disability or death, Mr. Fyrwald is entitled to receive a prorated target bonus amount for the year of his termination and Mr. Oversby is entitled to receive a prorated target bonus amount and a prorated amount of the special $200,000 bonus for the year of termination. Upon a termination of the employment of Mr. Lukach by us without “cause” or by him for “good reason” (as each term is defined in his employment agreement), Mr. Lukach is entitled to receive (a) a lump sum payment equal to the sum of (i) his annual base salary plus (ii) his target bonus amount. Were Mr. Byrne’s employment to have been terminated by us without “cause” or by him for “good reason” (as each term is defined in his employment agreement), his employment agreement would have entitled him to receive a lump sum payment equal to his annual base salary, as well as the full amount of any annual bonus as if he were employed for the full calendar year in which his employment was terminated paid when the bonus would otherwise have been paid. Upon his death or disability while an employee, Mr. Byrne’s employment agreement would have entitled him to receive an amount equal to his annual base salary. Any severance payments payable on a termination by us without “cause” or by the executive for “good reason” pursuant to the employment agreements are subject to the executive’s execution and nonrevocation of a release.

Each of Messrs. Fyrwald, Lukach and Oversby is subject to a confidentiality provision, and each of them, during his employment and for the 18-month period following a termination of his employment, is subject to non-compete and nonsolicitation restrictive covenants. Mr. Byrne’s employment agreement includes confidentiality obligations and he is subject to non-compete and nonsolicitation restrictive covenants pursuant to the purchase agreement under which we purchased Basic Chemical Solutions, L.L.C.

Mr. Byrne’s employment agreement expired on January 31, 2015. In connection with his transition to a consulting role with the Company and the expiration of his employment agreement, we entered into a new consulting agreement with Mr. Byrne effective as of February 1, 2015.

“Cause” and “Good Reason” Definitions

“Cause” is defined in the employment agreements generally as (i) willful and continued failure to perform duties, (ii) conviction of a felony or other crime of moral turpitude, (iii) willful and gross misconduct, or (iv) the breach of a non-competition, non-solicitation or confidentiality covenant to which the executive is subject. Notice and cure provisions apply.

“Good Reason” is defined in the employment agreements generally as (i) a material reduction in base salary or annual incentive compensation opportunity, (ii) a material diminution in the executive’s title, duties or responsibilities, (iii) a transfer of the executive’s primary workplace for 35 miles (100 miles for Mr. Oversby or any transfer for Mr. Byrne from his home office) or (iv) the failure of a successor to assume the employment agreement. Notice and cure provisions apply.

Jukes Employment Agreement

Mr. Jukes entered into an employment agreement with Univar Europe Limited. Pursuant to his agreement, Mr. Jukes is entitled to a payment of base salary and is eligible for payment of an annual cash bonus, with a target amount equal to 80% of base salary payable in accordance with the terms of the Management Incentive Plan, based on our performance. Mr. Jukes’ employment agreement also entitles him to a company car and reimbursement for certain expenses related to the car, including a mileage allowance. Mr. Jukes is subject to a confidentiality provision and during his employment and for the 3-month period or 6-month period following a termination of his employment, is subject to noncompetition and nonsolicitation restrictive covenants, respectively. Mr. Jukes’ employment agreement does not provide for any severance payments, other than payments for accrued but unused vacation. However, pursuant to his employment agreement, we are required to give Mr. Jukes 12 months notice of a termination of his employment, although we have the option to require him to take “garden leave” during all or any portion of this period, in which case he would continue to receive his compensation and benefits for the garden leave period but not perform work for us without our authorization.

Release Agreement

D’Alessandro Release Agreement

Mr. D’Alessandro separated from the Company effective December 8, 2014. Consistent with the terms of his employment agreement, Mr. D’Alessandro and the Company entered into a Release Agreement, pursuant to which he received a lump sum payment equal to the sum of (i) 18 months of his existing base salary, (ii) an amount equal to 1.5 times his target annual bonus and (iii) a prorated target level bonus for 2014, in the total amount of $1,973,164, and he agreed to certain covenants and releases in favor of the Company.

Stock Incentive Plan

The Stock Incentive Plan and an Employee Stock Option Agreement or an Employee Restricted Stock Agreement govern each grant of stock options and restricted stock, respectively, to our NEOs and provide, among other things, the vesting provisions of the options and restricted stock and the option term. Options and restricted stock granted under the plan generally vest in four equal annual installments, subject to the recipient’s continued employment with us. As of December 31, 2014, of the 7,081,363 shares available for issuance under the Stock Incentive Plan, approximately 1,235,000 shares remained available for future equity award grants.

Outstanding Equity Awards at Fiscal Year End 2014

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
J. Erik Fyrwald	352,734		352,734	(1)	23.06	5/7/2022		—		—
	125,977		125,977	(2)	21.08	11/30/2022		—		—
	—		—		—	—		251,953	(2)	5,230,000	(10)
Carl J. Lukach	—		125,977	(3)	23.60	12/7/2024
David E. Flitman	151,172		—		21.08	3/24/2015	(8)	—		—
Mark J. Byrne	251,953	(4)	—		18.54	2/1/2024		—		—
Christopher Oversby	75,586		75,586	(5)	21.08	11/30/2022
	25,196		25,196	(6)	14.29	8/8/2023		—		—
	—		—		—	—		50,391	(9)	1,046,000	(10)
David Jukes	128,102		—	(7)	19.85	3/27/2021		—		—
	—		—		—	—		25,196	(9)	523,000	(10)

(1)	The award vests in four equal installments on each of the first through fourth anniversaries of May 7, 2012.
(2)	The award vests in four equal installments on each of the first through fourth anniversaries of November 30, 2012.
(3)	The award vests in four equal installments on each of the first through fourth anniversaries of December 8, 2014.
(4)	The award vested in twelve equal monthly installments, with the first installment having vested on the grant date of February 1, 2014 and each other installment having vested on the 28th of each month through December 28, 2014.
(5)	The award vests in four equal installments on each of the first through fourth anniversaries of November 19, 2012.
(6)	The award vests in two equal installments on each of the first and second anniversary of August 8, 2013.

(7)	The award vested in four equal installments on each of the first through fourth anniversaries of November 30, 2010.
(8)	Mr. Flitman’s options expire on the 90th day after his termination of employment.
(9)	The award vests in four equal installments on each of the first through fourth anniversaries of February 3, 2014.
(10)	Fair market value as of December 31, 2014 of $20.76 per share of our common stock was determined by our Board of Directors, on the basis of a valuation performed by an independent valuation firm.

Option Exercises and Stock Vested Table

The following table presents information regarding the exercise of stock options by Mr. D’Alessandro and the vesting of a restricted stock award held by Mr. Fyrwald for fiscal year 2014. None of our other named executive officers exercised any of their stock options during fiscal year 2014 and no other restricted stock awards granted to any other NEO vested in 2014.

Name	Option Award			Stock Award
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Erik Fyrwald	—	$—		125,976	$2,972,500	(1)
D. Beatty D’Alessandro	84,559	461,472	(2)	—	—

(1)	Reflects the vesting of a portion of the restricted shares granted to Mr. Fyrwald. The value realized on vesting was calculated based on a per share fair market value of $23.60, on the vesting date of November 30, 2014, as determined by the Board of Directors based on a valuation of an independent valuation firm.
(2)	The amount reflected in the table represents the value realized upon Mr. D’Alessandro’s exercise of 84,559 options, measured as the excess of the fair market value of our stock on the day of exercise over the exercise price of the options being exercised. Mr. D’Alessandro exercised these options on a cashless basis, which resulted in 19,558 shares of common stock being issued.

Nonqualified Deferred Compensation for Fiscal Year 2014

The following table sets forth certain information for our NEOs who participated in the Univar USA Inc. Supplemental Valued Investment Plan.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
J. Erik Fyrwald	170,166	99,701	18,454	—	531,171
D. Beatty D’Alessandro	—	19,392	603	—	—	(4)
David E. Flitman	—	22,615	1,010	—	44,540
Mark J. Byrne	—	9,692	—	—	37,172
Christopher Oversby	121,985	34,771	3,247	—	125,986

(1)	Amounts in this column include base salary and bonus amounts that were earned in 2014 and are also included in “Salary” and/or “Non-Equity Incentive Plan Compensation” for fiscal year 2014 in the Summary Compensation Table. Executive contributions associated with the 2013 bonus, paid in 2014, are not included in this column because that bonus was accrued in respect of 2013 service. Contributions associated with the 2014 bonus, paid in 2015, are included because that bonus was accrued in respect of 2014 service.

(2)	Amounts in this column are included in “All Other Compensation” for fiscal year 2014 in the Summary Compensation Table. Company contributions associated with the 2013 bonus, paid in 2014, are not included in this column because that bonus was accrued in respect of 2013 service. Contributions associated with the 2014 bonus, paid in 2015, are included because that bonus was accrued in respect of 2014 service.
(3)	The aggregate earnings represent the market value change during fiscal year 2014 of the Deferred Compensation Plan. Because the earnings are not preferential or above-market, they are not included in the Summary Compensation Table.
(4)	Mr. D’Alessandro received a distribution in connection with his separation from the Company.

Univar’s unfunded, non-qualified deferred compensation plan, the Univar USA Inc. Supplemental Valued Investment Plan, or SVIP, allows our NEOs, other than Mr. Jukes (who is employed outside the U.S.), and other highly compensated employees to defer up to 75% of eligible earnings that cannot be deferred under the 401(k) plan due to IRS covered compensation limits. Mr. Lukach did not participate in the SVIP in 2014 as he was not employed long enough to meet the minimum eligibility requirements under the SVIP. Eligible earnings include salary and wages, including bonuses and participant deferrals under the Plan, but do not include equity awards under the Stock Incentive Plan, relocation expenses, any other deferred compensation, welfare benefits (including severance payments) or other special payments. The SVIP provides an employer match of 100% of participant contributions, up to an aggregate of 4% of eligible compensation contributed by the participant to our 401(k) plan and SVIP combined. The employer matching contribution is immediately 100% vested. Participants are also eligible to receive additional retirement contributions from Univar equal to an aggregate of 4% of eligible compensation. If the participant exceeds the applicable compensation limit, employer retirement contributions on compensation above the limit are made to the SVIP. This additional contribution “cliff vests” upon the participant’s completion of three years of employment with Univar. The additional retirement contributions to both our 401(k) plan and the SVIP are made on behalf of eligible employees regardless of the employee’s contributions.

The amount of earnings that an SVIP participant receives depends on his or her investment elections for deferrals. The account balance of each participant is treated as if invested in an investment index determined by us. Plan accounts are distributed on the first to occur of the participant’s death, permanent disability, or separation from service with us in a single lump sum either (a) in the month of January immediately following the calendar year in which the distribution event occurs, or (b) if the participant has so elected prior to the calendar year in which the distribution event occurs, at a future date specified by the participant not less than five years from the January 31st immediately following the calendar year in which the distribution event occurs.

Potential Payments Upon Termination or a Change in Control

Severance Payments

The information below describes and quantifies certain compensation that would have become payable to our NEOs under plans and the NEOs’ respective employment agreements in existence at the end of fiscal year 2014 as if the NEOs’ employment had been terminated on December 31, 2014, given the respective NEO’s compensation and service levels as of such date and, where applicable, based on the fair market value of our common stock on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) savings plans, disability benefits and accrued vacation benefits.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Pursuant to their respective employment agreements as then in effect, in the event our NEOs’ employment had been terminated by us without “cause” or by the NEO for “good reason”, and in the event of death or disability with respect to the NEOs other than Mr. Lukach, in each case occurring on December 31, 2014, the last day of fiscal 2014, Messrs. Fyrwald, Lukach, Byrne, and Oversby would have been entitled to the severance payments set forth below. In addition, the employment agreements for Mr. Fyrwald and Mr. Oversby provide for prorated target bonuses in the year of termination. Since the termination date is assumed to be December 31, 2014, the prorated target bonus is equal to the target bonus for the full year. For a description of the potential payments upon a termination pursuant to the employment agreements with these named executive officers, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.” For a description of the consequences of a termination of employment or a change in control for the stock options and/or restricted stock granted to NEOs under the Stock Incentive Plan, see the disclosure that follows the table. For a description of payments made to Mr. D’Alessandro following the termination of his employment with us, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Release Agreement.” Mr. Flitman was not entitled to any payments in connection with the termination of his employment on December 26, 2014. Entitlements of Mr. Jukes during any garden leave period have not been reflected in the table below.

Name	Termination due to Death or Disability ($)		Termination Without Cause by the Company or by the NEO for Good Reason ($)
J. Erik Fyrwald	1,150,000	(1)	5,450,000	(4)
Carl J. Lukach	—		900,000	(5)
Mark J. Byrne	300,000	(2)	300,000	(6)
Christopher Oversby	600,000	(3)	1,500,000	(7)

(1)	Represents a lump sum cash payment equal to the target bonus for the year of termination.
(2)	Represents a lump sum cash payment equal to his annual base salary.
(3)	Represents a lump sum cash payment equal to the target bonus for the year of termination (including $200,000 for his former energy vertical bonus).
(4)	Represents a lump sum cash payment equal to the sum of (a) two times the sum of (i) his annual base salary plus (ii) his target bonus amount, and (b) the target bonus for the year of termination.
(5)	Represents a lump sum cash payment equal the sum of (i) his annual base salary plus (ii) his target bonus amount.
(6)	Represents a lump sum cash payment equal to his annual base salary. Mr. Byrne was entitled to receive his actual bonus for 2014 if terminated at any time in 2014.
(7)	Represents a lump sum cash payment equal to the sum of (a) the sum of (i) his annual base salary plus (ii) his target bonus amount and (b) the target bonus for the year of termination (including $200,000 for his former energy vertical bonus).

Any severance payments payable pursuant to the employment agreements (other than for Mr. Byrne for a termination due to death or disability) are subject to the NEO’s execution and nonrevocation of a release.

Accelerated Vesting of Equity Awards on Certain Terminations of Employment or a Change in Control

Pursuant to the terms of their Employee Stock Option Agreements, if an NEO’s employment is terminated by us without “cause” or by the NEO for “good reason” (as defined in his employment agreement), then a pro-rated number of unvested options (based on the NEO’s period of service prior to termination) will accelerate and become vested, and any remaining options will be forfeited. Upon a termination due to the executive’s death or disability, all unvested options will vest immediately. Upon a termination of employment by the NEO without good reason, all unvested options will be forfeited. Upon a termination of employment for cause, all options (whether vested or unvested) terminate immediately. Any options that are not vested or do not vest as of the date of termination will be forfeited. Following a termination of employment, vested options remain exercisable for 90 days (180 days if the termination was due to death, disability or retirement) or, if sooner, prior to the options’ normal expiration date.

Pursuant to the terms of their Employee Restricted Stock Agreements, if an NEO’s employment is terminated by us without “cause” or by the NEO for “good reason” (each as defined in his employment agreement) or due to an NEO’s death or disability, then a pro-rated number of unvested shares of restricted stock (based on the executive’s period of service prior to termination) will accelerate and become vested, and any remaining shares will be forfeited. If an NEO’s employment is terminated by us for cause or by him without good reason, all the NEO’s unvested restricted stock will be forfeited.

Under the Stock Incentive Plan, unless provided otherwise in the individual award agreements (as is the case for the restricted stock grants made to our NEOs in 2014 and the stock option grant to Mr. Lukach in 2014, which do not fully accelerate on a change in control), if Univar undergoes a “change in control”, as defined below, (i) stock options will generally accelerate and be canceled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, unless the Committee elects to provide for alternative awards in lieu of cancellation and payment, and (ii) shares of restricted stock will vest and become non-forfeitable. Under the Stock Incentive Plan, a “change in control” is generally defined as the first to occur of the following events:

•	the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its subsidiaries, any associate benefit plan of the Company or any of its subsidiaries, or by CD&R Univar Holdings, L.P. or Univar N.V., or any affiliates of any of the foregoing, excluding an acquisition immediately following which CD&R Univar Holdings, L.P. owns at least 10% of the outstanding shares of Company stock and no Company stock is then owned by Univar N.V. or its permitted transferees;

•	Within any 12-month period, the persons who were members of our Board of Directors at the beginning of such period cease to constitute at least a majority of the Board of Directors; or

•	The sale, transfer or other disposition of all or substantially all of our assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

A public offering of our common stock does not constitute a change in control.

As described above, assuming a termination of employment or change in control on December 31, 2014, our NEOs would have received benefits from the accelerated vesting of unvested stock options and restricted stock in the following amounts:

Name	Termination Due to Death or Disability ($)	Termination Without Cause or for Good Reason ($)	Change in Control(1) ($)
J. Erik Fyrwald	222,096	222,096	5,230,000
Christopher Oversby	400,141	301,895	1,209,000
David Jukes	118,571	118,571	523,000

(1)	Fair market value as of December 31, 2014 of $20.76 per share of our common stock was determined by our Board of Directors, on the basis of a valuation performed by an independent valuation firm.

Treatment of Nonqualified Deferred Compensation on Termination

In the event that an NEO’s employment with us is terminated for any reason, the NEO will receive the balance of his deferred compensation account in accordance with the terms of the SVIP. The balance of each NEO’s deferred compensation account as of the end of fiscal year 2014 is set forth in the table above titled “Nonqualified Deferred Compensation for Fiscal Year 2014.”

Changes to the Executive Compensation Program in Connection with the Initial Public Offering

The following is a summary of the long-term incentive plan that we intend for our Board of Directors to adopt and our stockholders to approve in connection with this offering. The following description of the material terms and conditions of the plan is qualified by reference to the full text of the plan, which is filed as an exhibit to this registration statement.

2015 Omnibus Equity Incentive Plan

Background. As described above (see “—Compensation Discussion and Analysis—Long-Term Incentives”), we have historically provided our officers and other employees with long-term equity incentives under the Stock Incentive Plan. Prior to the completion of this offering, we intend for our Board of Directors to adopt and our stockholders to approve the Univar Inc. 2015 Omnibus Equity Incentive Plan (the “Omnibus Equity Plan”) pursuant to which we will make grants of incentive compensation to our directors, officers and other employees after the adoption of the Omnibus Equity Plan. Once the Omnibus Equity Plan is adopted and the registration statement, of which this prospectus forms a part, becomes effective, the Stock Incentive Plan will terminate and we will make no more awards thereunder. However, awards previously granted under the Stock Incentive Plan will be unaffected by the termination of the Stock Incentive Plan. The following are the material terms of the Omnibus Equity Plan.

Administration. Our Board of Directors has the authority to interpret the terms and conditions of the Omnibus Equity Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the Omnibus Equity Plan. Our Board of Directors will delegate its authority for the Omnibus Equity Plan to the Compensation Committee (which is referred to below as the “Administrator”). To the extent consistent with applicable law, the Administrator may further delegate the ability to grant awards for non-Executive Officers to our Chief Executive Officer or other officers of the Company. In addition, subcommittees may be established to the extent necessary to comply with Section 162(m) of the Code, or Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Eligible Award Recipients. Our directors, officers, other of our employees and consultants will be eligible to receive awards under the Omnibus Equity Plan.

Awards. Awards under the Omnibus Equity Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights (“SARs”); dividend equivalents; deferred share units; and other stock-based awards.

Shares Subject to the Omnibus Equity Plan. Subject to adjustment as described below, a total number of shares equal to 4.0% of our outstanding common stock on a fully diluted basis will be available for issuance under the Omnibus Equity Plan. Shares issued under the Omnibus Equity Plan may be authorized but unissued shares or shares reacquired by us. During any period that Section 162(m) of the Code is applicable to us, (1) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any year is 755,858; (2) a participant may receive a maximum of 1,259,764 performance shares, performance units or performance-based dividend equivalents in any year; (3) the maximum dollar value on the grant date of performance units granted to a participant during any year may not exceed U.S. $10,000,000 and (iv) the maximum dollar value on the grant date of awards granted to a director during any year may not exceed U.S. $500,000.

Any shares covered by an award, or portion of an award, granted under the Omnibus Equity Plan that terminates, is forfeited, is repurchased, expires or lapses for any reason will again be available for the grant of awards under the Omnibus Equity Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award under the Omnibus Equity Plan will again be available for issuance. The Omnibus Equity Plan will permit us to issue replacement awards to employees of companies acquired by us, but those replacement awards would not count against the share maximum listed above, and any forfeited replacement awards would not be eligible to be available for future grant.

Terms and Conditions of Options and Stock Appreciation Rights. An “incentive stock option” is an option that meets the requirements of Section 422 of the Code, and a “non-qualified stock option” is an option that does not meet those requirements. A SAR is the right of a participant to a payment, in cash, shares of common stock or a combination of cash and shares equal to the amount by which the market value of a share of common stock exceeds the exercise price of the SAR. An option or SAR granted under the Omnibus Equity Plan will be exercisable only to the extent that it is vested on the date of exercise. No option or SAR may be exercisable more than ten years from the grant date. The Administrator may include in the option agreement the period during which an option may be exercised following termination of employment or service. SARs may be granted to participants in tandem with options or separately. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

The exercise price per share under each non-qualified option and SAR granted under the Omnibus Equity Plan may not be less than 100% of the fair market value of our common stock on the option grant date. For so long as our common stock is listed on the NYSE, the fair market value of the common stock will be equal to the closing price of our common stock on the exchange on which it is listed on the option grant date. If no sales of common stock were reported on the option grant date, the fair market value will be deemed equal to the closing price on the exchange on which it is listed for the last preceding date on which sales of our common stock were reported. If our common stock is not listed on any stock exchange or traded in the over-the-counter market, fair market value will be as determined in good faith by the Administrator in a manner consistent with Section 409A of the Code. The Omnibus Equity Plan prohibits repricing of options and SARs without shareholder approval.

Terms and Conditions of Restricted Stock and Restricted Stock Units. Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture. A restricted stock unit is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant’s account, which is settled in stock or cash upon or after vesting. Subject to the provisions of the Omnibus Equity Plan, our Administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, and the restrictions applicable to the award. Restricted stock and restricted stock units granted under the Omnibus Equity Plan will vest based on a period of service specified by our Administrator or the occurrence of events specified by our Administrator.

Terms and Conditions of Performance Shares and Performance Units. A performance share is a right to receive a specified number of shares of common stock after the date of grant subject to the achievement of predetermined performance conditions. A performance unit is a unit, equivalent in value to a share of common stock, that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock if predetermined performance conditions are achieved. Vested performance units may be settled in cash, stock or a combination of cash and stock, at the discretion of the Administrator. Performance shares and performance units will vest based on the achievement of pre-determined performance goals established by the Administrator, and such other conditions, restrictions and contingencies as the Administrator may determine. The performance goals under the Omnibus Equity Plan consist of the following: (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”); (c) EBITDA excluding charges for stock compensation, management fees, restructurings and impairments (“Adjusted EBITDA”); (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales or revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; and (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria; or, for any period of time in which Section 162(m) is not applicable to the Company and the Omnibus Equity Plan, or at any time in the case of (A) persons who are not “covered employees” under Section 162(m) of the Code or (B) Awards (whether or not to “covered employees”) not intended to qualify as performance-based compensation under Section 162(m) of the Code, such other criteria as may be determined by the Administrator. Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or products and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. The Administrator may provide for a threshold level of performance below which no shares or compensation will be granted or paid in respect of performance based awards, and a maximum level of performance above which no additional shares or compensation will be granted or paid in respect of performance-based awards, and it may provide for differing amounts of shares or compensation to be granted or paid in respect of performance-based awards for different levels of performance.

Terms and Conditions of Deferred Share Units. A deferred share unit is a unit credited to a participant’s account in our books that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock upon a predetermined settlement date. Deferred share units may be granted by the Administrator independent of other awards or compensation. Unless the Administrator determines otherwise, deferred share units would be fully vested when granted.

Other Stock-Based Awards. The Administrator may make other equity-based or equity-related awards not otherwise described by the terms of the Omnibus Equity Plan, including formula grants to our non-employee directors under our director compensation program.

Dividend Equivalents. A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or as freestanding awards.

Termination of Employment. Except as otherwise determined by the Administrator, in the event a participant’s employment terminates for any reason other than “cause” (as defined in the Omnibus Equity Plan), all unvested awards will be forfeited; although if a participant’s employment is terminated by reason of the participant’s death or disability, any awards that are unvested or unexercisable would vest on a prorata basis. Unless a participant is terminated for “cause,” vested options and SARs will remain exercisable for a specified period following termination of employment: in the case of a participant’s termination by the Company without “cause” or by the participant for “good reason” (as defined in the Omnibus Equity Plan), all options and SARs that are vested and exercisable will remain exercisable until the sixth (6th) month following the date of the participant’s termination of employment; in the case of retirement at normal retirement age, until the second (2nd) year after retirement; in the case of a participant’s death or disability, until the twelfth (12th) month after the termination of employment, or in the case of any other termination until the three (3) month anniversary of the date of termination (but in any case no later than the expiration of the award’s term). In the event of a participant’s termination for “cause”, all unvested or unpaid awards, including all options and SARs, whether vested or unvested, will immediately be forfeited and canceled.

Other Forfeiture Provisions. A participant will be required to forfeit and disgorge any awards granted or vested and all gains earned or accrued due to the exercise of stock options or SARs or the sale of any Company common stock to the extent required by applicable law, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act, or pursuant to such policies as to forfeiture and recoupment as may be adopted by the Administrator, our Board of Directors or the Company and communicated to participants.

Change in Capitalization or Other Corporate Event. The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Equity Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock. Any such adjustment would not be considered repricing for purposes of the prohibition on repricing described above.

Effect of a Change in Control. Upon a future change in control (as defined in the Omnibus Equity Plan) of the Company, unvested awards, including options and SARs, would remain unvested and continue their normal vesting schedules, unless the participant’s employment were to be terminated without “cause” or for “good reason” within eighteen (18) months after the change in control or three (3) months preceding the change in control, in which case each unvested award would immediately vest, and in the case of options and SARs, become immediately exercisable. Vested options and SARs and other vested awards would be cancelled for the same per share payment made to the shareholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price), unless our Board of Directors determines that such vested awards will be assumed and/or replaced in a change in control with substitute awards having the same or better terms and conditions. The Administrator has the ability to prescribe different treatment of awards in the award agreements, including to accelerate the vesting or waive the forfeiture restrictions applicable to any awards granted under the Omnibus Equity Plan. The treatment of performance awards in a change in control will be provided in the applicable award agreements.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)		Total ($)
Richard P. Fox	$95,000		$129,931	(3)	$224,931
Lars Haegg	—		—		—
Claude S. Hornsby	75,000	(1)	—		75,000
Richard A. Jalkut	75,000		—		75,000
George K. Jaquette	—		—		—
Stephen D. Newlin	6,250	(2)	—		6,250
Christopher J. Stadler	—		—		—
William S. Stavropoulos	—		—		—
David H. Wasserman	—		—		—

(1)	Mr. Hornsby ceased serving on the Board of Directors on December 1, 2014, but he was paid for the entire 2014 fiscal year.
(2)	Mr. Newlin joined the Board of Directors in December, 2014 and received a prorated amount of the annual 2014 fees.
(3)	Amount reported represents the actuarial increase of the benefit that Mr. Fox has in his defined benefit pension plan arrangement during the last fiscal year, based on measurement dates of December 31, 2013 and December 31, 2014. This figure was calculated using the following assumptions: (1) mortality of zero prior to retirement age, (2) benefit commencement at age 80, which is the first age Mr. Fox is eligible to receive unreduced benefits and (3) all other data, assumptions, methods and provisions are the same as those described in Note 8 to the “Prospectus Summary—Summary Consolidated Financial and Operating Data”. See the narrative below for more information on Mr. Fox’s pension benefit.

Each of our independent directors is paid an annual cash fee of $75,000, paid in equal quarterly installments, for his service on our Board of Directors. Mr. Fox receives an additional quarterly cash payment of $5,000 for his service as Chair of the Audit Committee. In addition, if Mr. Fox lives to age 80, he will become entitled to a monthly benefit of $6,815 commencing on the first of the month after his 80th birthday and continuing until the first of the month prior to his death, pursuant to the Univar USA Inc. Supplemental Retirement Plan. Under certain conditions, Mr. Fox’s spouse may become entitled to this benefit if she survives him. This annuity was provided to Mr. Fox in December, 2007 in connection with his first year of service as a director.

We do not pay any additional remuneration for director service to Mr. Fyrwald or to any of our directors who are principals or employees of CD&R or CVC. Mr. Byrne was paid $75,000 in 2014 for his director service, which compensation is included in his salary in the Summary Compensation Table for our NEOs. All directors are reimbursed for reasonable travel and lodging expenses incurred to attend meetings of our Board of Directors or a committee thereof.

Prior to the investment by CD&R in the Company, certain members of our Board of Directors purchased common and preferred shares of certain of our affiliates at the time, Ulysses Luxembourg and Ulysses Finance, which are controlled by CVC affiliates. As of December 31, 2014, Messrs. Fox, Hornsby and Jalkut owned equity interests in Ulysses Luxembourg. See “—Security Ownership of Certain Beneficial Owners and Management.”

We will enter into new indemnification agreements with each of our directors. Under those agreements, we will agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

Changes to the Director Compensation Program in Connection with the Initial Public Offering

We intend that, in connection with the completion of this offering, our Board of Directors will adopt a director compensation program for our non-employee directors, with the following features, which shall apply upon completion of this offering.

Under this intended program, each of our non-employee directors (including those non-employee directors who did not receive compensation before the public offering) will receive an annual cash retainer of $80,000 and an annual award of restricted stock with a fair market value equal to $100,000 on the date of grant, except that the number of shares in the award for the year in which this offering is completed will be calculated using the offering price. This annual grant of restricted stock will be made on the day of the Company’s annual meeting (or, for the year in which our public offering is completed, on a date selected by the Compensation Committee following the completion of our public offering). In addition, under this intended program, any new non-employee directors who have been retained for purposes of the anticipated public listing of our common stock will receive a one-time award of restricted stock in the year in which our common stock is publicly listed (or, if later, the year in which the director commences board service), with a fair market value equal to $100,000 on the date of grant. Restricted stock granted to our non-employee directors will vest in full on the first anniversary of the grant date. Non-employee directors may also elect to convert all or a portion of their annual cash retainers of $80,000 into unrestricted shares of our common stock. Restricted stock for our non-employee directors will be granted under the Omnibus Equity Plan.

Additionally, under this intended program, a non-employee director appointed to serve as the chair of the Audit Committee will receive an additional annual cash retainer of $20,000, and a non-employee director appointed to serve as the chair of the Compensation Committee or the Nominating and Corporate Governance Committee will receive an additional annual cash retainer of $10,000. Our directors will not receive additional fees for membership on a committee or attending any board or committee meetings.

Each of our directors will be entitled to reimbursement from us for reasonable expenses incurred while traveling to and from board and committee meetings as well as travel for other business related to service on our board of directors or its committees, subject to any maximum reimbursement obligations as may be established by the Board of Directors from time to time.

Compensation Committee Interlocks and Insider Participation

For 2014, our Compensation Committee was comprised of the following three non-employee directors: David H. Wasserman (Chair), Christopher J. Stadler and William S. Stavropoulos. There are no members of the Compensation Committee who serve as an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company serves as a director or as a member of the compensation committee of a company (i) whose executive officer served as a director or as a member of the Compensation Committee and (ii) which employs a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2015 with respect to the beneficial ownership of our common stock by:

•	each person known to own beneficially more than 5% of our common stock;

•	the Temasek Investor;

•	each director;

•	each person who has agreed to serve as a director effective at the time of consummation of this offering;

•	each of the named executive officers;

•	all directors and executive officers as a group; and

•	each selling stockholder.

This table also sets forth each such person’s beneficial ownership immediately after this offering and the concurrent private placement.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is March 31, 2015. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Univar N.V., an entity indirectly owned by funds advised by subsidiaries of CVC Capital Partners SICAV-FIS S.A. and certain other investors certain affiliates of Apollo Global Management, LLC, certain affiliates of GSO Capital Partners LP and certain affiliates of Goldman, Sachs & Co. are the selling stockholders.

The percentage of beneficial ownership prior to this offering is based on 100,297,831 shares of our common stock outstanding as of March 31, 2015, as adjusted to reflect a 1.9845 for 1 reverse stock split of our common stock effected on June 5, 2015. The percentage of beneficial ownership following this offering and the concurrent private placement is based on 137,934,515 shares of common stock outstanding after the closing of this offering and the concurrent private placement.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Univar Inc., 3075 Highland Parkway, Suite 200 Downers Grove, Illinois 60515.

			Shares Sold in the Offering and the Concurrent Private Placement		Shares Beneficially Owned After the Offering and the Concurrent Private Placement
Name and address of beneficial owner	Shares Beneficially Owned Prior to the Offering		Number (Assuming No Exercise of the Underwriters’ Option)	Number (Assuming the Underwriters’ Option is Exercised in Full)	Number (Assuming No Exercise of the Underwriters’ Option)	Number (Assuming the Underwriters’ Option is Exercised in Full)	Percentage (Assuming No Exercise of the Underwriters’ Option)	Percentage (Assuming the Underwriters’ Option is Exercised in Full)
	Number	Percentage
CVC Capital Partners Advisory (U.S.), Inc. and related funds(1)(8)	52,304,481	52.2%	20,974,139	25,862,892	31,330,342	26,441,589	22.7%	19.2%
CD&R Univar Holdings, L.P. and related funds(2)	40,585,412	40.5%	0	0	40,585,412	40,585,412	29.4%	29.4%
Dahlia Investments Pte Ltd.(3)(8)	0	0%	0	0	25,195,263	25,195,263	18.3%	18.3%
J. Erik Fyrwald(4)	1,360,591	1.3%	0	0	1,360,591	1,360,591	0.9%	0.9%
William S. Stavropoulos	0	0%	0	0	0	0	0%	0%
Richard P. Fox	0	0%	0	0	0	0	0%	0%
Richard A. Jalkut	0	0%	0	0	0	0	0%	0%
George K. Jaquette	0	0%	0	0	0	0	0%	0%
Christopher J. Stadler	0	0%	0	0	0	0	0%	0%
Lars Haegg	0	0%	0	0	0	0	0%	0%
David H. Wasserman	0	0%	0	0	0	0	0%	0%
Mark J. Byrne(4)	302,344	0.3%	0	0	302,344	302,344	0.2%	0.2%
Stephen D. Newlin	0	0%	0	0	0	0	0%	0%
Christopher D. Pappas	0	0%	0	0	0	0	0%	0%
Carl J. Lukach	48,175	*	0	0	48,175	48,175	*	*
D. Beatty D’Alessandro	19,558	*	0	0	19,558	19,558	*	*
David E. Flitman	47,449	*	0	0	47,449	47,449	*	*
David Jukes(4)	134,402	0.1%	0	0	134,402	134,402	0.1%	0.1%
Christopher Oversby(4)	138,575	0.1%	0	0	138,575	138,575	0.1%	0.1%
All executive officers and directors as a group (20 persons)(9)	2,534,549	2.5%	0	0	2,534,549	2,534,549	1.8%	1.8%

Other selling stockholders
Apollo Global Management, LLC(5)(8)	503,906	0.5%	141,318	188,417	362,588	315,489	0.3%	0.2%
GSO Capital Partners LP(6)(8)	755,858	0.8%	303,099	373,747	452,759	382,111	0.3%	0.3%
Goldman, Sachs & Co.(7)(8)	2,605,196	2.6%	1,044,685	1,288,186	1,560,511	1,317,010	1.1%	1.0%

*	Less than 0.1%
(1)	CVC European Equity Partners IV (comprising the parallel partnerships CVC European Equity Partners IV (A) L.P. , CVC European Equity Partners IV (B) L.P., CVC European Equity Partners IV (C) L.P., CVC European Equity Partners IV (D) L.P. and CVC European Equity Partners IV (E) L.P.) and CVC European Equity Partners Tandem Fund (comprising the parallel partnerships CVC European Equity Partners Tandem Fund (A) L.P., CVC European Equity Partners Tandem Fund (B) L.P. and CVC European Equity Partners Tandem Fund (C) L.P.) both are investment funds advised and managed by affiliates of CVC Capital Partners, control Univar N.V., via a holding company chain. Univar N.V. holds 52,304,481 shares of Common Stock in the Company. Investment funds affiliated with Parcom own approximately 12.73% of the outstanding equity of Ulysses Luxembourg S.à.r.l. and approximately 20.94% of the outstanding equity of Ulysses Finance S.à.r.l., both of which are indirect parent companies of Univar N.V. In addition, certain current and former members of management own approximately 8.06% of the outstanding equity of Ulysses Luxembourg S.à.r.l. CVC Capital Partners Advisory (U.S.), Inc. and related funds have sole voting and dispositive power over all shares of the Company’s common stock owned by Univar N.V. Parcom and the current and former members of management that own equity of Ulysses Luxembourg S.à.r.l. disclaim beneficial ownership of any shares of the common stock of the Company held by Univar N.V.
(2)

Represents shares held by the following group of investment funds associated with Clayton, Dubilier & Rice, LLC as follows: (i) 55,241 shares of common stock held by CD&R Advisor Univar Co-Investor, L.P.; (ii) 28,471 shares of common stock held by CD&R Friends & Family Fund VIII, L.P.; (iii) 22,088,119 shares of common stock held by Clayton, Dubilier & Rice Fund VIII, L.P.; (iv) 6,832,533 shares of common stock held by CD&R Univar Co-Investor, L.P.; (v) 9,158,336 shares of common stock held by CD&R Advisor Univar Co-Investor II, L.P.; (vi) 823,722 shares of common stock held by CD&R Univar NEP VIII Co-Investor, LLC; and (vii) 1,598,990 shares of common stock held by CD&R Univar NEP IX Co-Investor, LLC. CD&R Associates VIII, Ltd., as the general partner of CD&R Advisor Univar Co-Investor, L.P., CD&R Friends & Family Fund VIII, L.P., Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Univar Co-Investor, L.P. and CD&R Advisor Univar Co-Investor II, L.P. and the sole manager of CD&R Univar NEP VIII Co-Investor, LLC and CD&R Univar NEP IX Co-Investor, LLC, CD&R Associates VIII, L.P., as the sole stockholder of CD&R Associates VIII, Ltd., and CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may each be deemed to beneficially own the shares of the Company’s common stock held by the CD&R Affiliates. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of the Company’s common stock shown as beneficially owned by CD&R Advisor Univar Co-Investor, L.P., CD&R Friends & Family Fund VIII, L.P., Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Univar Co-Investor, L.P., CD&R Univar Co-Investor II, L.P., CD&R Univar NEP VIII Co-Investor, LLC and CD&R Univar NEP IX Co-Investor, LLC., or collectively the CD&R Affiliates. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by each of the CD&R Affiliates are made by an investment committee of limited partners of CD&R Associates VIII, L.P., currently consisting of more than ten individuals, or the Investment Committee. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Affiliates. Each of CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of the Company’s common stock held by the CD&R Affiliates.

The address for each of the CD&R Affiliates, CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(3)	Dahlia Investments Pte. Ltd. is wholly owned by Thomson Capital Pte. Ltd., which is wholly-owned by Tembusu Capital Pte. Ltd., which is wholly-owned by Temasek Holdings (Private) Limited.
(4)	Includes, with respect to: (i) J. Erik Fyrwald, 655,077 vested stock options (or vesting within 60 days of March 31, 2015) and 251,953 shares of vested restricted stock (or vesting within 60 days of March 31, 2015), (ii) Mark J. Byrne, 251,953 vested stock options (or vesting within 60 days of March 31, 2015), (iii) David Jukes, 128,103 vested stock options (or vesting within 60 days of March 31, 2015) and 6,299 shares of vested restricted stock (or vesting within 60 days of March 31, 2015) and (iv) Christopher Oversby, 100,781 vested stock options (or vesting within 60 days of March 31, 2015) and 12,598 shares of vested restricted stock (or vesting within 60 days of March 31, 2015).
(5)	Includes 50,391 shares of our common stock held of record by AIE Eurolux S.àr.l. and 453,515 shares of our common stock held of record by Apollo Investment Corporation.
(6)	Includes 755,858 shares of our common stock held of record by GSO COF Facility LLC.
(7)	Includes (i) 637,003 shares of our common stock held of record by GSMP V Onshore US, Ltd., (ii) 963,841 shares of our common stock held of record by GSMP V Offshore US, Ltd., (iii) 67,213 shares of our common stock held of record by GSMP V Institutional US, Ltd and (iv) 937,139 shares held of record by Broad Street Principal Investments, L.L.C.
(8)	Assumes that the Temasek Investor purchases $150 million of shares of our common stock from Univar N.V. and the tagging stockholders in the concurrent private placement and that the initial public offering price per share in this offering is $21.00 per share, the midpoint of the range on the cover page of this prospectus. If the Temasek Investor purchases no shares of our common stock from Univar N.V. and the tagging stockholders in the concurrent private placement, (i) assuming no exercise of the underwriters’ option to purchase additional shares, CVC Capital Partners Advisory (U.S.), Inc. and related funds would beneficially own 38,336,615 shares of our common stock (27.8%), Dahlia Investments Pte Ltd. would beneficially own 17,636,684 shares of our common stock (12.8%), affiliates of GSO Capital Partners LP would beneficially own 554,007 shares of our common stock (0.4%), affiliates of Apollo Global Management, LLC would beneficially own 369,338 shares of our common stock (0.3%) and affiliates of Goldman, Sachs & Co. would beneficially own 1,909,481 shares of our common stock (1.4%) and (ii) assuming the exercise in full of the underwriters’ option to purchase additional shares, CVC Capital Partners Advisory (U.S.), Inc. and related funds would beneficially own 33,447,862 shares of our common stock (24.2%), Dahlia Investments Pte Ltd. would beneficially own 17,636,684 shares of our common stock (12.8%), affiliates of GSO Capital Partners LP would beneficially own 483,359 shares of our common stock (0.4%), affiliates of Apollo Global Management, LLC would beneficially own 332,239 shares of our common stock (0.2%) and affiliates of Goldman, Sachs & Co. would beneficially own 1,665,980 shares of our common stock (1.2%).
(9)	Includes 1,610,788 vested stock options (or vesting within 60 days of March 31, 2015) and 270,850 shares of vested restricted stock (or vesting within 60 days of March 31, 2015).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written policy requiring our Audit Committee to review and approve related party transactions. In determining whether to approve or ratify a proposed related party transaction, our Audit Committee will consider all factors it deems relevant and will approve or ratify only those that are in, or are not inconsistent with, the best interests of us and our stockholders.

Related Party Transactions

Set forth below is a summary of certain transactions since January 1, 2012 among us, our directors, our executive officers, beneficial owners of more than 5% of any class of our common stock or our preferred stock outstanding before completion of the offering and some of the entities with which the foregoing persons are affiliated or associated in which the amount involved exceeds or will exceed $120,000.

Certain Indebtedness

As of March 31, 2015 approximately $335.4 million of the Term Loans and $8.4 million of our Senior ABL Facility were held by affiliates of Goldman, Sachs & Co. In addition, affiliates of Goldman, Sachs & Co. are the sole holders of our $600.0 million of outstanding 2017 Subordinated Notes and are holders of $30 million of our 2018 Subordinated Notes. Affiliates of Goldman, Sachs & Co. own approximately 2.6% of our outstanding common stock as of March 31, 2015. The greatest principal amount of Term Loans, our Senior ABL Facility, our 2017 Subordinated Notes and our 2018 Subordinated Notes outstanding at the end of any fiscal quarter since January 1, 2011 were $2,898.3 million, $316.0 million, $600.0 million and $400.0 million, respectively. In the year ended December 31, 2014, we made interest payments totaling $143.4 million, $8.4 million, $63.0 million and $5.3 million on our Term Loans, amounts outstanding under our Senior ABL Facility, the 2017 Subordinated Notes and the 2018 Subordinated Notes, respectively.

Stockholders’ Agreement

We are party to the Third Amended and Restated Stockholders Agreement with investment funds associated with the Equity Sponsors and certain other equity investors. In connection with the consummation of this offering, the Equity Sponsors, the Temasek Investor and we will enter into the Fourth Amended and Restated Stockholders’ Agreement, or the Amended and Restated Stockholders’ Agreement. Under the Amended and Restated Stockholders’ Agreement, each of the Equity Sponsors will be entitled to nominate (i) three sponsor directors and three independent directors for so long as such Equity Sponsor owns at least 50% of the shares of our common stock it held on November 30, 2010, or any shares or other securities into which or for which such shares of common stock may have been converted or exchanged in connection with any exchange, reclassification, dividend, distribution, stock split, combination, subdivision, merger, spin-off, recapitalization, reorganization or similar transaction, or its original shares, (ii) two sponsor directors and one independent director for so long as such Equity Sponsor owns at least 25%, but less than 50%, of its original shares and (iii) one sponsor director for so long as such Equity Sponsor owns at least 5%, but less than 25%, of its original shares. The Temasek Investor will have the right to nominate one director for so long as the Temasek Investor owns at least 10% of the outstanding shares of our common stock. With respect to any vacancy of an Equity Sponsor-nominated director or a Temasek Investor-nominates director, the applicable Equity Sponsor or Temasek Investor will have the right to nominate his replacement. CD&R will have the right to nominate the chairman of the Board of Directors for so long as it owns at least 25% of its original shares. The Amended and Restated Stockholders’ Agreement will also contain customary registration rights for the Equity Sponsors’ shares of our common stock and customary information and access rights.

Consulting Agreements, Indemnification Agreements and Services

We are party to certain consulting agreements with the Equity Sponsors, pursuant to which the Equity Sponsors provide us with financial advisory and management consulting services, which we plan to terminate in connection with this offering. Pursuant to the consulting agreements, we pay the Equity Sponsors an aggregate annual fee of $5 million for such services, subject to adjustments from time to time, and we may pay to the Equity Sponsors an aggregate fee equal to a specified percentage of the transaction value of certain types of transactions we complete, in each case, plus expenses. Each consulting agreement expires by its terms in November 2020 unless otherwise terminated earlier as provided therein. We will pay the Equity Sponsors an aggregate fee of approximately $26 million to terminate the consulting agreements in connection with the consummation of this offering.

We have also entered into indemnification agreements with the Equity Sponsors, pursuant to which we indemnify the Equity Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreement, securities offerings by us and certain other claims and liabilities.

We perform certain administrative and other corporate services for affiliates of CVC. CVC reimburses us for the costs of these services, and will pay us a fee of approximately $0.1 million for services performed in the year ended December 31, 2014. We will continue to perform these services after the consummation of this transaction.

Management Investment in Certain Company Affiliates

Certain of our directors, officers and other senior employees purchased shares in certain of our indirect stockholders that are affiliates of CVC in connection with the investment in our Company of funds affiliated with CVC on October 11, 2007. Neither we nor any of our subsidiaries is a party to those arrangements.

Premera Blue Cross

Richard P. Fox is also on the board of directors of Premera Blue Cross, or Premera. Premera assists us with administering our medical and other health care benefits for our employees. Excluding payments related to the medical and employee benefits, we incurred expenses of $2.2 million, $2.0 million and $1.9 million during the years ended December 31, 2014, 2013 and 2012, respectively, for the administrative services rendered by Premera. We also paid LifeWise, a subsidiary of Premera, $1.1 million, $0.9 million and $0.7 million during the years ended December 31, 2014, 2013, and 2012, respectively, for insurance premiums related to stop loss coverage on these employee benefits.

Stock Purchase Agreement

The Temasek Investor has entered into a stock purchase agreement with us and Univar N.V. pursuant to which it has agreed to purchase $350 million of newly issued shares of our common stock from us and up to (at the sole discretion of Univar N.V.) $150 million of shares of our common stock from Univar N.V., and the tagging stockholders, in each case at a price per share equal to the lower of the initial public offering price and $21.00 per share less the underwriting discounts and commissions (not to exceed     % per share) in the concurrent private placement. The sale of these shares of common stock will not be registered under the Securities Act of 1933, as amended. The stock purchase agreement contains customary representations and warranties and operating covenants and is subject to customary closing conditions. The consummation of this offering is not conditioned upon the consummation of the concurrent private placement. The consummation of the concurrent private placement is conditioned upon the consummation of this offering. The amount of Univar N.V.’s option to sell up to $150 million of shares of our common stock to be sold to the Temasek Investor, if any, will be determined after the date of this prospectus but prior to the date of the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

General

Upon the closing of this offering and the concurrent private placement, our authorized capital stock will consist of 2,000,000,000 shares of common stock, par value $0.01 per share and 200,000,000 shares of undesignated preferred stock, par value $0.01 per share. Upon the closing of this offering and the concurrent private placement, there will be 137,934,515 shares of our common stock issued and outstanding (assuming that the initial public offering price will be $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus) not including 5,313,331 shares of our common stock issuable upon exercise of outstanding stock options and 327,542 shares of unvested restricted stock.

In connection with this offering, we will amend and restate our certificate of incorporation and by-laws. The following descriptions of our capital stock, Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws are intended as summaries only and are qualified in their entirety by reference to our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws, which will become effective upon the completion of this offering and which are filed as exhibits to the registration statement, of which this prospectus forms a part.

Common Stock

Holders of common stock will be entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•	to receive, on a pro rata basis, dividends and distributions, if any, that the Board of Directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

•	upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

Any dividends declared on the common stock will not be cumulative. Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is in turn subject to the restrictions set forth in the agreements that govern our indebtedness. See “Dividend Policy.”

The holders of our common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Before the date of this prospectus, there has been no public market for our common stock.

As of March 31, 2015, we had 100,297,831 shares of common stock outstanding and 40 holders of record of our common stock.

Preferred Stock

Upon completion of this offering and the concurrent private placement, under our Third Amended and Restated Certificate of Incorporation, our Board of Directors will have the authority, without further action by our stockholders, except as described below, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and the qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon completion of the offering, no shares of our authorized preferred stock will be outstanding. Because the Board of Directors will have the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Anti-Takeover Effects of our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws

The provisions of our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms.

Classified Board of Directors. Upon completion of this offering, in accordance with the terms of our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws, our Board of Directors will be divided into three classes, as nearly equal in number as possible, with members of each class serving staggered three-year terms. Our Third Amended and Restated Certificate of Incorporation will provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our Third Amended and Restated Certificate of Incorporation will also provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Special Meetings of Stockholders. Our Third Amended and Restated Certificate of Incorporation will provide that a special meeting of stockholders may be called only by or at the direction of our Board of Directors pursuant to a resolution adopted by a majority of our Board of Directors. Special meetings may also be called by our corporate Secretary at the request of the holders of not less than 50% of the outstanding shares of our common stock so long as the Equity Sponsors collectively own more than 50% of the outstanding shares of our common stock. Thereafter, stockholders will not be permitted to call a special meeting.

No Stockholder Action by Written Consent. Our Third Amended and Restated Certificate of Incorporation will provide that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting, unless the Equity Sponsors collectively own more than 50% of the outstanding shares of our common stock.

Removal of Directors. Our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws will provide that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the votes to which all the stockholders would be entitled to cast until the Equity Sponsors no longer collectively own more than 25% of the outstanding shares of our common stock. After such time, directors may only be removed from office only for cause and only upon the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast.

Stockholder Advance Notice Procedure. Our Second Amended and Restated By-laws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Second Amended and Restated By-laws will provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our Secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate Secretary at our principal executive offices not fewer than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our Secretary (x) not earlier than 90 days nor more than 120 prior to the meeting or (y) no later than the 10th day following the day on which a public announcement of the date of the such meeting is first made by us nor more than 120 days prior to the meeting.

Amendments to Certificate of Incorporation and By-laws. The DGCL generally provides that the affirmative vote of a majority of the outstanding stock entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our Third Amended and Restated Certificate of Incorporation will provide that, upon the Equity Sponsors ceasing to own collectively more than 50% of the outstanding shares of our common stock, specified provisions of our Third Amended and Restated Certificate of Incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing the liability and indemnification of directors, corporate opportunities, the elimination of stockholder action by written consent and the prohibition on the rights of stockholders to call a special meeting.

In addition, our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws will provide that our Second Amended and Restated By-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the Board of Directors, or by the affirmative vote of the holders of (x) as long as the Equity Sponsors collectively own more than 50% of the outstanding shares of our common stock, at least a majority, and (y) thereafter, at least 75%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

These provisions make it more difficult for any person to remove or amend any provisions in our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws that may have an anti-takeover effect.

Section 203 of the Delaware General Corporation Law. In our Third Amended and Restated Certificate of Incorporation, we will elect not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation.

Limitations on Liability and Indemnification

Our Third Amended and Restated Certificate of Incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our Third Amended and Restated Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our Second Amended and Restated By-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by the DGCL and other applicable law, except in certain cases of a proceeding instituted by the director or officer without the approval of our Board of Directors. Our Second Amended and Restated By-laws will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

Prior to the completion of this offering, we will enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreements will provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our Second Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Corporate Opportunities

Our Third Amended and Restated Certificate of Incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to CVC, CD&R, or their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of CVC, CD&R or their respective agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries. Stockholders will be deemed to have notice of and consented to this provision of our Third Amended and Restated Certificate of Incorporation.

Choice of Forum

Our Third Amended and Restated Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, the Third Amended and Restated Certificate of Incorporation and the Second Amended and Restated By-laws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders will be deemed to have notice of and consented to this provision of our Third Amended and Restated Certificate of Incorporation.

Market Listing

Our shares of common stock have been approved for listing on the NYSE under the symbol “UNVR”.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Wells Fargo Shareowner Services.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future. As of March 31, 2015, there were 40 holders of record of our common stock.

Sales of Restricted Securities

After this offering and the concurrent private placement, 137,934,515 shares of our common stock will be outstanding (assuming that the initial public offering price will be $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus). Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock that will be outstanding after this offering and the concurrent private placement are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration, including Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, and subject to the lock up agreements described below, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 1,379,345 shares immediately after this offering and the concurrent private placement (assuming that the initial public offering price will be $21.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus); and

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements.

Rule 701

Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire.

Lock-up Agreements

Our directors, executive officers, the selling stockholders, the Temasek Investor and stockholders representing substantially all of our outstanding common stock have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days, subject to certain exceptions, after the date of this prospectus. The foregoing restrictions will not restrict certain specified transfers, including (i) to the underwriters pursuant to the underwriting agreement, (ii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control, provided that in the event that the tender offer, merger, consolidation or other such transaction is abandoned, the shares shall remain subject to the transfer restrictions, (iii) as a bona fide gift or gifts, (iv) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (“immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin), (v) as a distribution to partners, members or stockholders of the parties to the lock-up agreements, (vi) to the party to the lock-up agreement’s subsidiaries, affiliates or to any investment fund or other entity controlled or managed by, or under common control or management with, such party, (vii) to us to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of our common stock or (viii) certain transfers in connection with bona fide gifts to charitable organizations. These agreements are described below under “Underwriting (Conflict of Interest).”

Equity Incentive Plans

Prior to completion of this offering, we had one employee share-based incentive plan, the Univar Inc. 2011 Stock Incentive Plan. We expect to adopt one or more new plans, prior to the completion of this offering, to enable us to better align our compensation programs with those typical of companies with publicly traded securities.

As of March 31, 2015 we had outstanding 5,313,331 options to purchase shares of common stock, of which 2,953,865 options to purchase shares of common stock were vested. Following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issuable upon exercise of outstanding options as well as all shares of our common stock reserved for future issuance under our equity plans. See “Executive Compensation—Long Term Incentives” for additional information regarding these plans. Shares of our common stock issued under the S-8 registration statement will be available for sale in the public market, subject to the Rule 144 provisions applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Anticipated Refinancings

We have had preliminary discussions with potential financial intermediaries and advisors and prior to the completion of this offering we intend to opportunistically seek to refinance the $37.5 million of indebtedness under our ABL Term Facility and the $2,812.7 million of indebtedness under our Senior Term Facility that are expected to remain outstanding following the completion of this offering and the concurrent private placement. The Anticipated Refinancings are in addition to the repayment of our 2017 Subordinated Notes and our 2018 Subordinated Notes described in “Use of Proceeds.” Although we do not expect the Anticipated Refinancings to meaningfully impact the weighted average interest rate applicable to our indebtedness, we do expect the maturity profile of our indebtedness will be extended. We also expect that our indebtedness following the completion of the Anticipated Refinancings will continue to require secured interests in certain of our assets and will contain covenants that impact our operations, including covenants relating to, among other things, limitations on indebtedness (including guarantees of additional indebtedness) and liens, mergers, consolidations and dissolutions, sales of assets, investments and acquisitions, dividends and other restricted payments, repurchase of shares of capital stock, options to purchase shares of capital stock and certain transactions with affiliates and certain financial covenants. These covenants may be different from the covenants in the facilities which are being refinanced, as described below. We would incur fees associated with the Anticipated Refinancings. The Anticipated Refinancings may be impacted by economic, market, industry, geopolitical and other conditions, most of which are beyond our control. There can be no assurance that we will be able to complete the Anticipated Refinancings on terms and conditions favorable to us or at all, and we may decide to terminate the Anticipated Refinancings before their completion. See “Anticipated Refinancings” elsewhere in this prospectus.

Senior Secured Credit Facilities

Senior Term Facility

On February 22, 2013, the issuer, as borrower, Bank of America, N.A. as administrative agent, Bank of America, N.A, Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners and the lenders party thereto from time to time, entered into a Fourth Amended and Restated Credit Agreement, or the Senior Term Facility, pursuant to which the lenders made to the borrower (i) an aggregate principal amount of $2,789.0 million of Term Loan B, and (ii) a Euro Tranche Loan in the principal amount of €130 million (together with the Term Loan B, the Term Loans).

Obligations under the Senior Term Facility are guaranteed by certain of our U.S. subsidiaries and secured by (i) a first priority lien on substantially all of our assets, as well as the assets of certain of our U.S. subsidiaries, other than inventory and accounts receivable and related collateral, or the Current Assets, and (ii) a second priority lien on the Current Assets, in each case subject to various limitations and exceptions. The Senior Term Facility provides for an uncommitted incremental term loan facility of up to an additional amount such that, on a pro forma basis and after giving effect to the incurrence of incremental term loans, the consolidated senior secured leverage ratio will be less than or equal to 3.5 to 1.0, that will be available subject to the satisfaction of certain conditions.

The Senior Term Facility does not contain financial covenants. The Senior Term Facility contains limitations on our ability to, among other things, incur indebtedness and liens, make distributions, investments, acquisitions and dividends, sell assets, prepay or amend the terms of certain indebtedness, engage in mergers, consolidations, liquidations and certain transactions with affiliates and change our lines of business. The Senior Term Facility requires us to prepay the loans thereunder with a portion of our excess cash flow, the proceeds of certain indebtedness and, subject to certain re-investment rights, the proceeds of certain asset sales. The Senior Term Facility also contains customary events of default including for failure to make payments under the Term

Loans, breaches of covenants (subject to a 30 day grace period after notice in the case of certain covenants), cross-default to other material indebtedness, material unstayed judgments, certain ERISA, bankruptcy and insolvency events, failure of guarantees or security and change of control.

The interest rate for the Term Loan is based on a LIBOR rate or prime rate plus (i) in the case of any Term Loan B at a LIBOR rate, 3.50% (ii) in the case of any Term Loan B at the prime rate, 2.50% and (iii) in the case of any Euro Tranche Loan, 3.75%. The Term Loans will mature on June 30, 2017.

Senior ABL Facility

On March 25, 2013, the issuer, as U.S. parent borrower, the U.S. subsidiary borrowers party thereto, and collectively with the issuer, the U.S. ABL Borrowers, Univar Canada, Ltd., as Canadian borrower, or the Canadian Borrower and, together with the U.S. ABL Borrowers, the ABL Borrowers, Bank of America, N.A. as U.S. administrative agent, U.S. swingline lender and collateral agent, Bank of America, N.A. (acting through its Canadian branch) as Canadian administrative agent, Canadian swingline lender and Canadian letter of credit issuer, the lenders from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance LLC as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC as joint bookrunners, Wells Fargo Capital Finance, LLC, J.P. Morgan Securities LLC and Deutsche Bank Securities, Inc. as co-syndication agents, and HSBC Bank USA, N.A., Union Bank, N.A., Morgan Stanley Senior Funding, Inc. and SunTrust Bank, as co-documentation agents, entered into a Second Amended and Restated ABL Credit Agreement, or the Senior ABL Facility.

The Senior ABL Facility is comprised of a revolving credit facility, or the ABL Revolving Facility, for up to $1,300 million and a term loan facility, or the ABL Term Facility, for $100 million. The ABL Revolving Facility is split between the U.S. ABL Borrowers for up to $900 million, or the U.S. ABL Revolving Facility, and, together with the ABL Term Facility, the U.S. ABL Facility, and the Canadian Borrower for up to $400 million, or the Canadian ABL Revolving Facility. The U.S. ABL Facility is guaranteed by certain of our U.S. subsidiaries and secured by (i) a first priority lien on our and our U.S. subsidiary guarantors’ accounts receivable and inventory and (ii) a second priority lien on substantially all other assets, in each case subject to various limitations and exceptions. The Canadian ABL Revolving Facility is guaranteed by certain of our Canadian and U.S. subsidiaries and secured by (i) a first priority lien on our, the Canadian Borrower’s, our U.S. subsidiary guarantors’ and our Canadian guarantors’ accounts receivable and inventory and (ii) a second priority lien on substantially all other assets, in each case subject to various limitations and exceptions.

The maximum amount available to borrow under the ABL Revolving Facility is determined by the amount of eligible inventory and accounts receivable of (i) the U.S. ABL Borrowers (with a maximum of $900 million), in the case of the U.S. ABL Revolving Facility, or (ii) the Canadian Borrower and any guarantors of the Canadian ABL Revolving Facility (with a maximum of $300 million), in the case of the Canadian ABL Revolving Facility. When calculating availability under the ABL Revolving Facility as noted above, excess U.S. collateral can be included in the calculation of availability under the Canadian ABL Revolving Facility up to the Canadian limit. However, excess collateral in Canada cannot be used in the calculation of availability under the U.S. ABL Revolving Facility. There is an option to increase the maximum amount available under the Senor ABL Facility by up to the lesser of (i) $400 million and (ii) an amount such that the total amount outstanding under the Senior ABL Facility in excess of $1,400 million would constitute ABL Priority Obligations under the Intercreditor Agreement, dated as of October 11, 2007 (as amended), between Bank of America, N.A., in its capacity as administrative agent and collateral agent under the Senior ABL Facility, and Bank of America, N.A., in its capacity as administrative agent and collateral agent under the Senior Term Facility, but such increases must be permitted under the terms of any other material indebtedness.

The Senior ABL Facility requires us to maintain a minimum consolidated fixed charge coverage ratio of 1.0:1.0 when we use more than 90% of the availability under (i) the U.S. ABL Revolving Facility or (ii) the ABL

Revolving Facility. The Senior ABL Facility also contains limitations on our ability to, among other things, incur indebtedness and liens, make distributions, investments, acquisitions and restricted junior payments and dividends, sell assets, prepay or amend the terms of certain indebtedness, engage in mergers, consolidations, liquidations and certain transactions with affiliates and change our lines of business. The Senior ABL Facility contains events of default including for failure to make payments under the Senior ABL Facility, breaches of covenants (subject to a 30 day grace period after notice in the case of certain covenants), cross-default to other material indebtedness, material unstayed judgments, certain ERISA, bankruptcy and insolvency events, failure of guarantees or security and change of control.

The interest rate for loans under the ABL Term Facility is based on (i) a LIBOR rate or prime rate plus, (ii) an applicable margin of (a) in the case of loans at a LIBOR rate, 3.25% and (b) in the case of loans at the prime rate, 2.25%, plus (iii) in the event that the loans are made by a lender located in certain jurisdictions, specified additional interest. The interest rate for loans under the ABL Revolving Facility is based on (i) a LIBOR rate or prime rate (or Canadian base rate, Canadian prime rate or Canadian bankers’ acceptance rate, as applicable, with respect to loans under the Canadian ABL Revolving Facility) plus, (ii) an applicable margin of (a) in the case of loans at a LIBOR rate, 1.50% to 2.00%, depending on the amount of availability we have under the ABL Revolving Facility and (b) in the case of loans at the prime rate, 0.50% to 1.00%, depending on the amount of availability we have under the ABL Revolving Facility, plus (iii) in the event that the loans are made by a lender located in certain jurisdictions, specified additional interest. The ABL Borrowers may also be required to pay an unused fee of 0.25-0.50% of the undrawn portion of the ABL Revolving Facility. The loans under the ABL Term Facility will mature on March 25, 2016. The loans under the ABL Revolving Facility will mature on March 25, 2018, subject to acceleration of maturity under certain circumstances.

European ABL Facility

On March 24, 2014, Univar B.V., the other borrowers from time to time party thereto, or collectively, the European ABL Facility Borrowers, the issuer, as guarantor, or the European ABL Facility Guarantor, J.P. Morgan Securities LLC, as sole lead arranger and joint bookrunner, Bank of America, N.A., as joint bookrunner and syndication agent, the several lenders from time to time party thereto and J.P. Morgan Europe Limited, as administrative agent and collateral agent, entered into an ABL Credit Agreement, or the European ABL Facility.

The European ABL Facility includes a revolving credit facility for up to €200 million. It also includes a swingline facility and the ability for protective advances to be drawn down. The European ABL Facility is guaranteed by the issuer and each European ABL Facility Borrower (other than Univar Belgium NV/SA) and secured by a first priority lien on all of the accounts receivable, inventory, bank accounts and other related assets of the European ABL Facility Borrowers, in each case subject to various limitations and exceptions.

The maximum amount available to borrow is determined by the amount of eligible inventory and eligible accounts receivable of the European ABL Borrowers (less any reserves) considered collectively. In addition, each European ABL Facility Borrower may not borrow an amount in excess of such European ABL Facility Borrower’s eligible accounts receivable other than with respect to the Dutch borrowers and the English borrower, in which case the Dutch and English Borrowers may not borrow more than the aggregate of their pooled eligible accounts receivable and eligible inventory. There is an option to increase the maximum amount available by up to €50 million, but such increases are only permitted when no default or event of default has occurred and is continuing and, if such increase is permitted under the agreement that governs the terms of any other material indebtedness (i.e. exceeding €75 million). In practice, this will also depend on whether the inventory and accounts receivable allow this.

The European ABL Facility requires us to maintain a minimum consolidated fixed charge coverage ratio of 1.0:1.0 when the availability under the European ABL Facility is less than the greater of (i) 10% of the aggregate commitments under European ABL Facility and (ii) €15 million. The European ABL Facility also contains limitations on our ability to, among other things, incur indebtedness and liens, make distributions, investments, restrict payments of distributions and dividends, by borrower subsidiaries, sell assets, prepay or amend the terms of certain indebtedness, engage in mergers, consolidations, liquidations and certain transactions with affiliates and change our lines of business. The European ABL Facility contains events of default including for failure to make payments under the European ABL Facility, breaches of covenants (subject to a 30 day grace period after which written notice needs to be served by the administrative agent on the administrative borrower in the case of certain covenants and in certain circumstances), cross-default to other material indebtedness (i.e., in excess of €10 million), material unstayed judgments, certain ERISA, bankruptcy and insolvency events, failure of guarantees and change of control.

The interest rate for revolving loans under the European ABL Facility is based on (i) an IBOR rate plus (ii) an applicable margin of 1.75% to 2.25%, depending on the amount of availability we have under the European ABL Facility. The loans under the European ABL Facility mature on March 24, 2019.

Senior Subordinated Notes

Senior Subordinated Notes due 2017

On October 11, 2007, we issued $600 million aggregate principal amount of 12.0% Senior Subordinated Notes due 2015, or the 2017 Subordinated Notes, pursuant to the indenture, dated as of October 11, 2007, as amended or supplemented through the date hereof, or the 2017 Subordinated Notes Indenture, between Univar Inc. and Wells Fargo Bank, National Association, as trustee. The second supplemental indenture moved the maturity date of the 2017 Subordinated Notes from September 30, 2015 to September 30, 2017.

On March 27, 2013, the interest rate on the 2017 Subordinated Notes was reduced from a 12.0% to a 10.5% per annum fixed rate.

The 2017 Subordinated Notes are unsecured subordinated obligations of the Company. The 2017 Subordinated Notes pay interest at a rate of 10.5% per annum, payable quarterly to holders of record on the record date immediately preceding the interest payment date. The 2017 Subordinated Notes are redeemable, in whole or in part, at the option of the Company at a price of 100% of the aggregate principal amount.

Upon certain change of control events, the holders of the 2017 Subordinated Notes have the right to require the Company to repurchase all or any part of its 2017 Subordinated Notes at a price equal to 101% of the aggregate principal amount of the 2017 Subordinated Notes. We do not expect this offering to result in a change of control event triggering a repurchase right for the holders of the 2017 Subordinated Notes.

The 2017 Subordinated Notes Indenture contains, among others, customary covenants with respect to incurrence of indebtedness, restricted payments, dividend and other payment restrictions affecting subsidiaries, asset sales, transactions with affiliates, change of control and merger, consolidation and sale of certain assets. As of December 31, 2014, we believe we are in compliance with these covenants.

The 2017 Subordinated Notes are subordinated in right of payment to obligations under the Senior Term Facility, the Senior ABL Facility and the European ABL Facility.

Senior Subordinated Notes due 2018

On December 20, 2010, we issued $400 million aggregate principal amount of 12.0% Senior Subordinated Notes due 2018, or the 2018 Subordinated Notes, pursuant to the indenture, dated as of December 20, 2010 as amended or supplemented through the date hereof, or the 2018 Subordinated Notes Indenture, between Univar Inc. and Wells Fargo Bank, National Association, as trustee.

On March 27, 2013, the Company made a $350.0 million prepayment on the $400.0 million principal balance of the 2018 Subordinated Notes. The interest rate on the remaining 2018 Subordinated Notes was reduced from a 12.0% to a 10.5% per annum fixed rate.

The 2018 Subordinated Notes are unsecured subordinated obligations of the Company and will mature on June 30, 2018. The 2018 Subordinated Notes pay interest at a rate of 10.5% per annum, payable quarterly to holders of record on the record date immediately preceding the interest payment date. The 2018 Subordinated Notes are redeemable, in whole or in part, at the option of the Company at a price of 100% of the aggregate principal amount.

Upon certain change of control events, the holders of the 2018 Subordinated Notes have the right to require the Company to repurchase all or any part of its 2018 Subordinated Notes at a price equal to 101% of the aggregate principal amount of the 2018 Subordinated Notes. We do not expect this offering to result in a change of control event triggering a repurchase right for the holders of the 2018 Subordinated Notes.

The 2018 Subordinated Notes Indenture contains, among others, customary covenants with respect to incurrence of indebtedness, restricted payments, dividend and other payment restrictions affecting subsidiaries, asset sales, transactions with affiliates, change of control and merger, consolidation and sale of certain assets. As of December 31, 2014, we believe we are in compliance with these covenants.

The 2018 Subordinated Notes are subordinated in right of payment to obligations under the Senior Term Facility, the Senior ABL Facility and the European ABL Facility.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation (or other entity treated as a corporation) that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or

•	a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Disposition of Common Stock”). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally IRS Form

W-8BEN or IRS Form W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a holder that is a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

•	such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a holder that is a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source capital losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our common stock, and (ii) beginning on or after January 1, 2017, gross proceeds from the sale or other disposition of our common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker or an investment fund), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification (i) that it does not have any “substantial” U.S. owners (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity), (ii) that identifies its substantial U.S. owners or (iii) that it is a “direct reporting NFFE”. If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (i) a person (including an individual) that fails to comply with certain information requests or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement, unless such foreign financial institution is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or IRS Form W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or IRS Form W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or IRS Form W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder’s death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING (CONFLICT OF INTEREST)

Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Jefferies LLC
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Moelis & Company LLC
Wells Fargo Securities, LLC
Lazard Frères & Co. Inc.
SunTrust Robinson Humphrey, Inc.
William Blair & Company, L.L.C.

Total	35,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	customary closing documents are delivered to the underwriters.

The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Reserved Shares

At our request, the underwriters are reserving up to 5.0% of the shares of common stock for sale at the initial public offering price to our directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 5,250,000 additional shares of common stock from the selling stockholders. The underwriting fee is the difference between the initial offering price to the public and the amount the underwriters pay us for the shares of common stock.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public Offering Price
Underwriting discounts and commissions
Paid by Univar Inc.
Proceeds, before expenses, to the selling stockholders

The representatives of the underwriters have advised us and the selling stockholders that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per share. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $6 million (excluding underwriting discounts and commissions), including up to $30,000 in connection with the qualification of the offering with the Financial Industry Regulatory Authority, or FINRA, by counsel to the underwriters.

The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering upon closing of this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 5,250,000 shares from the selling stockholders at the public offering price less underwriting discounts and commissions. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial commitment as indicated in the preceding table, and we will be obligated to sell the additional shares of common stock to the underwriters.

No Sales of Similar Securities

We, the selling stockholders, the Temasek Investor and our directors, executive officers and stockholders representing substantially all of our outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. In our case, this agreement will not apply in the case of (i) the shares of common stock to be sold in this offering, (ii) any shares of common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in this prospectus, (iii) any shares of common stock issued or options to purchase common stock granted pursuant to existing employee benefit plans referred to in this prospectus, (iv) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan and referred to in this prospectus, (v) the filing of any registration statement on Form S-8, or (vi) the entry into an agreement providing for the issuance of common stock or any securities convertible into or exercisable for common stock, and the issuance of any such securities pursuant to such an agreement, in connection with (a) the acquisition by us or any of our subsidiaries of the securities, business, property or other assets of another person or entity, including pursuant to an employee benefit plan assumed by us in connection with such acquisition or (b) joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement, provided that the aggregate number of shares of common stock issued or issuable pursuant to this clause (vi) does not exceed 10% of the outstanding shares of common stock. See “Shares of Common Stock Eligible for Future Sale” for a discussion of certain transfer restrictions.

In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless waive, in writing, such extension.

Offering Price Determination

Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated among us and the representatives. In determining the initial public offering price of our common stock, the representatives considered:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management, present stage of development and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares, in whole or in part, and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Such underwriters may allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the bookrunners of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Listing

Our shares of common stock have been approved for listing on the NYSE under the symbol “UNVR”.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts.

Stamp Taxes

Purchasers of the shares of our common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they may receive customary fees and expenses. For example, affiliates of certain of the underwriters serve as the administrative agent and collateral agent with respect to each of our Senior Term Facility, Senior ABL Facility and European ABL Facility, and affiliates of certain of the underwriters have served other arranger and agent roles and as lenders with respect to these facilities. As of March 31, 2015 approximately $335.4 million of the Term Loans and $8.4 million of our Senior ABL Facility were held by affiliates of Goldman, Sachs & Co., and affiliates of Goldman, Sachs & Co. are the sole holders of our $600 million of outstanding 2017 Subordinated Notes and are holders of approximately $30 million of our outstanding 2018 Subordinated Notes. Affiliates of Goldman, Sachs & Co. own approximately 2.6% of our outstanding common stock as of December 31, 2014.

In addition, in the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Because an affiliate of Goldman, Sachs & Co. will receive 5% or more of the net proceeds of this offering due to the use of a portion of the proceeds to redeem our 2017 Subordinated Notes and our 2018 Subordinated Notes, Goldman, Sachs & Co. is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Deutsche Bank Securities Inc. has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Deutsche Bank Securities Inc. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Deutsche Bank Securities Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Goldman, Sachs & Co. will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter agrees that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the

Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority, or the FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or the CISA, and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public, as this term is defined in Article 3 CISA, in or from Switzerland. The securities may solely be offered to “qualified investors,” (as this term is defined in Article 10 CISA) and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or the CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or

1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Qatar

The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. This prospectus is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

LEGAL MATTERS

The validity of the common stock offered in this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Various legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

Upon the completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Upon completion of this offering, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the “Investor Relations” portion of our Internet website (http://www.univar.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC.

EXPERTS

The consolidated financial statements of Univar Inc. at December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Univar Inc.

UNIVAR INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

		Three months ended March 31,
(in millions, except share and per share data)	Note	2015	2014
Net sales		$2,299.1	$2,516.4
Cost of goods sold (exclusive of depreciation)		1,837.5	2,044.0

Gross profit		461.6	472.4
Operating expenses:
Outbound freight and handling		84.5	87.8
Warehousing, selling and administrative		231.4	239.0
Other operating expenses, net	5	8.1	21.7
Depreciation		32.0	30.6
Amortization		21.9	23.7

Total operating expenses		377.9	402.8

Operating income		83.7	69.6

Other (expense) income:
Interest income		1.2	2.4
Interest expense		(64.4)	(66.3)
Loss on extinguishment of debt		—	(1.2)
Other income (expense), net	7	6.8	(1.9)

Total other expense		(56.4)	(67.0)

Income before income taxes		27.3	2.6
Income tax expense	8	7.6	5.4

Net income (loss)		$19.7	$(2.8)

Income (loss) per common share:
Basic	9	$0.20	$(0.03)
Diluted	9	0.20	(0.03)
Weighted average common shares outstanding:
Basic	9	99,892,821	99,645,738
Diluted	9	100,380,582	99,645,738

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVAR INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

		Three months ended March 31,
(in millions)	Note	2015	2014
Net income (loss)		$19.7	$(2.8)
Other comprehensive (loss) income, net of tax:
Foreign currency translation	10	(118.0)	(39.5)
Pension and other postretirement benefits adjustment	10	(1.8)	(1.8)
Derivative financial instruments	10	(1.3)	0.1

Total other comprehensive loss, net of tax		(121.1)	(41.2)

Comprehensive loss		$(101.4)	$(44.0)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVAR INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in millions, except share and per share data)	Note	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents		$181.4	$206.0
Trade accounts receivable, net		1,242.5	1,277.5
Inventories		945.4	942.7
Prepaid expenses and other current assets		167.1	158.5
Deferred tax assets		42.1	37.1

Total current assets		2,578.5	2,621.8

Property, plant and equipment, net	12	1,012.7	1,032.3
Goodwill		1,722.0	1,767.6
Intangible assets, net	12	538.1	574.9
Deferred tax assets		11.2	15.5
Other assets		53.8	64.5

Total assets		$5,916.3	$6,076.6

Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	11	$47.1	$61.1
Trade accounts payable		1,045.3	991.9
Current portion of long-term debt	11	78.6	80.7
Accrued compensation		74.1	73.7
Other accrued expenses	12	298.0	308.1
Deferred tax liabilities		0.6	3.4

Total current liabilities		1,543.7	1,518.9

Long-term debt	11	3,681.9	3,739.5
Pension and other postretirement benefit liabilities		280.6	304.5
Deferred tax liabilities		124.3	119.7
Other long-term liabilities		135.6	145.9
Commitment and contingencies	15	—	—
Stockholders’ equity:
Common stock, $0.000000028 par value; 370,181,733 shares authorized; 100,297,831 and 100,190,194 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively		—	—
Additional paid-in capital		1,461.1	1,457.6
Accumulated deficit		(981.6)	(1,001.3)
Accumulated other comprehensive loss	10	(329.3)	(208.2)

Total stockholders’ equity		150.2	248.1

Total liabilities and stockholders’ equity		$5,916.3	$6,076.6

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVAR INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

		Three months ended March 31,
(in millions)	Note	2015	2014
Operating activities:
Net income (loss)		$19.7	$(2.8)
Adjustments to reconcile net income (loss) to net cash provided by (used by) operating activities:
Depreciation and amortization		53.9	54.3
Amortization of deferred financing fees and debt discount		4.2	4.0
Amortization of pension credit from accumulated other comprehensive loss	10	(3.0)	(3.0)
Loss on extinguishment of debt	11	—	1.2
Deferred income taxes		3.8	0.7
Stock-based compensation expense	5	1.5	3.6
Other		(0.8)	(0.1)
Changes in operating assets and liabilities:
Trade accounts receivable, net		(22.9)	(157.9)
Inventories		(44.7)	(132.4)
Prepaid expenses and other current assets		(15.3)	(2.1)
Trade accounts payable		99.8	177.9
Pensions and other postretirement benefit liabilities		(16.4)	(8.7)
Other, net		8.3	17.0

Net cash provided by (used by) operating activities		88.1	(48.3)

Investing activities:
Purchases of property, plant and equipment		(31.9)	(24.9)
Proceeds from sale of property, plant and equipment		1.7	1.2

Net cash used by investing activities		(30.2)	(23.7)

Financing activities:
Proceeds from the issuance of long-term debt	11	—	102.4
Payments on long-term debt and capital lease obligations	11	(53.7)	(19.5)
Short-term financing, net	11	3.4	(14.2)
Financing fees paid	11	—	(4.0)
Other		1.9	(1.3)

Net cash (used by) provided by financing activities		(48.4)	63.4

Effect of exchange rate changes on cash and cash equivalents		(34.1)	(7.7)

Net decrease in cash and cash equivalents		(24.6)	(16.3)
Cash and cash equivalents at beginning of period		206.0	180.4

Cash and cash equivalents at end of period		$181.4	$164.1

Supplemental disclosure of cash flow information
Non-cash activities:
Additions of property, plant and equipment included in trade accounts payable and other accrued expenses		$9.4	$2.5
Additions of property, plant and equipment under a capital lease obligation		11.3	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Nature of operations

Headquartered in Downers Grove, Illinois, Univar Inc. (“the Company” or “Univar”) is a leading global distributor of commodity and specialty chemicals. The Company’s operations are structured into four operating segments that represent the geographic areas under which the Company manages its business:

•	Univar USA (“USA”)

•	Univar Canada (“Canada”)

•	Univar Europe, the Middle East and Africa (“EMEA”)

•	Rest of World (“Rest of World”)

Rest of World includes certain developing businesses in Latin America (including Brazil and Mexico) and the Asia-Pacific region.

2. Basis of presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as applicable to interim financial reporting. Unless otherwise indicated, all financial data presented in these condensed consolidated financial statements are expressed in US dollars. These condensed consolidated financial statements, in the Company’s opinion, include all adjustments, consisting of normal recurring accruals necessary for a fair presentation of the condensed consolidated balance sheets, statements of operations, comprehensive loss and cash flows. The results of operations for the periods presented are not necessarily indicative of the operating results that may be expected for the full year. These interim unaudited condensed consolidated financial statements should be read in conjunction with the 2014 audited consolidated financial statements and accompanying notes.

The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. Subsidiaries are consolidated if the Company has a controlling financial interest, which may exist based on ownership of a majority of the voting interest, or based on the Company’s determination that it is the primary beneficiary of a variable interest entity (“VIE”) or if otherwise required by US GAAP. The Company did not have any interests in variable interest entities during the periods presented in these condensed consolidated financial statements. All intercompany balances and transactions are eliminated in consolidation.

The preparation of condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ materially from these estimates.

3. Significant accounting policies

The Company’s significant accounting policies are consistent with those disclosed in the 2014 annual report except for the following:

Property, plant and equipment, net

Property, plant and equipment are carried at historical cost, net of accumulated depreciation. Expenditures for improvements that increase asset values and/or extend useful lives are capitalized. The Company capitalizes

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

interest costs on significant capital projects, as an increase to property, plant and equipment. Repair and maintenance costs are expensed as incurred. Depreciation is recorded on a straight-line basis over the estimated useful lives of each asset from the time the asset is ready for its intended purpose, with consideration of any expected residual value.

The estimated useful lives of plant, property and equipment are as follows:

Buildings	10-50 years
Main components of tank farms	5-40 years
Containers	2-15 years
Machinery and equipment	5-20 years
Furniture, fixtures and others	5-20 years
Information technology	3-10 years

The Company evaluates the carrying value of property, plant and equipment for impairment if an event occurs or circumstances change that would indicate the carrying value may not be recoverable. If an asset is tested for possible impairment, the Company compares the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of the asset is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its estimated fair value.

Leasehold improvements are capitalized and depreciated over the lesser of the term of the applicable lease, including renewable periods if reasonably assured, or the useful life of the improvement.

Assets under capital leases where ownership transfers to the Company at the end of the lease term or the lease agreement contains a bargain purchase option are depreciated over the useful life of the asset. For remaining assets under capital leases, the assets are depreciated over the lesser of the term of the applicable lease, including renewable periods if reasonably assured, or the useful life of the asset with consideration of any expected residual value.

Leases

All leases that are determined not to meet any of the capital lease criteria are classified as operating leases. Operating lease payments are recognized as an expense in the consolidated statements of operations on a straight-line basis over the lease term.

The Company leases certain vehicles and equipment that qualify for capital lease classification. Assets under capital leases are carried at historical cost, net of accumulated depreciation and are included in property, plant and equipment, net in the condensed consolidated balance sheets. Depreciation expense related to the capital lease assets is included in depreciation expense in the condensed consolidated statements of operations. Refer to “Note 12: Supplemental balance sheet information” for further information.

The present value of minimum lease payments under a capital lease is included in current portion of long-term debt and long-term debt in the condensed consolidated balance sheets. The capital lease obligation is amortized utilizing the effective interest method and interest expense related to the capital lease obligation is included in interest expense in the consolidated statements of operations.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Accounting pronouncements issued and adopted

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-08 “Reporting Discontinued Operations and Disclosure of Disposals of Components of an Entity”, which changes the criteria for reporting discontinued operations. This guidance will be applied prospectively and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014 for public companies. For nonpublic companies, this guidance will be applied prospectively within annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company early adopted the standard for its year and interim periods beginning after December 15, 2014, making this change effective as of the three months ended March 31, 2015. The adoption of ASU 2014-08 had no impact on our financial results or disclosures for the three months ended March 31, 2015.

Accounting pronouncements issued and not yet adopted

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, “Revenue Recognition.” The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. For public companies, this guidance is effective and will be applied for fiscal years, and interim periods within those years, beginning after December 15, 2016. For nonpublic companies, this guidance is effective and will be applied for fiscal years beginning after December 15, 2017 and for interim periods within annual periods beginning after December 15, 2018. Adoption is not permitted until January 1, 2017 for either public or private companies. The guidance is to be applied using one of two retrospective application methods. The Company is currently evaluating the impact of the adoption of this accounting standard update on its internal processes, operating results and financial reporting. The impact is currently not known or reasonably estimable.

In August 2014, the FASB issued ASU 2014-15 “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The core principle of the guidance is that an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events that will alleviate the substantial doubt are adequately disclosed in the footnotes to the financial statements. This guidance will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter for public and nonpublic companies. Early adoption is permitted. The Company believes the guidance will not have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02 “Amendments to the Consolidation Analysis” (Topic 810). The core principle of the guidance is to provide amendments to the current consolidation guidance and ends the deferral granted to investment companies from applying the VIE guidance. The revised consolidation guidance, among other things, modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership and modifies the consolidation analysis of reporting entities that are involved with VIEs through fee

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

arrangements and related party relationships. For public companies, this guidance is effective and will be applied for fiscal years, and interim periods within those years, beginning after December 15, 2015. For nonpublic companies, this guidance is effective and will be applied for fiscal years beginning after December 15, 2016 and for interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company believes the guidance will not have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03 “Interest-Imputation of Interest (Simplifying the Presentation of Debt Issuance Costs)” (Subtopic 835-30). The core principle of the guidance is that debt issuance costs related to a recognized debt liability will no longer be presented as an asset, but rather be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs is not affected by the ASU. For public companies, this guidance is effective and will be applied retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2015. For nonpublic companies, this guidance is effective and will be applied retrospectively for fiscal years beginning after December 15, 2015 and for interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. The guidance does not have any impact on the Company’s operating results.

In April 2015, the FASB issued ASU 2015-04 “Compensation-Retirement Benefits (Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets)” (Topic 715). The core principle of the guidance is that it provides a practical expedient for companies to measure interim remeasurements for significant events that occur on other than a month-end date. The guidance permits entities to remeasure defined benefit plan assets and obligations using the month-end date that is closest to the date of the significant event. The decision to apply the practical expedient to interim remeasurements for significant events can be made for each significant event. For public companies, this guidance is effective and will be applied prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2015. For nonpublic companies, this guidance is effective and will be applied prospectively for fiscal years beginning after December 15, 2016 and for interim periods within annual periods beginning after December 15, 2017. Early adoption is permitted. The Company believes the guidance will not have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05 “Intangibles-Goodwill and Other-Internal-use software (Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement” (Subtopic 350-40). The ASU provides customers with guidance on determining whether a cloud computing arrangement contains a software license that should be accounted for as internal-use software. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. For public companies, this guidance is effective and will be applied for fiscal years, and interim periods within those years, beginning after December 15, 2015. For nonpublic companies, this guidance is effective and will be applied for fiscal years beginning after December 15, 2015 and for interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. An entity can elect to adopt the amendments either prospectively to all arrangements entered into or materially modified after the effective date or retrospectively The Company believes the guidance will not have a material impact on its consolidated financial statements.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

4. Employee benefit plans

The following table summarizes the components of net periodic benefit cost (credit) recognized in the condensed consolidated statements of operations:

	Defined Benefit Pension Plans
	Domestic		Foreign
	Three months ended March 31,		Three months ended March 31,
(in millions)	2015	2014	2015	2014
Service cost	$—	$—	$2.0	$1.8
Interest cost	7.7	7.9	5.1	5.9
Expected return on plan assets	(9.0)	(8.0)	(7.6)	(7.1)

Net periodic benefit (credit) cost	$(1.3)	$(0.1)	$(0.5)	$0.6

	Other Postretirement Benefits
	Three months ended March 31,
(in millions)	2015	2014
Service cost	$—	$—
Interest cost	0.1	0.1
Prior service credits	(3.0)	(3.0)

Net periodic benefit credit	$(2.9)	$(2.9)

5. Other operating expenses, net

Other operating expenses, net consisted of the following activity:

	Three months ended March 31,
(in millions)	2015	2014
Acquisition and integration related expenses	$0.4	$0.5
Stock-based compensation expense	1.5	3.6
Redundancy and restructuring	3.7	12.0
Advisory fees paid to CVC and CD&R(1)	1.3	1.4
Other	1.2	4.2

Total other operating expenses, net	$8.1	$21.7

(1)	Significant stockholders CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”).

6. Redundancy and restructuring

Redundancy and restructuring charges relate to the implementation of several regional strategic initiatives aimed at streamlining the Company’s cost structure and improving its operations primarily within the USA and EMEA operating segments. These actions primarily resulted in workforce reductions, lease termination costs and other facility rationalization costs.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table summarizes activity related to accrued liabilities associated with redundancy and restructuring:

(in millions)	January 1, 2015	Charge to earnings	Cash paid	Non-cash and other	March 31, 2015
Employee termination costs	$27.8	$3.0	$(4.8)	$(2.3)	$23.7
Facility exit costs(1)	20.4	(0.2)	(1.5)	(0.2)	18.5
Other exit costs	0.3	0.9	(0.9)	—	0.3

Total	$48.5	$3.7	$(7.2)	$(2.5)	$42.5

(in millions)	January 1, 2014	Charge to earnings	Cash paid	Non-cash and other	December 31, 2014
Employee termination costs	$26.7	$25.1	$(21.7)	$(2.3)	$27.8
Facility exit costs(2)	7.8	14.9	(2.1)	(0.2)	20.4
Other exit costs	0.3	6.2	(5.9)	(0.3)	0.3

Total	$34.8	$46.2	$(29.7)	$(2.8)	$48.5

(1)	During the three months ended March 31, 2015, facility exit costs were revised by $0.2 million as the Company was relieved of their contractual obligation related to an operating lease.
(2)	During the year ended December 31, 2014, facility exit costs were revised by $8.8 million due to changes in estimated sub-lease income and are included within redundancy and restructuring charges in other operating expenses, net in the condensed consolidated statement of operations.

Redundancy and restructuring liabilities of $28.4 million and $32.3 million were classified as current in other accrued expenses in the condensed consolidated balance sheet as of March 31, 2015 and December 31, 2014, respectively. The long-term portion of redundancy and restructuring liabilities of $14.1 million and $16.2 million were recorded in other long-term liabilities in the condensed consolidated balance sheets as of March 31, 2015 and December 31, 2014, respectively, and primarily consists of facility exit costs that are expected to be paid within the next five years.

While the Company believes the recorded redundancy and restructuring liabilities are adequate, revisions to current estimates may be recorded in future periods based on new information as it becomes available. The Company expects to continue executing initiatives to optimize its operating margin. As such, the Company expects further expenses related to workforce reductions, lease termination costs and other facility rationalization costs when those restructuring plans are finalized and related expenses are estimable.

7. Other income (expense), net

Other income (expense), net consisted of the following gains (losses):

	Three months ended March 31,
(in millions)	2015	2014
Foreign currency transactions	$11.2	$(1.4)
Undesignated foreign currency derivative instruments	(2.5)	(0.7)
Ineffective portion of cash flow hedges	(0.6)	0.2
Other	(1.3)	—

Total other income (expense), net	$6.8	$(1.9)

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

8. Income Taxes

The Company’s tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, an estimate of the annual effective tax rate is updated should management revise its forecast of earnings based upon the Company’s operating results. If there is a change in the estimated effective annual tax rate, a cumulative adjustment is made. The quarterly tax provision and forecast estimate of the annual effective tax rate may be subject to volatility due to several factors, including the complexity in forecasting jurisdictional earnings before tax, the rate of realization of forecasting earnings or losses by quarter, acquisitions, divestitures, foreign currency gains and losses, pension gains and losses, etc.

The income tax expense for the three months ended March 31, 2015 was $7.6 million, resulting in an effective tax rate of 27.7%. The Company’s effective tax rate for the three months ended March 31, 2015 was lower than the US federal statutory rate of 35.0% primarily due to the mix in earnings in multiple jurisdictions and non-taxable interest income. The income tax expense for the three months ended March 31, 2014 was $5.4 million, resulting in an effective tax rate of 207.7%. The Company’s effective tax rate for three months ended March 31, 2014 was higher than the US federal statutory rate primarily due to the exclusion of the tax benefit of foreign losses not expected to be realized partially offset by earnings in lower rate jurisdictions.

In 2007, the outstanding shares of Univar N.V., the ultimate parent of the Univar group, were acquired by investment funds advised by CVC. To facilitate the acquisition of Univar N.V. by CVC, a Canadian restructuring was completed. In February 2013, the Canada Revenue Agency (“CRA”) issued a Notice of Assessment for withholding tax of $29.4 million (Canadian). The Company filed its Notice of Objection to the Assessment in April 2013 and its Notice of Appeal of the Assessment in July 2013. In November 2013, the CRA’s Reply to the Company’s Notice of Appeal was filed with the Tax Court of Canada. In September 2014, the CRA issued the 2008 and 2009 Notice of Reassessments for federal corporate income tax liabilities of $11.9 million (Canadian) and $11.0 million (Canadian), respectively, and a departure tax liability of $9.0 million (Canadian). In March 2015, the Alberta Treasury Board and Finance issued the 2008 and 2009 Notice of Reassessments for federal corporate income tax liabilities of $6.0 million (Canadian) and $5.8 million (Canadian), respectively. The Company filed its Notice of Objection to the Reassessments in September 2014. The Reassessments reflects the additional tax liability and interest relating to those tax years should the CRA be successful in its assertion of the General Anti-Avoidance Rule relating to the Canadian restructuring described above. At March 31, 2015, the total tax liability assessed to date and the related provincial tax liability, including interest of $29.5 million (Canadian), is $102.6 million (Canadian). The Company expects the matter to be litigated in Tax Court commencing on June 8, 2015.

In August 2014, the Company remitted a required deposit on the February 2013 Notice of Assessment relating to the Company’s 2007 tax year by issuing a Letter of Credit in the amount of $44.7 million (Canadian). The Letter of Credit amount reflects the proposed assessment of $29.4 million (Canadian) and accrued interest, and will expire in August, 2015. In addition, in February 2015, the CRA notified the Company it will be required to remit a cash deposit of approximately $21.5 million (Canadian) in March 2015, representing one-half of the September 2014 Notice of Assessment tax liability relating to tax years 2008 and 2009, plus interest. On March 17, 2015, the Company filed a Notice of Application with the Canadian Federal Court requesting a judicial review of the CRA’s requirement that the Company remit a cash deposit relating to the 2008 and 2009 assessments.

The Company has not recorded any liabilities for these matters in its financial statements, as it believes it is more likely than not that the Company’s position will be sustained.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

9. Earnings per share

The following table presents the basic and diluted income (loss) per share computations:

	Three months ended March 31,
(in millions, except share and per share data)	2015	2014
Basic:
Net income (loss)	$19.7	$(2.8)
Weighted average common shares outstanding	99,892,821	99,645,738

Basic income (loss) per common share	$0.20	$(0.03)

Diluted:
Net income (loss)	$19.7	$(2.8)
Weighted average common shares outstanding	99,892,821	99,645,738
Effect of dilutive securities:
Stock compensation plans(1)	487,761	—

Weighted average common shares outstanding—diluted	100,380,582	99,645,738

Diluted income (loss) per common share	$0.20	$(0.03)

(1)	Stock options to purchase 2.2 million and 5.3 million shares of common stock and restricted stock of 0.0 million and 0.6 million were outstanding during the three months ended March 31, 2015 and 2014, respectively, but were not included in the calculation of diluted earnings per share as the impact of these stock options and restricted stock would have been anti-dilutive.

10. Accumulated other comprehensive loss

The following tables present the changes in accumulated other comprehensive loss by component, net of tax:

(in millions)	Cash flow hedges	Defined benefit pension items	Currency translation items	Total
Balance as of December 31, 2014	$(3.7)	$10.3	$(214.8)	$(208.2)
Other comprehensive loss before reclassifications	(2.3)	—	(118.0)	(120.3)
Amounts reclassified from accumulated other comprehensive loss	1.0	(1.8)	—	(0.8)

Net current period other comprehensive loss(1)	(1.3)	(1.8)	(118.0)	(121.1)

Balance as of March 31, 2015	$(5.0)	$8.5	$(332.8)	$(329.3)

Balance as of December 31, 2013	$(2.8)	$17.6	$(96.5)	$(81.7)
Other comprehensive loss before reclassifications	(0.8)	—	(39.5)	(40.3)
Amounts reclassified from accumulated other comprehensive loss	0.9	(1.8)	—	(0.9)

Net current period other comprehensive income (loss)(2)	0.1	(1.8)	(39.5)	(41.2)

Balance as of March 31, 2014	$(2.7)	$15.8	$(136.0)	$(122.9)

(1)	The losses on cash flow hedges are net of a tax benefit of $0.8 million and currency translation items are net of a tax expense of $0.0 million.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(2)	The gains on cash flow hedges are net of tax expense of $0.1 million and currency translation items are net of tax expense of $0.0 million.

The following is a summary of the amounts reclassified from accumulated other comprehensive loss to net income (loss):

(in millions)	Three months ended March 31, 2015(1)	Three months ended March 31, 2014(1)	Location of impact on statement of operations
Amortization of defined benefit pension items:
Prior service credits	$(3.0)	$(3.0)	Warehousing, selling and administrative
Tax expense	1.2	1.2	Income tax expense

Net of tax	(1.8)	(1.8)
Cash flow hedges:
Interest rate swap contracts	1.6	1.4	Interest expense
Tax benefit	(0.6)	(0.5)	Income tax expense

Net of tax	1.0	0.9

Total reclassifications for the period	$(0.8)	$(0.9)

(1)	Amounts in parentheses indicate credits to net income (loss) to the statements of operations.

Refer to “Note 4: Employee benefit plans” for additional information regarding the amortization of defined benefit pension items and “Note 14: Derivatives” for cash flow hedging activity.

Foreign currency gains and losses relating to intercompany borrowings that are considered a part of the Company’s investment in a foreign subsidiary’ are reflected in accumulated other comprehensive loss. Total foreign currency (losses) gains related to such intercompany borrowings were $(9.2) million and $1.8 million for the three month periods ended March 31, 2015 and 2014, respectively.

11. Debt

Short-term financing

Short-term financing consisted of the following:

(in millions)	March 31, 2015	December 31, 2014
Amounts drawn under credit facilities	$26.8	$32.7
Bank overdrafts	20.3	28.4

Total short-term financing	$47.1	$61.1

The weighted average interest rate on short-term financing was 2.3% and 2.7% as of March 31, 2015 and December 31, 2014, respectively.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

As of March 31, 2015 and December 31, 2014, the Company had approximately $180 million and $185 million, respectively, in outstanding letters of credit and guarantees.

Long-term debt

Long-term debt consisted of the following:

(in millions)	March 31, 2015	December 31, 2014
Senior Term Loan Facilities:
Term B Loan due 2017, variable interest rate of 5.00% at March 31, 2015 and December 31, 2014	$2,676.2	$2,683.2
Euro Tranche Term Loan due 2017, variable interest rate of 5.25% at March 31, 2015 and December 31, 2014	136.5	154.6
Asset Backed Loan (ABL) Facilities:
North American ABL Facility due 2018, variable interest rate of 2.04% and 2.10% at March 31, 2015 and December 31, 2014, respectively	267.0	266.0
North American ABL Term Loan due 2016, variable interest rate of 3.53% and 3.51% at March 31, 2015 and December 31, 2014, respectively	37.5	50.0
European ABL Facility due 2019 (“Euro ABL due 2019”), variable interest rate of 2.01% at December 31, 2014	—	36.3
Senior Subordinated Notes:
Senior Subordinated Notes due 2017, fixed interest rate of 10.50% at March 31, 2015 and December 31, 2014	600.0	600.0
Senior Subordinated Notes due 2018, fixed interest rate of 10.50% at March 31, 2015 and December 31, 2014	50.0	50.0
Capital lease obligations(1)	13.5	2.6

Total long-term debt before discount	3,780.7	3,842.7
Less: discount on debt	(20.2)	(22.5)

Total long-term debt	3,760.5	3,820.2
Less: current maturities	(78.6)	(80.7)

Total long-term debt, excluding current maturities	$3,681.9	$3,739.5

(1)	The majority of capital lease obligations are due within 12 months and included in current portion of long-term debt.

On March 24, 2014, certain of the Company’s European subsidiaries (the “Borrowers”) entered into a five year €200 million Euro ABL Credit facility. The Euro ABL is a revolving credit facility pursuant to which the Borrowers may request loan advances and make loan repayments until the maturity date of March 22, 2019. Loan advances may be made in multiple currencies. Each loan advance under this facility has a variable interest rate based on the current benchmark rate (IBOR) for that currency plus a credit spread. The credit spread is determined by a pricing grid that is based on average availability of the facility.

Simultaneously with the execution of the Euro ABL due 2019, certain of the Company’s European subsidiaries terminated a €68 million secured asset-based lending credit facility maturing December 31, 2016. As a result of this termination, the Company recognized a loss on extinguishment of $1.2 million in the consolidated statement of operations.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

12. Supplemental balance sheet information

Property, plant and equipment, net

(in millions)	March 31, 2015	December 31, 2014
Property, plant and equipment, at cost	$1,668.7	$1,677.1
Less: accumulated depreciation	(656.0)	(644.8)

Property, plant and equipment, net	$1,012.7	$1,032.3

Capital lease assets, net

Included within property, plant and equipment, net are assets related to capital leases where the company is the lessee. The below table summarizes the cost and accumulated depreciation related to these assets:

(in millions)	March 31, 2015	December 31, 2014
Capital lease assets, at cost	$13.8	$2.6
Less: accumulated depreciation	(0.6)	—

Capital lease assets, net	$13.2	$2.6

Intangible assets, net

The gross carrying amounts and accumulated amortization of the Company’s intangible assets were as follows:

	March 31, 2015			December 31, 2014
(in millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets:
Customer relationships	$907.2	$399.7	$507.5	$930.7	$390.8	$539.9
Other	156.9	126.3	30.6	161.6	126.6	35.0

Total intangible assets	$1,064.1	$526.0	$538.1	$1,092.3	$517.4	$574.9

Other intangible assets consist of intellectual property trademarks, trade names, supplier relationships, non-compete agreements and exclusive distribution rights.

Other accrued expenses

Other accrued expenses that were greater than five percent of total current liabilities consisted of customer prepayments and deposits, which were $75.5 million and $83.2 million as of March 31, 2015 and December 31, 2014, respectively.

13. Fair value measurements

Items measured at fair value on a recurring basis

The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles. The fair value of interest rate swaps is determined by estimating the net

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

present value of amounts to be paid under the agreement offset by the net present value of the expected cash inflows based on market rates and associated yield curves. Based on these valuation methodologies, these derivative contracts are classified as level 2 in the fair value hierarchy.

Derivative financial instruments are recorded in the condensed consolidated balance sheets as either an asset or liability at fair value. For derivative contracts with the same counterparty where the Company has a master netting arrangement with the counterparty, the fair value of the asset/liability is presented on a net basis within the condensed consolidated balance sheets. The net amounts included in prepaid and other current assets were $0.3 million and $0.1 million and included in other accrued expenses were $1.4 million and $0.5 million as of March 31, 2015 and December 31, 2014, respectively. The gross values related to forward currency contracts in an asset position was $0.6 million and $0.5 million and in a liability position was $1.7 million and $0.9 million as of March 31, 2015 and December 31, 2014, respectively.

Financial instruments not carried at fair value

The estimated fair value of financial instruments not carried at fair value in the condensed consolidated balance sheets were as follows:

	March 31, 2015		December 31, 2014
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities:
Long-term debt including current portion (Level 2)	$3,760.5	$3,777.5	$3,820.2	$3,780.4

The fair values of the long-term debt, including the current portions, were based on current market quotes for similar borrowings and credit risk adjusted for liquidity, margins and amortization, as necessary.

Fair value of other financial instruments

The carrying value of cash and cash equivalents, trade accounts receivable, net, trade accounts payable and short-term financing included in the condensed consolidated balance sheets approximate fair value due to their short-term nature.

14. Derivatives

Interest rate swaps

At March 31, 2015 and December 31, 2014, the Company had interest rate swap contracts in place with a total notional amount of $2.0 billion, whereby a fixed rate of interest (weighted average of 1.64%) is paid and a variable rate of interest (greater of 1.25% or three-month LIBOR) is received on the notional amount.

The objective of the hedging instruments is to offset the variability of cash flows in three-month LIBOR indexed debt interest payments, subject to a 1.50% floor, attributable to changes in the aforementioned benchmark interest rate through June 15, 2017 related to the Term B Loan. Changes in the cash flows of each interest rate swap are expected to be highly effective in offsetting the changes in interest payments on a principal balance equal to the notional amount of the derivative, attributable to the hedged risk. The Company applies hedge accounting related to the interest rate swap contracts and has designated the derivative instrument as a cash flow hedge.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

As of March 31, 2015, $6.5 million of deferred, net losses on derivative instruments included in accumulated other comprehensive loss are expected to be recognized in earnings during the next 12 months, coinciding with when the hedged items are expected to impact earnings.

The interest rate floor related to the Term B Loan (1.50%) is not identical to the interest rate floor of the interest rate swap contracts (1.25%), which results in hedge ineffectiveness. During the three months ended March 31, 2015 and 2014, a $0.6 million loss and a $0.2 million gain related to hedge ineffectiveness was recognized within other income (expense), net within the condensed consolidated statement of operations, respectively. Refer to “Note 7: Other income (expense), net” for more information.

The effective portion of the gains and losses related to the interest rate swap contracts are initially recorded in accumulated other comprehensive loss and then reclassified into earnings consistent with the underlying hedged item (interest payments). The fair value of interest rate swaps is recorded either in prepaids and other current assets, other assets, other accrued expenses or other long-term liabilities in the condensed consolidated balance sheets. As of March 31, 2015 and December 31, 2014, the current liability of $7.4 million and $7.3 million was included in other accrued expenses, respectively. As of March 31, 2015 and December 31, 2014, the noncurrent liability of $1.1 million and the noncurrent asset of $1.6 million was included in other long-term liabilities and other assets, respectively.

Foreign currency derivatives

The Company uses forward currency contracts to hedge earnings from the effects of foreign exchange relating to certain of the Company’s intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments are not formally designated as hedges by the Company and the terms of these instruments range from one to eight months. Forward currency contracts are recorded at fair value in either prepaid expenses and other current assets or other accrued expenses in the condensed consolidated balance sheets, reflecting their short-term nature. The fair value adjustments and gains and losses are included in other income (expense), net within the condensed consolidated statements of operations. Refer to “Note 7: Other income (expense), net” for more information. The total notional amount of undesignated forward currency contracts were $178.0 million and $127.4 million as of March 31, 2015 and December 31, 2014, respectively.

Cash flows associated with derivative financial instruments are recognized in the operating section of the condensed consolidated statements of cash flows.

15. Commitments and Contingencies

Litigation

In the ordinary course of business the Company is subject to pending or threatened claims, lawsuits, regulatory matters and administrative proceedings from time to time. Where appropriate the Company has recorded provisions in the condensed consolidated financial statements for these matters. The liabilities for injuries to persons or property are in some instances covered by liability insurance, subject to various deductibles and self-insured retentions.

The Company is not aware of any claims, lawsuits, regulatory matters or administrative proceedings, pending or threatened, that are likely to have a material effect on its overall financial position, results of operations or cash flows. However, the Company cannot predict the outcome of any claims or litigation or the potential for future claims or litigation.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The Company is subject to liabilities from claims alleging personal injury from exposure to asbestos. The claims result primarily from an indemnification obligation related to Univar USA Inc.’s 1986 purchase of McKesson Chemical Company from McKesson Corporation (“McKesson”). Univar USA’s obligation to indemnify McKesson for settlements and judgments arising from asbestos claims is the amount which is in excess of applicable insurance coverage, if any, which may be available under McKesson’s historical insurance coverage. Univar USA is also a defendant in a small number of asbestos claims. As of March 31, 2015, there were fewer than 170 asbestos-related claims for which the Company has liability for defense and indemnity pursuant to the indemnification obligation. Historically, the vast majority of the claims against both McKesson and Univar USA have been dismissed without payment. While the Company is unable to predict the outcome of these matters, it does not believe, based upon currently available facts, that the ultimate resolution of any of these matters will have a material effect on its overall financial position, results of operations or cash flows. However, the Company cannot predict the outcome of any present or future claims or litigation and adverse developments could negatively impact earnings or cash flows in a particular future period.

Environmental

The Company is subject to various federal, state and local environmental laws and regulations that require environmental assessment or remediation efforts (collectively “environmental remediation work”) at approximately 124 locations, some that are now or were previously Company-owned/occupied and some that were never Company-owned/occupied (“non-owned sites”).

The Company’s environmental remediation work at some sites is being conducted pursuant to governmental proceedings or investigations, while the Company, with appropriate state or federal agency oversight and approval, is conducting the environmental remediation work at other sites voluntarily. The Company is currently undergoing remediation efforts or is in the process of active review of the need for potential remediation efforts at approximately 106 current or formerly Company-owned/occupied sites. In addition, the Company may be liable for a share of the clean-up of approximately 18 non-owned sites. These non-owned sites are typically (a) locations of independent waste disposal or recycling operations with alleged or confirmed contaminated soil and/or groundwater to which the Company may have shipped waste products or drums for re-conditioning, or (b) contaminated non-owned sites near historical sites owned or operated by the Company or its predecessors from which contamination is alleged to have arisen.

In determining the appropriate level of environmental reserves, the Company considers several factors such as information obtained from investigatory studies; changes in the scope of remediation; the interpretation, application and enforcement of laws and regulations; changes in the costs of remediation programs; the development of alternative cleanup technologies and methods; and the relative level of the Company’s involvement at various sites for which the Company is allegedly associated. The level of annual expenditures for remedial, monitoring and investigatory activities will change in the future as major components of planned remediation activities are completed and the scope, timing and costs of existing activities are changed. Project lives, and therefore cash flows, range from approximately 2 to 30 years, depending on the specific site and type of remediation project.

On December 9, 2014, the Company was issued a violation notice from the Pollution Control Services Department of Harris County, Texas (“PCS”). The notice relates to claims that the Company’s facility on Luthe Road in Houston, Texas operated with inadequate air emissions controls and improperly discharged certain waste without authorization. On March 6, 2015, PCS notified the Company. that the matter was forwarded to the Harris County District Attorney’s Office with a request for an enforcement action. No such action has commenced. The Company continues to investigate and evaluate the claims.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

In April 2015, the Company’s subsidiary Magnablend Inc. was advised that the United States Environmental Protection Agency (“EPA”) was considering bringing an enforcement action against Magnablend. The matter relates to a January 26, 2015 incident at Magnablend’s Waxahachie, Texas facility at which a 300 gallon plastic container of sodium chlorite burst as a result of a chemical reaction. The incident did not result in any injuries. Magnablend is cooperating with the EPA’s investigation. Magnablend has not been provided with the details of an enforcement action.

As of March 31, 2015, the Company has not recorded a liability related to either of these investigations as as any potential loss is neither probable nor estimable at this stage in either investigation.

Although the Company believes that its reserves are adequate for environmental contingencies, it is possible, due to the uncertainties noted above, that additional reserves could be required in the future that could have a material effect on the overall financial position, results of operations or cash flows in a particular period. This additional loss or range of losses cannot be recorded at this time, as it is not reasonably estimable.

Changes in total environmental liabilities are as follows:

	Three months ended March 31,
(in millions)	2015	2014
Environmental liabilities at beginning of period	$120.3	$137.0
Revised obligation estimates	2.0	1.5
Environmental payments	(4.4)	(4.4)
Foreign exchange and other	(0.6)	—

Environmental liabilities at end of period	$117.3	$134.1

Environmental liabilities of $30.6 million and $31.1 million were classified as current in other accrued expenses in the condensed consolidated balance sheets as of March 31, 2015 and December 31, 2014, respectively. The long-term portion of environmental liabilities is recorded in other long-term liabilities in the condensed consolidated balance sheets.

Customs and International Trade Laws

In April 2012, the US Department of Justice (“DOJ”) issued a civil investigative demand to the Company in connection with an investigation into the Company’s compliance with applicable customs and international trade laws and regulations relating to the importation of saccharin from 2002 through 2012. The Company also became aware in 2010 of an investigation being conducted by US Customs and Border Patrol (“CBP”) into the Company’s importation of saccharin. Finally, the Company learned that a civil plaintiff had sued the Company and two other defendants in a Qui Tam proceeding, such filing having been made under seal in 2012, and this plaintiff had requested that the DOJ intervene in its lawsuit.

The US government, through the DOJ, declined to intervene in the Qui Tam proceeding in November 2013 and, as a result, the DOJ’s inquiry related to the Qui Tam lawsuit and its investigation demand are now finished. On February 26, 2014, the Qui Tam plaintiff also voluntarily dismissed its lawsuit against the Company. CBP, however, continues its investigation on the importation of saccharin by the Company’s subsidiary, Univar USA Inc. On July 21, 2014, CBP sent the Company a “Pre-Penalty Notice” indicating the imposition of a penalty against Univar USA Inc. in the amount of approximately $84 million. Univar USA Inc. has responded to CBP that the proposed penalty is not justified and on October 1, 2014, the CBP issued a penalty notice to Univar USA Inc. for $84 million. The Company continues to defend this matter vigorously. Univar USA Inc. has not recorded a liability related to this investigation as the Company believes a loss is not probable.

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

16. Segments

Management monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Management evaluates performance on the basis of Adjusted EBITDA. Adjusted EBITDA is defined as consolidated net income (loss), plus the sum of: interest expense, net of interest income; income tax expense; depreciation; amortization; other operating expenses, net; impairment charges; loss on extinguishment of debt; and other income (expense), net.

Transfer prices between operating segments are set on an arms-length basis in a similar manner to transactions with third parties. Corporate operating expenses that directly benefit segments have been allocated to the operating segments. Allocable operating expenses are identified through a review process by management. These costs are allocated to the operating segments on a basis that reasonably approximates the use of services. This is typically measured on a weighted distribution of margin, asset, headcount or time spent.

Other/Eliminations represents the elimination of inter-segment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

Financial information for the Company’s segments is as follows:

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Three Months Ended March 31, 2015
Net sales:
External customers	$1,394.8	$293.2	$476.4	$134.7	$—	$2,299.1
Inter-segment	27.5	1.9	0.7	—	(30.1)	—

Total net sales	1,422.3	295.1	477.1	134.7	(30.1)	2,299.1
Cost of goods sold (exclusive of depreciation)	1,140.5	241.8	375.3	110.0	(30.1)	1,837.5

Gross profit	281.8	53.3	101.8	24.7	—	461.6
Outbound freight and handling	56.0	9.9	16.2	2.4	—	84.5
Warehousing, selling and administrative	133.2	22.9	58.4	14.2	2.7	231.4

Adjusted EBITDA	$92.6	$20.5	$27.2	$8.1	$(2.7)	145.7

Other operating expenses, net						8.1
Depreciation						32.0
Amortization						21.9
Interest expense, net						63.2
Other income, net						(6.8)
Income tax expense						7.6

Net income						$19.7

Total assets	$4,144.1	$1,907.3	$991.6	$278.3	$(1,405.0)	$5,916.3

UNIVAR INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Three Months Ended March 31, 2014
Net sales:
External customers	$1,466.5	$319.5	$597.8	$132.6	$—	$2,516.4
Inter-segment	27.4	3.0	1.0	—	(31.4)	—

Total net sales	1,493.9	322.5	598.8	132.6	(31.4)	2,516.4
Cost of goods sold (exclusive of depreciation)	1,214.0	263.5	484.1	113.8	(31.4)	2,044.0

Gross profit	279.9	59.0	114.7	18.8	—	472.4
Outbound freight and handling	54.9	12.1	19.2	1.6	—	87.8
Warehousing, selling and administrative	128.1	24.6	72.1	13.5	0.7	239.0

Adjusted EBITDA	$96.9	$22.3	$23.4	$3.7	$(0.7)	$145.6

Other operating expenses, net						21.7
Depreciation						30.6
Amortization						23.7
Loss on extinguishment of debt						1.2
Interest expense, net						63.9
Other expense, net						1.9
Income tax expense						5.4

Net loss						$(2.8)

Total assets	$4,232.9	$1,805.4	$1,470.5	$273.1	$(1,364.3)	$6,417.6

17. Subsequent events

The Company has evaluated subsequent events through May 6, 2015, the date that these financial statements were available to be issued. Management has concluded there were no events that require recognition or disclosure in these condensed consolidated financial statements except for the acquisition discussed below.

On April 10, 2015, the Company completed an acquisition of 100% of the equity interest in Key Chemical, Inc., or Key, one of the largest distributors of fluoride to municipalities in the United States, which we expect to help us expand our offerings into the municipal and other industrial markets. The acquisition is not expected to have a significant impact on the consolidated financial statements of the Company.

18. Common stock split

On June 5, 2015, the Company effected a 1.9845 for 1 reverse stock split of its issued common stock. Each stockholder’s percentage ownership and proportional voting power generally remained unchanged as a result of the reverse stock split. All applicable share data, per share amounts and related information in the condensed consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the 1.9845 for 1 reverse stock split.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Univar Inc.

We have audited the accompanying consolidated balance sheets of Univar Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univar Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois

February 27, 2015,

except for Note 23, as to which the date is June 5, 2015

UNIVAR INC.

CONSOLIDATED BALANCE SHEETS

		December 31,
(in millions, except share and per share data)	Note	2014	2013
Assets
Current assets:
Cash and cash equivalents		$206.0	$180.4
Trade accounts receivable, net		1,277.5	1,277.0
Inventories		942.7	893.5
Prepaid expenses and other current assets		158.5	159.5
Deferred tax assets	7	37.1	39.5

Total current assets		2,621.8	2,549.9

Property, plant and equipment, net	11	1,032.3	1,097.1
Goodwill	12	1,767.6	1,788.4
Intangible assets, net	12	574.9	682.1
Deferred tax assets	7	15.5	19.3
Other assets		64.5	80.2

Total assets		$6,076.6	$6,217.0

Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	14	$61.1	$97.5
Trade accounts payable		991.9	1,021.2
Current portion of long-term debt	14	80.7	79.7
Accrued compensation		73.7	70.1
Other accrued expenses	13	308.1	321.9
Deferred tax liabilities	7	3.4	0.5

Total current liabilities		1,518.9	1,590.9

Long-term debt	14	3,739.5	3,657.1
Pension and other postretirement benefit liabilities	8	304.5	241.3
Deferred tax liabilities	7	119.7	162.1
Other long-term liabilities		145.9	184.3
Commitment and contingencies	18	—	—
Stockholders’ equity:
Common stock, $0.000000028 par value; 370,181,733 shares authorized; 100,190,194 and 99,956,821 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively		—	—
Additional paid-in capital		1,457.6	1,444.0
Accumulated deficit		(1,001.3)	(981.0)
Accumulated other comprehensive loss	10	(208.2)	(81.7)

Total stockholders’ equity		248.1	381.3

Total liabilities and stockholders’ equity		$6,076.6	$6,217.0

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

		Year ended December 31,
(in millions, except share and per share data)	Note	2014	2013	2012
Net sales		$10,373.9	$10,324.6	$9,747.1
Cost of goods sold (exclusive of depreciation)		8,443.2	8,448.7	7,924.6

Gross profit		1,930.7	1,875.9	1,822.5
Operating expenses:
Outbound freight and handling		365.5	326.0	308.2
Warehousing, selling and administrative		923.5	951.7	907.1
Other operating expenses, net	4	197.1	12.0	177.7
Depreciation		133.5	128.1	111.7
Amortization		96.0	100.0	93.3
Impairment charges	11, 12	0.3	135.6	75.8

Total operating expenses		1,715.9	1,653.4	1,673.8

Operating income		214.8	222.5	148.7

Other (expense) income:
Interest income		8.2	11.0	9.0
Interest expense		(258.8)	(305.5)	(277.1)
Loss on extinguishment of debt	14	(1.2)	(2.5)	(0.5)
Other income (expense), net	6	1.1	(17.6)	(1.9)

Total other expense		(250.7)	(314.6)	(270.5)

Loss before income taxes		(35.9)	(92.1)	(121.8)
Income tax (benefit) expense	7	(15.8)	(9.8)	75.6

Net loss		$(20.1)	$(82.3)	$(197.4)

Loss per common share:
Basic and diluted	3	$(0.20)	$(0.83)	$(2.01)
Weighted average common shares outstanding:
Basic and diluted	3	99,718,998	99,299,892	98,355,548

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

		Year ended December 31,
(in millions)	Note	2014	2013	2012
Net loss		$(20.1)	$(82.3)	$(197.4)
Other comprehensive (loss) income, net of tax:
Foreign currency translation	10	(118.3)	(70.5)	27.6
Pension and other postretirement benefits adjustment	10	(7.3)	(7.0)	(7.6)
Derivative financial instruments	10	(0.9)	(2.8)	4.1

Total other comprehensive (loss) income, net of tax		(126.5)	(80.3)	24.1

Comprehensive loss		$(146.6)	$(162.6)	$(173.3)

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in millions, except share data)	Common stock (shares)	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
Balance, January 1, 2012	98,216,184	$—	$1,387.1	$(701.3)	$(25.5)	$660.3
Net loss	—	—	—	(197.4)	—	(197.4)
Foreign currency translation adjustment, net of tax ($4.7)	—	—	—	—	27.6	27.6
Pension and other postretirement benefits adjustment, net of tax $4.4	—	—	—	—	(7.6)	(7.6)
Derivative financial instruments, net of tax ($0.7)	—	—	—	—	4.1	4.1
Capital contributions	1,212,742	—	26.1	—	—	26.1
Share repurchases	(1,066,528)	—	(22.4)	—	—	(22.4)
Stock option exercises	914,962	—	18.2	—	—	18.2
Stock-based compensation	503,906	—	17.5	—	—	17.5

Balance, December 31, 2012	99,781,266	$—	$1,426.5	$(898.7)	$(1.4)	$526.4

Net loss	—	—	—	(82.3)	—	(82.3)
Foreign currency translation adjustment, net of tax $11.4	—	—	—	—	(70.5)	(70.5)
Pension and other postretirement benefits adjustment, net of tax $4.6	—	—	—	—	(7.0)	(7.0)
Derivative financial instruments, net of tax $1.6	—	—	—	—	(2.8)	(2.8)
Capital contributions	225,554	—	3.3	—	—	3.3
Share repurchases	(93,431)	—	(1.8)	—	—	(1.8)
Stock option exercises	43,432	—	0.9	—	—	0.9
Stock-based compensation	—	—	15.1	—	—	15.1

Balance, December 31, 2013	99,956,821	$—	$1,444.0	$(981.0)	$(81.7)	$381.3

Net loss	—	—	—	(20.1)	—	(20.1)
Foreign currency translation adjustment, net of tax $9.3	—	—	—	—	(118.3)	(118.3)
Pension and other postretirement benefits adjustment, net of tax $4.6	—	—	—	—	(7.3)	(7.3)
Derivative financial instruments, net of tax $0.5	—	—	—	—	(0.9)	(0.9)
Capital contributions	159,322	—	3.0	—	—	3.0
Share repurchases	(351,351)	—	(7.8)	(0.2)	—	(8.0)
Stock option exercises	324,619	—	6.2	—	—	6.2
Stock-based compensation	100,783	—	12.1	—	—	12.1
Excess tax benefit from stock-based compensation	—	—	0.1	—	—	0.1

Balance, December 31, 2014	100,190,194	$—	$1,457.6	$(1,001.3)	$(208.2)	$248.1

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31,
(in millions)	Note	2014	2013	2012
Operating activities:
Net loss		$(20.1)	$(82.3)	$(197.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization		229.5	228.1	205.0
Impairment charges	11, 12	0.3	135.6	75.8
Amortization of deferred financing fees and debt discount		16.5	22.7	16.1
Amortization of pension credit from accumulated other comprehensive loss	8	(11.9)	(11.6)	(12.0)
Pension mark to market loss (gain)	8	117.8	(73.5)	83.6
Loss on extinguishment of debt	14	1.2	2.5	0.5
Contingent consideration fair value adjustment	15	(1.0)	(24.7)	—
Deferred income taxes	7	(19.6)	(34.4)	60.4
Recognition of previously uncertain tax benefits		(18.4)	—	(1.7)
Stock-based compensation expense	9	12.1	15.1	17.5
Other		3.3	0.5	1.1
Changes in operating assets and liabilities:
Trade accounts receivable, net		(63.2)	9.3	(13.9)
Inventories		(90.9)	41.6	(97.5)
Prepaid expenses and other current assets		(8.2)	15.1	(5.9)
Trade accounts payable		12.7	111.7	(47.4)
Pensions and other postretirement benefit liabilities		(45.0)	(60.3)	(52.2)
Other, net		11.2	(6.1)	(16.5)

Net cash provided by operating activities		126.3	289.3	15.5

Investing activities:
Purchases of property, plant and equipment		(113.9)	(141.3)	(170.1)
Proceeds from sale of property, plant and equipment		8.9	11.6	4.2
Purchases of businesses, net of cash acquired	17	(42.2)	(86.0)	(491.2)
Other		(1.0)	—	—

Net cash used by investing activities		(148.2)	(215.7)	(657.1)

Financing activities:
Proceeds from the issuance of long-term debt	14	177.5	519.0	745.7
Payments on long-term debt	14	(79.2)	(579.4)	(21.6)
Short-term financing, net	14	(8.2)	(40.0)	15.8
Financing fees paid	14	(5.4)	(12.5)	(8.0)
Capital contributions		3.0	3.3	26.1
Shares repurchased		(8.0)	(1.8)	(22.4)
Stock option exercises	9	6.2	0.9	18.2
Other		(1.8)	—	—

Net cash provided by (used by) financing activities		84.1	(110.5)	753.8

Effect of exchange rate changes on cash and cash equivalents		(36.6)	(3.6)	12.4

Net increase (decrease) in cash and cash equivalents		25.6	(40.5)	124.6
Cash and cash equivalents at beginning of period		180.4	220.9	96.3

Cash and cash equivalents at end of period		$206.0	$180.4	$220.9

Supplemental disclosure of cash flow information
Cash paid during the period for:
Income taxes		$23.7	$24.1	$69.5
Interest, net of capitalized interest		238.5	274.0	235.3
Non-cash activities:
Additions of property, plant and equipment included in trade accounts payable and other accrued expenses		9.3	7.2	16.8
Additions of property, plant and equipment under a capital lease obligation		2.6	—	—

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

Headquartered in Downers Grove, Illinois, Univar Inc. (“the Company” or “Univar”) is a leading global distributor of commodity and specialty chemicals. The Company’s operations are structured into four operating segments that represent the geographic areas under which the Company manages its business:

•	Univar USA (“USA”)

•	Univar Canada (“Canada”)

•	Univar Europe, the Middle East and Africa (“EMEA”)

•	Rest of World (“Rest of World”)

Rest of World includes certain developing businesses in Latin America (including Brazil and Mexico) and the Asia-Pacific region.

2. Significant accounting policies

Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Unless otherwise indicated, all financial data presented in these consolidated financial statements are expressed in US dollars.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. Subsidiaries are consolidated if the Company has a controlling financial interest, which may exist based on ownership of a majority of the voting interest, or based on the Company’s determination that it is the primary beneficiary of a variable interest entity. The Company did not have any interests in variable interest entities during the years presented in these consolidated financial statements. All intercompany balances and transactions are eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ materially from these estimates.

Cash and cash equivalents

Cash and cash equivalents include all highly-liquid investments with an original maturity at the time of purchase of three months or less that are readily convertible into known amounts of cash. Cash at banks earn interest at floating rates based on daily bank deposit rates.

Trade accounts receivable, net

Trade accounts receivable are stated at the invoiced amount, net of an allowance for doubtful accounts.

In the normal course of business, the Company provides credit to its customers, performs ongoing credit evaluations of these customers and maintains reserves for potential credit losses. In certain situations, the Company will require up-front cash payment, collateral and/or personal guarantees based on the credit worthiness of the customer.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The allowance for doubtful accounts was $11.8 million and $17.3 million at December 31, 2014 and 2013, respectively. The allowance for doubtful accounts is estimated based on prior experience, as well as an individual assessment of collectability based on factors that include current ability to pay, bankruptcy and payment history.

Inventories

Inventories consist primarily of products purchased for resale and are stated at the lower of cost or net realizable value. Inventory cost is determined by the weighted average cost method. Inventory cost includes purchase price from suppliers net of any rebates received, inbound freight and handling, and direct labor and other costs incurred to blend and repackage product and excludes depreciation expense. The Company recognized $0.8 million, $7.3 million and $14.6 million of lower of cost or market adjustments to certain of its inventories in the year ended December 31, 2014, 2013 and 2012, respectively. The expense related to these adjustments is included in cost of goods sold (exclusive of depreciation) in the consolidated statements of operations.

Supplier incentives

The Company has arrangements with certain suppliers that provide cash discounts when certain measures are achieved, generally related to purchasing volume. Volume rebates are generally earned and realized when the related products are purchased during the year. The reduction in cost of goods sold (exclusive of depreciation) is recorded when the related products, on which the rebate was earned, are sold. Discretionary rebates are recorded when received. The unpaid portion of rebates from suppliers is recorded in prepaid expenses and other current assets in the consolidated balance sheets.

Property, plant and equipment, net

Property, plant and equipment are carried at historical cost, net of accumulated depreciation. Expenditures for improvements that increase asset values and/or extend useful lives are capitalized. The Company capitalizes interest costs on significant capital projects, as an increase to property, plant and equipment. Repair and maintenance costs are expensed as incurred. Depreciation is recorded on a straight-line basis over the estimated useful lives of each asset from the time the asset is ready for its intended purpose, with consideration of any expected residual value.

The estimated useful lives of plant, property and equipment are as follows:

Buildings	10-50 years
Main components of tank farms	5-40 years
Containers	2-15 years
Machinery and equipment	5-20 years
Furniture, fixtures and others	5-20 years
Information technology	3-10 years

The Company evaluates the carrying value of property, plant and equipment for impairment if an event occurs or circumstances change that would indicate the carrying value may not be recoverable. If an asset is tested for possible impairment, the Company compares the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of the asset is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its estimated fair value.

Leasehold improvements are capitalized and amortized over the lesser of the term of the applicable lease, including renewable periods if reasonably assured, or the useful life of the improvement.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Refer to “Note 11: Property, plant and equipment, net” for further information.

Goodwill and intangible assets

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in business combinations. Goodwill is tested for impairment annually on October 1, or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Intangible assets consist of customer relationships, intellectual property trademarks, trade names, supplier relationships, non-compete agreements and exclusive distribution rights. Intangible assets have finite lives and are amortized over their respective useful lives of 2 to 20 years. Amortization of intangible assets is based on the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up which is based on the undiscounted cash flows, or when not reliably determined, on a straight-line basis. Intangible assets are tested for impairment if an event occurs or circumstances change that indicates the carrying value may not be recoverable.

Customer relationship intangible assets represent the fair value allocated in purchase price accounting for the ongoing relationships with an existing customer base acquired in a business combination. The fair value of customer relationships is determined using the excess earnings methodology, an income based approach. The excess earnings methodology provides an estimate of the fair value of customer relationship assets by deducting economic costs, including operating expenses and contributory asset charges from revenue expected to be generated by the asset. These estimated cash flows are then discounted to the present value equivalent.

Refer to “Note 12: Goodwill and intangible assets” for further information.

Short-term financing

Short-term financing includes bank overdrafts and short-term lines of credit. Refer to “Note 14: Debt” for further information.

Long-term debt

Long-term debt consists of loans with original maturities greater than one year. Fees paid in connection with the execution of financing agreements are included in other assets and are amortized using the effective interest method over the term of the related debt. Refer to “Note 14: Debt” for further information.

Income taxes

The Company is subject to income taxes in the US and numerous foreign jurisdictions. Significant judgment in the forecasting of taxable income using historical and projected future operating results is required in determining the Company’s provision for income taxes and the related assets and liabilities. The provision for income taxes includes income taxes paid, currently payable or receivable and those deferred.

In the event that the actual outcome of future tax consequences differs from the Company’s estimates and assumptions due to changes or future events such as tax legislation, geographic mix of the earnings, completion of tax audits or earnings repatriation plans, the resulting change to the provision for income taxes could have a material effect on the consolidated statement of operations and consolidated balance sheet.

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

when the differences reverse. Deferred tax assets are also recognized for the estimated future effects of tax loss carryforwards. The effect on deferred taxes of changes in tax rates is recognized in the period in which the revised tax rate is enacted.

The Company records valuation allowances to reduce deferred tax assets to the extent it believes more likely than not that a portion of such assets will not be realized. In making such determinations, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and the ability to carry back losses to prior years. Realization is dependent upon generating sufficient taxable income prior to expiration of tax attribute carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized, or if not, a valuation allowance has been recorded. The Company continues to monitor the value of its deferred tax assets, as the amount of the deferred tax assets considered realizable, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced, or current tax planning strategies are not implemented.

US GAAP prescribes a recognition threshold and measurement attribute for the accounting and financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step requires the Company to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step requires the Company to recognize in the financial statements each tax position that meets the more likely than not criteria, measured at the amount of benefit that has a greater than fifty percent likelihood of being realized.

The Company recognizes interest and penalties related to unrecognized tax benefits within interest expense and warehousing, selling and administrative, respectively, in the accompanying consolidated statements of operations. Accrued interest and penalties are included within either other accrued expenses or other long-term liabilities in the consolidated balance sheets.

Refer to “Note 7: Income taxes” for further information.

Pension and other postretirement benefit plans

The Company sponsors several defined benefit and defined contribution plans. The Company’s contributions to defined contribution plans are charged to income during the period of the employee’s service.

The benefit obligation and cost of defined benefit pension plans and other postretirement benefits are calculated based upon actuarial valuations, which involves making assumptions about discount rates, expected rates of return on assets, future salary increases, future health care costs, mortality rates and future pension increases. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty.

The projected benefit obligation is calculated separately for each plan based on the estimated future benefit employees have earned in return for their service based on the employee’s expected date of retirement. Those benefits are discounted to determine the present value of the benefit obligations using the projected unit-credit method. A liability is recognized on the balance sheet for each plan with a projected benefit obligation in excess of plan assets at fair value. An asset is recorded for each plan with plan assets at fair value in excess of the projected benefit obligation.

The Company recognizes the actuarial gains or losses that arise during the period within other operating expenses, net in the consolidated statement of operations. This “mark to market” adjustment is recognized at each

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, or more frequently if required due to a curtailment or settlement. This adjustment primarily includes gains and losses resulting from changes in discount rates and the difference between the expected rate of return on plan assets and actual plan asset returns. All other components of net periodic benefit cost are classified as warehousing, selling and administrative expenses in the consolidated statements of operations. The Company recognizes prior service costs or credits that arise during the period in other comprehensive loss, and amortizes these items in subsequent periods as components of net periodic benefit cost.

The market value of plan assets is used to calculate the expected return on assets component of the net periodic benefit cost. The Company has elected to use fair value as the market-related value of plan assets.

Refer to “Note 8: Employee benefit plans” for further information.

Leases

All leases that are determined not to meet any of the capital lease criteria are classified as operating leases. Operating lease payments are recognized as an expense in the consolidated statements of operations on a straight-line basis over the lease term. During the periods presented, the Company had no material capital lease arrangements. Refer to “Note 18: Commitments and contingencies” for further information.

Asset retirement obligations

The fair value of liabilities related to the retirement of property is recorded when there is a legal or contractual obligation incurred during normal business operations and the related costs can be estimated. The Company records the asset retirement cost by increasing the carrying cost of the underlying property by the amount of the asset retirement obligation. The asset retirement cost is depreciated over the estimated useful life of the underlying property.

Contingencies

A loss contingency is recorded if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the ultimate loss. Changes in these factors and related estimates could materially affect the Company’s financial position and results of operations. Legal expenses are recorded as legal services are provided. Refer to “Note 18: Commitments and contingencies” for further information.

Environmental liabilities

Environmental contingencies are recognized for probable and reasonably estimable losses associated with environmental remediation. Incremental direct costs of the investigation, remediation effort and post-remediation monitoring are included in the estimated environmental contingencies. Expected cash outflows related to environmental remediation for the next 12 months and amounts for which the timing is uncertain are reported as current within other accrued expenses in the consolidated balance sheets. The long-term portion of environmental liabilities is reported within other long-term liabilities in the consolidated balance sheets on an undiscounted basis, except for sites for which the amount and timing of future cash payments are fixed or reliably determinable. The total discount on environmental liabilities was $2.2 million and $3.8 million at December 31, 2014 and 2013, respectively. The discount rate used in the present value calculation was 2.2% and 3.0% as of December 31, 2014 and 2013, respectively, which represent risk-free rates. Environmental remediation expenses are included within warehousing, selling and administrative expenses in the consolidated statements of operations, unless associated with disposed operations, in which case such expenses are included in other operating expenses, net.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity and/or mitigate or prevent contamination from future operations.

Refer to “Note 18: Commitments and contingencies” for further information.

Revenue recognition

The Company recognizes net sales when persuasive evidence of an arrangement exists, delivery of products has occurred or services are provided to customers, the sales price is fixed or determinable and collectability is reasonably assured. Net sales includes product sales, billings for freight and handling charges and fees earned for services provided, net of any discounts, returns, customer rebates and sales or other revenue-based tax. The Company recognizes product sales and billings for freight and handling charges when products are considered delivered to the customer under the terms of the sale. Fee revenues are recognized when services are completed.

The Company’s sales to customers in the agriculture end-market, principally in Canada, often provide for a form of inventory protection through credit and re-bill as well as understandings pursuant to which certain price changes from chemical producers may be passed through to the customer. These arrangements require us to make estimates of potential returns of unused chemicals as well as revenue deferral to the extent the sales price is not considered determinable. The estimates used to determine the amount of revenue associated with product likely to be returned are based on past experience adjusted for any current market conditions.

Foreign currency translation

The functional currency of the Company’s subsidiaries is the local currency, unless the primary economic environment requires the use of another currency. Transactions denominated in foreign currencies are translated into the functional currency of each subsidiary at the rate of exchange on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency of each subsidiary at period-end exchange rates. These foreign currency transaction gains and losses are recognized in other income (expense), net in the consolidated statements of operations.

Foreign currency gains and losses relating to intercompany borrowings that are considered a part of the Company’s investment in a foreign subsidiary are reflected as a component of currency translation within accumulated other comprehensive loss in stockholders’ equity. In the years ended December 31, 2014, 2013 and 2012, total foreign currency gains (losses) related to such intercompany borrowings were $7.1 million, $(7.5) million and $(13.2) million, respectively.

Assets and liabilities of foreign subsidiaries are translated into US dollars at period-end exchange rates. Income and expense accounts of foreign subsidiaries are translated at the average exchange rates for the period. The net exchange gains and losses arising on this translation are reflected as a component of currency translation within accumulated other comprehensive loss in stockholders’ equity.

Stock-based compensation plans

The Company measures the total amount of employee stock-based compensation expense for a grant based on the grant date fair value of each award and recognizes the stock-based compensation expense on a straight-line basis over the requisite service period for each separately vesting tranche of an award. Stock-based compensation is based on awards expected to vest and, therefore, has been reduced by estimated forfeitures. Stock-based compensation expense is classified within other operating expenses, net in the consolidated statements of operations. Refer to “Note 9: Stock-based compensation” for further information.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Share repurchases

The Company does not hold any treasury shares as all shares of common stock are retired upon repurchase. Furthermore, when share repurchases occur and the common stock is retired, the excess of repurchase price over par is allocated between additional paid-in capital and accumulated deficit such that the portion allocated to additional paid-in-capital being limited to the additional paid-in-capital created from that particular share issuance (i.e. the book value of those shares) plus any resulting leftover additional paid-in-capital from previous share repurchases in instances where the repurchase price was lower than the original issuance price.

Fair value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. US GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair-value hierarchy:

Level	1 Quoted prices for identical instruments in active markets.

Level	2 Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuation in which all significant inputs and significant value drivers are observable in active markets.

Level	3 Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

When available, the Company uses quoted market prices to determine fair value and classifies such items as Level 1. In cases where a market price is not available, the Company will make use of observable market-based inputs to calculate fair value, in which case the items are classified as Level 2. If quoted or observable market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market information. Items valued using internally generated valuation techniques are classified according to the lowest level input that is significant to the valuation, and may be classified as Level 3 even though there may be significant inputs that are readily observable. Refer to “Note 15: Fair value measurements” for further information.

Certain financial instruments, such as derivative financial instruments, are required to be measured at fair value on a recurring basis. Other financial instruments, such as the Company’s own debt, are not required to be measured at fair value on a recurring basis. Under current accounting guidance, the Company may make an irrevocable election to measure financial instruments and certain other items at fair value. The Company has not elected to apply this fair value option for eligible items.

Derivatives

The Company uses derivative financial instruments, such as foreign currency contracts, interest rate swaps and interest rate caps, to manage its risks associated with foreign currency and interest rate fluctuations. Derivative financial instruments are recorded in the consolidated balance sheets as either an asset or liability at fair value. For derivative contracts with the same counterparty where the Company has a master netting arrangement with the counterparty, the fair value of the asset/liability is presented on a net basis within the consolidated balance sheets. Refer to “Note 15: Fair value measurements” for additional information relating to the gross and net balances of derivative contracts. Changes in the fair value of derivative financial instruments

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

are recognized in the consolidated statements of operations unless specific hedge accounting criteria are met. Cash flows associated with derivative financial instruments are recognized in the operating section of the consolidated statements of cash flows.

For the purpose of hedge accounting, derivatives are classified as either fair value hedges, where the instrument hedges the exposure to changes in the fair value of a recognized asset or liability, or cash flow hedges, where the instrument hedges the exposure to variability in cash flows that are either attributable to a particular risk associated with a recognized asset or liability or a highly probable forecasted transaction. Gains and losses on derivatives that meet the conditions for fair value hedge accounting are recognized immediately in the consolidated statements of operations, along with the offsetting gain or loss on the related hedged item. For derivatives that meet the conditions for cash flow hedge accounting, the effective portion of the gain or loss on the derivative is recognized in accumulated other comprehensive loss on the consolidated balance sheet and the ineffective portion is recognized immediately in other income (expense), net within the consolidated statement of operations. Amounts in accumulated other comprehensive loss are reclassified to the consolidated statement of operations in the same period in which the hedged transactions affect earnings.

For derivative instruments designated as hedges, the Company formally documents the hedging relationship to the hedged item and its risk management strategy. The Company assesses the effectiveness of its hedging instruments at inception and on an ongoing basis. Hedge accounting is discontinued when the hedging instrument is sold, expired, terminated or exercised, or no longer qualifies for hedge accounting.

Refer to “Note 16: Derivatives” for further information.

Earnings per share

Basic earnings per share is based on the weighted average number of common shares outstanding during each period, which excludes nonvested restricted stock and stock options. Diluted earnings per share is based on the weighted average number of common shares and dilutive common share equivalents outstanding during each period. The Company reflects common share equivalents relating to stock options and nonvested restricted stock in its computation of diluted weighted average shares outstanding unless the effect of inclusion is anti-dilutive. The effect of dilutive securities is calculated using the treasury stock method. Refer to “Note 3: Earnings per share” for further information.

Recently issued and adopted accounting pronouncements

In July 2013, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-11, “Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”, requiring the standard presentation of an unrecognized tax benefit when a carryforward related to net operating losses or other tax credits exist. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 for public companies. For nonpublic entities, the effective dates are for fiscal years, and interim periods within those years, beginning after December 15, 2014, although early adoption is permitted. The Company adopted the standard for its year beginning after December 15, 2013, making this change effective as of January 1, 2014. The Company completed an analysis of all jurisdictions in which tax attribute carryforwards and unrecognized tax benefits existed, noting that no change in presentation was required. In addition, there was no impact to the Company’s December 31, 2013 balance sheet as a result of adopting ASU 2013-11.

Accounting pronouncements issued but not yet adopted

In April 2014, the FASB issued ASU 2014-08 “Reporting Discontinued Operations and Disclosure of Disposals of Components of an Entity”, which changes the criteria for reporting discontinued operations. This

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

guidance will be applied prospectively and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014 for public companies. For nonpublic companies, this guidance will be applied prospectively within annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company believes the guidance will not have a material impact on its consolidated financial statements and plans to adopt the guidance during the first quarter of 2015.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, “Revenue Recognition.” The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. For public companies, this guidance is effective and will be applied for fiscal years, and interim periods within those years, beginning after December 15, 2016. For nonpublic companies, this guidance is effective and will be applied for fiscal years beginning after December 15, 2017 and for interim periods within annual periods beginning after December 15, 2018. Adoption is not permitted until January 1, 2017 for either public or private companies. The guidance is to be applied using one of two retrospective application methods. The Company is currently evaluating the impact of the adoption of this ASU on its internal processes, operating results, and financial reporting. The impact is currently not known or reasonably estimable.

In August 2014, the FASB issued ASU 2014-15 “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The core principle of the guidance is that an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events that will alleviate the substantial doubt are adequately disclosed in the footnotes to the financial statements. This guidance will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted. The Company believes the guidance will not have a material impact on its consolidated financial statements.

3. Earnings per share

The following table presents the basic and diluted earnings per share computations:

	Year ended December 31,
(in millions, except share and per share data)	2014	2013	2012
Net loss	$(20.1)	$(82.3)	$(197.4)
Weighted average common shares outstanding—basic and diluted(1)	99,718,998	99,299,892	98,355,548

Basic and diluted loss per common share	$(0.20)	$(0.83)	$(2.01)

(1)

Stock options to purchase approximately 5.0 million, 5.2 million and 5.1 million shares of common stock and restricted stock of 0.4 million, 0.4 million and 0.5 million were outstanding during 2014, 2013 and

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2012, respectively, but were not included in the calculation of diluted earnings per share as the impact of these stock options and restricted stock would have been anti-dilutive.

4. Other operating expenses, net

Other operating expenses, net consisted of the following items:

	Year ended December 31,
(in millions)	2014	2013	2012
Pension mark to market loss (gain)	$117.8	$(73.5)	$83.6
Acquisition and integration related expenses	3.7	5.0	17.7
Contingent consideration fair value adjustments	(1.0)	(24.7)	—
Stock-based compensation expense	12.1	15.1	17.5
Redundancy and restructuring	46.2	65.8	24.2
Advisory fees to CVC and CD&R(1)	5.9	5.2	5.2
French penalty(2)	—	(4.8)	17.2
Other	12.4	23.9	12.3

Total other operating expenses, net	$197.1	$12.0	$177.7

(1)	Significant stockholders CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”)
(2)	The Company’s French penalty accrual of $7.7 million at December 31, 2011 was increased during 2012 and then reduced to $0.0 million at December 31, 2013 after the fine of $19.91 million (€15.18 million) was paid. Refer to “Note 18: Commitments and contingencies” for further information on the French penalty.

5. Redundancy and restructuring

Redundancy and restructuring charges relate to the implementation of several regional strategic initiatives aimed at streamlining the Company’s cost structure and improving its operations primarily within the USA and EMEA operating segments. These actions primarily resulted in workforce reductions, lease termination costs, relocation of the Company’s headquarters, and other facility rationalization costs.

(in millions)	January 1, 2014	Charge to earnings	Cash paid	Non-cash and other	December 31, 2014
Employee termination costs	$26.7	$25.1	$(21.7)	$(2.3)	$27.8
Facility exit costs(1)	7.8	14.9	(2.1)	(0.2)	20.4
Other exit costs	0.3	6.2	(5.9)	(0.3)	0.3

Total	$34.8	$46.2	$(29.7)	$(2.8)	$48.5

(1)	During the year ended December 31, 2014, facility exit costs were revised by $8.8 million due to changes in estimated sub-lease income and are included within current period redundancy and restructuring charges in other operating expenses, net in the consolidated statement of operations.

(in millions)	January 1, 2013	Charge to earnings	Cash paid	Non-cash and other	December 31, 2013
Employee termination costs	$20.6	$47.3	$(41.2)	$—	$26.7
Facility exit costs	0.3	14.0	(8.9)	2.4	7.8
Other exit costs	1.1	4.5	(5.3)	—	0.3

Total	$22.0	$65.8	$(55.4)	$2.4	$34.8

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Redundancy and restructuring liabilities of $32.3 million were classified as current in other accrued expenses in the consolidated balance sheet as of December 31, 2014. The long-term portion of redundancy and restructuring liabilities of $16.2 million were recorded in other long-term liabilities in the consolidated balance sheet as of December 31, 2014 and primarily consists of facility exit costs that are expected to be paid within the next six years.

While the Company believes the recorded redundancy and restructuring liabilities are adequate, revisions to current estimates may be recorded in future periods based on new information as it becomes available. The Company expects to continue executing initiatives to optimize its operating margin. As such, the Company expects further expenses related to workforce reductions, lease termination costs, and other facility rationalization costs when those restructuring plans are finalized and related expenses are estimable.

6. Other income (expense), net

Other income (expense), net consisted of the following gains (losses):

	Year ended December 31,
(in millions)	2014	2013	2012
Foreign currency transactions	$7.7	$(11.0)	$(1.3)
Undesignated foreign currency derivative instruments	(3.9)	(0.2)	6.6
Ineffective portion of cash flow hedges	0.2	(0.2)	—
Debt refinancing costs	—	(6.2)	(7.2)
Other	(2.9)	—	—

Total other income (expense), net	$1.1	$(17.6)	$(1.9)

7. Income taxes

For financial reporting purposes, loss before income taxes includes the following components:

	Year ended December 31,
(in millions)	2014	2013	2012
Income (loss) before income taxes
United States	$(6.4)	$5.1	$(8.5)
Foreign	(29.5)	(97.2)	(113.3)

Total loss before income taxes	$(35.9)	$(92.1)	$(121.8)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The (benefit) expense for income taxes is summarized as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Current:
Federal	$(18.6)	$1.0	$(9.1)
State	5.4	7.0	2.5
Foreign	17.0	16.6	21.8

Total current	3.8	24.6	15.2

Deferred:
Federal	(11.3)	(34.0)	76.2
State	(1.0)	(0.4)	0.4
Foreign	(7.3)	—	(16.2)

Total deferred	(19.6)	(34.4)	60.4

Total income tax (benefit) expense	$(15.8)	$(9.8)	$75.6

The reconciliation between the US statutory tax rate and the Company’s effective tax rate is presented as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
US federal statutory income tax benefit applied to loss before income taxes	$(12.6)	$(32.2)	$(42.6)
State income taxes, net of federal benefit	1.8	4.8	4.2
Foreign tax rate differential	(4.2)	(7.0)	(6.1)
Foreign losses not benefited	21.7	33.3	11.8
Valuation allowance	—	—	89.2
Effect of flow-through entities	3.6	(10.8)	4.3
Adjustment to prior year tax due to changes in estimates	0.2	(7.7)	(0.1)
Non-taxable interest income	(13.8)	(14.7)	(15.6)
Non-deductible interest expense	1.1	2.2	—
Non-deductible stock-based compensation	0.3	0.8	3.4
Non-deductible expense	2.9	7.2	4.4
Goodwill impairment	—	26.0	12.6
Tax deductible goodwill	—	(6.7)	—
Changes in contingent consideration	(0.3)	(8.6)	—
Recognition of previously uncertain tax benefits	(18.4)	—	(1.7)
Change in statutory income tax rates	0.4	3.8	2.0
French indirect tax penalty	—	(1.8)	6.1
Withholding and other taxes based on income	0.9	—	—
Foreign exchange rate remeasurement	0.7	—	—
Other	(0.1)	1.6	3.7

Total income tax (benefit) expense	$(15.8)	$(9.8)	$75.6

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated deferred tax assets and liabilities are detailed as follows:

	December 31,
(in millions)	2014	2013
Deferred tax assets:
Net operating loss carryforwards	$107.2	$130.5
Environmental reserves	47.5	53.5
Interest	87.2	93.2
Tax credit and capital loss carryforwards	16.6	16.8
Pension	106.5	82.0
Flow-through entities	39.5	36.4
Stock options	13.3	11.3
Inventory	7.3	5.1
Other temporary differences	44.4	39.1

Gross deferred tax assets	469.5	467.9
Valuation allowance	(204.1)	(201.1)

Deferred tax assets, net of valuation allowance	265.4	266.8

Deferred tax liabilities:
Property, plant and equipment, net	(176.6)	(193.2)
Intangible assets	(155.5)	(176.2)
Other temporary differences	(3.8)	(1.2)

Deferred tax liabilities	(335.9)	(370.6)

Net deferred tax liability	$(70.5)	$(103.8)

The changes in the valuation allowance were as follows:

	December 31,
(in millions)	2014	2013
Beginning balance	$201.1	$168.4
Increase related to foreign net operating loss carryforwards	14.8	33.0
Foreign currency	(12.6)	2.9
Increase (decrease) related to other items	0.8	(3.2)

Ending balance	$204.1	$201.1

As of December 31, 2014, the total remaining tax benefit of available federal, state and foreign net operating loss carryforwards recognized on the balance sheet amounted to $16.8 million (tax benefit of operating losses of $106.8 million reduced by a valuation allowance of $90.0 million). Total net operating losses at December 31, 2014 and 2013 amounted to $393.9 million and $455.2 million, respectively. If not utilized, $122.2 million of the available loss carryforwards will expire between 2015 and 2019; subsequent to 2019, approximately $63.5 million will expire. The remaining losses of $208.2 million have an unlimited life. The US federal and certain state net operating loss carryforwards are subject to limitations under Section 382 of the Internal Revenue Code and applicable state tax law. In certain foreign jurisdictions, net operating loss carryforwards may be subject to certain restrictions due to direct or indirect changes in control of the Company.

As the result of intercompany dividend payments from Canada to the US in prior years, the Company has carryforward foreign tax credits. These unused foreign tax credits are subject to a ten-year carryforward life. As

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

of December 31, 2014, the amount of unused foreign tax credits total $10.5 million. If the unused credits are not utilized, $6.6 million and $3.9 million of the unused foreign tax credits will expire in 2015 and 2016, respectively. No benefit relating to the future utilization of the unused foreign tax credits was recorded during the period ended December 31, 2014.

Except as required under US tax law, the Company does not provide for US taxes on approximately $617.9 million of cumulative undistributed earnings of foreign subsidiaries that have not been previously taxed since the Company intends to invest such undistributed earnings indefinitely outside of the US. Determination of the unrecognized deferred tax liability that would be incurred if such amounts were not indefinitely reinvested is not practicable.

The changes in unrecognized tax benefits included in other long-term liabilities, excluding interest and penalties, are as follows:

	Year ended December 31,
(in millions)	2014	2013
Beginning balance	$40.3	$40.5
Reductions for tax positions of prior years	(0.2)	—
Reductions due to the statute of limitations expiration	(30.7)	(0.6)
Foreign exchange	(0.9)	0.4

Ending balance	$8.5	$40.3

The Company’s unrecognized tax benefit consists largely of foreign interest expense liabilities as of December 31, 2014. The Company believes that it is reasonably possible that approximately $2.9 million of its currently remaining unrecognized tax benefits may be recognized by the end of 2015 as a result of an audit or a lapse of the statute of limitations.

The Company has net $8.5 million and $40.3 million of unrecognized tax benefits at December 31, 2014 and 2013, respectively. As of December 31, 2014, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for continuing and discontinued operations was $8.5 million. No remaining unrecognized tax benefits relate to tax positions for which ultimate deductibility is highly certain, but for which there is uncertainty as to the timing of such deductibility. Recognition of these tax benefits, if any, would not have an impact on the effective tax rate.

The Company recognizes interest and penalties related to uncertain tax positions as a component of interest expense and warehousing, selling and administrative expense, respectively, in the consolidated statements of operations. The total liability included in other long-term liabilities associated with the interest and penalties was $0.6 million and $5.2 million at December 31, 2014 and 2013, respectively. The Company recorded $0.1 million and $0.5 million in interest expense related to unrecognized tax benefits in the consolidated statements of operations for the years ended December 31, 2014 and 2013, respectively.

The Company files income tax returns in the US and various state and foreign jurisdictions. As of December 31, 2014, the Company’s tax years for 2011 through 2014 are subject to examination by the tax authorities. With limited exceptions or limitations on adjustment due to net operating loss carrybacks or utilization, as of December 31, 2014, the Company generally is no longer subject to US federal, state, local or foreign examinations by tax authorities for years before 2011.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In 2007, the outstanding shares of Univar N.V., the ultimate parent of the Univar group, were acquired by investment funds advised by CVC. To facilitate the acquisition of Univar N.V. by CVC, a Canadian restructuring was completed. In February 2013, the Canada Revenue Agency (“CRA”) issued a Notice of Assessment for withholding tax of $29.4 million (Canadian). The Company filed its Notice of Objection to the Assessment in April 2013 and its Notice of Appeal of the Assessment in July 2013. In November 2013, the CRA’s Reply to the Company’s Notice of Appeal was filed with the Tax Court of Canada. In September 2014, the CRA issued the 2008 and 2009 Notice of Reassessments for federal corporate income tax liabilities of $11.9 million (Canadian) and $11.0 million (Canadian), respectively, and a departure tax liability of $9.0 million (Canadian). The estimated 2008 and 2009 provincial corporate income tax liabilities are $6.0 million (Canadian) and $5.8 million (Canadian), respectively. The Company filed its Notice of Objection to the Reassessments in September 2014. The Reassessments reflects the additional tax liability and interest relating to those tax years should the CRA be successful in its assertion of the General Anti-Avoidance Rule relating to the Canadian restructuring described above. At December 31, 2014, the total tax liability assessed to date and the related provincial tax liability, including interest of $28.2 million (Canadian), is $101.3 million (Canadian). The Company expects the matter to be litigated in Tax Court in 2015.

In August 2014, the Company remitted a required deposit on the February 2013 Notice of Assessment relating to the Company’s 2007 tax year by issuing a Letter of Credit in the amount of $44.7 million (Canadian). The Letter of Credit amount reflects the proposed assessment of $29.4 million (Canadian) and accrued interest, and will expire in August, 2015. In addition, in February 2015, the CRA notified the Company it will be required to remit a cash deposit of approximately $21.5 million (Canadian) in March 2015, representing one-half of the September 2014 Notice of Assessment tax liability relating to tax years 2008 and 2009, plus interest. The Company will request judicial review of this additional deposit requirement at the Federal Court (Canada), whereby it will request an abeyance of the deposit requirement for the 2008 and 2009 assessments since such amounts are contingent upon a successful outcome of the 2007 assessment.

The Company has not recorded any liabilities for these matters in its financial statements, as it believes it is more likely than not that the Company’s position will be sustained.

8. Employee benefit plans

Defined benefit pension plans

The Company sponsors defined benefit plans that provide pension benefits for employees upon retirement in certain jurisdictions including the US, Canada, United Kingdom and several other European countries. The Company has final salary and average salary defined benefit plans covering a significant number of its employees.

The US, Canada and United Kingdom defined benefit pension plans are closed to new entrants. Benefits accrued by participants in the United Kingdom plan were frozen as of December 1, 2010. Benefits accrued by participants in the US plans were frozen as of December 31, 2009. These amendments to freeze benefits were made in conjunction with a benefit plan review which provides for enhanced benefits under defined contribution plans available to all employees in the United Kingdom and the US.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the Company’s defined benefit pension plans’ projected benefit obligations, plan assets and funded status:

	Domestic		Foreign		Total
	Year ended December 31,		Year ended December 31,		Year ended December 31,
(in millions)	2014	2013	2014	2013	2014	2013
Change in projected benefit obligations:
Actuarial present value of benefit obligations at beginning of year	$615.0	$675.2	$567.0	$560.6	$1,182.0	$1,235.8
Service cost	—	—	7.0	9.0	7.0	9.0
Interest cost	31.6	28.6	23.2	21.8	54.8	50.4
Benefits paid	(28.0)	(25.9)	(21.5)	(21.1)	(49.5)	(47.0)
Actuarial loss (gain	110.2	(62.9)	85.7	(2.7)	195.9	(65.6)
Foreign exchange and other	—	—	(47.3)	(0.6)	(47.3)	(0.6)

Actuarial present value of benefit obligations at end of year	$728.8	$615.0	$614.1	$567.0	$1,342.9	$1,182.0

Change in the fair value of plan assets:
Plan assets at beginning of year	$476.6	$435.2	$466.3	$425.9	$942.9	$861.1
Actual return on plan assets	58.0	34.0	78.6	29.3	136.6	63.3
Contributions by employer	15.5	33.3	31.3	29.6	46.8	62.9
Benefits paid	(28.0)	(25.9)	(21.5)	(21.1)	(49.5)	(47.0)
Foreign exchange and other	—	—	(38.1)	2.6	(38.1)	2.6

Plan assets at end of year	522.1	476.6	516.6	466.3	1,038.7	942.9

Funded status at end of year	$(206.7)	$(138.4)	$(97.5)	$(100.7)	$(304.2)	$(239.1)

Net amounts related to the Company’s defined benefit pension plans recognized in the consolidated balance sheets consist of:

	Domestic		Foreign		Total
	December 31,		December 31,		December 31,
(in millions)	2014	2013	2014	2013	2014	2013
Overfunded net benefit obligation in other assets	$—	$—	$—	$0.9	$—	$0.9
Current portion of net benefit obligation in other accrued expenses	(3.3)	(3.1)	(2.2)	(2.5)	(5.5)	(5.6)
Long-term portion of net benefit obligation in pension and other postretirement benefit liabilities	(203.4)	(135.3)	(95.3)	(99.1)	(298.7)	(234.4)

Net liability recognized at end of year	$(206.7)	$(138.4)	$(97.5)	$(100.7)	$(304.2)	$(239.1)

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes defined benefit pension plans with accumulated benefit obligations in excess of plan assets:

	Domestic		Foreign		Total
	December 31,		December 31,		December 31,
(in millions)	2014	2013	2014	2013	2014	2013
Accumulated benefit obligation	$728.8	$615.0	$580.3	$504.2	$1,309.1	$1,119.1
Fair value of plan assets	522.1	476.6	516.6	430.5	1,038.7	907.1

The following table summarizes defined benefit pension plans with projected benefit obligations in excess of plan assets:

	Domestic		Foreign		Total
	December 31,		December 31,		December 31,
(in millions)	2014	2013	2014	2013	2014	2013
Projected benefit obligation	$728.8	$615.0	$614.1	$532.1	$1,342.9	$1,147.1
Fair value of plan assets	522.1	476.6	516.6	430.5	1,038.7	907.1

The total accumulated benefit obligation for domestic defined benefit pension plans as of December 31, 2014 and 2013 was $728.8 million and $615.0 million, respectively, and for foreign defined benefit pension benefit plans as of December 31, 2014 and 2013 was $580.3 million and $537.6 million, respectively.

The following table summarizes the components of net periodic benefit cost (credit) recognized in the consolidated statements of operations related to defined benefit pension plans:

	Domestic			Foreign			Total
	Year ended December 31,			Year ended December 31,			Year ended December 31,
(in millions)	2014	2013	2012	2014	2013	2012	2014	2013	2012
Service cost	$—	$—	$—	$7.0	$9.0	$8.0	$7.0	$9.0	$8.0
Interest cost	31.6	28.6	30.2	23.2	21.8	22.2	54.8	50.4	52.4
Expected return on plan assets	(32.1)	(30.7)	(26.6)	(28.1)	(25.7)	(22.9)	(60.2)	(56.4)	(49.5)
Amortization of unrecognized prior service costs	—	—	—	—	0.2	—	—	0.2	—
Mark to market loss (gain)	84.3	(66.2)	52.9	35.2	(6.3)	31.2	119.5	(72.5)	84.1

Net periodic benefit cost (credit)	$83.8	$(68.3)	$56.5	$37.3	$(1.0)	$38.5	$121.1	$(69.3)	$95.0

Other postretirement benefit plan

Other postretirement benefits relate to a health care plan for retired employees in the US. In 2009, the Company approved a plan to phase out the benefits provided under this plan by 2020. As a result of this change, the benefit obligation was reduced by $76.8 million and a curtailment gain of $73.1 million was recognized in accumulated other comprehensive loss and is being amortized to the consolidated statements of operations over the average future service period, which has approximately 15 months remaining as of December 31, 2014.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the Company’s other postretirement benefit plan’s projected benefit obligation, plan assets and funded status:

	Other postretirement benefits
	Year ended December 31,
(in millions)	2014	2013
Change in projected benefit obligations(1):
Actuarial present value of benefit obligations at beginning of year	$7.9	$9.5
Service cost	0.1	0.1
Interest cost	0.4	0.3
Contributions by participants	1.0	1.5
Benefits paid	(1.0)	(2.5)
Actuarial gain	(1.7)	(1.0)

Actuarial present value of benefit obligations at end of year	$6.7	$7.9

Change in the fair value of plan assets:
Plan assets at beginning of year	$—	$—
Contributions by employer	—	1.0
Contributions by participants	1.0	1.5
Benefits paid	(1.0)	(2.5)

Plan assets at end of year	—	—

Funded status at end of year	$(6.7)	$(7.9)

(1)	—The projected benefit obligation is equivalent to the accumulated benefit obligation for the other postretirement benefit plan.

Net amounts related to the Company’s other postretirement benefit plan recognized in the consolidated balance sheets consist of:

	Other postretirement benefits
	December 31,
(in millions)	2014	2013
Current portion of net benefit obligation in other accrued expenses	$(0.9)	$(1.0)
Long-term portion of net benefit obligation in pension and other postretirement benefit liabilities	(5.8)	(6.9)

Net liability recognized at end of year	$(6.7)	$(7.9)

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the components of net periodic benefit credit recognized in the consolidated statements of operations related to other postretirement benefit plans:

	Other postretirement benefits
	Year ended December 31,
(in millions)	2014	2013	2012
Service cost	$(0.1)	$(0.1)	$(0.2)
Interest cost	(0.4)	(0.3)	(0.4)
Amortization of unrecognized prior service credits	11.9	12.0	12.0
Mark to market gain	1.7	1.0	0.5

Net periodic benefit credit	$13.1	$12.6	$11.9

The following summarizes pre-tax amounts included in accumulated other comprehensive loss related to other postretirement benefit plans:

	Other postretirement benefits
	December 31,
(in millions)	2014	2013
Net prior service credit	$15.8	$27.7

The following table summarizes the amounts in accumulated other comprehensive loss at December 31, 2014 that are expected to be amortized as components of net periodic benefit credit during the next fiscal year related to other postretirement benefit plans:

(in millions)	Other postretirement benefits
Prior service credit	$11.9

Actuarial assumptions

Defined benefit pension plans

The significant weighted average actuarial assumptions used in determining the benefit obligations and net periodic benefit cost (credit) for the Company’s defined benefit plans are as follows:

	Domestic		Foreign
	December 31,		December 31,
	2014	2013	2014	2013
Actuarial assumptions used to determine benefit obligations at end of period:
Discount rate	4.31%	5.25%	3.51%	4.29%
Expected annual rate of compensation increase	N/A	N/A	2.80%	2.82%

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Domestic			Foreign
	Year ended December 31,			Year ended December 31,
	2014	2013	2012	2014	2013	2012
Actuarial assumptions used to determine net periodic benefit cost (credit) for the period:
Discount rate	5.25%	4.33%	5.27%	4.29%	3.93%	4.53%
Expected rate of return on plan assets	7.50%	7.50%	7.75%	6.06%	6.13%	6.22%
Expected annual rate of compensation increase	N/A	N/A	N/A	2.82%	3.04%	3.13%

Discount rates are used to measure benefit obligations and the interest cost component of net periodic benefit cost (credit). The Company selects its discount rates based on the consideration of equivalent yields on high-quality fixed income investments at each measurement date. Discount rates are based on a benefit cash flow-matching approach and represent the rates at which the Company’s benefit obligations could effectively be settled as of the measurement date.

For domestic defined benefit plans, the discount rates are based on a hypothetical bond portfolio approach. The hypothetical bond portfolio is constructed to comprise AA-rated corporate bonds whose cash flow from coupons and maturities match the expected future plan benefit payments.

The discount rate for the foreign defined benefit plans are based on a yield curve approach. For plans in countries with a sufficient corporate bond market, the expected future benefit payments are matched with a yield curve derived from AA-rated corporate bonds, subject to minimum amounts outstanding and meeting other selection criteria. For plans in countries without a sufficient corporate bond market, the yield curve is constructed based on prevailing government yields and an estimated credit spread to reflect a corporate risk premium.

The expected long-term rate of return on plan assets reflects management’s expectations on long-term average rates of return on funds invested to provide for benefits included in the benefit obligations. The long-term rate of return assumptions are based on the outlook for equity and fixed income returns, with consideration of historical returns, asset allocations, investment strategies and premiums for active management when appropriate. Assumptions reflect the expected rates of return at the beginning of the year.

The Company adopted new US mortality tables in the year ended December 31, 2014 for purposes of determining the Company’s mortality assumption used in the US defined benefit plans’ liability calculation. The new assumptions considered the Society of Actuary’s recent mortality experience study and reflect a version of the table and future improvements produced. The updated mortality assumption resulted in an increase of approximately $32.0 million or 4.5% to the benefit obligation as of December 31, 2014 after reflecting the discount rate change.

Other postretirement benefit plan

For the other postretirement benefit plan, the discount rate used to determine the benefit obligation at December 31, 2014 and 2013 was 3.80% and 4.02%, respectively. The discount rate used to determine net periodic benefit credit for the year ended December 31, 2014, 2013 and 2012 was 4.02%, 3.23% and 4.43%, respectively. Health care cost increases did not have a significant impact on the Company’s postretirement benefit obligations in the years presented as a result of the 2009 plan to phase out the health care benefits provided under the US plan.

Plan assets

Plan assets for defined benefit plans are invested in global equity and debt securities through professional investment managers with the objective to achieve targeted risk adjusted returns and to maintain liquidity sufficient

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

to fund current benefit payments. Each funded defined benefit plan has an investment policy that is administered by plan trustees with the objective of meeting targeted asset allocations based on the circumstances of that particular plan. The investment strategy followed by the Company varies by country depending on the circumstances of the underlying plan. Less mature plan benefit obligations are funded by using more equity securities as they are expected to achieve long-term growth while exceeding inflation. More mature plan benefit obligations are funded using a higher allocation of fixed income securities as they are expected to produce current income with limited volatility. The Company has adopted a dynamic investment strategy whereby as the plan funded status improves, the investment strategy is migrated to more liability matching assets, and return seeking assets are reduced. Risk management practices include the use of multiple asset classes for diversification purposes. Specific guidelines for each asset class and investment manager are implemented and monitored.

The weighted average target asset allocation for defined benefit pension plans in the year ended December 31, 2014 is as follows:

	Domestic	Foreign
Asset category:
Equity securities	50.0%	51.2%
Debt securities	45.0%	40.3%
Other	5.0%	8.5%

Total	100.0%	100.0%

Plan asset valuation methodologies are described below:

Fair value methodology	Description
Cash	This represents cash at banks. The amount of cash in the bank account represents the fair value.

Investment funds	Values are based on the net asset value of the units held at year end. The net asset values are based on the fair value of the underlying assets of the funds, minus their liabilities, and then divided by the number of units outstanding at the valuation date. The funds are traded on private markets that are not active; however, the unit price is based primarily on observable market data of the fund’s underlying assets.

Derivatives	Values are based on using the derivative pricing models (e.g., models that incorporate option pricing methodologies, Monte Carlo simulations and discounted cash flows). Price transparency of derivatives can generally be characterized by product type. Interest rate swap prices and other inputs used to value interest rate derivatives are transparent, even for long-dated contracts. Interest rate swaps and options denominated in the currencies of leading industrialized nations are characterized by high trading volumes and tight bid/offer spreads. Interest rate derivatives that reference indices, such as an inflation index, or the shape of the yield curve (e.g., 10-year swap rate vs. 2-year swap rate) are more complex, but the prices and other inputs are generally observable.

Insurance contracts	The fair value is based on the present value of the accrued benefit.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Domestic defined benefit plan assets

The Company classified its domestic plan assets according to the fair value hierarchy described in “Note 2: Significant accounting policies.” The following summarizes the fair value of domestic plan assets by asset category and level within the fair value hierarchy.

	December 31, 2014
(in millions)	Total	Level 1	Level 2
Cash	$2.1	$2.1	$—
Investments funds(1)	520.0	—	520.0

Total	$522.1	$2.1	$520.0

(1)	This category includes investments in approximately 31.0% in US equities, 18.1% in non-US equities, 45.9% in US corporate bonds and 5.0% in other investments.

	December 31, 2013
(in millions)	Total	Level 1	Level 2
Cash	$2.0	$2.0	$—
Investments funds(1)	474.6	—	474.6

Total	$476.6	$2.0	$474.6

(1)	This category includes investments in approximately 30.7% in US equities, 20.0% in non-US equities, 44.4% in US corporate bonds and 4.9% in other investments.

Foreign defined benefit plan assets

The Company classified its foreign plan assets according to the fair value hierarchy described in “Note 2: Significant accounting policies.” The following summarizes the fair value of foreign plan assets by asset category and level within the fair value hierarchy:

	December 31, 2014
(in millions)	Total	Level 1	Level 2	Level 3
Cash	$1.9	$1.9	$—	$—
Investments:
Investment funds(1)	499.9	—	499.9	—
Insurance contracts	14.8	—	—	14.8

Total investments	514.7	—	499.9	14.8

Total	$516.6	$1.9	$499.9	$14.8

(1)	This category includes investments in approximately 11.1% in US equities, 35.9% in non-US equities, 3.6% in US corporate bonds, 9.5% in non-US corporate bonds, 0.7% in US government bonds, 28.8% in non-US government bonds and 10.4% in other investments.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents changes in the foreign plan assets valued using significant unobservable inputs (Level 3):

(in millions)	Insurance contracts
Balance at January 1, 2014	$14.2
Actual return on plan assets:
Related to assets still held at year end	2.0
Purchases, sales and settlements, net	0.6
Foreign exchange	(2.0)

Balance at December 31, 2014	$14.8

The following summarizes the fair value of foreign plan assets by asset category and level within the fair value hierarchy:

	December 31, 2013
(in millions)	Total	Level 1	Level 2	Level 3
Cash	$0.6	$0.6	$—	$—
Investments:
Investment funds(1)	443.7	—	443.7	—
Insurance contracts	14.2	—	—	14.2
Derivatives:
Interest rate swaps—Assets	9.0	—	9.0	—
Interest rate swaps—Liabilities	(1.2)	—	(1.2)	—

Interest rate swaps—net value	7.8	—	7.8	—

Total investments	465.7	—	451.5	14.2

Total	$466.3	$0.6	$451.5	$14.2

(1)	This category includes investments in approximately 12.2% in US equities, 36.1% in non-US equities, 0.1% in US corporate bonds, 14.1% in non-US corporate bonds, 0.6% in US government bonds, 30.8% in non-US government bonds and 6.1% in other investments.

The following table presents changes in the foreign plan assets valued using significant unobservable inputs (Level 3):

(in millions)	Insurance contracts
Balance at January 1, 2013	$12.2
Actual return to plan assets:
Related to assets still held at year end	0.9
Purchases, sales and settlements, net	0.5
Foreign exchange	0.6

Balance at December 31, 2013	$14.2

Contributions

The Company expects to contribute approximately $23.0 million and $29.0 million to its domestic and foreign defined benefit pension plan funds in 2015, respectively, including direct payments to plan participants in

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

unfunded plans. In many countries, local pension protection laws have been put in place, which have introduced minimum funding requirements for qualified pension plans. As a result, the Company’s required contributions to its pension plans may vary in the future.

Benefit payments

The following table shows benefit payments that are projected to be paid in each of the next five years and in aggregate for five years thereafter:

	Defined benefit pension plans			Other postretirement benefits
(in millions)	Domestic	Foreign	Total
2015	$30.7	$20.2	$50.9	$0.9
2016	32.0	21.1	53.1	1.0
2017	33.5	22.8	56.3	1.1
2018	35.2	22.8	58.0	1.2
2019	36.8	27.1	63.9	1.3
2020 through 2024	204.4	132.6	337.0	0.5

Defined contribution plans

The Company provides defined contribution plans to assist eligible employees in providing for retirement or other future needs. Under such plans, company contribution expense amounted to $30.8 million, $28.9 million and $26.6 million in the years ended December 31, 2014, 2013 and 2012, respectively.

Multi-employer plans

The Company has 18 union bargaining agreements in the US that stipulate contributions to one of three union pension trusts. These bargaining agreements are generally negotiated on three-year cycles and cover employees in driver and material handler positions at 16 represented locations.

The risks of participating in these multi-employer plans are different from single-employer plans in the following aspects:

a.	Assets contributed to the multi-employer plan by the Company may be used to provide benefits to employees of other participating employers.

b.	If the Company stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If the Company chooses to stop participating in some of its multi-employer plans, it may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s participation in these plans for the annual period ended December 31, 2014 is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number. Unless otherwise noted, the most recent Pension Protection Act (PPA) zone status available in 2014 and 2013 is for the plan’s year end at December 31, 2013 and December 31, 2012, respectively. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the “red zone” are less than 65 percent funded, plans in the “yellow zone” are less than 80 percent funded and plans in the “green zone” are at least 80 percent funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration dates of

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

the collective-bargaining agreement(s) to which the plans are subject. There have been no significant changes that affect the comparability of 2014 and 2013 contributions. There are no minimum contributions required for future periods by the collective-bargaining agreements, statutory obligations, or other contractual obligations.

Pension fund	EIN/Pension plan number	PPA zone status		FIP/RP status pending/ implemented	Contributions(1)			Surcharge imposed	Expiration dates of collective bargaining agreement(s)
					Year ended December 31,
		2014	2013		2014	2013	2012
Western Conference of Teamsters Pension Plan	91-6145047/001	Green	Green	No	$1.4	$1.4	$1.3	No	January 22, 2015 to July 31, 2017

Central States, Southeast and Southwest Areas Pension Plan	36-6044243/001	Red as of January 1, 2013	Red	Implemented	1.1	1.1	1.0	No	January 15, 2015 to January 31, 2018

New England Teamsters and Trucking Industry Pension Fund	04-6372430/001	Red as of October 1, 2013	Red as of October 1, 2012	Implemented	0.1	0.1	0.3	No	June 30, 2017

				Total contributions:	$2.6	$2.6	$2.6

(1)	The plan contributions by the Company did not represent more than 5 percent of total contributions to the plans as indicated in the plans’ most recently available annual report.

9. Stock-based compensation

In March 2011, the Board of Directors adopted the 2011 Univar Inc. Stock Incentive Plan (the “Plan”) and authorized 7,081,363 equity share awards available to be granted under the Plan. The Plan provides for grants of stock options and restricted stock awards to officers and certain employees of the Company and its subsidiaries.

For the years ended December 31, 2014, 2013 and 2012, respectively, the Company recognized total stock-based compensation expense within other operating expenses, net of $12.1 million, $15.1 million and $17.5 million, and a net tax benefit relating to stock-based compensation expense of $4.2 million, $4.1 million and $5.9 million.

Stock options

Stock options granted under the Plan expire ten years after the grant date and generally become exercisable over a four-year period or less, based on continued employment, with annual vesting. The exercise price of a stock option is determined at the time of each grant and in no case will the exercise price be less than the fair value of the underlying common stock on the date of grant. Participants have no stockholder rights until the time of exercise. The Company will issue new shares upon exercise of stock options granted under the Plan.

In 2012, the Company modified the terms of 1.0 million stock options held by a key employee. The modification resulted in the cancellation of 201,563 stock options and accelerated vesting of 285,783 of the remaining stock options. The Company accelerated the recognition of expense associated with this award and recorded an additional $2.2 million in 2012, which is included in the total stock-based compensation expense disclosed above.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following reflects stock option activity under the Plan:

	Number of stock options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in millions)(1)
Outstanding at January 1, 2014	5,185,546	$19.47
Granted	706,064	19.85
Exercised	(324,619)	19.25
Forfeited	(683,239)	19.25

Outstanding at December 31, 2014	4,883,752	19.57

Exercisable at December 31, 2014	3,102,023	19.81	7.1	$3.9

Expected to vest after December 31, 2014(2)	1,603,556	19.13	8.4	3.9

(1)	The difference between the exercise price and the fair value of the Company’s common stock of $20.76 at December 31, 2014. No amount is included for awards with an exercise price that is greater than the year-end fair value of the Company’s common stock.
(2)	The expected to vest stock options are the result of applying the pre-vesting forfeiture rate assumptions to nonvested stock options outstanding.

As of December 31, 2014, the Company has unrecognized stock-based compensation expense related to nonvested stock options of approximately $5.2 million, which will be recognized over a weighted-average period of 1.8 years.

Restricted stock

Restricted stock vests over a four-year period, based on continued employment, with annual vesting. The price of restricted stock is determined at the time of each grant and in no case will be less than the fair value of the underlying common stock on the date of grant. Nonvested shares of restricted stock may not be sold or transferred and are subject to forfeiture. Both vested and nonvested shares of restricted stock are included in the Company’s shares outstanding. Dividend equivalents are available for nonvested shares of restricted stock if dividends are declared by the Company during the vesting period.

In 2012, the Company modified the terms of restricted shares held by a key employee. The modification resulted in the accelerated vesting of 100,782 restricted shares. The Company recognized incremental expense of $0.2 million and accelerated expense of $0.9 million due to this modification in 2012, which are included in the total stock-based compensation expense disclosed above.

The following table reflects restricted stock activity under the Plan:

	Restricted stock	Weighted average grant-date fair value
Nonvested at January 1, 2014	377,930	$21.08
Granted	352,737	18.54
Vested	(125,976)	21.08
Forfeited	(251,953)	18.54

Nonvested at December 31, 2014	352,737	20.35

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2014, the Company has unrecognized stock-based compensation expense related to nonvested restricted stock awards of approximately $3.0 million, which will be recognized over a weighted-average period of 1.7 years. In 2013, there were no grants of restricted stock.

The weighted-average grant-date fair value of restricted stock was $21.08 in 2012.

Stock-based compensation fair value assumptions

The fair value of the Company’s common stock was used to establish the exercise price of stock options granted, grant date fair value of restricted stock awards and as an input in the valuation of stock option awards at each grant date. The Company obtained contemporaneous quarterly valuations performed by an unrelated valuation specialist in support of each award. The fair value of the Company’s common stock was determined utilizing both income and market approaches, discounted for the lack of marketability. A discounted cash flow analysis was used to estimate fair value under the income approach. The market approach consisted of an analysis of multiples of comparable companies whose securities are traded publicly as well as other indicated market values of the Company by third parties.

The Black-Scholes-Merton option valuation model was used to calculate the fair value of stock options. The weighted average grant-date fair value of stock options was $7.21, $5.87, and $8.20 for the years ended December 31, 2014, 2013 and 2012, respectively. The weighted-average assumptions used under the Black-Scholes-Merton option valuation model were as follows:

	Year ended December 31,
	2014	2013	2012
Risk-free interest rate(1)	1.8%	1.5%	1.0%
Expected dividend yield(2)	—%	—%	—%
Expected volatility(3)	34.5%	35.7%	36.8%
Expected term (years)(4)	6.0	6.1	6.2

(1)	The risk-free interest rate is based on the US Treasury yield for a term consistent with the expected term of the stock options at the time of grant.
(2)	The Company currently has no expectation of paying cash dividends on its common stock.
(3)	As the Company does not have sufficient historical volatility data, the expected volatility is based on the average historical data of a peer group of public companies over a period equal to the expected term of the stock options.
(4)	As the Company does not have sufficient historical exercise data under the Plan, the expected term is based on the average of the vesting period of each tranche and the original contract term of 10 years.

Additional stock-based compensation information

The following table provides additional stock-based compensation information:

	Year ended December 31,
(in millions)	2014	2013	2012
Total intrinsic value of stock options exercised	$1.1	$0.1	$1.1
Fair value of restricted stock vested	3.0	1.8	3.2

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. Accumulated other comprehensive loss

The following table presents the changes in accumulated other comprehensive loss by component, net of tax.

(in millions)	Losses on cash flow hedges	Defined benefit pension items	Currency translation items	Total
Balance as of December 31, 2012	$—	$24.6	$(26.0)	$(1.4)
Other comprehensive loss before reclassifications	(3.7)	—	(70.5)	(74.2)
Amounts reclassified from accumulated other comprehensive loss	0.9	(7.0)	—	(6.1)

Net current period other comprehensive loss	(2.8)	(7.0)	(70.5)	(80.3)

Balance as of December 31, 2013	$(2.8)	$17.6	$(96.5)	$(81.7)
Other comprehensive loss before reclassifications	(4.7)	—	(118.3)	(123.0)
Amounts reclassified from accumulated other comprehensive loss	3.8	(7.3)	—	(3.5)

Net current period other comprehensive loss	(0.9)	(7.3)	(118.3)	(126.5)

Balance as of December 31, 2014	$(3.7)	$10.3	$(214.8)	$(208.2)

The following is a summary of the amounts reclassified from accumulated other comprehensive loss to net loss.

(in millions)	Year ended December 31, 2014(1)	Year ended December 31, 2013(1)	Location of impact on statement of operations
Amortization of defined benefit pension items:
Prior service credits	$(11.9)	$(11.6)	Warehousing, selling and administrative
Tax expense	4.6	4.6	Income tax (benefit) expense

Net of tax	(7.3)	(7.0)
Cash flow hedges:
Interest rate swap contracts	5.9	1.4	Interest expense
Tax benefit	(2.1)	(0.5)	Income tax (benefit) expense

Net of tax	3.8	0.9

Total reclassifications for the period	$(3.5)	$(6.1)

(1)	Amounts in parentheses indicate credits to net loss.

Refer to “Note 8: Employee benefit plans” for additional information regarding the amortization of defined benefit pension items, “Note 16: Derivatives” for cash flow hedging activity and “Note 2: Significant accounting policies” for foreign currency gains and losses relating to intercompany borrowings of a long-term nature that are reflected in currency translation items.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11. Property, plant and equipment, net

Property, plant and equipment, net consisted of the following:

	December 31,
(in millions)	2014	2013
Land and buildings	$784.2	$803.8
Tank farms	212.2	206.5
Machinery, equipment and other	626.3	608.2
Less: Accumulated depreciation	(644.8)	(561.3)

Subtotal	977.9	1,057.2
Work in progress	54.4	39.9

Property, plant and equipment, net	$1,032.3	$1,097.1

During 2013, an impairment charge of $58.0 million was recorded which related to the write-off of capitalized software costs, previously included in work in progress, in connection with the Company’s decision to abandon the implementation of a global enterprise resource planning system.

Capitalized interest on capital projects was $0.5 million, $2.4 million and $4.6 million in the years ended December 31, 2014, 2013 and 2012, respectively.

12. Goodwill and intangible assets

Goodwill

Changes in the carrying amount of goodwill are as follows:

	Year ended December 31,
(in millions)	2014	2013
Net book value at January 1	$1,788.4	$1,883.0
Additions	26.6	35.0
Impairment	—	(73.3)
Purchase price adjustments	—	(12.0)
Foreign exchange	(47.4)	(44.3)

Net book value at December 31	$1,767.6	$1,788.4

Additions to goodwill in 2014 related to the acquisition of D’Altomare Quimica Ltda. (“D’Altomare”) and in 2013 related to the acquisition of Quimicompuestos S.A. de C.V. (“Quimicompuestos”). Impairment of goodwill in 2013 related to the Rest of World reporting unit. The purchase price adjustments in 2013 relate to the Magnablend Holdings, Inc. (“Magnablend”) acquisition. Refer to “Note 17: Business Combinations” for further information. Accumulated impairment losses on goodwill were $250.9 million at January 1, 2013. Accumulated impairment losses on goodwill were $296.6 million and $331.9 million at December 31, 2014 and 2013, respectively.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of the activity in goodwill by segment.

(in millions)	USA	Canada	EMEA	Rest of World	Total
Balance, January 1, 2013	$1,266.0	$570.3	$—	$46.7	$1,883.0
Additions	—	—	—	35.0	35.0
Impairment	—	—	—	(73.3)	(73.3)
Purchase price adjustments	(12.0)	—	—	—	(12.0)
Foreign exchange	—	(35.9)	—	(8.4)	(44.3)

Balance, December 31, 2013	$1,254.0	$534.4	$—	$—	$1,788.4
Additions	—	—	—	26.6	26.6
Foreign exchange	—	(45.7)	—	(1.7)	(47.4)

Balance, December 31, 2014	$1,254.0	$488.7	$—	24.9	$1,767.6

Goodwill is tested for impairment at a reporting unit level using a two-step test. Under the first step of the goodwill impairment test, the Company’s estimate of fair value of each reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test (measurement). Step two of the impairment test, if necessary, would require the identification and estimation of the fair value of the reporting unit’s individual assets, including currently unrecognized intangible assets and liabilities in order to calculate the implied fair value of the reporting unit’s goodwill. Under step two, an impairment loss is recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value.

To determine fair value, the Company relies on two valuation techniques: the income approach and the market approach. The results of these two approaches are given equal weighting in determining the fair value of each reporting unit.

The income approach is a valuation technique used to convert future expected cash flows to a present value. The income approach is dependent on several management assumptions, including estimates of future sales growth, gross margins, operating costs, terminal growth rates, capital expenditures, changes in working capital requirements and the weighted average cost of capital (discount rate). Expected cash flows used under the income approach are developed in conjunction with the Company’s budgeting and forecasting process and are based on the latest five-year projections approved by management. Based on the use of unobservable inputs, as described above, the fair value measurement is classified as Level 3 under the fair-value hierarchy.

The discount rates used in the income approach are an estimate, based in part, on the rate of return that a market participant would expect of each reporting unit. The discount rates are based on short-term interest rates and the yields of long-term corporate and government bonds, as well as the typical capital structure of companies in the industry. The discount rates used for each reporting unit may vary depending on the risk inherent in the cash flow projections, as well as the risk level that would be perceived by a market participant. The discount rates applied to cash flow projections for testing the impairment of goodwill ranged from 10.0% to 10.5% in 2014 and 10.5% to 14.0% in 2013.

A terminal value is included at the end of the projection period used in the discounted cash flow analysis in order to reflect the remaining value that each reporting unit is expected to generate. The terminal value represents the present value subsequent to the last year of the projection period of cash flows into perpetuity. The terminal growth rate is a key assumption used in determining the terminal value as it represents the annual growth of all subsequent cash flows into perpetuity. The terminal growth rate for each reporting unit was 2.5% in the 2014 goodwill impairment tests and 2.5% to 4.0% in the 2013 goodwill impairment tests.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The market approach measures fair value based on prices generated by market transactions involving identical or comparable assets or liabilities. Under the market approach, the Company estimates fair value by applying earnings before interest, taxes, depreciation and amortization (“EBITDA”) market multiples of comparable companies to each reporting unit. Comparable companies are identified based on a review of publicly traded companies in the Company’s line of business. The comparable companies were selected after consideration of several factors, including whether the companies are subject to similar financial and business risks.

As of October 1, 2014, the Company performed its annual impairment review and concluded the fair value substantially exceeded the carrying value for all reporting units with goodwill balances. There were no events or circumstances from the date of the assessment through December 31, 2014 that would affect this conclusion.

On September 1, 2013, the Company determined it was more likely than not that the fair value of the Rest of World reporting unit was less than its carrying amount based on the deterioration in general economic conditions within some of the reporting unit’s significant locations and revised financial projections. As a result, the Company performed step one of the goodwill impairment test for the Reset of World reporting unit as of September 1, 2013. The reporting unit’s carrying value exceeded its fair value in the step one test. Thus, the Company performed step two of the goodwill impairment test in order to calculate the implied fair value of the reporting unit’s goodwill and recorded an impairment charge of $73.3 million.

Subsequent to the Company’s annual testing date of October 1, 2012, the performance of the EMEA reporting unit worsened and the Company determined it was necessary to review the EMEA reporting unit for impairment at December 31, 2012. The Company concluded that an indication of impairment existed at December 31, 2012 as the carrying value of the EMEA reporting unit exceeded fair value. The Company performed step two of the goodwill impairment test in order to calculate the implied fair value of the reporting unit’s goodwill and recorded an impairment charge of $75.0 million in the year ended December 31, 2012.

Determining the fair value of a reporting unit requires judgment and involves the use of significant estimates and assumptions by management. The Company can provide no assurance that a material impairment charge will not occur in a future period. The Company’s estimates of future cash flows may differ from actual cash flows that are subsequently realized due to many factors, including future worldwide economic conditions and the expected benefits of the Company’s initiatives. Any of these potential factors, or other unexpected factors, may cause the Company to re-evaluate the carrying value of goodwill.

Intangible assets, net

The gross carrying amounts and accumulated amortization of the Company’s intangible assets were as follows:

	December 31, 2014			December 31, 2013
(in millions)	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net
Intangible assets (subject to amortization):
Customer relationships	$930.7	$390.8	$539.9	$959.8	$323.0	$636.8
Other	161.6	126.6	35.0	158.6	113.3	45.3

Total intangible assets	$1,092.3	$517.4	$574.9	$1,118.4	$436.3	$682.1

Other intangible assets consist of intellectual property trademarks, trade names, supplier relationships, non-compete agreements and exclusive distribution rights.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The estimated annual amortization expense in each of the next five years is as follows:

(in millions)
2015	$91.4
2016	83.8
2017	74.2
2018	61.7
2019	56.8

13. Other accrued expenses

Other accrued expenses that were greater than five percent of total current liabilities consisted of customer prepayments and deposits, which were $83.2 million and $85.5 million as of December 31, 2014 and 2013, respectively.

14. Debt

Short-term financing

Short-term financing consisted of the following:

	December 31,
(in millions)	2014	2013
Amounts drawn under credit facilities	$32.7	$46.0
Bank overdrafts	28.4	51.5

Total	$61.1	$97.5

The weighted average interest rate on short-term financing was 2.7% and 3.1% as of December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, the Company had approximately $185 million and $150 million, respectively, in outstanding letters of credit and guarantees.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Long-term debt

Long-term debt consisted of the following:

	December 31,
(in millions)	2014	2013
Senior Term Loan Facilities:
Term B Loan due 2017, variable interest rate of 5.00% at December 31, 2014 and 2013	$2,683.2	$2,711.1
Euro Tranche Term Loan due 2017, variable interest rate of 5.25% at December 31, 2014 and 2013	154.6	177.0
Asset Backed Loan (ABL) Facilities:
North American ABL Facility due 2018, variable interest rate of 2.10% and 2.96% at December 31, 2014 and 2013, respectively	266.0	68.5
North American ABL Term Loan due 2016, variable interest rate of 3.51% and 3.50% at December 31, 2014 and 2013, respectively	50.0	100.0
European ABL Facility due 2019 (“Euro ABL due 2019”), variable interest rate of 2.01% at December 31, 2014	36.3	—
European ABL Facility due 2016 (“Euro ABL due 2016”), variable interest rate of 2.67% at December 31, 2013	—	61.6
Senior Subordinated Notes:
Senior Subordinated Notes due 2017, fixed interest rate of 10.50% at December 31, 2014 and 2013	600.0	600.0
Senior Subordinated Notes due 2018, fixed interest rate of 10.50% at December 31, 2014 and 2013	50.0	50.0
Capital lease obligations	2.6	—

Total long-term debt before discount	3,842.7	3,768.2
Less: discount on debt	(22.5)	(31.4)

Total long-term debt	3,820.2	3,736.8
Less: current maturities	(80.7)	(79.7)

Total long-term debt, excluding current maturities	$3,739.5	$3,657.1

Future contractual maturities of the long-term debt at December 31, 2014 are as follows:

(in millions)
2015	80.7
2016	30.3
2017	3,379.4
2018	316.0
2019	36.3

Long-term debt restructurings

On March 24, 2014, certain of the Company’s European subsidiaries (the “Borrowers”) entered into a five year €200 million Euro ABL Credit facility ($275.4 million). The Euro ABL is a revolving credit facility pursuant to which the Borrowers may request loan advances and make loan repayments until the maturity date of

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 22, 2019. Loan advances may be made in multiple currencies. Each loan advance under this facility has a variable interest rate based on the current benchmark rate (IBOR) for that currency plus a credit spread. The credit spread is determined by a pricing grid that is based on average availability of the facility.

Simultaneously with the execution of the Euro ABL due 2019, certain of the Company’s European subsidiaries terminated a €68 million secured asset-based lending credit facility maturing December 31, 2016. As a result of this termination, the Company recognized a loss on extinguishment of $1.2 million in the consolidated statement of operations.

On July 30, 2013, the Company entered into interest rate swap contracts with $2.0 billion in notional value under which the Company will pay a fixed interest rate and receive a variable interest rate related to the Term B Loan. Refer to “Note 16: Derivatives” for more information regarding the interest rate swap.

On March 27, 2013, the Company made a $350.0 million prepayment on the $400.0 million principal balance of the Senior Subordinated Notes due 2018. As a result of this prepayment, the Company wrote off a total of $6.1 million of unamortized deferred financing fees and discount, and paid a $21.0 million prepayment premium, both of which are included in interest expense. The interest rate on the remaining $650.0 million Senior Subordinated Notes was reduced from a 12.00% to a 10.50% per annum fixed rate.

On March 25, 2013, the Company modified its North American ABL Facility to increase the committed amount from $1.1 billion to $1.3 billion and extend the maturity date of the revolving credit lines from November 30, 2015 to March 23, 2018. The North American ABL Facility has a variable interest rate calculated as a function of the current benchmark rate (LIBOR) plus a credit spread. This credit spread is determined by a pricing grid that is based on average combined availability of the facility. As a result of this refinancing, the Company recognized a loss on extinguishment of debt of $2.5 million. In addition, on March 25, 2013, the Company entered into a $100.0 million North American ABL Term Loan which matures on March 25, 2016. The North American ABL Term Loan has a variable interest rate calculated as a function of the current benchmark rate (LIBOR) plus a credit spread.

On February 22, 2013, the Company amended terms of the Term B Loan to borrow an additional $250.0 million on the existing Term B Loan, which is payable in installments of $7.0 million per quarter, with the remaining principal balance due on June 30, 2017. In addition, the Company issued a new Euro-denominated tranche in the amount of €130.0 million ($173.6 million). The Euro Tranche Term Loan has a variable interest rate based on the current benchmark rate (LIBOR) and a credit spread of 3.75%, with a LIBOR floor of 1.50% and is payable in installments of €0.3 million per quarter, with the remaining principal balance due on June 30, 2017. As a result of this refinancing, the Company recognized expenses of $6.2 million for third party and arranger fees in other income (expenses), net in the consolidated statement of operations.

On October 3, 2012, the Company completed an additional refinancing of its Term B Loan to borrow an additional $550.0 million and to amend certain terms, including an increase in the permitted foreign subsidiary debt and additional flexibility for future debt issuances. The Term B Loan has a variable interest rate based on the current benchmark rate London Interbank Offered Rate (“LIBOR”) and a credit spread of 3.50%, with a LIBOR floor of 1.50%. As a result of this refinancing, the Company recognized a loss on extinguishment of $0.5 million and additional expenses of $7.2 million for third party fees in other income (expenses), net in the consolidated statement of operations.

Borrowing availability and assets pledged as collateral

As of December 31, 2014, availability of the entire $1.3 billion in North American ABL Facility credit commitments is determined based on the periodic reporting of available qualifying collateral, as defined in the

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

North American ABL Facility credit agreement. At December 31, 2014 and 2013, $577.4 million and $710.5 million were available under the North American ABL Facility, respectively. An unused line fee of 0.50% was in effect at December 31, 2014 and 2013.

As of December 31, 2014, availability of the entire €200 million Euro ABL due 2019 is determined based on the periodic reporting of available qualifying collateral, as defined in the Euro ABL credit agreement. The Euro ABL due 2019 is secured by the accounts receivable and inventory of the Borrowers and certain additional collateral. At December 31, 2014, $99.2 million was available under the Euro ABL. An unused line fee of 0.50% is in effect at December 31, 2014.

The North American ABL Facility and North American ABL Term Loan are secured by substantially all of the assets of the US and Canadian operating subsidiaries of the Company. The Senior Term Loan Facilities are also secured by substantially all of the assets of the US operating and management subsidiaries. With respect to shared collateral, the North American ABL Facility, North American ABL Term Loan and the Senior Term Loan Facilities are secured by accounts receivable and inventories of the US operating subsidiaries of the Company. The obligations under the North American ABL Facility and North American ABL Term Loan are secured by a first priority lien on such accounts receivable and inventory, and the obligations under the Senior Term Loan Facilities are secured by a second priority lien on such accounts receivable and inventory. Under the North American ABL Facility, Canadian entities secure the obligations of the Canadian borrower. In addition, 65% of the shares of all first-tier foreign subsidiaries owned by the US subsidiaries have been pledged as security to the lenders in respect of all obligations. The Euro ABL is primarily secured by accounts receivable and inventories of the Company’s subsidiaries in Belgium, France, Germany, the Netherlands, Switzerland and United Kingdom.

Assets pledged under the North American ABL Facility, North American ABL Term Loan, Senior Term Loan Facilities and the Euro ABL are as follows:

	December 31,
(in millions)	2014	2013
Cash	$91.1	$32.1
Trade accounts receivable, net	1,054.6	898.9
Inventories	805.7	616.5
Prepaids and other current assets	142.1	95.8
Property, plant and equipment, net	821.9	844.4

Total	$2,915.4	$2,487.7

Debt covenants

The Company’s subsidiaries noted as borrowers and guarantors under the North American ABL Facility and North American ABL Term Loan are subject, under certain limited circumstances, to comply with a fixed charge coverage ratio maintenance covenant. Such covenant is calculated based on the consolidated financial results of the Company. As of December 31, 2014 and 2013, such covenant was not in effect but the Company would have been in compliance if it was then in effect. The Company and its subsidiaries are also subject to a significant number of non-financial covenants in each of the credit facilities and the Senior Subordinated Notes that restrict the operations of the Company and its subsidiaries, including, without limitation, requiring that the net proceeds from certain dispositions and capital market debt issuances must be used as mandatory prepayments and restrictions on the incurrence of financial indebtedness outside of these facilities (including restrictions on secured indebtedness), prepaying subordinated debt, making dividend payments, making certain investments, making certain asset dispositions, certain transactions with affiliates and certain mergers and acquisitions.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. Fair value measurements

The Company classifies its financial instruments according to the fair value hierarchy described in “Note 2: Significant accounting policies.”

Items measured at fair value on a recurring basis

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis:

	Level 2		Level 3
	December 31,		December 31,
(in millions)	2014	2013	2014	2013
Financial current assets:
Forward currency contracts	$0.5	$0.3	$—	$—
Financial noncurrent assets:
Interest rate swap contracts	1.6	2.9	—	—
Financial current liabilities:
Forward currency contracts	0.9	0.7	—	—
Interest rate swap contracts	7.3	7.5	—	—
Financial noncurrent liabilities:
Contingent consideration	—	—	—	1.0

Derivative financial instruments are recorded in the consolidated balance sheets as either an asset or liability at fair value. For derivative contracts with the same counterparty where the Company has a master netting arrangement with the counterparty, the fair value of the asset/liability is presented on a net basis within the consolidated balance sheets. The amounts related to forward currency contracts are presented in the above table on a gross basis. The net amounts included in prepaid and other current assets were $0.1 million and included in other accrued expenses were $0.5 million as of both December 31, 2014 and 2013.

The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles. The fair value of interest rate swaps is determined by estimating the net present value of amounts to be paid under the agreement offset by the net present value of the expected cash inflows based on market rates and associated yield curves. The fair value of the contingent consideration is based on a real options approach, which took into account management’s best estimate of the acquiree’s performance, as well as achievement risk.

The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consists of contingent considerations related to prior acquisitions.

(in millions)	2014	2013
Fair value as of January 1	$1.0	$25.5
Additions	—	0.2
Fair value adjustments	(1.0)	(24.7)

Fair value as of December 31	$—	$1.0

The 2013 additions related to the fair value of the contingent consideration associated with the Company’s acquisition of Quimicompuestos. Refer to “Note 17: Business Combinations” for more information regarding the acquisition.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The fair value adjustments related to the reduction of the contingent consideration liabilities associated with the 2012 Magnablend and 2013 Quimicompuestos acquisitions. The reductions were based on actual 2014 and 2013 financial performances, which resulted in no payouts. The fair value adjustments are recorded within other operating expenses, net in the consolidated statement of operations. Refer to “Note 17: Business Combinations” for more information regarding the acquisitions.

Financial instruments not carried at fair value

The estimated fair market values of financial instruments not carried at fair value in the consolidated balance sheets were as follows:

	December 31, 2014		December 31, 2013
(in millions)	Carrying amount	Fair value	Carrying amount	Fair value
Financial liabilities:
Long-term debt including current portion (Level 2)	$3,820.2	$3,780.4	$3,736.8	$3,767.0

The fair values of the long-term debt, including the current portions, were based on current market quotes for similar borrowings and credit risk adjusted for liquidity, margins, and amortization, as necessary.

Fair value of other financial instruments

The carrying value of cash and cash equivalents, trade accounts receivable, trade accounts payable and short-term financing included in the consolidated balance sheets approximates fair value due to their short-term nature.

16. Derivatives

Interest rate swaps

At December 31, 2014, the Company had interest rate swap contracts in place with a total notional amount of $2.0 billion, whereby a fixed rate of interest (weighted average of 1.64%) is paid and a variable rate of interest (greater of 1.25% or three-month LIBOR) is received on the notional amount.

The objective of the hedging instruments is to offset the variability of cash flows in three-month LIBOR indexed debt interest payments, subject to a 1.50% floor, attributable to changes in the aforementioned benchmark interest rate from September 16, 2013 to June 15, 2017 related to the Term B Loan. Changes in the cash flows of each interest rate swap are expected to be highly effective in offsetting the changes in interest payments on a principal balance equal to the notional amount of the derivative, attributable to the hedged risk. The Company applies hedge accounting related to the interest rate swap contracts and has designated the entire derivative instrument as a cash flow hedge.

As of December 31, 2014, $7.3 million of deferred, net losses on derivative instruments included in accumulated other comprehensive loss are expected to be recognized in earnings during the next 12 months, coinciding with when the hedged items are expected to impact earnings.

The interest rate floor related to the Senior Term Loan Facility (1.50%) is not identical to the interest rate floor of the interest rate swap contracts (1.25%), which may result in hedge ineffectiveness. During the years

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

ended December 31, 2014 and 2013, a $0.2 million gain and a $0.2 million loss related to hedge ineffectiveness was recognized within other income (expense), net within the statement of operations, respectively. Refer to “Note 6: Other income (expense), net” for more information.

The effective portion of the gains and losses related to the interest rate swap contracts are initially recorded in accumulated other comprehensive loss and then reclassified into earnings consistent with the underlying hedged item (interest payments). The fair value of interest rate swaps is recorded either in prepaids and other current assets, other assets, other accrued expenses or other long-term liabilities in the consolidated balance sheets. As of December 31, 2014 and 2013, the current liability of $7.3 million and $7.5 million was included in other accrued expenses, respectively. As of December 31, 2014 and 2013, the noncurrent asset of $1.6 million and $2.9 million was included in other assets, respectively.

During the year ended December 31, 2012, the Company had one interest rate swap contract in place with a notional amount of $500.0 million, whereby a fixed rate of interest (1.781%) was paid and a variable rate of interest (equal to one-month LIBOR) was received on the notional amount. Prior to the debt refinancing on November 30, 2010, hedge accounting was applied as the swap contract hedged the interest rate risk under the Company’s credit facilities. As a result of the debt refinancing, hedge accounting was discontinued on October 1, 2010. The cumulative loss of $13.7 million was amortized to interest expense from accumulated other comprehensive loss over the remaining term of the swap. The interest rate swap expired on December 31, 2012.

Interest rate caps

During 2013 and 2012, the Company had two interest rate caps in place, each with a notional amount of $250.0 million. To the extent the quarterly LIBOR exceeded 2.25%, the Company would have received payment based on the notional amount and the interest rate spread. The Company did not apply hedge accounting for the interest rate caps, which expired on December 31, 2013. The interest rate cap liability was reported in other accrued expenses in the consolidated balance sheets and fair value adjustments were included in other income (expense), net in the statements of operations.

Foreign currency derivatives

The Company uses forward currency contracts to hedge earnings from the effects of foreign exchange relating to certain of the Company’s intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments are not formally designated as hedges by the Company and the terms of these instruments range from one to three months. Forward currency contracts are recorded at fair value in either prepaid expenses and other current assets or other accrued expenses in the consolidated balance sheets, reflecting their short-term nature. The fair value adjustments and gains and losses are included in other income (expense), net within the consolidated statements of operations. Refer to “Note 6: Other income (expense), net” for more information. The total notional amount of undesignated forward currency contracts were $127.4 million and $127.7 million as of December 31, 2014 and 2013, respectively.

17. Business combinations

Year ended December 31, 2014

Acquisition of D’Altomare Quimica Ltda.

On November 3, 2014, the Company completed an acquisition of 100% of the equity interest in D’Altomare, a Brazilian distributor of specialty chemicals and ingredients. This acquisition expands the Company’s geographic footprint and market presence in Brazil and across Latin America. The acquisition purchase price and operating results subsequent to the acquisition date did not have a significant impact on the consolidated financial statements of the Company.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2013

Acquisition of Quimicompuestos

On May 16, 2013, the Company completed an acquisition of 100% of the equity interest in Quimicompuestos, a leading distributor of commodity chemicals in Mexico. The acquisition provides the Company with a strong platform for future growth in Mexico and enables the Company to offer its customers and suppliers the complete end to end value proposition with both specialty chemical and commodity offerings. The final fair values of assets acquired and liabilities assumed for Quimicompuestos are as follows:

(in millions)
Purchase price:
Cash consideration	$92.2
Fair value of contingent consideration	0.2

92.4
Allocation:
Cash and cash equivalents	3.5
Trade accounts receivable	31.2
Inventories	12.9
Prepaid expenses and other current assets	9.0
Property, plant and equipment, net	18.6
Definite lived intangible assets	30.6
Deferred tax assets	0.7
Goodwill	35.0
Trade accounts payable	(25.3)
Accrued compensation and other accrued expenses	(15.0)
Deferred tax liabilities	(8.8)

$92.4

Pursuant to the terms of the purchase agreement, the Company was conditionally obligated to make an earnout payment of $5.0 million based on Quimicompuestos’ performance in 2013. As part of the allocation of the purchase price, the Company recognized $0.2 million in other accrued expenses related to the fair value of Quimicompuestos’ contingent consideration on the date of acquisition. The contingent consideration was recognized at fair value based on a real options approach, which took into account management’s best estimate of Quimicompuestos’ performance in 2013, as well as achievement risk. For the year ended December 31, 2013, Quimicompuestos did not achieve the required performance target, which resulted in no earnout payment.

Costs of $7.5 million directly attributable to the acquisition, consisting of legal and consultancy fees, were expensed as incurred in other operating expenses, net within the consolidated statements of operations.

Substantially all of the goodwill recognized above was attributed to the expected synergies from combining the assets and activities of Quimicompuestos with those of the Company’s Rest of World segment. The goodwill arising on the Quimicompuestos acquisition is not tax-deductible. The intangible assets recognized primarily consisted of customer relationships of $19.9 million, which are being amortized on an accelerated basis over a period of 11 years, and non-compete agreements of $10.0 million, which are being amortized on a straight line basis over a period of 3 years. The weighted average amortization period for intangibles related to the acquisition is 8.2 years.

The consolidated financial statements include the results of Quimicompuestos from the acquisition date. Had the acquisition occurred on January 1, 2012, there would not have been a significant change to the

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Company’s net sales and net loss. Additionally, net sales and net income contributed by Quimicompuestos to the Company post-acquisition were not significant in the year ended December 31, 2013.

Year ended December 31, 2012

Acquisition of Magnablend Holdings, Inc.

On December 11, 2012, the Company completed an acquisition of 100% of the equity interest in Magnablend, a Texas-based provider of custom specialty chemical manufacturing, blending and packaging solutions. The acquisition provides the Company with a strong platform for future growth in the North American oil and gas market.

Summarized financial information

In 2013, the Company finalized its purchase accounting and recorded adjustments related to working capital that were previously provisionally determined. The net impact of these adjustments was a decrease of $12.0 million to goodwill. The final fair values of assets acquired and liabilities assumed for Magnablend are as follows:

(in millions)
Purchase price:
Cash consideration	$491.5
Fair value of contingent consideration	25.5

517.0
Allocation:
Cash and cash equivalents	3.0
Trade accounts receivable	56.8
Inventories	60.0
Prepaid expenses and other current assets	13.0
Deferred tax assets	2.0
Property, plant and equipment	35.7
Other assets	1.6
Definite lived intangible assets	198.2
Goodwill	259.0
Trade accounts payable	(23.4)
Accrued compensation and other accrued expenses	(16.4)
Deferred tax liabilities	(72.5)

$517.0

Pursuant to the terms of the purchase agreement, the Company was conditionally obligated to make an earnout payment of up to $50.0 million based on Magnablend’s performance in 2013 and 2014. As part of the allocation of the purchase price, the Company recognized $25.5 million in other long-term liabilities related to the fair value of Magnablend’s contingent consideration on the date of acquisition. The contingent consideration was recognized at fair value based on a real options approach, which took into account management’s best estimate of Magnablend’s performance in 2013 and 2014, as well as achievement risk.

For the years ended December 31, 2014 and 2013, the liability was re-measured and resulted in a $1.0 million and $24.5 million adjustment, respectively, which was included in other operating expenses, net. The

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

adjustments were attributable to Magnablend not achieving the required 2014 and 2013 performance targets and, therefore, resulted in no earnout payments being made.

Costs of $6.5 million directly attributable to the acquisition, consisting of legal and consultancy fees, were expensed as incurred in other operating expenses, net within the consolidated statements of operations.

Substantially all of the goodwill recognized above was attributed to the expected synergies from combining the assets and activities of Magnablend with those of the Company’s USA segment. The goodwill arising on the Magnablend acquisition is not tax-deductible. The intangible assets recognized were primarily customer relationships of $192.5 million, which are being amortized on an accelerated basis over a period of 13 years. The weighted average amortization period for intangibles related to the acquisition is 12.9 years.

The consolidated financial statements include the results of Magnablend from the acquisition date. Net sales and net loss of Magnablend included in the consolidated statement of operations for the year ended December 31, 2012, were $14.4 million and $4.9 million, respectively.

Supplemental pro forma information (unaudited)

The following table presents summarized pro forma results of the Company had the acquisition date of Magnablend been on January 1, 2012:

(in millions, except per share data)	Year ended December 31, 2012
Net sales	$10,112.5
Net loss	(181.5)
Loss per common share—basic and diluted	$(0.93)

The supplemental pro forma information presents the combined operating results of the Company and the business acquired, adjusted to exclude acquisition-related costs, include the additional depreciation and amortization expense associated with the effect of fair value adjustments recognized, and to include interest expense and amortization of debt issuance costs related to the Company’s borrowings used to fund the acquisition.

18. Commitments and contingencies

Operating lease commitments

Minimum rental commitments at December 31, 2014, under non-cancelable operating leases with lease terms in excess of one year are as follows:

(in millions)	Minimum rental commitments
2015	$73.6
2016	59.9
2017	49.1
2018	38.2
2019	32.7
More than five years	79.3

Total	$332.8

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Rental and lease expense for the years ended December 31, 2014, 2013 and 2012 were $107.4 million, $104.4 million, and $92.7 million, respectively. Rental and lease commitments related to land, buildings and fleet.

Litigation

In the ordinary course of business the Company is subject to pending or threatened claims, lawsuits, regulatory matters and administrative proceedings from time to time. Where appropriate the Company has recorded provisions in the consolidated financial statements for these matters. The liabilities for injuries to persons or property are in some instances covered by liability insurance, subject to various deductibles and self-insured retentions.

The Company is not aware of any claims, lawsuits, regulatory matters or administrative proceedings, pending or threatened, that are likely to have a material effect on its overall financial position, results of operations, or cash flows. However, the Company cannot predict the outcome of any claims or litigation or the potential for future claims or litigation.

The Company is subject to liabilities from claims alleging personal injury from exposure to asbestos. The claims result primarily from an indemnification obligation related to Univar USA Inc.’s 1986 purchase of McKesson Chemical Company from McKesson Corporation (“McKesson”). Univar USA’s obligation to indemnify McKesson for settlements and judgments arising from asbestos claims is the amount which is in excess of applicable insurance coverage, if any, which may be available under McKesson’s historical insurance coverage. Univar USA is also a defendant in a small number of asbestos claims. As of December 31, 2014, there were fewer than 170 asbestos-related claims for which the Company has liability for defense and indemnity pursuant to the indemnification obligation. Historically, the vast majority of the claims against both McKesson and Univar USA have been dismissed without payment. While the Company is unable to predict the outcome of these matters, it does not believe, based upon currently available facts, that the ultimate resolution of any of these matters will have a material effect on its overall financial position, results of operations, or cash flows. However, the Company cannot predict the outcome of any present or future claims or litigation and adverse developments could negatively impact earnings or cash flows in a particular future period.

Environmental

The Company is subject to various federal, state and local environmental laws and regulations that require environmental assessment or remediation efforts (collectively “environmental remediation work”) at approximately 124 locations, some that are now or were previously Company-owned/occupied and some that were never Company-owned/occupied (“non-owned sites”).

The Company’s environmental remediation work at some sites is being conducted pursuant to governmental proceedings or investigations, while the Company, with appropriate state or federal agency oversight and approval, is conducting the environmental remediation work at other sites voluntarily. The Company is currently undergoing remediation efforts or is in the process of active review of the need for potential remediation efforts at approximately 106 current or formerly Company-owned/occupied sites. In addition, the Company may be liable for a share of the clean-up of approximately 18 non-owned sites. These non-owned sites are typically (a) locations of independent waste disposal or recycling operations with alleged or confirmed contaminated soil and/or groundwater to which the Company may have shipped waste products or drums for re-conditioning, or (b) contaminated non-owned sites near historical sites owned or operated by the Company or its predecessors from which contamination is alleged to have arisen.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In determining the appropriate level of environmental reserves, the Company considers several factors such as information obtained from investigatory studies; changes in the scope of remediation; the interpretation, application and enforcement of laws and regulations; changes in the costs of remediation programs; the development of alternative cleanup technologies and methods; and the relative level of the Company’s involvement at various sites for which the Company is allegedly associated. The level of annual expenditures for remedial, monitoring and investigatory activities will change in the future as major components of planned remediation activities are completed and the scope, timing and costs of existing activities are changed. Project lives, and therefore cash flows, range from 2 to 30 years, depending on the specific site and type of remediation project.

Although the Company believes that its reserves are adequate for environmental contingencies, it is possible, due to the uncertainties noted above, that additional reserves could be required in the future that could have a material effect on the overall financial position, results of operations, or cash flows in a particular period. This additional loss or range of losses cannot be recorded at this time, as it is not reasonably estimable.

Changes in total environmental liabilities are as follows:

(in millions)	2014	2013
Environmental liabilities at January 1	$137.0	$146.6
Revised obligation estimates	1.9	4.3
Environmental payments	(17.5)	(14.4)
Foreign exchange and other	(1.1)	0.5

Environmental liabilities at December 31	$120.3	$137.0

Environmental liabilities of $31.1 million and $30.4 million were classified as current in other accrued expenses in the consolidated balance sheets as of December 31, 2014 and 2013, respectively. The long-term portion of environmental liabilities is recorded in other long-term liabilities in the consolidated balance sheets.

The Company manages estimated cash flows by project. These estimates are subject to change if there are modifications to the scope of the remediation plan or if other factors, both external and internal, change the timing of the remediation activities. The Company periodically reviews the status of all existing or potential environmental liabilities and adjusts its accruals based on all available, relevant information. Based on current estimates, the expected payments for environmental remediation for the next five years and thereafter at December 31, 2014 are as follows, with projects for which timing is uncertain included in the 2015 estimated amount of $12.5 million:

(in millions)
2015	$31.1
2016	17.2
2017	12.7
2018	9.9
2019	9.1
Thereafter	42.5

Total	$122.5

Competition

At the end of May 2013, the Autorité de la concurrence, France’s competition authority, fined the Company $19.91 million (€15.18 million) for alleged price fixing. The price fixing was alleged to have occurred prior to 2006. The Company will not appeal the fine which was paid in full during the year ended December 31, 2013.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Customs and International Trade Laws

In April 2012, the US Department of Justice (“DOJ”) issued a civil investigative demand to the Company in connection with an investigation into the Company’s compliance with applicable customs and international trade laws and regulations relating to the importation of saccharin from 2002 through 2012. The Company also became aware in 2010 of an investigation being conducted by US Customs and Border Patrol (“CBP”) into the Company’s importation of saccharin. Finally, the Company learned that a civil plaintiff had, at the same time, sued the Company and two other defendants in a Qui Tam proceeding, such filing having been made under seal, and this plaintiff had requested that the DOJ intervene in its lawsuit.

The US government, through the DOJ, declined to intervene in the Qui Tam proceeding in November 2013 and, as a result, the DOJ’s inquiry related to the Qui Tam lawsuit is now finished. On February 26, 2014, the Qui Tam plaintiff also voluntarily dismissed its lawsuit against the Company.

CBP, however, continues its investigation on the importation of saccharin by the Company’s subsidiary, Univar USA Inc. On July 21, 2014, CBP sent the Company a “Pre-Penalty Notice” indicating the imposition of a penalty against Univar USA Inc. in the amount of approximately $84 million. Univar USA Inc. has responded to CBP that the proposed penalty is not justified and on October 1, 2014, the CBP issued a penalty notice to Univar USA Inc. for $84 million. The Company continues to defend this matter vigorously. Univar USA Inc. has not recorded a liability related to this investigation as the Company believes a loss is not probable.

19. Related party transactions

CD&R and CVC charged the Company a total of $5.9 million, $5.2 million and $5.2 million in the years ended December 31, 2014, 2013 and 2012, respectively, for advisory services provided to the Company pertaining strategic consulting. These amounts were recorded in other operating expenses, net.

A member of the Company’s Board of Directors is also on the Board of Directors of Premera Blue Cross. Premera assists the Company with administering its medical and other health care benefits for employees. Excluding payments related to the medical and employee benefits, the Company incurred expenses of $2.2 million, $2.0 million and $1.9 million during the years ended December 31, 2014, 2013 and 2012, respectively, for the administrative services rendered by Premera. The Company also paid LifeWise, a subsidiary of Premera, $1.1 million, $0.9 million and $0.7 million during the years ended December 31, 2014, 2013, and 2012, respectively, for insurance premiums related to stop loss coverage on these employee benefits. These administrative fees and stop loss insurance premium expenses are included in warehousing, selling and administrative expenses on the statements of operations. The amounts included in the tables below exclude the amounts related to the Company, Premera and its subsidiaries.

The following table summarizes the Company’s sales and purchases with related parties:

	Year ended December 31,
(in millions)	2014	2013	2012
CVC:
Sales to affiliate companies	$9.1	$10.5	$23.1
Purchases from affiliate companies	10.2	19.0	13.3
CD&R:
Sales to affiliate companies	20.9	3.5	11.5
Purchases from affiliate companies	21.6	0.4	0.4
Board of Directors and Executives:
Sales to affiliate companies	16.4	5.2	—
Purchases from affiliate companies	0.5	0.2	—

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s receivables due from and payables due to related parties:

	December 31,
(in millions)	2014	2013
Due from affiliates	$3.9	$1.9
Due to affiliates	1.7	0.7

The Senior Subordinated Notes are held by indirect stockholders of the Company and are therefore considered due to related parties. Refer to “Note 14: Debt” for further information regarding the Senior Subordinated Notes.

20. Segments

Management monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Management evaluates performance on the basis of Adjusted EBITDA. Adjusted EBITDA is defined as consolidated net loss, plus the sum of: interest expense, net of interest income; income tax (benefit) expense; depreciation; amortization; other operating expenses, net; impairment charges; loss on extinguishment of debt; and other income (expense), net.

Transfer prices between operating segments are set on an arms-length basis in a similar manner to transactions with third parties. Corporate operating expenses that directly benefit segments have been allocated to the operating segments. Allocable operating expenses are identified through a review process by management. These costs are allocated to the operating segments on a basis that reasonably approximates the use of services. This is typically measured on a weighted distribution of margin, asset, headcount or time spent.

Other/Eliminations represents the elimination of inter-segment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Financial information for the Company’s segments is as follows:

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Year ended December 31, 2014
Net sales:
External customers	$6,081.4	$1,512.1	$2,230.1	$550.3	$—	$10,373.9
Inter-segment	121.8	10.0	4.5	—	(136.3)	—

Total net sales	6,203.2	1,522.1	2,234.6	550.3	(136.3)	10,373.9
Cost of goods sold (exclusive of depreciation)	5,041.0	1,271.5	1,797.9	469.1	(136.3)	8,443.2

Gross profit	1,162.2	250.6	436.7	81.2	—	1,930.7
Outbound freight and handling	233.3	46.4	75.5	10.3	—	365.5
Warehousing, selling and administrative	490.9	97.4	276.2	53.3	5.7	923.5

Adjusted EBITDA	$438.0	$106.8	$85.0	$17.6	$(5.7)	$641.7

Other operating expenses, net						197.1
Depreciation						133.5
Amortization						96.0
Impairment charges						0.3
Loss on extinguishment of debt						1.2
Interest expense, net						250.6
Other income, net						(1.1)
Income tax benefit						(15.8)

Net loss						$(20.1)

Total assets	$4,130.4	$1,986.5	$1,059.2	$310.8	$(1,410.3)	$6,076.6
Property, plant and equipment, net	621.6	135.8	189.4	25.1	60.4	1,032.3
Capital expenditures	73.1	9.3	24.9	5.1	1.5	113.9

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Year ended December 31, 2013
Net sales:
External customers	$5,964.5	$1,558.7	$2,326.8	$474.6	$—	$10,324.6
Inter-segment	116.5	8.0	4.0	—	(128.5)	—

Total net sales	6,081.0	1,566.7	2,330.8	474.6	(128.5)	10,324.6
Cost of goods sold (exclusive of depreciation)	4,953.4	1,316.6	1,902.9	404.3	(128.5)	8,448.7

Gross profit	1,127.6	250.1	427.9	70.3	—	1,875.9
Outbound freight and handling	201.3	41.6	76.1	7.0	—	326.0
Warehousing, selling and administrative	492.6	102.4	299.3	48.3	9.1	951.7

Adjusted EBITDA	$433.7	$106.1	$52.5	$15.0	$(9.1)	$598.2

Other operating expenses, net						12.0
Depreciation						128.1
Amortization						100.0
Impairment charges						135.6
Loss on extinguishment of debt						2.5
Interest expense, net						294.5
Other expense, net						17.6
Income tax benefit						(9.8)

Net loss						$(82.3)

Total assets	$4,127.2	$1,780.2	$1,441.6	$268.9	$(1,400.9)	$6,217.0
Property, plant and equipment, net	621.9	147.6	226.7	26.0	74.9	1,097.1
Capital expenditures	59.9	15.8	23.8	3.0	38.8	141.3

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Year ended December 31, 2012
Net sales
External customers	$5,659.2	$1,494.4	$2,283.0	$310.5	$—	$9,747.1
Inter-segment	138.2	16.0	4.3	—	(158.5)	—

Total net sales	5,797.4	1,510.4	2,287.3	310.5	(158.5)	9,747.1
Cost of goods sold (exclusive of depreciation)	4,728.7	1,242.0	1,851.1	261.3	(158.5)	7,924.6

Gross profit	1,068.7	268.4	436.2	49.2	—	1,822.5
Outbound freight and handling	186.1	38.1	77.7	6.3	—	308.2
Warehousing, selling and administrative	456.6	103.8	298.8	39.2	8.7	907.1

Adjusted EBITDA	$426.0	$126.5	$59.7	$3.7	$(8.7)	$607.2

Other operating expenses, net						177.7
Depreciation						111.7
Amortization						93.3
Impairment charges						75.8
Loss on extinguishment of debt						0.5
Interest expense, net						268.1
Other expense, net						1.9
Income tax expense						75.6

Net loss						$(197.4)

Total assets	$4,049.6	$1,812.1	$1,446.5	$218.2	$(995.9)	$6,530.5
Property, plant and equipment, net	630.4	153.9	240.3	9.1	119.1	1,152.8
Capital expenditures	35.4	14.7	53.7	1.9	64.4	170.1

Business line information

Over 95% of the Company’s net sales from external customers relate to its industrial chemical business. Other sales to external customers relate to pest control products and equipment related to the pest management industry and services for collecting and arranging for the transportation of hazardous and nonhazardous waste.

Risks and concentrations

No single customer accounted for more than 10% of net sales in any of the years presented.

The Company is exposed to credit loss and loss of liquidity availability if the financial institutions or counterparties issuing us debt securities fail to perform. We minimize exposure to these credit risks by dealing with a diversified group of investment grade financial institutions. We manage credit risk by monitoring the credit ratings and market indicators of credit risk of our lending counterparties. We do not anticipate any nonperformance by any of the counterparties.

The Company has portions of its labor force that are a part of collective bargaining agreements. A work stoppage or other limitation on operations could occur as a result of disputes under existing collective bargaining agreements with labor unions or government based work counsels or in connection with negotiation of new collective bargaining agreements. As of December 31, 2014 and 2013, approximately 26 percent and 29 percent of the Company’s labor force is covered by a collective bargaining agreement, respectively. As of December 31, 2014, approximately 6 percent of the Company’s labor force is covered by a collective bargaining agreement that will expire within one year.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21. Quarterly financial information (unaudited)

The following tables contain selected unaudited statement of operations information for each quarter of the year ended December 31, 2014 and 2013. The tables include all adjustments, consisting only of normal recurring adjustments, that is necessary for fair presentation of the consolidated financial position and operating results for the quarters presented. Our business is affected by seasonality, which historically has resulted in higher sales volume during our second and third quarter.

Unaudited quarterly results for the year ended December 31, 2014 are as follows:

	Year ended December 31, 2014
(in millions, except share and per share data)	March 31	June 30	September 30	December 31[1]
Net sales	$2,516.4	$2,861.4	$2,608.9	$2,387.2
Gross profit	472.4	500.5	493.1	464.7
Income (loss) before income taxes	2.6	29.3	48.0	(115.8)
Income tax expense (benefit)	5.4	9.8	2.2	(33.2)
Net income (loss)	(2.8)	19.5	45.8	(82.6)
Income (loss) per share:
Basic and diluted	$(0.02)	$0.20	$0.46	$(0.83)
Shares used in computation of income (loss) per share:
Basic	99,645,738	99,713,076	99,739,584	99,777,075
Diluted	99,645,738	100,362,747	100,547,841	99,777,075

(1)	Included in the fourth quarter of 2014 was a loss of $117.8 million relating to the annual mark to market adjustment on the defined benefit pension and postretirement plans. Refer to the “Note 8: Employee benefit plans” for further information. Also, included in the fourth quarter of 2014 was a net gain of $18.4 million relating to the release of unrealized tax benefits due to the statute of limitations expiration. Refer to “Note 7: Income taxes” for further information.

Unaudited quarterly results for the year ended December 31, 2013 are as follows:

	Year ended December 31, 2013
(in millions, except share and per share data)	March 31[1]	June 30[2]	September 30[3]	December 31[4]
Net sales	$2,490.5	$2,795.2	$2,619.6	$2,419.3
Gross profit	464.3	483.6	471.2	456.8
Income (loss) before income taxes	(58.5)	(27.0)	(50.3)	43.7
Income tax expense (benefit)	(5.3)	(10.0)	(0.2)	5.7
Net income (loss)	(53.2)	(17.0)	(50.1)	38.0
Income (loss) per share:
Basic and diluted	$(0.54)	$(0.18)	$(0.50)	$0.38
Shares used in computation of income (loss) per share:
Basic	99,279,321	99,279,606	99,248,416	99,391,560
Diluted.	99,279,321	99,279,606	99,248,416	99,472,284

(1)	Included in the first quarter of 2013 within interest expense were $27.1 million of fees associated with the March 2013 early payment on the Subordinated Notes of $350.0 million.
(2)	Included in the second quarter of 2013 was the impairment of a global enterprise resource planning system of $58.0 million. Refer to the “Note 11: Property, plant and equipment, net” for further information.

UNIVAR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)	Included in the third quarter of 2013 was the Rest of World goodwill impairment charge of $73.3 million. Refer to the “Note 12: Goodwill and intangible assets” for further information.
(4)	Included in the fourth quarter of 2013 was a gain of $73.5 million relating to the annual mark to market adjustment on the defined benefit pension and postretirement plans. Refer to the “Note 8: Employee benefit plans” for further information.

22. Subsequent events

The Company has evaluated subsequent events through February 27, 2015, the date that these financial statements were available to be issued.

23. Common stock split

On June 5, 2015, the Company effected a 1.9845 for 1 reverse stock split of its issued common stock. Each stockholder’s percentage ownership and proportional voting power generally remained unchanged as a result of the reverse stock split. All applicable share data, per share amounts and related information in the consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the 1.9845 for 1 reverse stock split.

UNIVAR®

Univar locations and sales
Univar sales
No Univar activity

Chemistry delivered

UNIVAR
Chemistry Delivered

35,000,000 Shares

Univar Inc.

Common Stock

PROSPECTUS

Deutsche Bank Securities

Goldman, Sachs & Co.

BofA Merrill Lynch

Barclays

Credit Suisse

J.P. Morgan

Jefferies

Morgan Stanley

Citigroup

HSBC

Moelis & Company

Wells Fargo Securities

Lazard

SunTrust Robinson Humphrey

William Blair

                , 2015

Through and including the 25th day after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC Registration Fee	$104,156
FINRA Filing Fee	$76,400
Stock Exchange Listing Fee	$125,000
Printing Fees and Expenses	$500,000
Accounting Fees and Expenses	$700,000
Legal Fees and Expenses	$3,000,000
Transfer Agent Fees and Expenses	$4,000
Miscellaneous	$1,490,444

Total	$6,000,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

Univar Inc. is incorporated under the laws of the state of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Our Third Amended and Restated Certificate of Incorporation will contain provisions permitted under Delaware General Corporation Law relating to the liability of directors. These provisions will eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

Our Third Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Third Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. Our Third Amended and Restated Certificate of Incorporation will contain such a provision.

Indemnification Agreements

Prior to the completion of this offering, we will enter into indemnification agreements with our directors and executive officers. The indemnification agreements will provide the directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our Second Amended and Restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

We have entered into indemnification agreements with the Equity Sponsors, pursuant to which we indemnify the Equity Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreement, securities offerings by us and certain other claims and liabilities.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers and our subsidiaries, may, in such capacities, incur.

Underwriting Agreement

The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

In November 2012, we issued 4,862 shares of our common stock to certain former employees upon exercise of vested options at a purchase price of $19.85 per share.

In December 2012, we issued 45,135 shares of our common stock to one of our former employees upon exercise of vested options at a purchase price of $19.85 per share.

In January 2013, we issued 2,535 shares of our common stock to one of our former employees upon exercise of vested options at a purchase price of $19.85 per share.

In August 2014, we issued 3,503 shares of our common stock to one of our former employees upon exercise of vested options at a purchase price of $17.32 per share.

In August 2014, we issued 598 shares of our common stock to one of our former employees upon exercise of vested options at a purchase price of $14.53 per share.

In November 2014, we issued 25,018 shares of our common stock to one of our former employees upon exercise of vested options at a purchase price of $19.85 per share.

In December 2014, we issued 19,558 shares of our common stock to one of our former employees upon exercise of vested options at a purchase price of $18.14 per share.

In February 2015, we issued 9,070 shares of our common stock to one of our former employees upon exercise of vested options at a purchase price of $19.85 per share.

In November 2012, we issued 503,905 restricted shares of our common stock to one of our executive officers with a value of $21.08 per share.

In November 2012, we issued 352,734 restricted shares of our common stock to certain executive officers with a value of $18.54 per share.

On November 11, 2013, we issued 225,548 shares of our common stock to several of our executive officers in exchange for approximately $3.3 million in cash.

On December 13, 2013, we issued 7,559 shares of our common stock to one of our executive officers in exchange for $109,800 in cash.

On February 1, 2014, we issued 50,391 shares of our common stock to one of our executive officers in exchange for $932,000 in cash.

On February 3, 2014, we issued 40,396 shares of our common stock to several of our executive officers in exchange for approximately $750,000 in cash.

On February 10, 2014, we issued 25,195 shares of our common stock to one of our executive officers in exchange for $467,000 in cash.

On March 1, 2014, we issued 25,195 shares of our common stock to one of our executive officers in exchange for $467,000 in cash.

On April 1, 2014, we issued 10,078 shares of our common stock to one of our executive officers in exchange for $225,800 in cash.

On April 11, 2014, we issued 504 shares of our common stock to one of our executive officers in exchange for $11,290 in cash.

On February 18, 2015, we issued 48,174 shares of our common stock to one of our executive officers in exchange for approximately $1 million in cash.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit List

Exhibit Number	Exhibit Description
1.1**	Form of Underwriting Agreement.

3.1**	Form of Third Amended and Restated Certificate of Incorporation to be effective upon completion of the offering

3.2**	Form of Second Amended and Restated Bylaws to be effective upon completion of the offering

4.1**	Form of Common Stock Certificate

4.2**	Indenture, dated as of October 11, 2007, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.3**	First Supplemental Indenture, dated as of October 19, 2007, by and among Univar Inc., UnivarHoldco Inc. and Wells Fargo Bank, National Association, as trustee

4.4**	Second Supplemental Indenture, dated as of September 20, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.5**	Amendment to the Second Supplemental Indenture, dated as of October 8, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.6**	Second Amendment to the Second Supplemental Indenture, dated as of October 28, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.7**	Third Supplemental Indenture, dated as of November 15, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.8**	Fourth Supplemental Indenture, dated as of December 20, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.9**	Fifth Supplemental Indenture, dated as of October 1, 2012, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.10**	Sixth Supplemental Indenture, dated as of February 4, 2013, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.11**	Seventh Supplemental Indenture, dated as of March 27, 2013, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.12**	Indenture, dated as of December 20, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.13**	Supplemental Indenture, dated as of October 1, 2012, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.14**	Second Supplemental Indenture, dated as of February 4, 2013, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.15**	Third Supplemental Indenture, dated as of March 18, 2013, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

Exhibit Number	Exhibit Description
4.16**	Registration Rights Agreement, dated as of December 20, 2010, by and among Univar Inc., the guarantors party thereto, Apollo Investment Corporation, AIE EuroLux S.à.r.l., GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P., GSLP I Offshore Holdings Fund C, L.P., GSLP Onshore Holdings Fund, L.L.C., FS Investment Corporation, GSO COF Facility LLC, Highbridge Principal Strategies—Mezzanine Partners Delaware Subsidiary, LLC, Highbridge Principal Strategies—Institutional Mezzanine Partners Subsidiary, L.P., Highbridge Principal Strategies—Offshore Mezzanine Partners Master Fund, L.P., Highbridge Mezzanine Partners LLC and JPM Mezzanine Capital, LLC

4.17**	Form of Fourth Amended and Restated Stockholders’ Agreement

5.1	Opinion of Debevoise & Plimpton LLP

10.1**	Fourth Amended and Restated Credit Agreement, dated as of February 22, 2013, by and among Univar Inc., as borrower, Bank of America, N.A., as administrative agent, joint lead arranger and joint bookrunner, and Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners

10.2**	Amended and Restated Security Agreement, dated as of October 11, 2007 and amended and restated as of February 28, 2011, by and among Univar Inc., the grantors party thereto and Bank of America, N.A., as collateral agent

10.3**	Supplement No. 1 to the Amended and Restated Security Agreement, dated as of October 31, 2009, by and among the grantors party thereto and Bank of America, N.A., as collateral agent

10.4**	Supplement No. 2 to the Amended and Restated Security Agreement, dated as of February 12, 2013, by and among the grantors party thereto and Bank of America, N.A., as collateral agent

10.5**	Amended and Restated Guarantee, dated as of October 11, 2007, as reaffirmed on September 20, 2010 and further amended and restated as of February 28, 2011, by the guarantors party thereto and Bank of America, N.A., as administrative agent

10.6**	Second Amended and Restated Senior ABL Credit Agreement, dated as of March 25, 2013, by and among Univar Inc., as U.S. parent borrower, the borrowers party thereto, Univar Canada, Ltd., as Canadian borrower, the facility guarantors party thereto, Bank of America, N.A. as U.S. administrative agent, U.S. swingline lender and collateral agent, Bank of America, N.A. (acting through its Canada branch) as Canadian administrative agent, Canadian swingline lender and Canadian letter of credit issuer, the lenders from time to time party thereto, Wells Fargo Capital Finance, LLC, J.P, Morgan Securities LLC and Deutsche Bank Securities Inc. as co-syndication agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance LLC as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC as joint bookrunners, and HSBC Bank USA, N.A., Union Bank, N.A., Morgan Stanley Senior Funding, Inc. and SunTrust Bank, as co-documentation agents

10.7**	ABL Pledge and Security Agreement, dated as of October 11, 2007, by and among Univar Inc., the grantors party thereto and Bank of America, N.A., as collateral agent

10.8**	Supplement No. 1 to the ABL Pledge and Security Agreement, dated as of October 31, 2009, by and among the grantors party thereto and Bank of America, N.A., as collateral agent

10.9**	Supplement No. 2 to the ABL Pledge and Security Agreement, dated as of February 12, 2013, by and among the grantors party thereto and Bank of America, N.A., as collateral agent

10.10**	ABL Patent Security Agreement, dated as of October 11, 2007, by Univar USA Inc. in favor of Bank of America, N.A., in its capacity as collateral agent

Exhibit Number	Exhibit Description
10.11**	ABL Copyright Security Agreement, dated as of October 11, 2007, by Univar USA Inc. in favor of Bank of America, N.A., in its capacity as collateral agent

10.12**	ABL Trademark Security Agreement, dated as of October 11, 2007, by and among ChemPoint.com, Inc., Univar North American Corporation and Univar USA Inc. in favor of Bank of America, N.A., in its capacity as collateral agent

10.13**	Canadian ABL Pledge and Security Agreement, dated as of October 11, 2007, among Univar Canada Ltd., each grantor party thereto and Bank of America, N.A., as collateral agent

10.14**	Intercreditor Agreement, dated as of October 11, 2007, between Bank of America, N.A., in its capacities as administrative agent and collateral agent under the ABL Credit Agreement, and Bank of America, N.A., in its capacities as administrative agent and collateral agent under the Term Credit Agreement

10.15**	Amendment No. 1 to the Intercreditor Agreement, dated as of November 30, 2010, between Bank of America, N.A., in its capacities as administrative agent and collateral agent under the ABL Credit Agreement, and Bank of America, N.A., in its capacities as administrative agent and collateral agent under the Term Credit Agreement

10.16**	European ABL Facility Agreement, dated as of March 24, 2014, by and among Univar B.V., the other borrowers from time to time party thereto, Univar Inc., as guarantor, J.P. Morgan Securities LLC, as sole lead arranger and joint bookrunner, Bank of America, N.A., as joint bookrunner and syndication agent, and J.P. Morgan Europe Limited, as administrative agent and collateral agent

10.17**	Consulting Agreement, dated as of November 30, 2010, by and among Univar Inc., Univar USA Inc. and Clayton, Dubilier & Rice, LLC

10.18**	Implementation and Facilitation Agreement, dated as of November 30, 2010, among Univar, Inc., Univar USA, Inc., CVC European Equity IV (AB) Limited, CVC European Equity IV (CDE) Limited and CVC Europe Equity Tandem GP Limited

10.19**	Monitoring Agreement, dated as of November 30, 2010, among Univar Inc., Univar USA Inc. and CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l.

10.20**	Univar Expense Reimbursement Agreement, dated as of December 31, 2013, by and between Univar N.V. and Univar Inc.

10.21**	Expense Reimbursement Agreement, dated as of December 31, 2013, by and among CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l., Clayton, Dubilier & Rice, LLC, Univar USA Inc. and Univar Inc.

10.22**†	Letter Agreement, dated January 31, 2013, by and among Univar N.V., CD&R Univar Holdings, L.P. and Mark J. Byrne

10.23**†	Employment Agreement, dated as of April 19, 2012, by and between Univar Inc. and J. Erik Fyrwald

10.24**†	Employment Agreement, dated as of December 20, 2012, by and between Univar Inc. and D. Beatty D’Alessandro

10.25**†	Employment Agreement, dated as of April 14, 2008, by and between Univar Inc. and Steven Nielsen

10.26**†	Amendment to Employment Agreement, dated as of April 9, 2009, by and between Univar Inc. and Steven Nielsen

10.27**†	Release, dated as of January 15, 2013, by and between Univar Inc. and Steven Nielsen

10.28**†	Offer Letter and Non-Compete, dated as of February 26, 2013, by and between Univar Inc. and George J. Fuller

Exhibit Number	Exhibit Description
10.29**†	Employment Agreement, effective as of January 18, 2010, by and between Univar Inc. and Edward A. Evans

10.30**†	Release Agreement, dated as of December 31, 2013, by and between Univar Inc. and Edward A. Evans

10.31**†	Univar Inc. Management Incentive Plan

10.32**†	Univar Inc. 2011 Stock Incentive Plan, effective as of March 28, 2011

10.33**†	Amendment No. 1 to the Univar Inc. 2011 Stock Incentive Plan, dated as of November 30, 2012

10.34**†	Form of Employee Stock Option Agreement

10.35**†	Employee Restricted Stock Agreement, dated as of November 30, 2012, by and between Univar Inc. and J. Erik Fyrwald

10.36**†

Amended and Restated Stockholders Agreement, dated as of November 30, 2010, among Ulysses Luxembourg S.ar.l., Ulysses Participation S.ar.l., Parcom Buy Out Fund II B.V., GSMP V Onshore US. Ltd., GSMP V Offshore US. Ltd., GSMP V Institutional US, Ltd., Société Générale Bank & Trust and the other stockholders party thereto.

10.37**†	Univar USA Inc. Supplemental Valued Investment Plan, dated as of July 1, 2010

10.38**†	First Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of February 9, 2011

10.39**†	Second Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of May 2, 2011

10.40**†	Third Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of June 15, 2011

10.41**†	Fourth Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of September 7, 2011

10.42**†	Fifth Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of December 15, 2011

10.43**†	Sixth Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of June 18, 2012

10.44**†	Univar USA Inc. Retirement Plan, dated as of January 1, 2012

10.45**†	Univar USA Inc. Supplemental Benefits Plan, dated as of July 1, 2004

10.46**†	Fourth Amendment to the Univar USA Inc. Supplemental Retirement Plan, dated as of December 6, 2007

10.47**†	Form of Univar Inc. 2015 Omnibus Equity Incentive Plan

10.48**†	Employment Agreement, dated as of December 8, 2014, by and between Univar Inc. and Carl J. Lukach

10.49**†	Release, dated as of December 8, 2014, by and between Univar Inc. and D. Beatty D’Alessandro

10.50**†	Employment Agreement, dated as of November 30, 2012, by and between Univar Inc. and David E. Flitman

10.51**†	Amended and Restated Employment Agreement, dated as of February 1, 2014, by and between Univar Inc. and Mark J. Byrne

10.52**†	Consulting Agreement, dated as of February 1, 2015, by and between Univar Inc. and Mark J. Byrne

10.53**†	Employment Agreement, dated as of January 10, 2011, by and between Univar Europe Limited and David Jukes

Exhibit Number	Exhibit Description
10.54**	Indemnification Agreement, dated as of November 30, 2010, by and among CVC European Equity Partners IV (A) L.P., CVC European Equity Partners IV (B) L.P., CVC European Equity Partners IV (C) L.P., CVC European Equity Partners IV (D) L.P., CVC European Equity Partners IV (E) L.P., CVC European Equity Partners Tandem Fund (A) L.P., CVC European Equity Partners Tandem Fund (B) L.P., CVC European Equity Partners Tandem Fund (C) L.P., CVC European Equity IV (AB) Limited, CVC European Equity IV (CDE) Limited, CVC European Equity Tandem GP Limited, CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l, Univar Inc. and Univar USA Inc.

10.55**	Indemnification Agreement, dated as of November 30, 2010, by and among CD&R Univar Holdings, L.P., Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R Advisor Univar Co-Investor, L.P., CD&R Univar Co-Investor, L.P., CD&R Univar Co-Investor II, L.P., CD&R Univar NEP VIII Co-Investor, LLC, CD&R Univar NEP IX Co-Investor, LLC, Clayton, Dubilier & Rice, LLC, Univar Inc. and Univar USA Inc.

10.56**	Form of Director Indemnification Agreement

10.57**	Form of Termination Agreement by and among Univar Inc., Univar USA Inc. and Clayton, Dubilier & Rice, LLC

10.58**	Form of Termination Agreement by and among Univar, Inc., Univar USA, Inc., CVC European Equity IV (AB) Limited, CVC European Equity IV (CDE) Limited and CVC Europe Equity Tandem GP Limited

10.59**	Form of Termination Agreement by and among Univar, Inc., Univar USA, Inc., and CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l

10.60**†	Employment Agreement, dated as of November 19, 2012, by and between Univar Inc. and Christopher Oversby

10.61**†	First Amendment to Employment Agreement, dated as of August 8, 2013, by and between Univar Inc. and Christopher Oversby

10.62**†	2014 Form of Employee Stock Option Agreement

10.63**†	2014 Form of Employee Restricted Stock Agreement

10.64**	Agreement in Relation to Technical Correction Amendment to the European ABL Facility Agreement, dated as of May 27, 2015, among Univar B.V. and J.P. Morgan Europe Limited, in its capacity as administrative agent.

10.65**	Stock Purchase Agreement dated June 1, 2015, among Univar Inc., Dahila Investments Pte Ltd., and Univar N.V.

21.1**	List of Subsidiaries

23.1**	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1**	Power of Attorney (contained in signature pages to the Registration Statement on Form S-1)

**	Previously filed.
†	Identifies each management compensation plan or arrangement.

(b) Financial Statement Schedules.

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or the information is included in the consolidated financial statements and has not therefore been omitted here.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Univar Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, Illinois, on June 17, 2015.

UNIVAR INC.

By:	/s/ Stephen N. Landsman
Name: Stephen N. Landsman
Title: Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 17, 2015 by the following persons in the capacities indicated.

Signature	Title

* J. Erik Fyrwald	President and Chief Executive Officer (Principal Executive Officer), Director

* Carl J. Lukach	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Jeffrey H. Siegel	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* William S. Stavropoulos	Director

* Richard A. Jalkut	Director

* Richard P. Fox	Director

* George K. Jaquette	Director

* Christopher J. Stadler	Director

* Lars Haegg	Director

* David H. Wasserman	Director

Signature	Title

* Mark J. Byrne	Director

* Stephen D. Newlin	Director

* Christopher D. Pappas	Director

*By:	/s/ Stephen N. Landsman
Stephen N. Landsman
as Attorney-in-Fact

EXHIBIT INDEX

Exhibit List

Exhibit Number	Exhibit Description
1.1**	Form of Underwriting Agreement.

3.1**	Form of Third Amended and Restated Certificate of Incorporation to be effective upon completion of the offering

3.2**	Form of Second Amended and Restated Bylaws to be effective upon completion of the offering

4.1**	Form of Common Stock Certificate

4.2**	Indenture, dated as of October 11, 2007, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.3**	First Supplemental Indenture, dated as of October 19, 2007, by and among Univar Inc., UnivarHoldco Inc. and Wells Fargo Bank, National Association, as trustee

4.4**	Second Supplemental Indenture, dated as of September 20, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.5**	Amendment to the Second Supplemental Indenture, dated as of October 8, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.6**	Second Amendment to the Second Supplemental Indenture, dated as of October 28, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.7**	Third Supplemental Indenture, dated as of November 15, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.8**	Fourth Supplemental Indenture, dated as of December 20, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.9**	Fifth Supplemental Indenture, dated as of October 1, 2012, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.10**	Sixth Supplemental Indenture, dated as of February 4, 2013, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.11**	Seventh Supplemental Indenture, dated as of March 27, 2013, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.12**	Indenture, dated as of December 20, 2010, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.13**	Supplemental Indenture, dated as of October 1, 2012, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.14**	Second Supplemental Indenture, dated as of February 4, 2013, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.15**	Third Supplemental Indenture, dated as of March 18, 2013, by and among Univar Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.16**	Registration Rights Agreement, dated as of December 20, 2010, by and among Univar Inc., the guarantors party thereto, Apollo Investment Corporation, AIE EuroLux S.à.r.l., GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P., GSLP I Offshore Holdings Fund C,

Exhibit Number	Exhibit Description

L.P., GSLP Onshore Holdings Fund, L.L.C., FS Investment Corporation, GSO COF Facility LLC, Highbridge Principal Strategies—Mezzanine Partners Delaware Subsidiary, LLC, Highbridge Principal Strategies—Institutional Mezzanine Partners Subsidiary, L.P., Highbridge Principal Strategies—Offshore Mezzanine Partners Master Fund, L.P., Highbridge Mezzanine Partners LLC and JPM Mezzanine Capital, LLC

4.17**	Form of Fourth Amended and Restated Stockholders’ Agreement

5.1	Opinion of Debevoise & Plimpton LLP

10.1**	Fourth Amended and Restated Credit Agreement, dated as of February 22, 2013, by and among Univar Inc., as borrower, Bank of America, N.A., as administrative agent, joint lead arranger and joint bookrunner, and Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners

10.2**	Amended and Restated Security Agreement, dated as of October 11, 2007 and amended and restated as of February 28, 2011, by and among Univar Inc., the grantors party thereto and Bank of America, N.A., as collateral agent

10.3**	Supplement No. 1 to the Amended and Restated Security Agreement, dated as of October 31, 2009, by and among the grantors party thereto and Bank of America, N.A., as collateral agent

10.4**	Supplement No. 2 to the Amended and Restated Security Agreement, dated as of February 12, 2013, by and among the grantors party thereto and Bank of America, N.A., as collateral agent

10.5**	Amended and Restated Guarantee, dated as of October 11, 2007, as reaffirmed on September 20, 2010 and further amended and restated as of February 28, 2011, by the guarantors party thereto and Bank of America, N.A., as administrative agent

10.6**	Second Amended and Restated Senior ABL Credit Agreement, dated as of March 25, 2013, by and among Univar Inc., as U.S. parent borrower, the borrowers party thereto, Univar Canada, Ltd., as Canadian borrower, the facility guarantors party thereto, Bank of America, N.A. as U.S. administrative agent, U.S. swingline lender and collateral agent, Bank of America, N.A. (acting through its Canada branch) as Canadian administrative agent, Canadian swingline lender and Canadian letter of credit issuer, the lenders from time to time party thereto, Wells Fargo Capital Finance, LLC, J.P, Morgan Securities LLC and Deutsche Bank Securities Inc. as co-syndication agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance LLC as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC as joint bookrunners, and HSBC Bank USA, N.A., Union Bank, N.A., Morgan Stanley Senior Funding, Inc. and SunTrust Bank, as co-documentation agents

10.7**	ABL Pledge and Security Agreement, dated as of October 11, 2007, by and among Univar Inc., the grantors party thereto and Bank of America, N.A., as collateral agent

10.8**	Supplement No. 1 to the ABL Pledge and Security Agreement, dated as of October 31, 2009, by and among the grantors party thereto and Bank of America, N.A., as collateral agent

10.9**	Supplement No. 2 to the ABL Pledge and Security Agreement, dated as of February 12, 2013, by and among the grantors party thereto and Bank of America, N.A., as collateral agent

10.10**	ABL Patent Security Agreement, dated as of October 11, 2007, by Univar USA Inc. in favor of Bank of America, N.A., in its capacity as collateral agent

Exhibit Number	Exhibit Description
10.11**	ABL Copyright Security Agreement, dated as of October 11, 2007, by Univar USA Inc. in favor of Bank of America, N.A., in its capacity as collateral agent

10.12**	ABL Trademark Security Agreement, dated as of October 11, 2007, by and among ChemPoint.com, Inc., Univar North American Corporation and Univar USA Inc. in favor of Bank of America, N.A., in its capacity as collateral agent

10.13**	Canadian ABL Pledge and Security Agreement, dated as of October 11, 2007, among Univar Canada Ltd., each grantor party thereto and Bank of America, N.A., as collateral agent

10.14**	Intercreditor Agreement, dated as of October 11, 2007, between Bank of America, N.A., in its capacities as administrative agent and collateral agent under the ABL Credit Agreement, and Bank of America, N.A., in its capacities as administrative agent and collateral agent under the Term Credit Agreement

10.15**	Amendment No. 1 to the Intercreditor Agreement, dated as of November 30, 2010, between Bank of America, N.A., in its capacities as administrative agent and collateral agent under the ABL Credit Agreement, and Bank of America, N.A., in its capacities as administrative agent and collateral agent under the Term Credit Agreement

10.16**	European ABL Facility Agreement, dated as of March 24, 2014, by and among Univar B.V., the other borrowers from time to time party thereto, Univar Inc., as guarantor, J.P. Morgan Securities LLC, as sole lead arranger and joint bookrunner, Bank of America, N.A., as joint bookrunner and syndication agent, and J.P. Morgan Europe Limited, as administrative agent and collateral agent

10.17**	Consulting Agreement, dated as of November 30, 2010, by and among Univar Inc., Univar USA Inc. and Clayton, Dubilier & Rice, LLC

10.18**	Implementation and Facilitation Agreement, dated as of November 30, 2010, among Univar, Inc., Univar USA, Inc., CVC European Equity IV (AB) Limited, CVC European Equity IV (CDE) Limited and CVC Europe Equity Tandem GP Limited

10.19**	Monitoring Agreement, dated as of November 30, 2010, among Univar Inc., Univar USA Inc. and CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l.

10.20**	Univar Expense Reimbursement Agreement, dated as of December 31, 2013, by and between Univar N.V. and Univar Inc.

10.21**	Expense Reimbursement Agreement, dated as of December 31, 2013, by and among CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l., Clayton, Dubilier & Rice, LLC, Univar USA Inc. and Univar Inc.

10.22**†	Letter Agreement, dated January 31, 2013, by and among Univar N.V., CD&R Univar Holdings, L.P. and Mark J. Byrne

10.23**†	Employment Agreement, dated as of April 19, 2012, by and between Univar Inc. and J. Erik Fyrwald

10.24**†	Employment Agreement, dated as of December 20, 2012, by and between Univar Inc. and D. Beatty D’Alessandro

10.25**†	Employment Agreement, dated as of April 14, 2008, by and between Univar Inc. and Steven Nielsen

10.26**†	Amendment to Employment Agreement, dated as of April 9, 2009, by and between Univar Inc. and Steven Nielsen

10.27**†	Release, dated as of January 15, 2013, by and between Univar Inc. and Steven Nielsen

Exhibit Number	Exhibit Description
10.28**†	Offer Letter and Non-Compete, dated as of February 26, 2013, by and between Univar Inc. and George J. Fuller

10.29**†	Employment Agreement, effective as of January 18, 2010, by and between Univar Inc. and Edward A. Evans

10.30**†	Release Agreement, dated as of December 31, 2013, by and between Univar Inc. and Edward A. Evans

10.31**†	Univar Inc. Management Incentive Plan

10.32**†	Univar Inc. 2011 Stock Incentive Plan, effective as of March 28, 2011

10.33**†	Amendment No. 1 to the Univar Inc. 2011 Stock Incentive Plan, dated as of November 30, 2012

10.34**†	Form of Employee Stock Option Agreement

10.35**†	Employee Restricted Stock Agreement, dated as of November 30, 2012, by and between Univar Inc. and J. Erik Fyrwald

10.36**†	Amended and Restated Stockholders Agreement, dated as of November 30, 2010, among Ulysses Luxembourg S.ar.l., Ulysses Participation S.ar.l., Parcom Buy Out Fund II B.V., GSMP V Onshore US. Ltd., GSMP V Offshore US. Ltd., GSMP V Institutional US, Ltd., Société Générale Bank & Trust and the other stockholders party thereto.

10.37**†	Univar USA Inc. Supplemental Valued Investment Plan, dated as of July 1, 2010

10.38**†	First Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of February 9, 2011

10.39**†	Second Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of May 2, 2011

10.40**†	Third Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of June 15, 2011

10.41**†	Fourth Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of September 7, 2011

10.42**†	Fifth Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of December 15, 2011

10.43**†	Sixth Amendment to the Univar USA Inc. Supplemental Valued Investment Plan, dated as of June 18, 2012

10.44**†	Univar USA Inc. Retirement Plan, dated as of January 1, 2012

10.45**†	Univar USA Inc. Supplemental Benefits Plan, dated as of July 1, 2004

10.46**†	Fourth Amendment to the Univar USA Inc. Supplemental Retirement Plan, dated as of December 6, 2007

10.47**†	Form of Univar Inc. 2015 Omnibus Equity Incentive Plan

10.48**†	Employment Agreement, dated as of December 8, 2014, by and between Univar Inc. and Carl J. Lukach

10.49**†	Release, dated as of December 8, 2014, by and between Univar Inc. and D. Beatty D’Alessandro

10.50**†	Employment Agreement, dated as of November 30, 2012, by and between Univar Inc. and David E. Flitman

10.51**†	Amended and Restated Employment Agreement, dated as of February 1, 2014, by and between Univar Inc. and Mark J. Byrne

10.52**†	Consulting Agreement, dated as of February 1, 2015, by and between Univar Inc. and Mark J. Byrne

Exhibit Number	Exhibit Description
10.53**†	Employment Agreement, dated as of January 10, 2011, by and between Univar Europe Limited and David Jukes

10.54**	Indemnification Agreement, dated as of November 30, 2010, by and among CVC European Equity Partners IV (A) L.P., CVC European Equity Partners IV (B) L.P., CVC European Equity Partners IV (C) L.P., CVC European Equity Partners IV (D) L.P., CVC European Equity Partners IV (E) L.P., CVC European Equity Partners Tandem Fund (A) L.P., CVC European Equity Partners Tandem Fund (B) L.P., CVC European Equity Partners Tandem Fund (C) L.P., CVC European Equity IV (AB) Limited, CVC European Equity IV (CDE) Limited, CVC European Equity Tandem GP Limited, CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l, Univar Inc. and Univar USA Inc.

10.55**	Indemnification Agreement, dated as of November 30, 2010, by and among CD&R Univar Holdings, L.P., Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R Advisor Univar Co-Investor, L.P., CD&R Univar Co-Investor, L.P., CD&R Univar Co-Investor II, L.P., CD&R Univar NEP VIII Co-Investor, LLC, CD&R Univar NEP IX Co-Investor, LLC, Clayton, Dubilier & Rice, LLC, Univar Inc. and Univar USA Inc.

10.56**	Form of Director Indemnification Agreement

10.57**	Form of Termination Agreement by and among Univar Inc., Univar USA Inc. and Clayton, Dubilier & Rice, LLC

10.58**	Form of Termination Agreement by and among Univar, Inc., Univar USA, Inc., CVC European Equity IV (AB) Limited, CVC European Equity IV (CDE) Limited and CVC Europe Equity Tandem GP Limited

10.59**	Form of Termination Agreement by and among Univar, Inc., Univar USA, Inc., and CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l

10.60**†	Employment Agreement, dated as of November 19, 2012, by and between Univar Inc. and Christopher Oversby

10.61**†	First Amendment to Employment Agreement, dated as of August 8, 2013, by and between Univar Inc. and Christopher Oversby

10.62**†	2014 Form of Employee Stock Option Agreement

10.63**†	2014 Form of Employee Restricted Stock Agreement

10.64**	Agreement in Relation to Technical Correction Amendment to the European ABL Facility Agreement, dated as of May 27, 2015, among Univar B.V. and J.P. Morgan Europe Limited, in its capacity as administrative agent.

10.65**	Stock Purchase Agreement dated June 1, 2015, among Univar Inc., Dahila Investments Pte Ltd., and Univar N.V.

21.1**	List of Subsidiaries

23.1**	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1**	Power of Attorney (contained in signature pages to the Registration Statement on Form S-1)

**	Previously filed.
†	Identifies each management compensation plan or arrangement.